Exhibit 1.1

Execution Version

FIFTH AMENDMENT TO CREDIT AGREEMENT

This FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of July 29, 2026 and effective as of the Amendment No. 5 Effective Date (as defined below), is made by and among BALLY’S CORPORATION, a Delaware corporation (“Borrower”), the guarantors (the “Guarantors”, and together with Borrower, the “Credit Parties”) party to the Existing Credit Agreement (as hereinafter defined), the Lenders party hereto (constituting the Required Lenders, the Required Revolving Lenders and the Required Tranche Lenders with respect to the Amendment No. 3 Revolving Facility) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) under the Existing Credit Agreement.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of October 1, 2021 (as amended, supplemented or modified by that certain First Amendment to Credit Agreement, dated as of June 23, 2023, that certain Second Amendment to Credit Agreement, dated as of May 14, 2025, that certain Third Amendment to Credit Agreement, dated as of September 11, 2025, that certain Incremental Joinder Agreement, dated as of September 29, 2025, that certain Fourth Amendment to Credit Agreement, dated as of May 5, 2026, that certain Conditional Waiver to Credit Agreement, dated as of May 15, 2026 (the “May 2026 Conditional Waiver”), and as further amended, restated, amended and restated, replaced, supplemented, or otherwise modified prior to giving effect to the amendments contemplated by this Amendment, the “Existing Credit Agreement” and the Existing Credit Agreement, as amended by this Amendment and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Amended Credit Agreement”), by and among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent, the Collateral Agent and the other parties from time to time party thereto;

WHEREAS, pursuant to the May 2026 Conditional Waiver, Borrower agreed to amend the Existing Credit Agreement in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders to incorporate those provisions of the negative covenants set forth in Article X of the Term Loan Credit Agreement, dated as of February 11, 2026 (the “Ares Credit Agreement”), among Borrower, the Guarantors party thereto, the lenders party thereto and Ares Agent Services, L.P., as administrative agent and collateral agent (including any related defined terms) to the extent any basket, threshold or carve-out thereunder is more restrictive than the corresponding term in the Existing Credit Agreement (the “Ares Credit Agreement Conforming Amendment Requirement”);

WHEREAS, Borrower, the Required Lenders, Administrative Agent and Collateral Agent desire to amend the Existing Credit Agreement on the terms and conditions set forth herein in order to satisfy the Ares Credit Agreement Conforming Amendment Requirement.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the following shall be effective:

ARTICLE 1

DEFINITIONS

SECTION 1.1  Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Amendment (including in the Recitals and the introductory paragraph above) shall have the meanings given in the Amended Credit Agreement, and the rules of construction set forth in the Amended Credit Agreement shall apply to this Amendment.

ARTICLE 2

AMENDMENTS TO EXISTING CREDIT AGREEMENT

SECTION 2.1  Amendments to Existing Credit Agreement. Effective on the Amendment No. 5 Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto.

SECTION 2.2  Amendment to Exhibits to Existing Credit Agreement. Effective on the Amendment No. 5 Effective Date, Exhibit U (Form of Compliance Certificate) to the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of Exhibit B attached hereto.

SECTION 2.3  Consent to Amendments to Existing Credit Agreement. Each of the Lenders party hereto (constituting the Required Lenders, the Required Revolving Lenders and the Required Tranche Lenders with respect to the Amendment No. 3 Revolving Facility) hereby irrevocably (a) consents to the amendments to the Existing Credit Agreement set forth in this Amendment and the Amended Credit Agreement, (b) agrees that this Amendment satisfies the Ares Credit Agreement Conforming Amendment Requirement in the May 2026 Conditional Waiver and (c) agrees that this Amendment supersedes and replaces Sections 2.1(b)(3) and (6) of the May 2026 Conditional Waiver, which shall be of no further force or effect and shall not be required to be satisfied during the term of the “Covenant Waiver Period” (as defined in the May 2026 Conditional Waiver).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents for itself and on behalf of its Restricted Subsidiaries and warrants to the Administrative Agent, the Collateral Agent and the Lenders party hereto, on and as of the Amendment No. 5 Effective Date, that:

SECTION 3.1  Corporate Existence. Borrower and each Restricted Subsidiary (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization; (ii)(A) has all requisite corporate or other power and authority, and (B) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing (to the extent applicable) in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (ii)(B) and (iii) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.2  Action; Enforceability. Borrower and each Restricted Subsidiary has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under this Amendment and to consummate the transactions herein contemplated; the execution, delivery and performance by Borrower and each Restricted Subsidiary of this Amendment and the consummation of the transactions herein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Amendment has been duly and validly executed and delivered by each Credit Party and constitutes its legal, valid and binding obligation, enforceable against each Credit Party, as applicable, in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.3  No Breach; No Default.

(a) None of the execution, delivery and performance by any Credit Party of this Amendment nor the consummation of the transactions herein contemplated do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (x) any Organizational Document of any Credit Party or (y) any applicable Requirement of Law (including, without limitation, any Gaming/Racing Law) or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party or result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to (i)(y), (i)(z), (ii) or (iii) which would not reasonably be expected to result in a Material Adverse Effect; and

(b) No Default or Event of Default has occurred and is continuing.

SECTION 3.4  Representations and Warranties. Its representations and warranties as set forth in Article VIII of the Existing Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such dates.

ARTICLE 4

CONDITIONS PRECEDENT TO THE AMENDMENT NO. 5 EFFECTIVE DATE

This Amendment shall become effective and binding on each party hereto on the date (the “Amendment No. 5 Effective Date”) on which each of the following conditions is satisfied or waived:

SECTION 4.1  Execution of Counterparts. The Administrative Agent shall have received executed counterparts of this Amendment from each Credit Party, the Lenders constituting the Required Lenders, the Required Revolving Lenders and the Required Tranche Lenders with respect to the Amendment No. 3 Revolving Facility, the Administrative Agent and the Collateral Agent.

SECTION 4.2  No Default or Event of Default; Representations and Warranties True. Both immediately prior to this Amendment and also after giving effect to this Amendment:

(a) no Default or Event of Default shall have occurred and be continuing; and

(b) each of the representations and warranties made by the Credit Parties in Article VIII of the Existing Credit Agreement, Article 3 hereof and in the other Credit Documents shall be true and correct in all material respects on and as of the Amendment No. 5 Effective Date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as of such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date).

SECTION 4.3  Officer’s Certificate (a). The Administrative Agent shall have received an Officer’s Certificate of the Borrower, dated the Amendment No. 5 Effective Date, certifying that the conditions set forth in Section 4.2 hereof have been satisfied.

SECTION 4.4  Approvals of Gaming/Racing Authorities. Borrower shall have received all necessary approvals from Gaming/Racing Authorities for the effectiveness of the Amended Credit Agreement and shall have delivered written notice to the Administrative Agent confirming that all such approvals have been received.

SECTION 4.5  Fees and Expenses. The Administrative Agent shall have received all fees and expenses required to be paid by the Borrower for which reasonably detailed invoices have been presented (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP), on or before the Amendment No. 5 Effective Date, but in no event less than two (2) Business Days prior to Amendment No. 5 Effective Date unless otherwise agreed to by Borrower.

ARTICLE 5

VALIDITY OF OBLIGATIONS AND LIENS

SECTION 5.1  Reaffirmation. Each of the Credit Parties party hereto (a) acknowledges and agrees that all of such Credit Party’s obligations under the Security Documents and the other Credit Documents (as amended hereby) to which it is a party are reaffirmed and remain in full force and effect on a continuous basis as amended by this Amendment, (b) reaffirms each lien and security interest granted by it to the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations (as amended by this Amendment) and the guaranties of the Guaranteed Obligations (as amended by this Amendment) made by it pursuant to the Existing Credit Agreement, and (c) acknowledges and agrees that the grants of liens and security interests by, and the guaranties of, the Credit Parties contained in the Existing Credit Agreement and the Security Documents are, and shall remain, in full force and effect, and continue to secure the Secured Obligations (as amended by this Amendment) and guaranty the Guaranteed Obligations (as amended by this Amendment), after giving effect to this Amendment and the transactions contemplated hereby and thereby.

ARTICLE 6

MISCELLANEOUS

SECTION 6.1  Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered in accordance with Section 13.04 of the Amended Credit Agreement.

SECTION 6.2  Entire Agreement. This Amendment, the Amended Credit Agreement and the other Credit Documents, constitute the entire agreement among the parties to the Existing Credit Agreement with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

SECTION 6.3  GOVERNING LAW. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

SECTION 6.4  SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. SECTIONS 13.09(b), 13.09(c), 13.09(d), AND 13.09(e) OF THE AMENDED CREDIT AGREEMENT SHALL APPLY TO THIS AMENDMENT MUTATIS MUTANDIS.

SECTION 6.5  No Advisory or Fiduciary Responsibility. Section 13.17 of the Amended Credit Agreement shall apply to this Amendment mutatis mutandis.

SECTION 6.6  Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Amendment.

SECTION 6.7  Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission (including portable document format (“.pdf”) or similar format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include an electronic symbol or process attached to a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

SECTION 6.8  Credit Document. This Amendment shall constitute a “Credit Document” as defined in the Amended Credit Agreement.

SECTION 6.9  No Novation. This Amendment shall not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the priority of any Credit Document (as defined in the Existing Credit Agreement) or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or the instruments, documents and agreements securing the same, which shall remain in full force and effect. Nothing in this Amendment shall be construed as a release or other discharge of Borrower or any Guarantor from any of its obligations and liabilities under the Existing Credit Agreement or the other Credit Documents (as defined in the Existing Credit Agreement).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BALLY’S CORPORATION

By:	/s/ George Papanier
	Name:	George Papanier
	Title:	President

Address for Notices for Borrower and each Subsidiary Guarantor:

Bally’s Corporation
100 Twin River Road

Lincoln, Rhode Island 02865
Attention: General Counsel
Facsimile No.: (401) 727-4770

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

SUBSIDIARY GUARANTORS:

AZTAR INDIANA GAMING COMPANY, LLC, an Indiana limited liability company

BALLY’S-GALAXY ACQUISITION CORP., a Delaware corporation

BALLY’S INTERACTIVE, LLC, a Delaware limited liability company

BALLY’S KANSAS CITY, LLC, a Missouri limited liability company

BALLY’S MANAGEMENT GROUP, LLC, a Delaware limited liability company

BALLY’S PENNSYLVANIA, LLC, a Delaware limited liability company

BETWORKS (US) LLC, a Nevada limited liability company

DOVER DOWNS, LLC, a Delaware limited liability company

FANTASY DRAFT, LLC, a Delaware limited liability company

FANTASY SPORTS SHARK, LLC, a Delaware limited liability company

INTERSTATE RACING ASSOCIATION, LLC., a Colorado limited liability company

MB DEVELOPMENT, LLC, a Nevada limited liability company

MILE HIGH USA, LLC, a Delaware limited liability company

PREMIER ENTERTAINMENT BILOXI LLC, a Delaware limited liability company

PREMIER ENTERTAINMENT BLACK HAWK, LLC, a Colorado limited liability company

PREMIER ENTERTAINMENT FINANCE CORP., a Delaware corporation

PREMIER ENTERTAINMENT III, LLC, a Delaware limited liability company

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Senior VP and Secretary

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

PREMIER ENTERTAINMENT LOUISIANA I, LLC, a Delaware limited liability company

PREMIER ENTERTAINMENT SHREVEPORT, LLC, a Louisiana limited liability company

PREMIER ENTERTAINMENT TAHOE, LLC, a Nevada limited liability company

PREMIER ENTERTAINMENT VICKSBURG, LLC, a Delaware limited liability company

RACING ASSOCIATES OF COLORADO, LTD., a Colorado limited partnership

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Senior VP and Secretary

ROCK ISLAND FOODSERVICE, LLC, an Illinois limited liability company

TELESCOPE DIGITAL INC., a Delaware corporation

THE ROCK ISLAND BOATWORKS, LLC, an Illinois limited liability company

By:	/s/ George Papanier
Name:	George Papanier
Title:	President and CEO

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

CQ LOTTERY LLC, a Delaware limited liability company

PREMIER ENTERTAINMENT AC, LLC, a New Jersey limited liability company

THE QUEEN CASINO & ENTERTAINMENT, LLC, a Delaware limited liability company

TROPICANA LAS VEGAS HOTEL AND CASINO, INC., a Delaware corporation

TROPICANA LAS VEGAS INTERMEDIATE HOLDINGS INC., a Delaware corporation

TROPICANA LAS VEGAS, INC., a Nevada corporation

LOUISIANA CASINO CRUISES, LLC, a Louisiana limited liability company

CASINO QUEEN, LLC, an Illinois limited liability company

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Secretary

TWIN RIVER-TIVERTON, LLC, a Delaware limited liability company

UTGR, LLC, a Delaware limited liability company

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	President

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

BALLY’S INTERACTIVE MARYLAND, LLC, a Delaware limited liability company

Bally’s Interactive (Stadium) LLC, a Delaware limited liability company

Bally’s Media, LLC, a Delaware limited liability company

Bally’s Star Holdings, LLC, a Delaware limited liability company

PE Sub Holdings, LLC, a Delaware limited liability company

PE Sub Intermediate Holdings, LLC, a Delaware limited liability company

PREMIER ENTERTAINMENT PARENT, LLC, a Delaware limited liability company

PREMIER ENTERTAINMENT SUB, LLC, a Delaware limited liability company

By:	/s/ George Papanier
Name:	George Papanier
Title:	Manager

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Manager

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

THE SHOPS AT TROPICANA LAS VEGAS, LLC, a Nevada limited liability company

By:	/s/ George Papanier
Name:	George Papanier
Title:	Director

GAMESYS US LLC, a Delaware limited liability company

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Manager

BALLY’S CHICAGO OPERATING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Liz Hutton
Name:	Liz Hutton
Title:	Authorized Signatory

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

GAMESYS DATA ANALYTICS LIMITED, a private limited company incorporated in England and Wales

BALLY’S CANADA INC., an Ontario corporation

By:	/s/ Liz Hutton
Name:	Liz Hutton
Title:	Secretary

SPORTSOFT SOLUTIONS INC., a British Columbia corporation

By:	/s/ Liz Hutton
Name:	Liz Hutton
Title:	Secretary

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

Executed as a deed by GYPS FULVUS LIMITED, acting by a director in the presence of	....................................... Adam Craig, Director .......................................

Witness	Signature	/s/ Adam Craig
	Name	Adam Craig
	Address	4.2 Waterport Place Gibraltar GX11 1AA
	Occupation	SVP International Tax and Strategy

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Philip Tancorra
Name:	Philip Tancorra
Title:	Director

By:	/s/ Craig Cheverko
Name:	Craig Cheverko
Title:	Vice President

Address for Notices:

Deutsche Bank AG New York Branch

One Columbus Circle
New York, NY 10019
Attn: Danielle Crihfield
Telephone No.: (904) 645-1353
Email: danielle.crihfield@db.com

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Philip Tancorra
Name:	Philip Tancorra
Title:	Director

By:	/s/ Craig Cheverko
Name:	Craig Cheverko
Title:	Vice President

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Roopa Chandra
Name:	Roopa Chandra
Title:	Authorized Signatory

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Charlene Saldanha
Name:	Charlene Saldanha
Title:	Director

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ David W. Stack
Name:	David W. Stack
Title:	Senoir Vice President

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

CAPITAL ONE, N.A., as a Lender

By:	/s/ Eric Purzycki
Name:	Eric Purzycki
Title:	Duly Authorized Signatory

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Katherine Phifer
Name:	Katherine Phifer
Title:	Executive Director

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

JEFFERIES FINANCE LLC, as a Lender

By:	/s/ J R Young
Name:	J R Young
Title:	Managing Director

[Signature Page to Bally’s Fifth Amendment to Credit Agreement]

Exhibit A

Amended Credit Agreement

[attached]

CONFORMED FOR AMENDMENT NO. 45

CREDIT AGREEMENT

Dated as of October 1, 2021

(as amended by the First Amendment to Credit Agreement,

dated as of June 23, 2023, by the Second Amendment to Credit Agreement, dated as of May 14, 2025, by the Third Amendment to Credit Agreement, dated as of September 11, 2025, ~~and~~ by the Fourth Amendment to Credit Agreement, dated as of May 5, 2026 and by the Fifth Amendment to Credit Agreement, dated as of July 29, 2026)

among

BALLY’S CORPORATION,

as Borrower,

THE FOREIGN SUBSIDIARY BORROWERS PARTY HERETO,

THE SUBSIDIARIES OF BORROWER PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

THE L/C LENDERS PARTY HERETO,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and as Collateral Agent,

and

GOLDMAN SACHS BANK USA, DEUTSCHE BANK SECURITIES INC., BARCLAYS BANK PLC, CITIZENS BANK, N.A., TRUIST SECURITIES, INC., CAPITAL ONE, N.A., FIFTH THIRD BANK, NATIONAL ASSOCIATION and WELLS FARGO SECURITIES, LLC,

as Lead Arrangers and Bookrunners with respect to the Term B-1 Facility

and

DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, BARCLAYS BANK PLC, CITIZENS BANK, N.A., TRUIST SECURITIES, INC., CAPITAL ONE, N.A., FIFTH THIRD BANK, NATIONAL ASSOCIATION and WELLS FARGO SECURITIES, LLC,

as Lead Arrangers and Bookrunners with respect to the Closing Date Revolving Facility

TABLE OF CONTENTS

Page

ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Accounting Terms and Determinations	~~82~~84
SECTION 1.03.	Classes and Types of Loans	~~83~~85
SECTION 1.04.	Rules of Construction.	~~83~~85
SECTION 1.05.	Pro Forma Calculations	~~84~~86
SECTION 1.06.	Letter of Credit Amounts	~~85~~88
SECTION 1.07.	Limited Condition Transactions	~~85~~88
SECTION 1.08.	Ratio Calculations; Negative Covenant Reclassification	~~86~~89
SECTION 1.09.	Exchange Rates; Currency Equivalents	~~87~~90

ARTICLE II.

CREDITS

SECTION 2.01.	Loans.	~~88~~90
SECTION 2.02.	Borrowings	~~91~~94
SECTION 2.03.	Letters of Credit.	~~92~~94
SECTION 2.04.	Termination and Reductions of Commitment.	~~100~~102
SECTION 2.05.	Fees.	~~101~~104
SECTION 2.06.	Lending Offices	~~102~~105
SECTION 2.07.	Several Obligations of Lenders	~~102~~105
SECTION 2.08.	Notes; Register.	~~102~~105
SECTION 2.09.	Optional Prepayments and Conversions or Continuations of Loans.	~~103~~106
SECTION 2.10.	Mandatory Prepayments.	~~103~~107
SECTION 2.11.	Replacement of Lenders.	~~109~~111
SECTION 2.12.	Incremental Loan Commitments.	~~110~~112
SECTION 2.13.	Extensions of Loans and Commitments.	~~114~~115
SECTION 2.14.	Defaulting Lender Provisions.	~~117~~117
SECTION 2.15.	Refinancing Amendments.	~~119~~119
SECTION 2.16.	Cash Collateral.	~~121~~121
SECTION 2.17.	Designation of Foreign Subsidiary Borrowers	~~122~~122

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01.	Repayment of Loans.	~~123~~123
SECTION 3.02.	Interest.	~~123~~123

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01.	Payments.	~~124~~124
SECTION 4.02.	Pro Rata Treatment	~~125~~125
SECTION 4.03.	Computations	~~126~~125
SECTION 4.04.	Minimum Amounts	~~126~~126

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SECTION 4.05.	Certain Notices	~~126~~126
SECTION 4.06.	Non-Receipt of Funds by Administrative Agent	~~127~~127
SECTION 4.07.	Right of Setoff, Sharing of Payments; Etc.	~~128~~128

ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01.	Increased Costs.	~~129~~128
SECTION 5.02.	Inability To Determine Interest Rate	~~130~~130
SECTION 5.03.	Illegality	~~131~~130
SECTION 5.04.	Treatment of Affected Loans	~~131~~130
SECTION 5.05.	Compensation.	~~131~~131
SECTION 5.06.	Net Payments.	~~132~~131
SECTION 5.07.	Benchmark Replacement Setting	~~135~~134

ARTICLE VI.

GUARANTEES

SECTION 6.01.	The Guarantees	~~138~~136
SECTION 6.02.	Obligations Unconditional	~~139~~137
SECTION 6.03.	Reinstatement	~~141~~139
SECTION 6.04.	Subrogation; Subordination	~~141~~139
SECTION 6.05.	Remedies	~~141~~139
SECTION 6.06.	Continuing Guarantee	~~141~~139
SECTION 6.07.	General Limitation on Guarantee Obligations	~~141~~139
SECTION 6.08.	Release of Guarantors	~~142~~140
SECTION 6.09.	Keepwell	~~142~~140
SECTION 6.10.	Right of Contribution	~~142~~140

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01.	Conditions to Initial Extensions of Credit.	~~143~~141
SECTION 7.02.	Conditions to All Extensions of Credit	~~146~~143

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

SECTION 8.01.	Corporate Existence; Compliance with Law	~~147~~144
SECTION 8.02.	Financial Condition; Etc	~~147~~144
SECTION 8.03.	Litigation	~~147~~145
SECTION 8.04.	No Breach; No Default.	~~148~~145
SECTION 8.05.	Action	~~148~~145
SECTION 8.06.	Approvals	~~148~~146
SECTION 8.07.	ERISA, Foreign Employee Benefit Matters and Labor Matters	~~149~~146
SECTION 8.08.	Taxes	~~149~~147
SECTION 8.09.	Investment Company Act.	~~150~~147
SECTION 8.10.	Environmental Matters	~~150~~147
SECTION 8.11.	Use of Proceeds.	~~150~~148
SECTION 8.12.	Subsidiaries.	~~151~~148
SECTION 8.13.	Ownership of Property; Liens	~~151~~149

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Page

SECTION 8.14.	Security Interest; Etc	~~151~~149
SECTION 8.15.	Licenses and Permits	~~152~~150
SECTION 8.16.	Disclosure	~~152~~150
SECTION 8.17.	Solvency	~~153~~150
SECTION 8.18.	Senior Obligations	~~153~~150
SECTION 8.19.	Intellectual Property	~~153~~150
SECTION 8.20.	Gaming/Racing Agreements	~~153~~151
SECTION 8.21.	[Reserved]	~~153~~151
SECTION 8.22.	Insurance	~~153~~151
SECTION 8.23.	Real Estate.	~~154~~151
SECTION 8.24.	Leases.	~~154~~151
SECTION 8.25.	Mortgaged Real Property	~~154~~152
SECTION 8.26.	Material Adverse Effect	~~155~~152
SECTION 8.27.	Anti-Corruption Laws and Sanctions	~~155~~153

ARTICLE IX.

AFFIRMATIVE COVENANTS

SECTION 9.01.	Existence; Business Properties.	~~155~~153
SECTION 9.02.	Insurance.	~~156~~154
SECTION 9.03.	Taxes; Performance of Obligations	~~157~~155
SECTION 9.04.	Financial Statements, Etc	~~157~~155
SECTION 9.05.	Maintaining Records; Access to Properties and Inspections	~~161~~158
SECTION 9.06.	Use of Proceeds	~~161~~158
SECTION 9.07.	Compliance with Environmental Law	~~161~~158
SECTION 9.08.	Pledge or Mortgage of Real Property and Vessels.	~~162~~159
SECTION 9.09.	Security Interests; Further Assurances	~~166~~163
SECTION 9.10.	Gaming/Racing Agreements	~~166~~164
SECTION 9.11.	Additional Credit Parties	~~167~~164
SECTION 9.12.	Limitation on Designations of Unrestricted Subsidiaries.	~~168~~165
SECTION 9.13.	Limitation on Designation of Immaterial Subsidiaries.	~~169~~167
SECTION 9.14.	Ratings	~~170~~167
SECTION 9.15.	Post-Closing Matters	~~170~~168

ARTICLE X.

NEGATIVE COVENANTS

SECTION 10.01.	Indebtedness	~~171~~168
SECTION 10.02.	Liens	~~176~~172
SECTION 10.03.	[Reserved]	~~180~~177
SECTION 10.04.	Investments, Loans and Advances	~~180~~177
SECTION 10.05.	Mergers, Consolidations and Sales of Assets	~~183~~181
SECTION 10.06.	Restricted Payments	~~187~~185
SECTION 10.07.	Transactions with Affiliates	~~188~~187
SECTION 10.08.	Financial Covenant	~~190~~188
SECTION 10.09.	Certain Payments of Indebtedness; Amendments to Certain Agreements	190
SECTION 10.10.	Limitation on Certain Restrictions Affecting Subsidiaries	192
SECTION 10.11.	Limitation on Lines of Business	193
SECTION 10.12.	Limitation on Changes to Fiscal Year	193
SECTION 10.13.	Limitations on Bally’s NY Permitted Holdco and Bally’s Chicago UnSub	193

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Page

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01.	Events of Default	~~195~~195
SECTION 11.02.	Application of Proceeds	~~199~~199
SECTION 11.03.	Borrower’s Right to Cure	~~199~~199

ARTICLE XII.

AGENTS

SECTION 12.01.	Appointment	~~200~~200
SECTION 12.02.	Rights as a Lender	~~201~~200
SECTION 12.03.	Exculpatory Provisions	~~201~~201
SECTION 12.04.	Reliance by Agents	~~202~~202
SECTION 12.05.	Delegation of Duties	~~202~~202
SECTION 12.06.	Resignation of Administrative Agent and Collateral Agent	~~202~~202
SECTION 12.07.	Nonreliance on Agents and Other Lenders	~~204~~204
SECTION 12.08.	Indemnification	~~205~~204
SECTION 12.09.	No Other Duties	~~205~~205
SECTION 12.10.	Holders	~~205~~205
SECTION 12.11.	Administrative Agent May File Proofs of Claim	~~205~~205
SECTION 12.12.	Collateral Matters	~~206~~206
SECTION 12.13.	Withholding Tax	~~206~~206
SECTION 12.14.	Secured Cash Management Agreements and Credit Swap Contracts	~~207~~207
SECTION 12.15.	ERISA.	~~207~~207
SECTION 12.16.	Erroneous Payments.	~~208~~208

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01.	Waiver	~~210~~210
SECTION 13.02.	Notices	~~210~~210
SECTION 13.03.	Expenses, Indemnification, Etc.	~~212~~212
SECTION 13.04.	Amendments and Waiver	~~214~~215
SECTION 13.05.	Benefit of Agreement; Assignments; Participations	~~221~~222
SECTION 13.06.	Survival	~~227~~228
SECTION 13.07.	Captions	~~227~~229
SECTION 13.08.	Counterparts; Interpretation; Effectiveness	~~227~~229
SECTION 13.09.	Governing Law; Submission to Jurisdiction; Waivers; Etc.	~~228~~229
SECTION 13.10.	Confidentiality	~~229~~230
SECTION 13.11.	Independence of Representations, Warranties and Covenants	~~230~~231
SECTION 13.12.	Severability	~~230~~231
SECTION 13.13.	Gaming/Racing Laws and Liquor Laws.	~~230~~231
SECTION 13.14.	Hard Rock License Agreement Matters	~~231~~232
SECTION 13.15.	USA Patriot Act and Beneficial Ownership Regulation	~~231~~232
SECTION 13.16.	Waiver of Claims	~~231~~232
SECTION 13.17.	No Advisory or Fiduciary Responsibility	~~232~~233
SECTION 13.18.	Lender Action	~~232~~233
SECTION 13.19.	Interest Rate Limitation	~~233~~234
SECTION 13.20.	Payments Set Aside	~~233~~234
SECTION 13.21.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~233~~235
SECTION 13.22.	Acknowledgement Regarding Any Supported QFCs	~~234~~235
SECTION 13.23.	Parallel Debt	~~234~~236

-iv-

ANNEXES:

ANNEX A-1	-	Revolving Commitments
ANNEX A-2	-	Term B Facility Commitments
ANNEX B-1	-	Applicable Fee Percentage for Closing Date Revolving Facility Loans and Amendment No. 3 Revolving Facility Loans
ANNEX B-2	-	Applicable Margin for Revolving Loans and Swingline Loans

SCHEDULES:

SCHEDULE 1.01(A)	-	Excluded Subsidiary Agreements
SCHEDULE 1.01(B)	-	Guarantors
SCHEDULE 1.01(C)	-	Mortgaged Real Property
SCHEDULE 1.01(E)	-	Agreed Security Principles
SCHEDULE 1.01(F)	-	Existing Letters of Credit
SCHEDULE 7.01	-	Jurisdictions of Local Counsel Opinions
SCHEDULE 8.03	-	Litigation
SCHEDULE 8.07	-	ERISA
SCHEDULE 8.10	-	Environmental Matters
SCHEDULE 8.12(a)	-	Subsidiaries
SCHEDULE 8.12(b)	-	Immaterial Subsidiaries
SCHEDULE 8.12(c)	-	Unrestricted Subsidiaries
SCHEDULE 8.23(a)	-	Real Property
SCHEDULE 8.23(b)	-	Real Property Takings, Etc.
SCHEDULE 8.25(a)	-	No Certificates of Occupancy; Violations, Etc.
SCHEDULE 8.25(b)	-	Encroachment, Boundary, Location, Possession Disputes
SCHEDULE 9.12	-	Designated Unrestricted Subsidiaries
SCHEDULE 9.15	-	Post-Closing Matters
SCHEDULE 10.01	-	Existing Indebtedness
SCHEDULE 10.02	-	Certain Existing Liens
SCHEDULE 10.04	-	Investments
SCHEDULE 10.07	-	Transactions with Affiliates

EXHIBITS:

EXHIBIT A-1	-	Form of Revolving Note
EXHIBIT A-2	-	Form of Term B Facility Note
EXHIBIT A-3	-	Form of Swingline Note
EXHIBIT B	-	Form of Notice of Borrowing
EXHIBIT C	-	Form of Notice of Continuation/Conversion
EXHIBIT D	-	Forms of U.S. Tax Compliance Certificate
EXHIBIT E	-	Form of Borrower Subsidiary Agreement
EXHIBIT F	-	Form of Borrower Subsidiary Termination
EXHIBIT G	-	Form of Solvency Certificate
EXHIBIT H	-	Form of U.S. Security Agreement
EXHIBIT I	-	Form of U.S. Mortgage
EXHIBIT J	-	Form of Affiliated Lender Assignment and Assumption
EXHIBIT K	-	Form of Assignment and Assumption Agreement
EXHIBIT L	-	Form of Letter of Credit Request
EXHIBIT M	-	Form of Joinder Agreement
EXHIBIT N	-	Form of Perfection Certificate
EXHIBIT O	-	Form of Auction Procedures
EXHIBIT P	-	Form of Open Market Assignment and Assumption Agreement
EXHIBIT Q	-	Form of Term Loan Extension Amendment
EXHIBIT R	-	Form of Revolving Extension Amendment
EXHIBIT S	-	Form of Pari Passu Intercreditor Agreement
EXHIBIT T	-	Form of Second Lien Intercreditor Agreement
EXHIBIT U	-	Form of Compliance Certificate
EXHIBIT V	-	Form of Hard Rock Collateral Assignment Consent
EXHIBIT W	-	Form of Hard Rock SNDA (Restaurant Lease)
EXHIBIT X	-	Form of Hard Rock SNDA (Retail Store Lease)

-i-

CREDIT AGREEMENT, dated as of October 1, 2021 (this “Agreement”), by and among BALLY’S CORPORATION, a Delaware corporation (“Borrower”); the FOREIGN SUBSIDIARY BORROWERS party hereto from time to time; the GUARANTORS party hereto from time to time; the LENDERS from time to time party hereto; the L/C LENDERS from time to time party hereto; DEUTSCHE BANK AG NEW YORK BRANCH, as swingline lender (in such capacity, together with its successors in such capacity, “Swingline Lender”); DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”), and as collateral agent (in such capacity, together with its successors in such capacity, “Collateral Agent”).

WHEREAS, Borrower has requested that the Lenders provide revolving credit and term loan facilities, and the Lenders have indicated their willingness to lend, and the L/C Lenders have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“2021 Comfort Letter” shall mean that certain letter agreement among DBR, the Division, UTGR and Tiverton dated October 1, 2021.

“2028 Secured Notes” shall mean those certain notes outstanding under that certain Note Purchase Agreement, dated as of February 7, 2025, among the Borrower, the guarantors from time to time party thereto, the purchasers from time to time party thereto and Alter Domus (US) LLC, as note agent and collateral agent.

“ABR Loans” shall mean Loans that bear interest at rates based upon the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Acquisition” shall mean, with respect to any Person, any transaction or series of related transactions for the (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person (other than any then-existing Company), (b) acquisition of more than 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger, amalgamation or consolidation of such Person or any other combination of such Person with any other Person (other than any of the foregoing between or among any then-existing Companies).

“Act” has the meaning set forth in Section 13.15.

“Additional Credit Party” has the meaning set forth in Section 9.11.

“Adjusted Maximum Amount” has the meaning set forth in Section 6.10.

“Adjusted SONIA Rate” shall mean, with respect to any Business Day, a rate per annum equal to the greater of (a) the sum of (i) Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day plus (ii) 0.0326% and (b) 0.00%.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the applicable Floor, then Adjusted Term SOFR shall be deemed to be the applicable Floor.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof. “Affected Classes” has the meaning set forth in Section 13.04(b)(A).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that as to any Credit Party or any Subsidiary thereof, the term “Affiliate” shall expressly exclude the Persons constituting Lenders as of the Closing Date and their respective Affiliates (determined as provided herein without regard to this proviso).

“Affiliated Lender” shall mean a Lender that is a Bally’s Permitted Assignee other than any Debt Fund Affiliate.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 13.05(e).

“Affiliated Lender Cap” has the meaning set forth in Section 13.05(e).

“Agent” shall mean any of Administrative Agent, Auction Manager, Collateral Agent, Syndication Agent and/or Lead Arrangers, as applicable.

“Agent Party” has the meaning set forth in Section 13.02(e).

“Agent Related Parties” shall mean each Agent and any sub-agent thereof and their respective Affiliates and the respective directors, officers, employees, agents, partners and advisors of the foregoing.

“Agreed Security Principles” shall mean the principles set forth in Schedule 1.01(E).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an Adjusted Term SOFR floor (to the extent the Adjusted Term SOFR floor applicable to the applicable Indebtedness is greater than the Adjusted Term SOFR floor for the Term B Facility and is in excess of the three-month Adjusted Term SOFR at the time of incurrence of such Indebtedness) or Alternate Base Rate floor (to the extent the Alternate Base Rate floor applicable to the applicable Indebtedness is greater than the Alternate Base Rate floor for the Term B Facility and is in excess of the Alternate Base Rate at the time of incurrence of such Indebtedness) or otherwise, in each case, incurred or payable by Borrower generally to all lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement, structuring, commitment, underwriting, amendment or other similar fees (regardless of whether paid or shared in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness; provided, further, that “All-In Yield” shall include any amendment to the relevant interest rate margins and interest rate floors that became effective after the Closing Date but prior to the applicable date of determination. For the purposes of determining the All-In Yield of any fixed-rate Indebtedness, at Borrower’s option, such Indebtedness may be swapped to a floating rate on a customary matched maturity basis.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR for a one-month tenor in effect on such date plus 1.0%; provided that (i) with respect to the Term B Facility Loans only, the Alternate Base Rate shall not be less than 1.50% and (ii) with respect to the Revolving Loans only, the Alternate Base Rate shall not be less than 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR, respectively.

“Alternate Currency” shall mean Sterling or Euros.

“Alternate Currency Conforming Changes” shall mean, with respect to any Alternate Currency, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Administrative Agent determines may be appropriate to reflect the adoption and implementation of such Alternate Currency, and to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Alternate Currency exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by Administrative Agent or the applicable L/C Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) and pursuant to Section 1.09 for the purchase of such Alternate Currency with Dollars.

“Amendment No. 3” shall mean that certain Third Amendment to Credit Agreement, dated as of September 11, 2025, by and among the Borrower, the other Credit Parties party thereto, the Lenders party thereto, the Administrative Agent and the Collateral Agent.

“Amendment No. 3 Effective Date” has the meaning ascribed to the term “Amendment No. 3 Effective Date” in the Amendment No. 3.

“Amendment No. 3 Extension Effective Date” has the meaning ascribed to the term “Amendment No. 3 Extension Effective Date” in Amendment No. 3.

“Amendment No. 3 Revolving Commitment” shall mean a Revolving Commitment established on the Amendment No. 3 Extension Effective Date through the extension and amendment of Closing Date Revolving Commitments of the “Extending Revolving Lenders” (as defined in Amendment No. 3) and any Incremental Revolving Commitments of the same Tranche. As of the Amendment No. 3 Extension Effective Date, the Amendment No. 3 Revolving Commitment of each Revolving Lender is set forth on Annex A-1 hereof.

“Amendment No. 3 Revolving Commitments Springing Maturity Date” shall mean the date that is ninety-one (91) days prior to the earlier of (i) the Term B Facility Maturity Date, (ii) the maturity date of the 2028 Secured Notes and (iii) the maturity date of any Indebtedness that constitutes a refinancing or replacement of Term B Facility Loans or 2028 Secured Notes, solely to the extent more than $125,000,000 in aggregate principal amount of Term B Facility Loans, 2028 Secured Notes and any such refinancing or replacement Indebtedness remains outstanding on such date.

“Amendment No. 3 Revolving Facility” shall mean the credit facility comprising the Amendment No. 3 Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche.

“Amendment No. 5” shall mean that certain Fifth Amendment to Credit Agreement, dated as of July 29, 2026, by and among the Borrower, the other Credit Parties party thereto, the Lenders party thereto, the Administrative Agent and the Collateral Agent.

“Amendment No. 5 Effective Date” has the meaning ascribed to the term “Amendment No. 5 Effective Date” in the Amendment No. 5.

“Annual Financial Statements” shall have the meaning provided in Section 9.11(b).

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and all other laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable ECF Percentage” shall mean, for any fiscal year, commencing with the fiscal year ended December 31, 2022, (a) 50% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is greater than 4.75 to 1.00, (b) 25% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 4.75 to 1.00 but greater than 4.25 to 1.00 and (c) 0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 4.25 to 1.00.

“Applicable Fee Percentage” shall mean, (i) with respect to any Unutilized R/C Commitments in respect of the Closing Date Revolving Facility, (a) prior to the Initial Financial Statement Delivery Date, the respective percentage per annum set forth at Level I as set forth on Annex B-1 and (b) on and after the Initial Financial Statement Delivery Date, the applicable percentage per annum as set forth on Annex B-1 set forth opposite the relevant Consolidated Total Net Leverage Ratio in Annex B-1 determined as of the most recent Calculation Date, (ii) with respect to any Unutilized R/C Commitments in respect of the Amendment No. 3 Revolving Facility, the applicable percentage per annum as set forth on Annex B-1 set forth opposite the relevant Consolidated Total Net Leverage Ratio in Annex B-1 determined as of the most recent Calculation Date and (iii) with respect to any other Tranche of Revolving Commitments, the applicable percentage per annum as set forth in the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment. After the Initial Financial Statement Delivery Date, any change in the Consolidated Total Net Leverage Ratio shall be effective to adjust the Applicable Fee Percentage for the Closing Date Revolving Facility or the Amendment No. 3 Revolving Facility on and as of the date of receipt by Administrative Agent of the Section 9.04 Financials resulting in such change until the date immediately preceding the next date of delivery of Section 9.04 Financials resulting in another such change. If (i) Borrower fails to deliver the Section 9.04 Financials within the times specified in Section 9.04(a) or 9.04(b), as applicable, or (ii) an Event of Default is continuing and the Required Tranche Lenders for the Closing Date Revolving Facility or the Amendment No. 3 Revolving Facility, as applicable, have directed the application of Level I for the Closing Date Revolving Facility or the Amendment No. 3 Revolving Facility, as applicable, such ratio shall be deemed to be at Level I as set forth in Annex B-1 from the date of any such failure to deliver until Borrower delivers such Section 9.04 Financials in the case of clause (i), or the date of delivery of such direction in the case of clause (ii), until such Event of Default is no longer continuing or the Required Tranche Lenders for the Closing Date Revolving Facility or the Amendment No. 3 Revolving Facility, as applicable, have otherwise agreed that such Level I is no longer applicable, as applicable. In the event that any financial statement or certification delivered pursuant to Section 9.04 is shown to be inaccurate (an “Inaccuracy Determination”), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Fee Percentage for any period (an “Inaccurate Applicable Fee Percentage Period”) than the Applicable Fee Percentage applied for such Inaccurate Applicable Fee Percentage Period, then Borrower shall promptly (i) deliver to Administrative Agent corrected Section 9.04 Financials for such Inaccurate Applicable Fee Percentage Period, (ii) determine the Applicable Fee Percentage for such Inaccurate Applicable Fee Percentage Period based upon the corrected Section 9.04 Financials and (iii) pay to Administrative Agent the accrued additional commitment fee owing as a result of such increased Applicable Fee Percentage for such Inaccurate Applicable Fee Percentage Period, which payment shall be promptly applied by Administrative Agent in accordance with Section 4.01. It is acknowledged and agreed that nothing contained herein shall limit the rights of Administrative Agent and the Lenders under the Credit Documents, including their rights under Article XI and their other respective rights under this Agreement.

“Applicable Financial Covenant Level” shall mean, (a) for any fiscal quarter ending after the Amendment No. 3 Extension Effective Date and prior to the consummation of Project Marathon, 4.50 to 1.00 and (b) for any fiscal quarter ending thereafter, 4.00 to 1.00.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) (a) that is a lender on the Closing Date, designated for such Type of Loan on Annexes A-1 and A-2 hereof, (b) set forth on such Lender’s signature page to an Incremental Joinder Agreement for any Lender making any Incremental Commitment pursuant to Section 2.12, (c) set forth on such Lender’s signature page to any Refinancing Amendment for any Lender providing Credit Agreement Refinancing Indebtedness pursuant to Section 2.15, (d) set forth in the Assignment Agreement for any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement or (e) such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean:

(a) (i) with respect to the Closing Date Revolving Facility, (A) prior to the Initial Financial Statement Delivery Date, the respective percentage per annum set forth at Level I as set forth on Annex B-2 for such Type and Class of Loan; and (B) on and after the Initial Financial Statement Delivery Date, the applicable percentage per annum as set forth on Annex B-2 for such Type and Class of Loan, set forth opposite the relevant Consolidated Total Net Leverage Ratio in Annex B-2 determined as of the most recent Calculation Date, (ii) with respect to the Amendment No. 3 Revolving Facility, the applicable percentage per annum as set forth on Annex B-2 for such Type and Class of Loan, set forth opposite the relevant Consolidated Total Net Leverage Ratio in Annex B-2 determined as of the most recent Calculation Date and (iii) with respect to any other Tranche of Loans or Commitments other than Term B Facility Loans, the applicable percentage per annum as set forth in the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment. After the Initial Financial Statement Delivery Date, any change in the Consolidated Total Net Leverage Ratio shall be effective to adjust the Applicable Margin for the Closing Date Revolving Facility and the Amendment No. 3 Revolving Facility on and as of the date of receipt by Administrative Agent of the Section 9.04 Financials resulting in such change until the date immediately preceding the next date of delivery of Section 9.04 Financials resulting in another such change. If (i) Borrower fails to deliver the Section 9.04 Financials within the times specified in Section 9.04(a) or 9.04(b), as applicable, or (ii) an Event of Default is continuing and the Required Tranche Lenders for the Closing Date Revolving Facility or the Amendment No. 3 Revolving Facility, as applicable, have directed the application of Level I for the Closing Date Revolving Facility or the Amendment No. 3 Revolving Facility, as applicable, such ratio shall be deemed to be at Level I as set forth in Annex B-2 from the date of any such failure to deliver until Borrower delivers such Section 9.04 Financials in the case of clause (i) or the date of delivery of such direction in the case of clause (ii) until such Event of Default is no longer continuing or the Required Tranche Lenders for the Closing Date Revolving Facility or the Amendment No. 3 Revolving Facility, as applicable, have otherwise agreed that such Level I is no longer applicable, as applicable. In the event of an Inaccuracy Determination, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Inaccurate Applicable Margin Period”) than the Applicable Margin applied for such Inaccurate Applicable Margin Period, then Borrower shall promptly (i) deliver to Administrative Agent corrected Section 9.04 Financials for such Inaccurate Applicable Margin Period, (ii) determine the Applicable Margin for such Inaccurate Applicable Margin Period based upon the corrected Section 9.04 Financials and (iii) pay to Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Inaccurate Applicable Margin Period, which payment shall be promptly applied by Administrative Agent in accordance with Section 4.01. It is acknowledged and agreed that nothing contained herein shall limit the rights of Administrative Agent and the Lenders under the Credit Documents, including their rights under Section 3.02 and Article XI and their other respective rights under this Agreement; and

(b) for each Term B Facility Loan, (i) 3.25% per annum, with respect to SOFR Loans and (ii) 2.25% per annum, with respect to ABR Loans.

“Applicable Percentage” shall mean, as of the date of (a) receipt by Borrower or any of its Restricted Subsidiaries of the applicable Net Available Proceeds under clause (a) or (b) of the definition thereof or (b) receipt by Borrower or any of its Subsidiaries of any Interactive Unrestricted Subsidiary Sale Proceeds, (i) if the Consolidated Total Net Leverage Ratio is greater than 4.75 to 1.00, 100%, (ii) if the Consolidated Total Net Leverage Ratio is less than or equal to 4.75 to 1.00 but greater than 4.25 to 1.00, 50% and (iii) if the Consolidated Total Net Leverage Ratio is less than or equal to 4.25 to 1.00, 0%.

“Approved Fund” shall mean any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Ares Credit Facility” shall mean that certain Term Loan Credit Agreement, dated as of February 11, 2026, by and between Borrower, Borrower’s subsidiaries party thereto, the lenders party thereto, Ares, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced (in whole or in part, and whether with the original administrative agent, collateral agent and lenders, or other agents and lenders or otherwise, and whether in the form of loans or commitments or otherwise) from time to time, in each case, to the extent not prohibited by this Agreement.

“Asset Sale” shall mean (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any Person owned by Borrower or any of its Restricted Subsidiaries but not any Equity Issuance) (whether owned on the Closing Date or thereafter acquired) by Borrower or any of its Restricted Subsidiaries to any Person (other than (i) with respect to any Credit Party, to any Credit Party, and (ii) with respect to any other Company, to any Company) and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person (other than to Borrower or any other Restricted Subsidiary); provided that the following shall not constitute an “Asset Sale”: (v) any conveyance, sale, lease, transfer or other disposition of inventory, in any case in the ordinary course of business, (w) Real Property leases and other leases, licenses, subleases or sublicenses, in each case, granted to others in the ordinary course of business and which do not materially interfere with the business of Borrower and the Restricted Subsidiaries taken as a whole, (x) any conveyance, sale, lease, transfer or other disposition of obsolete or worn out assets or assets no longer used or useful in the business of the Credit Parties, (y) licenses of Intellectual Property entered into in the ordinary course of business and (z) any conveyance, sale, transfer or other disposition of cash and/or Cash Equivalents.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached as Exhibit K hereto.

“Attributable Debt” shall mean, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”; provided, further, however, that in no event shall any Gaming/Racing Lease constitute any Attributable Debt.

“Auction Amount” shall have the meaning provided in Exhibit O hereto.

“Auction Manager” shall mean Deutsche Bank, or another financial institution as shall be selected by Borrower in a written notice to Administrative Agent, in each case in its capacity as Auction Manager.

“Auction Procedures” shall mean, collectively, the auction procedures, auction notice, return bid and Borrower Assignment Agreement in substantially the form set forth as Exhibit O hereto or such other form as is reasonably acceptable to Auction Manager and Borrower so long as the same are consistent with the provisions hereof; provided, however, Auction Manager, with the prior written consent of Borrower, may amend or modify the procedures, notices, bids and Borrower Assignment Agreement in connection with any Borrower Loan Purchase (but excluding economic terms of a particular auction after any Lender has validly tendered Term Loans requested in an offer relating to such auction, other than to increase the Auction Amount or raise the Discount Range applicable to such auction); provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due in such auction.

“Auto-Extension Letter of Credit” shall have the meaning provided by Section 2.03(b).

“Available Amount” shall mean, on any date, an amount not less than zero, equal to:

(a) ~~$250 million~~[reserved]; plus

(b) ~~an amount (which amount shall not be less than zero) equal to the Cumulative Retained Excess Cash Flow Amount at such time~~[reserved]; plus

(c)  ~~in the event of~~ (i) to the ~~Revocation of a Subsidiary that was designated as an Unrestricted Subsidiary, (ii) the~~extent of a Revocation (including by way of merger, consolidation or amalgamation of an Unrestricted Subsidiary ~~with or~~ into the Borrower or a Restricted Subsidiary ~~(where the surviving entity is Borrower or a Restricted Subsidiary) or (iii)~~or the transfer or other conveyance of assets of an Unrestricted Subsidiary to, or liquidation of an Unrestricted Subsidiary into, the Borrower or a Restricted Subsidiary, ~~an amount equal to the sum of (x)~~in each case that has the same effect as a Revocation (each, a “Deemed Revocation”)) after February 11, 2026, the fair market value of the Borrower’s (or a Restricted Subsidiary’s) Investments ~~deemed made by Borrower and its Restricted Subsidiaries~~ in such Unrestricted Subsidiary ~~at the time such Subsidiary was designated as an Unrestricted Subsidiary, plus (y) the amount of the Investments of Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary made after such designation and prior to the time of such Revocation, merger, consolidation, amalgamation, conveyance or transfer (or of the assets transferred or conveyed, as applicable), other than, in the case of this clause (y), to the extent such Investments funded Investments by such Unrestricted Subsidiary into a Person that, after giving effect to the transaction described in clauses (i), (ii) or (iii) above, will be an Unrestricted Subsidiary, in each case, to the extent such Investments were made in reliance on the Available Amount; provided, that clauses (x) and (y) shall not be duplicative of any reductions in the amount of such Investments pursuant to the proviso to the definition of “Investments”; provided, further, that this clause (c) shall not be duplicative of clause (i) with respect to the revocation of the Unrestricted Subsidiary designation of Bally’s Chicago required under Section 10.08(b)~~as of the date of such Revocation (or Deemed Revocation, as applicable), and, without duplication, (ii) 100% of any dividends or distributions (including, for the avoidance of doubt, (A) repayments of Indebtedness owing from an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary and (B) payments of management fees from an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary) received in cash and 100% of the fair market value of any property received by the Borrower or a Restricted Subsidiary in any such dividend or distribution after February 11, 2026 from an Unrestricted Subsidiary; plus

(d) an amount equal to the returns or refunds of Investments received by Borrower and its Restricted Subsidiaries from Persons other than Credit Parties ~~after the Closing Date~~ to the extent (i) such Investments were made using the Available Amount (and not to exceed the original amount of such Investments) and (i) such returns or refunds are not included in Consolidated Net Income; plus

(e) the aggregate amount of Equity Issuance Proceeds (but excluding Excluded Contributions) received by Borrower from Permitted Equity Issuances (other than Permitted Equity Issuances pursuant to Section 11.03) after ~~the Closing Date~~February 11, 2026 and on or prior to such date; plus

(f)  the aggregate fair market value of assets or Property acquired in exchange for Equity Interests (other than Disqualified Capital Stock) of Borrower (other than Excluded Contributions and Permitted Equity Issuances pursuant to Section 11.03) after ~~the Closing Date~~February 11, 2026 and on or prior to such date; plus

(g) the aggregate principal amount of (i) debt instruments issued after February 11, 2026 and secured by a Lien that is pari passu with, or senior to, the Liens securing the Obligations, which debt instruments are converted into or exchanged for any Equity Interests (other than Disqualified Capital Stock) by the Borrower after February 11, 2026 and on or prior to such date, and (ii) other debt instruments or Disqualified Capital Stock issued after ~~the Closing Date~~February 11, 2026 that are converted into or exchanged for any Equity Interests (other than Disqualified Capital Stock) by the Borrower after ~~the Closing Date~~February 11, 2026 and on or prior to such date, in each case of the foregoing clauses (i) and (ii), together with the fair market value of any assets or Property received in such conversion or exchange; plus

(h) to the extent not otherwise applied to prepay Other First Lien Indebtedness in accordance with the terms thereof, the amount of any Declined Amounts; ~~plus~~minus

~~(i) from and after the Specified Consent Date, in the event of (i) the Revocation of the Unrestricted Subsidiary designation of Bally’s Chicago, (ii) the merger, consolidation or amalgamation of Bally’s Chicago with or into Borrower or a Restricted Subsidiary (where the surviving entity is Borrower or a Restricted Subsidiary) or (iii) the transfer or other conveyance of assets of Bally’s Chicago to, or liquidation of Bally’s Chicago into, Borrower or a Restricted Subsidiary, in each case, whether such event or transaction occurred prior to or after the Specified Consent Date, an amount equal to the lesser of (x) the fair market value of Bally’s Chicago at the date of such event or transaction and (y) the cumulative amount of Investments made by Borrower and the Restricted Subsidiaries in Bally’s Chicago while it was designated as an Unrestricted Subsidiary, which such cumulative Investment measurement for such purpose of this clause (y) shall be capped at $500.0 million; provided that from and after the Specified Consent Date this clause (i) shall supersede application of clause (c) with respect to the revocation of the Unrestricted Subsidiary designation of Bally’s Chicago required under Section 10.08(b); minus~~

(i) ~~(j)~~ the aggregate amount of any (i) Investments made pursuant to Section 10.04(l), (ii) Restricted Payments made pursuant to Section 10.06(j) and (iii) Junior Prepayments pursuant to Section 10.09(a)(ii) (in each case, in reliance on the then-outstanding Available Amount) made since ~~the Closing Date~~February 11, 2026 and on or prior to such date.;

provided that, in no event shall any dividends or distributions received by the Borrower and its Restricted Subsidiaries from the Intralot Group or from the Bally’s Chicago UnSubs count towards or increase the Available Amount; provided, further, that, for purposes of determining the fair market value of the Borrower’s (or a Restricted Subsidiary’s) Investments in a Bally’s Chicago UnSub, a Bally’s NY Permitted Holdco or Bally’s NY Holding under clause (c) above following the Revocation (or Deemed Revocation, as applicable) of such Bally’s Chicago UnSub, Bally’s NY Permitted Holdco or Bally’s NY Holding, the fair market value of such Investments shall be calculated by deducting the fair market value of the Equity Interests owned by such Bally’s Chicago UnSub in Bally’s Chicago OpCo or the Equity Interests owned by such Bally’s NY Permitted Holdco or Bally’s NY Holding, as applicable, in any Subsidiary thereof, in each case at the time of such Revocation (or Deemed Revocation, as applicable).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and, (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bally’s Chicago Holding” shall mean Bally’s Chicago Holding Company, LLC, a Delaware limited liability company.

“Bally’s Chicago Offering” shall mean any public offering of common Equity Interests of BCI pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (or pursuant to a prospectus or similar documents filed with securities regulatory authorities outside of the United States), or private offering or private placement of common Equity Interests of BCI.

“Bally’s Chicago OpCo” shall mean Bally’s Chicago Operating Company, LLC, a Delaware limited liability company.

“Bally’s Chicago UnSubs” shall mean each of Bally’s Chicago Holdings and BCI, but only for so long as Bally’s Chicago Holding or BCI, as applicable, is an Unrestricted Subsidiary hereunder.

“Bally’s NY Holding” shall mean Bally’s New York Holding Company, LLC, a Delaware limited liability company, but only for so long as such Subsidiary is an Unrestricted Subsidiary hereunder.

“Bally’s NY Permitted Holdco” shall mean any Subsidiary of the Borrower that, directly or indirectly, owns any Equity Interests in Bally’s NY Holding, but only for so long as such Subsidiary is an Unrestricted Subsidiary hereunder.

“Bally’s Permitted Assignee” shall mean any Affiliate of any Credit Party (other than Borrower and its Subsidiaries).

“Bankruptcy Code” shall mean the Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute thereto.

“BCI” shall mean Bally’s Chicago Inc., a Delaware corporation.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Biloxi Lease” shall mean that certain Lease and Air Rights Agreement, dated as of November 18, 2003, by and between City of Biloxi, Mississippi, as lessor, and Premier Entertainment, as lessee (together with any and all modifications, renewals, extensions, and substitutions of the foregoing) and recorded in Book 413, Page 202 with the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrower Assignment Agreement” shall mean, with respect to any assignment to Borrower or one of its Subsidiaries pursuant to Section 13.05(d) consummated pursuant to the Auction Procedures, an Assignment and Acceptance Agreement substantially in the form of Annex C to the Auction Procedures (as may be modified from time to time as set forth in the definition of Auction Procedures).

“Borrower Loan Purchase” shall mean any purchase of Term Loans by Borrower or one of its Subsidiaries pursuant to Section 13.05(d).

“Borrower Materials” has the meaning set forth in Section 9.04.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Loans and EURIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrower Subsidiary Agreement” means a Borrower Subsidiary Agreement substantially in the form of Exhibit E.

“Borrower Subsidiary Termination” means a Borrower Subsidiary Termination substantially in the form of Exhibit F.

“Business Day” shall mean any day, except a Saturday or Sunday, on which commercial banks are not authorized or required to close in New York; provided that, (i) when used in connection with a SOFR Loan, the term “Business Day” shall also be a U.S. Government Securities Business Day, (ii) when used in connection with a EURIBOR Loan, the term “Business Day” shall also be a TARGET Day and (iii) when used in connection with a SONIA Loan, the term “Business Day” shall be any day except for a Saturday or Sunday or a day on which banks are closed for general business in London.

“Calculation Date” shall mean the last day of the most recent Test Period.

“Canadian Defined Benefit Plan” shall mean a Canadian Pension Plan that contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Pension Plan” shall mean each “registered pension plan”, as such term is defined in subsection 248(1) of the Income Tax Act (Canada), that is established, maintained, administered or contributed to or required to be contributed to by any Credit Party for its employees or former employees or in respect of which any Credit Party has any liability.

“Capital Expenditures” shall mean, for any period, any expenditures by Borrower or its Restricted Subsidiaries for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that should be capitalized in accordance with GAAP and any expenditures by such Person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such Person that should be capitalized in accordance with GAAP; provided that the following items shall not constitute Capital Expenditures: (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation (or transfers in lieu thereof) of the assets being replaced; (b) the purchase price of assets purchased simultaneously with the trade-in of existing assets solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the asset being traded in at such time; (c) the purchase of property or equipment to the extent financed with the proceeds of asset sales or other dispositions outside the ordinary course of business that are not required to be applied to prepay the Term Loans pursuant to Section 2.10(a)(iii); (d) expenditures that constitute Permitted Acquisitions or other Acquisitions not prohibited hereunder; (e) any capitalized interest expense reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries (including in connection with sale-leaseback transactions not prohibited hereunder); (f) any non-cash compensation or other non-cash costs reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries; and (g) capital expenditures relating to the construction or acquisition of any property or equipment which has been transferred to a Person other than Borrower or any of its Restricted Subsidiaries pursuant to a sale-leaseback transaction not prohibited hereunder and capital expenditures arising pursuant to sale-leaseback transactions.

“Capital Lease” as applied to any Person, shall mean any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, however, that (a) for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of December 31, 2020 and any similar lease entered into after December 31, 2020 may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease and (b) each Gaming/Racing Lease shall be accounted for as an operating lease and not as a Capital Lease.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, however, that (a) for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of December 31, 2020 and any similar lease entered into after December 31, 2020 may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease and (b) each Gaming/Racing Lease shall be accounted for as an operating lease and not as a Capital Lease.

“Cash Collateralize” shall mean, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars or other credit support, in each case, at a location and pursuant to documentation in form and substance reasonably satisfactory to (a) Administrative Agent, (b) in the case of obligations owing to an L/C Lender, such L/C Lender, and (c) in the case of obligations owing to the Swingline Lender, Swingline Lender (and “Cash Collateral” and “Cash Collateralization” have corresponding meanings).

“Cash Equivalents” shall mean, for any Person: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Lender or bank holding company owning any Lender (in each case, at the time of acquisition); (c) commercial paper maturing not more than one year from the date of acquisition thereof by such Person and (i) issued by any Lender or bank holding company owning any Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); (h) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, and rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or payable to a Company promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in the country where such Foreign Subsidiary maintains its chief executive office or principal place of business; (i) such local currencies held by Borrower or any Restricted Subsidiary from time to time in the ordinary course of business; or (j) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (i) above.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean (a) any Person that is a party to a Cash Management Agreement with Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Cash Management Agreement, an Agent, a Lender or an Affiliate of an Agent or a Lender and (b) any Person that is a party to a Cash Management Agreement with Borrower and/or any of its Restricted Subsidiaries that was in effect on the Closing Date, if such Person becomes an Agent, a Lender or an Affiliate of an Agent or a Lender within thirty (30) days of the Closing Date, and in the case of each of clauses (a) and (b), such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (i) appoints Collateral Agent as its agent under the applicable Credit Documents and (ii) agrees to be bound by the provisions of Section 12.03.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (or settlement in lieu thereof) (including by any Governmental Authority) of, any Property. “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law (or settlement in lieu thereof), or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall mean any Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Subsidiaries of Borrower that are CFCs or other CFC Holdcos; provided, that, in no event shall (i) Premier Entertainment Parent, LLC, (ii) Premier Entertainment Sub, LLC, (ii) any other Subsidiary of Borrower to which Premier Entertainment Parent, LLC transfers any Equity Interests of Premier Entertainment Sub, LLC or to which Premier Entertainment Sub, LLC transfers any Equity Interests of Gamesys, nor (iii) any other Subsidiary of the Borrower that directly or indirectly owns any Equity Interests of Gamesys, in each case and as applicable, be deemed a CFC Holdco.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to have occurred if:

(a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding (i) any employee benefit plan of such Person or its subsidiaries, any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, or any Person formed as a holding company for Borrower (in a transaction where the Voting Stock of Borrower outstanding prior to such transaction is converted into or exchanged for the Voting Stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance)) and (ii) the Permitted Holders)), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Borrower (and taking into account all such securities that such “Person” or “group” has the right to acquire pursuant to any option right); or

(b) there shall have occurred any “change of control” (or any comparable term) in any document pertaining to (x) the Senior Unsecured Notes, or (y) any other Indebtedness of Borrower or any Restricted Subsidiary constituting Material Indebtedness.

“Charges” has the meaning set forth in Section 13.19. “Citizens” shall mean Citizens Bank, N.A.

“Class” has the meaning set forth in Section 1.03.

“Closing Date” shall mean the date on which the initial extension of credit is made hereunder, which date is October 1, 2021.

“Closing Date Refinancing” shall mean (a) the repayment and replacement of all loans and commitments under the Existing Credit Agreement on the Closing Date, (b) the redemption in full of all of the Borrower’s outstanding 6.75% senior unsecured notes due 2027 on the Closing Date and (c) repayment of all outstanding Gamesys Indebtedness on or about October 4, 2021.

“Closing Date Revolving Commitment” shall mean a Revolving Commitment established on the Closing Date (excluding any such Revolving Commitments that are extended and amended into Amendment No. 3 Revolving Commitment on or after the Amendment No. 3 Extension Effective Date) and any Incremental Revolving Commitments of the same Tranche. As of the Amendment No. 3 Extension Effective Date, the Closing Date Revolving Commitment of each Revolving Lender is set forth on Annex A-1 hereof.

“Closing Date Revolving Facility” shall mean the credit facility comprising the Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all of the Pledged Collateral, the Mortgaged Real Property, the Mortgaged Vessels (if any), all Property encumbered pursuant to Sections 9.08, 9.11 and 9.15, and all other Property of a Credit Party whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document. “Collateral” shall not include (i) any Excluded Property or (ii) any assets or Property that has been released (in accordance with the Credit Documents) from the Lien granted to Collateral Agent pursuant to the Security Documents, unless and until such time as such assets or Property are or are required by the Credit Documents to again become subject to a Lien in favor of Collateral Agent.

“Collateral Account” shall mean (a) a Deposit Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-104 of the UCC) or (b) a Securities Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-106 of the UCC).

“Collateral Agent” has the meaning set forth in the introductory paragraph hereof.

“Comfort Letters” shall mean, collectively, (i) the letter agreement between the Division and UTGR dated May 10, 2013, (ii) the letter agreement between DBR and UTGR dated May 9, 2013, (iii) the letter agreement dated July 10, 2014, among DBR, the Division and UTGR, (iv) the letter agreement dated July 14, 2015 among DBR, the Division and PE II, (v) the Assignment, Assumption and Amendment of Regulatory Agreement dated as of October 31, 2018 among DBR, the Division, Borrower, TRMG, UTGR, PE II and Tiverton, (vi) the letter agreement among DBR, the Division, UTGR and Tiverton dated May 10, 2019 (vii) the 2021 Comfort Letter, and (viii) each other “comfort letter” among DBR, the Division and Borrower, UTGR, Tiverton or any other Company.

“Commitment Letter” shall mean the Senior Secured 364-Day Bridge Loan Facility Amended and Restated Commitment Letter, dated as of April 27, 2021, among Premier Entertainment Sub, LLC, a Delaware limited liability company, and the Lead Arrangers (other than Wells Fargo Securities, LLC).

“Commitments” shall mean the Revolving Commitments, the Term Loan Commitments, the Swingline Commitment, any Other Commitments, any New Revolving Commitments and any New Term Loan Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a Compliance Certificate substantially in the form attached as Exhibit U hereto.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” shall mean, with respect to any Person at any date, the total consolidated current assets of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) that would, in accordance with GAAP, be classified as current assets on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (x) cash and Cash Equivalents and (y) the current portion of deferred income tax assets.

“Consolidated Current Liabilities” shall mean, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) at such date that would, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (w) the current portion of any Indebtedness, (x) the current portion of deferred income taxes, (y) current liabilities in respect of compensation charges arising from the grant of any stock, stock options or other equity based awards and (z) any liability consisting of the obligation to pay the State of Rhode Island monies held by the Credit Parties on behalf of, and payable to, the State of Rhode Island for VLT winnings and table game winnings consistent with the requirements of the VLT Contract, the Tiverton VLT Contract, the Regulatory Agreement and Gaming/Racing Laws.

“Consolidated EBITDA” shall mean, for any Test Period, the sum (without duplication) of Consolidated Net Income for such Test Period; plus

(a) in each case to the extent deducted in calculating such Consolidated Net Income:

(i)   provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes and for state taxes payable in lieu of income taxes, of Borrower and its Restricted Subsidiaries for such Test Period (in each case in this clause (a)(i), other than gaming taxes under Title 29 of the Delaware Code or otherwise in effect in the State of Delaware);

(ii) Consolidated Interest Expense (net of interest income (other than interest income in respect of notes receivable and similar items)) of Borrower and its Restricted Subsidiaries for such Test Period, whether paid or accrued and whether or not capitalized;

(iii) any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument;

(iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior Test Period);

(v) any Pre-Opening Expenses;

(vi) the amount of any restructuring costs, charges, accruals, expenses or reserves (including those relating to severance, relocation costs, contract termination costs and one-time compensation charges), costs and expenses incurred in connection with any non-recurring strategic initiatives, integration costs, referendum costs and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and costs associated with establishing new facilities (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(vii)   any unusual or non-recurring costs, charges, accruals, reserves or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business) and non-recurring litigation expenses) (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(viii)  any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Acquisition or Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful;

(ix) any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(x)   license fees paid by Borrower to the State of Delaware as described in Section 4819(d), Title 29 of the Delaware Code;

(xi) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;

(xii) professional fees paid to consultants to assist the Credit Parties to preserve tax refunds resulting from prior net operating losses;

(xiii)  to the extent included in calculating such Consolidated Net Income, non-cash items decreasing such Consolidated Net Income for such Test Period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period (other than amortization of a prepaid cash item that was paid in a prior period), (A) Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period pursuant to clause (b)(iv) below to such extent); minus

(b) each of the following:

(i) to the extent included in calculating such Consolidated Net Income, non-cash items increasing such Consolidated Net Income for such Test Period, other than (A) any non-cash items to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (B) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(ii) to the extent included in calculating such Consolidated Net Income, the amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(iii) to the extent included in calculating such Consolidated Net Income, any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such Test Period; and

(iv) to the extent not deducted in calculating such Consolidated Net Income, cash payments in such Test Period in respect of non-cash charges Borrower previously elected to add back pursuant to clause (a)(xiii) above; plus

(c) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of Borrower) during such Test Period (or with respect to Specified Transactions, are reasonably expected to be initiated within eighteen (18) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of such Test Period), net of the amount of actual benefits realized during such Test Period from such actions; provided that (i) a duly completed Officer’s Certificate of Borrower shall be delivered to Administrative Agent together with the applicable Section 9.04 Financials, providing reasonable detail with respect to such cost savings, operating expense reductions, other operating improvements and synergies and certifying that such cost savings, operating expense reductions, other operating improvements and synergies are reasonably expected to be realized within eighteen (18) months of the taking of such specified actions (or, in the case of a Specified Transaction, within eighteen (18) months of the closing date of such Specified Transaction) and are reasonably identifiable and factually supportable in the good faith judgment of Borrower, (ii) such actions are to be taken within eighteen (18) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (iii) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such Test Period, and (iv) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (c) to the extent more than eighteen (18) months have elapsed after the specified action taken (or in the case of a Specified Transaction, more than eighteen (18) months have elapsed after the date of such Specified Transaction) in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies; provided, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and Section 1.05(c) shall not (i) exceed (x) $15.0 million in the aggregate in such Test Period solely for purposes of determining the size of any basket based on a percentage of Consolidated EBITDA in Article X (other than for the avoidance of doubt, Section 10.08(a)) or (y) for any other purpose, 25.0% of Consolidated EBITDA for such Test Period (before giving effect to this clause (c) and Section 1.05(c)) or (ii) be duplicative of one another; plus

(d) to the extent not included in Consolidated Net Income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (b)(iii) above, the amount of insurance proceeds received during such Test Period or after such Test Period and on or prior to the date the calculation is made with respect to such Test Period, attributable to any property which has been closed or had operations curtailed for such Test Period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (d) to the extent the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (d)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters); plus

(e) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) above for any previous Test Period and not added back.

Consolidated EBITDA shall be further adjusted (without duplication):

(A)  to include the Consolidated EBITDA of (i) any Person, property, business or asset (including a management agreement or similar agreement) (other than an Unrestricted Subsidiary) acquired by Borrower or any Restricted Subsidiary during such Test Period and (ii) any Unrestricted Subsidiary the designation of which as such is revoked and converted into a Restricted Subsidiary during such Test Period, in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition or Revocation), determined as if references to Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(B) to exclude the Consolidated EBITDA of (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Borrower or any Restricted Subsidiary during such Test Period and (ii) any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such Test Period, in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(C) in the event of any Expansion Capital Expenditures that were opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Expansion Capital Expenditures (as determined by Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Expansion Capital Expenditures by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Expansion Capital Expenditures during the quarter in which the business representing such Expansion Capital Expenditure opened (unless such business opened on the first day of a fiscal quarter);

(D)  in the event of any Development Project that was opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Development Project (as determined by Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Development Project by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Development Project during the quarter in which such Development Project opened (unless such business opened on the first day of a fiscal quarter); and

(E) in the event of any new operations of Borrower or any Subsidiary that have been organically developed by Borrower or any Subsidiary (e.g., not a Permitted Acquisition, but self-developed or self-constructed) that were opened during such Test Period, by multiplying the Consolidated EBITDA attributable to such new organically developed operations (as determined by Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such organically developed operations by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such new organically developed operations during the quarter in which such new organically developed operations opened (unless such business opened on the first day of a fiscal quarter); and

(F) in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three (3) following fiscal quarters, by increasing Consolidated EBITDA by an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) four (4) (in the case of the quarter in which such purchase occurs), (b) three (3) (in the case of the quarter following such purchase), (c) two (2) (in the case of the second quarter following such purchase) and (d) one (1) (in the case of the third quarter following such purchase), all as determined on a consolidated basis for Borrower and its Restricted Subsidiaries;

(G)  to the extent that a Tax Reduction Event occurs during such Test Period, Consolidated EBITDA for such Test Period shall be calculated on a Pro Forma Basis as if such Tax Reduction Event (and the resultant reduction in gaming taxes payable to the State of Delaware) had occurred on the first day of such Test Period; and

(H)  by increasing Consolidated EBITDA by an amount equal to the amount of all expenditures related to video lottery terminals (“VLTs”) incurred by the State of Rhode Island or the State of Delaware as the owner of the VLTs in Borrower’s properties in such states; provided that such amount will be reduced by the amount of Consolidated Net Income, if any, recognized by Borrower and its Restricted Subsidiaries from the joint venture to be entered into with IGT Global Solutions Corporation in respect of Borrower’s existing Rhode Island properties; provided further that the amount added to Consolidated EBITDA under this clause (H) shall not exceed (x) $~~25~~10.0 million in the aggregate during such Test Period solely for purposes of determining the size of any basket based on a percentage of Consolidated EBITDA in Article X (other than for the avoidance of doubt, Section 10.08(a)) or (y) for any other purpose or (y) for any other purpose, $25.0 million in the aggregate during such Test Period .

Notwithstanding anything to the contrary contained herein, solely for purposes of determining compliance with the Financial Maintenance Covenant, Consolidated EBITDA shall be deemed to be (i) $152.2 million for the fiscal quarter ended June 30, 2020, (ii) $162.3 million for the fiscal quarter ended September 30, 2020, (iii) $148.5 million for the fiscal quarter ended December 31, 2020 and (iv) $163.4 million for the fiscal quarter ended March 31, 2021.

“Consolidated First Lien Net Indebtedness” shall mean Consolidated Net Indebtedness that is secured by any Lien on property or assets of Borrower or any Restricted Subsidiary that is pari passu with, or senior to, the Lien securing the Obligations.

“Consolidated First Lien Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated First Lien Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, however that for purposes of determining whether Borrower is in compliance on a Pro Forma Basis under the Financial Maintenance Covenant pursuant to Sections 10.06(j), 10.06(k), 10.09(a)(ii), and 10.09(a)(iii), the amount described in clause (a) above shall be calculated without giving effect to clause (c) of the definition of Consolidated Net Indebtedness.

“Consolidated Interest Expense” shall mean, for any Test Period, the sum of interest expense of Borrower and its Restricted Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in arriving at Consolidated Net Income and without duplication, (a) the interest portion of payments on Capital Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged and any Escrowed Indebtedness, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) net payments made under Swap Contracts relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (j) fees and expenses associated with the consummation of the Transactions, (k) annual or quarterly agency and trustee fees paid to Administrative Agent and the agent or trustee under any other Indebtedness permitted hereunder and (l) costs and fees associated with obtaining Swap Contracts and fees payable thereunder.

“Consolidated Net Income” shall mean, for any Test Period, the aggregate of the net income of Borrower and its Restricted Subsidiaries for such Test Period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(a) any gain or loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale outside the ordinary course of business or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries shall be excluded;

(b) any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(c) the net income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of Borrower and its Restricted Subsidiaries shall be increased by the net income of such Persons solely to the extent of the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary thereof in respect of such period by such Persons (or to the extent converted into cash);

(d) the undistributed earnings of any Restricted Subsidiary of Borrower that is not a Guarantor to the extent that, on the date of determination the payment of cash dividends or similar cash distributions by such Restricted Subsidiary (or loans or advances by such subsidiary to any parent company) are not permitted by the terms of any Contractual Obligation (other than under any Credit Document) or Requirement of Law applicable to such Restricted Subsidiary shall be excluded, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been waived; provided that Consolidated Net Income of Borrower and its Restricted Subsidiaries shall be increased by the net income of such Restricted Subsidiaries solely to the extent of the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary (not subject to such restriction) thereof in respect of such period by such Restricted Subsidiaries (or to the extent converted into cash);

(e) any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(f)   any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, or otherwise in respect of, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded;

(g) the cumulative effect of a change in accounting principles shall be excluded;

(h) any expenses or reserves for liabilities shall be excluded to the extent that Borrower or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which Borrower or any of its Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that Borrower or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (h));

(i) losses, to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(j)   gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded; and

(k)   the net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to Borrower’s economic ownership interest therein.

Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under any Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) in the applicable Test Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under any such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof); provided that any “true-up” of rent paid in cash pursuant to such Gaming/Racing Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

“Consolidated Net Indebtedness” shall mean, as at any date of determination, (a) the aggregate amount of all Indebtedness of Borrower and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged and any Escrowed Indebtedness) on such date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations in respect of Capital Leases, purchase money Indebtedness, Indebtedness evidenced by promissory notes and similar instruments and Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (iii) below), minus (b) Unrestricted Cash, minus (c) Development Expenses (x) of the type described in clause (a) of the definition thereof and (y) to the extent paid using Unrestricted Cash or the proceeds of Indebtedness that was previously included in clause (a) of the definition thereof, of the type described in clause (b) in such definition thereof (excluding Development Expenses that consist of Unrestricted Cash that was deducted from Consolidated Net Indebtedness pursuant to clause (b) above, if any); provided that (i) Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (i) of the definition thereof, (ii) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than Borrower or any of its Restricted Subsidiaries, (iii) Consolidated Net Indebtedness shall not include Contingent Obligations, provided, however, that if and when any Contingent Obligation that does not constitute Consolidated Net Indebtedness is demanded for payment from Borrower or any of its Restricted Subsidiaries, then the amount of such Contingent Obligation shall be included in such calculations of Consolidated Net Indebtedness and (iv) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Subsidiary of Borrower that is not a Guarantor and which Indebtedness is not guaranteed by any Credit Party in an amount in excess of the proportion of such Indebtedness that would not be so excluded shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (d) thereof.

“Consolidated Secured Net Indebtedness” shall mean Consolidated Net Indebtedness minus the sum of the portion of Indebtedness of Borrower or any Restricted Subsidiary included in Consolidated Net Indebtedness that is not secured by any Lien on property or assets of Borrower or any Restricted Subsidiary.

“Consolidated Total Assets” shall mean, as at any date of determination with respect to any Person, the total amount of all assets of such Person in accordance with GAAP, as shown on the most recent Section 9.04 Financials.

“Consolidated Total Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, however that for purposes of determining whether the maximum permitted Consolidated Total Net Leverage Ratio is satisfied pursuant to Sections 10.06(j), 10.06(k), 10.09(a)(ii) and 10.09(a)(iii), the amount described in clause (a) above shall be calculated without giving effect to clause (c) of the definition of Consolidated Net Indebtedness.

“Consolidated Total Secured Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Secured Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Control” shall mean the possession, directly or indirectly, of the power to (x) vote more than fifty percent (50%) (or, for purposes of (1) Section 10.07, ten percent (10%) of the outstanding voting interests of a Person and (2) the definition of Bally’s Permitted Assignee, fifteen percent (15%)) of the outstanding voting interests of a Person or (y) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Property” shall mean, each of the following, individually: (i) the Twin River Casino, (ii) the Tiverton Casino Hotel, (iii) the Dover Downs Hotel & Casino and (iv) the Hard Rock Hotel and Casino Biloxi.

“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 13.22.

“Covered Taxes” shall mean all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under this Agreement, any Note, any Guarantee or any other Credit Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans, Other Revolving Commitments and Other Revolving Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension, conversion, amendment or renewal of existing Indebtedness) in exchange for, or to extend, amend, convert, renew, replace or refinance, in whole or part, then-existing Term Loans, Revolving Loans (and/or unused Revolving Commitments) and/or Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) other than in the case of customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the following requirements), such Indebtedness has the same or a later maturity and, except in the case of any Indebtedness consisting of a revolving credit facility, a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt (determined without giving effect to the impact of prepayments on amortization of Term Loans being refinanced), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any arrangement fees, upfront fees and original issue discount), plus, any unutilized commitments thereunder, (iii) such Refinanced Debt shall be repaid, defeased, satisfied and discharged (or in the case of revolving commitments, permanently reduced) or extended or renewed on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on or promptly following the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained (or released from escrow, as applicable), (iv) to the extent such Credit Agreement Refinancing Indebtedness consists of a revolving credit facility, the Revolving Commitments shall be reduced and/or terminated or extended, amended renewed or converted, as applicable, such that the Total Revolving Commitments (after giving effect to such Credit Agreement Refinancing Indebtedness and such reduction or termination) shall not exceed the Total Revolving Commitments immediately prior to the incurrence of such Credit Agreement Refinancing Indebtedness, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any arrangement fees, upfront fees and original issue discount), (v) the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of such Indebtedness are (as determined by Borrower in good faith) substantially identical to the terms of the Refinanced Debt as existing on the date of incurrence of such Credit Agreement Refinancing Indebtedness except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any Credit Agreement Refinancing Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any Credit Agreement Refinancing Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Credit Agreement Refinancing Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to Borrower (as reasonably determined by Borrower in good faith), when taken as a whole, than the terms of the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness) (it being understood that any Credit Agreement Refinancing Indebtedness may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis (only in respect of a Credit Agreement Refinancing Indebtedness that ranks pari passu with the Obligations) or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Credit Agreement Refinancing Indebtedness with the proceeds of permitted refinancing Indebtedness))), or (y) are (1) added to the Term B Facility Loans or Revolving Facility or (2) applicable only after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness) (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Credit Agreement Refinancing Indebtedness, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Class), (vi) Borrower shall be the sole borrower thereunder and no Subsidiary of Borrower shall guaranty such Indebtedness unless such Subsidiary is also a Guarantor hereunder, and (vii) to the extent such Indebtedness is secured, such Indebtedness shall not be secured by any Liens on any assets, except Liens on the Collateral. Revolving Commitments (and Revolving Loans thereunder) and Term Loans may each be refinanced with either term or revolving Credit Agreement Refinancing Indebtedness. For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement, so long as the terms of such instruments do not include any financial maintenance covenant.

“Credit Documents” shall mean (a) this Agreement, (b) the Notes, (c) the L/C Documents, (d) the Security Documents, (e) any Pari Passu Intercreditor Agreement, (f) any Second Lien Intercreditor Agreement, (g) any Incremental Joinder Agreement, (h) any Extension Amendment, (i) any Refinancing Amendment, (j) the Foreign Guaranty, (k) any Joinder Agreement and (l) each other agreement entered into by any Credit Party with Administrative Agent, Collateral Agent and/or any Lender, in connection herewith or therewith evidencing or governing the Obligations (other than the Engagement Letter), all as amended from time to time, but shall not include a Swap Contract or Cash Management Agreement.

“Credit Parties” shall mean Borrower and the Guarantors.

“Credit Swap Contracts” shall mean any Swap Contract between Borrower and/or any or all of the other Credit Parties and a Swap Provider (excluding any Swap Contract of the type described in the last sentence of the definition of Swap Contract).

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for each Excess Cash Flow Period ending after the Closing Date and prior to such date.

“Cure Expiration Date” has the meaning set forth in Section 11.03.

“DBR” shall mean the State of Rhode Island Department of Business Regulation.

“Debt Fund Affiliate” shall mean (i) any affiliate of Borrower that is a bona fide debt Fund or managed account or financial institution that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) any affiliate of Borrower that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and whose managers have fiduciary duties to the investors in such fund or other investment vehicle independent of, or in addition to, their duties to Borrower.

“Debt Issuance” shall mean the incurrence by Borrower, any Restricted Subsidiary or any Interactive Unrestricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 10.01). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance for purposes of Section 2.10(a).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdiction from time to time in effect.

“Declined Amounts” shall have the meaning provided in Section 2.10(b).

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“Default Quarter” shall have the meaning provided in Section 11.03.

“Default Rate” shall mean a per annum rate equal to, (i) in the case of principal on any Loan, the rate which is 2% in excess of the rate borne by such Loan immediately prior to the respective payment default or other Event of Default, and (ii) in the case of any other Obligations, the rate which is 2% in excess of the rate otherwise applicable to ABR Loans which are Revolving Loans from time to time (determined based on a weighted average if multiple Tranches of Revolving Commitments are then outstanding).

“Defaulting Lender” shall mean, subject to Section 2.14(b), any Lender that (i) has failed to (A) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender has notified Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), or (B) comply with its obligations under this Agreement to make a payment to the L/C Lender in respect of a L/C Liability, make a payment to Swingline Lender in respect of a Swingline Loan, and/or make a payment to a Lender of any amount required to be paid to it hereunder, in each case within two (2) Business Days of the date when due, (ii) has notified Borrower, Administrative Agent, a L/C Lender or the Swingline Lender in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or has defaulted generally (excluding bona fide disputes) on its funding obligations under other loan agreements or credit agreements or other similar agreements, (iii) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company, (iv) any Lender that has, for three or more Business Days after written request of Administrative Agent or Borrower, failed to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon Administrative Agent’s and Borrower’s receipt of such written confirmation) or (v) becomes the subject of a Bail-In Action. Any determination of a Defaulting Lender under clauses (i) through (v) above will be conclusive and binding absent manifest error.

“Delaware Gaming Authorities” shall mean Delaware State Lottery Office through the powers delegated to the Director thereof, the Delaware’s Department of Safety and Homeland Security, Division of Gaming Enforcement.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by a financial officer of Borrower, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designation” has the meaning set forth in Section 9.12(a).

“Designation Amount” has the meaning set forth in Section 9.12(a)(ii).

“Development Expenses” shall mean, without duplication, the aggregate principal amount, not to exceed $200.0 million at any time, of (a) outstanding Indebtedness incurred after the Closing Date, the proceeds of which, at the time of determination, as certified by a Responsible Officer of Borrower, are pending application and are required or intended to be used to fund and (b) amounts spent after the Closing Date (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, in each case, (i) Expansion Capital Expenditures of Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness; provided that (A) Borrower or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming/Racing Licenses or authorizations by any Governmental Authority, so long as, in the case of any such Gaming/Racing Licenses or other governmental authorizations, Borrower or a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming/Racing Licenses or authorizations by any Governmental Authority), (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure or a Development Project from and after the end of the first full fiscal quarter after the completion of construction of the applicable Expansion Capital Expenditure or Development Project or, in the case of a Development Project or Expansion Capital Expenditure that was not open for business when construction commenced, from and after the end of the first full fiscal quarter after the date of opening of such Development Project or Expansion Capital Expenditure, if earlier, and (C) in order to avoid duplication, it is acknowledged that to the extent that the proceeds of any Indebtedness referred to in clause (a) above have been applied (whether for the purposes described in clauses (i), (ii) or (iii) above or any other purpose), such Indebtedness shall no longer constitute Development Expenses under clause (a) above (it being understood, however, that any such application in accordance with clauses (i), (ii) or (iii) above shall, subject to the other requirements and limitations of this definition, constitute Development Expenses under clause (b) above).

“Development Project” shall mean Investments, directly or indirectly, (a) in any Joint Ventures or Unrestricted Subsidiaries in which Borrower or any of its Restricted Subsidiaries, directly or indirectly, has control or with whom it has a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and, in the case of a Joint Venture, in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture, or (b) in, or expenditures with respect to, casinos, “racinos,” full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns or Persons that own casinos, “racinos”, full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns (including casinos, “racinos”, full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns in development or under construction that are not presently open or operating) with respect to which Borrower or any of its Restricted Subsidiaries will directly manage the development thereof or (directly or indirectly through Subsidiaries) Borrower or any of its Restricted Subsidiaries has entered into a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and such contract remains in full force and effect at the time of such Investment, though it may be subject to regulatory approvals, in each case, used to finance, or made for the purpose of allowing such Joint Venture, Unrestricted Subsidiary, casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern, as the case may be, to finance the purchase or other acquisition or construction of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such Joint Venture, Unrestricted Subsidiary, casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern and assets ancillary or related thereto, or the construction and development of a casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application, tavern or assets ancillary or related thereto and including Pre-Opening Expenses with respect to such Joint Venture, Unrestricted Subsidiary, casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern and other fees and payments to be made to such Joint Venture, Unrestricted Subsidiary or the owners of such casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern.

“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit.

“Discount Range” shall have the meaning provided in Exhibit O hereto.

“Disqualification” shall mean, with respect to any Person:

(a) the failure of such Person to timely file pursuant to applicable Gaming/Racing Laws (i) any application required of such Person by any Gaming/Racing Authorities in connection with any licensing or approval required of such Person as a lender to Borrower pursuant to applicable Gaming/Racing Laws or (ii) any application or other papers, in each case, required by any Gaming/Racing Authority in connection with a determination by such Gaming/Racing Authority of the suitability of such Person as a lender to Borrower;

(b)  the withdrawal by such Person (except where requested or permitted by any Gaming/Racing Authority) of any such application or other required papers;

(c)  any final determination by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws (i) that such Person is “unsuitable” as a lender to Borrower, (ii) that such Person shall be “disqualified” as a lender to Borrower or (iii) denying the issuance to such Person of a license or finding of suitability or other approval or waiver; or

(d) such Person has otherwise failed to obtain a license or finding of “suitability” or other approval required by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws which failure results in a Material Adverse Effect on Borrower and/or any Restricted Subsidiary.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof, pursuant to a sinking fund or otherwise (other than solely (w) for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations, (x) as a result of a redemption required by Gaming/Racing Law, (y) as a result of a redemption that by the terms of such Equity Interest is contingent upon such redemption not being prohibited by this Agreement or (z) with respect to Equity Interests issued to any plan for the benefit of, or to, present or former directors, officers, consultants or employees that is required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations as a result of such director’s, officer’s, consultant’s, or employee’s termination, resignation, retirement, death or disability), or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect at the time of issuance thereof.

“Disqualified Lenders” shall mean (a) banks, financial institutions, other institutions or Persons identified in writing to the Lead Arrangers by Borrower on or prior to the date of the Engagement Letter as a disqualified lender, (b) any Person identified in writing by Borrower to the Lead Arrangers on or prior to the date of the Engagement Letter, or that is identified in writing by Borrower to the Lead Arrangers (or, after the Closing Date, to Administrative Agent) thereafter that, at the time, (i) owns or operates a casino or similar gaming establishment or is seeking a gaming license for a casino or similar gaming establishment, in each case, located within 125 miles of any Core Property or (ii) is a competitor of Borrower and its Subsidiaries, or (c) any Affiliate of a Person referred to in clause (b) that is (i) reasonably identifiable as such solely on the basis of their name (other than any bona fide (A) debt fund, (B) investment vehicle, (C) regulated bank entity or (D) non-regulated lending entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business (“Bona Fide Debt Funds”)) or (ii) identified in writing by Borrower to the Lead Arrangers (or, after the Closing Date, to Administrative Agent) from time to time after the date of the Engagement Letter (other than any Bona Fide Debt Funds); provided, that (i) any subsequent designation of a Disqualified Lender pursuant to the foregoing clauses (b) and (c) after the date of the Engagement Letter will not become effective until three (3) Business Days after such designation is delivered pursuant to the terms of this definition, it being understood that no such subsequent designation shall apply to any entity that is currently a Lender or party to a pending trade and (ii) the foregoing shall not apply retroactively to disqualify any parties that have previously been allocated a portion of the facilities hereunder or acquired an assignment or participation interest in the facilities hereunder to the extent such party was not a Disqualified Lender at the time of the applicable allocation, assignment or participation, as the case may be.

“Division” shall mean the Division of Lotteries of the State of Rhode Island Department of Revenue.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternate Currency, the equivalent amount thereof in Dollars as determined by Administrative Agent or the applicable L/C Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) and pursuant to Section 1.09 for the purchase of Dollars with such Alternate Currency.

“Dollars” and “$” shall mean the lawful money of the United States.

“Domestic Credit Party” shall mean the Borrower and each other Credit Party that is a Domestic Subsidiary.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated, organized or formed in the United States, any state thereof or the District of Columbia.

“Dover Downs Hotel & Casino” shall mean the Dover Downs Hotel & Casino, located in Dover, Delaware.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean and include (i) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D), (ii) solely for purposes of Borrower Loan Purchases, Borrower and its Restricted Subsidiaries, (iii) so long as in compliance with Section 13.05(e), Affiliated Lenders and (iv) so long as in compliance with Section 13.05(h), Debt Fund Affiliates; provided, however, that (x) other than as set forth in clauses (ii), (iii) and (iv) of this definition, neither Borrower nor any of Borrower’s Affiliates or Subsidiaries shall be an Eligible Assignee, (y) Eligible Assignee shall not include any Person that is a Disqualified Lender as of the applicable Trade Date unless consented to in writing by Borrower and (z) Eligible Assignee shall not include any Person who is a Defaulting Lender or subject to a Disqualification.

“Eligible Foreign Subsidiary” means any Foreign Subsidiary that is a Restricted Subsidiary that is approved from time to time by the Administrative Agent and each Lender with an Amendment No. 3 Revolving Commitment.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity.

“Engagement Letter” shall mean (i) the Amended and Restated Engagement Letter, dated as of April 27, 2021, among Borrower and the Lead Arrangers and (ii) each fee letter entered into in connection therewith (if any).

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Action” shall mean (a) any notice, claim, directive, order, litigation, judicial or administrative proceeding, demand or other written or, to the knowledge of any Responsible Officer of Borrower, oral communication alleging liability or responsibility of Borrower or any of its Restricted Subsidiaries for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment arising under Environmental Law and (b) any investigation, monitoring, removal or remedial activities undertaken by or on behalf of Borrower or any of its Restricted Subsidiaries, arising under Environmental Law whether or not such activities are carried out voluntarily.

“Environmental Law” shall mean any and all applicable treaties, Laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Equity Holder Disqualification” shall mean, with respect to any Person:

(a) the failure of such Person to timely file pursuant to applicable Gaming/Racing Laws (i) any application required of such Person by any Gaming/Racing Authorities in connection with any licensing or approval required of such Person as a holder of any Equity Interests of Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing, pursuant to applicable Gaming/Racing Laws or (ii) any application or other papers, in each case, required by any Gaming/Racing Authority in connection with a determination by such Gaming/Racing Authority of the suitability of such Person as a holder of any Equity Interests of Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing;

(b)  the withdrawal by such Person (except where requested or permitted by any Gaming/Racing Authority) of any such application or other required papers;

(c)  any final determination by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws (i) that such Person is “unsuitable” as a holder of any Equity Interests of Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing, (ii) that such Person shall be “disqualified” as a holder of any Equity Interests of Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing or (iii) denying the issuance to such Person of a license or finding of suitability or other approval or waiver; or

(d) such Person has otherwise failed to obtain a license or finding of “suitability” or other approval required by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws which failure results in a Material Adverse Effect on Borrower and/or any Restricted Subsidiary.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests or Swap Contracts entered into as a part of, or in connection with, an issuance of such debt instrument shall not be deemed an Equity Interest.

“Equity Issuance” shall mean (a) any issuance or sale after the Closing Date by Borrower of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by Borrower after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed an issuance of Indebtedness and not an Equity Issuance for purposes of the definition of Equity Issuance Proceeds; provided, however, that such issuance or sale shall be deemed an Equity Issuance upon the conversion or exchange of such debt instrument into Equity Interests.

“Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith; provided that, with respect to any Equity Interests issued upon exercise of any Equity Rights, the Equity Issuance Proceeds with respect thereto shall be determined without duplication of any Equity Issuance Proceeds received in respect of such Equity Rights.

“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity” shall mean any member of the ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) (i) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) the failure by any ERISA Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or (iii) the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security; (j) the withdrawal of any ERISA Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such ERISA Entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries.

“ERISA Group” shall mean Borrower and its Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any of its Restricted Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“Erroneous Payment” has the meaning set forth in Section 12.16(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 12.16(d).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 12.16(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 12.16(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 12.16(d).

“Escrowed Indebtedness” shall mean Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“EURIBOR Rate” shall mean, with respect to any applicable Loan denominated in Euros and for any Interest Period, the greater of (a) the EURIBOR Screen Rate, two (2) TARGET Days prior to the commencement of such Interest Period and (b) 0.00%.

“EURIBOR Screen Rate” shall mean the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two (2) TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“EURIBOR Loan” means a Loan that bears interest at a rate based on the EURIBOR Rate. “Events of Default” has the meaning set forth in Section 11.01.

“Excess Cash Flow” shall mean, for any fiscal year of Borrower, an amount, if positive, equal to (without duplication):

(a) Consolidated Net Income; plus

(b) an amount equal to the amount of all non-cash charges or losses (including write-offs or write-downs, depreciation expense and amortization expense including amortization of goodwill and other intangibles) to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash expense to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period and that did not reduce Excess Cash Flow at the time paid); plus

(c) the decrease, if any, in Working Capital from the beginning of such period to the end of such period (for the avoidance of doubt, an increase in negative Working Capital is a decrease in Working Capital); minus

(d) all payments with respect to restricted stock units upon the Person to whom such restricted stock units were originally issued ceasing to be a director, officer, employee, consultant or advisor and net income or loss allocated to unvested participating restricted stock of Borrower; plus

(e) any amounts received from the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(f)   the increase, if any, of Working Capital from the beginning of such period to the end of such period; minus

(g) any amounts paid in connection with the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(h) the amount of Capital Expenditures made in cash during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(i) the amount of principal payments made in cash during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) of the Loans, Other Applicable Indebtedness and Other First Lien Indebtedness of Borrower and its Restricted Subsidiaries (excluding (i) repayments of Revolving Loans or Swingline Loans or other revolving indebtedness, except to the extent the Revolving Commitments or commitments in respect of such other revolving debt, as applicable, are permanently reduced in connection with such repayments, (ii) prepayments of Loans or other Indebtedness, in each case, that reduce the amount of Excess Cash Flow prepayment required to be made with respect to such fiscal year under Section 2.10(a)(iv)(y) (including as a result of Section 2.10(a)(vii)) and (iii) mandatory prepayments of Loans pursuant to Section 2.10(a)(i), 2.10(a)(ii) or 2.10(a)(iii), except to the extent the Net Available Proceeds from such Casualty Event or Asset Sale, as applicable, used to make such mandatory prepayments were included in the calculation of Consolidated Net Income), in each case, except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(j)   the amount of Investments made during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.04 (other than Sections 10.04(a) (to the extent outstanding on the Closing Date), (b), (c), (d), (e), (f) (except to the extent such amount increased Consolidated Net Income), (g) (except to the extent that the receipt of consideration described therein increased Consolidated Net Income), (h) (to the extent taken into account in arriving at Consolidated Net Income), (j), (l) (except to the extent made in reliance on clause (a) of the Available Amount), (o) (to the extent outstanding on the date of the applicable acquisition, merger, amalgamation or consolidation), (q), (r), (u), (v), (w), (bb) (to the extent taken into account in arriving at Consolidated Net Income), (cc) (to the extent taken into account in arriving at Consolidated Net Income), (dd) and (ee)), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(k) the amount of all non-cash gains to the extent included in arriving at such Consolidated Net Income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash loss in any prior period); minus

(l)   the amount of all Restricted Payments made during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.06(e), 10.06(f), 10.06(g), 10.06(h), 10.06(i), 10.06(j) (to the extent made in reliance on clause (a) of the Available Amount), 10.06(l) (to the extent not taken into account in arriving at Consolidated Net Income) and 10.06(n), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(m)  the amount of all Junior Prepayments made during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.09(a)(i), 10.09(a)(ii) (to the extent made in reliance on clause (a) of the Available Amount), 10.09(a)(iii), 10.09(a)(viii) or 10.09(a)(xiii), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(n) any expenses or reserves for liabilities to the extent that Borrower or any Restricted Subsidiary is entitled to indemnification or reimbursement therefor under binding agreements or insurance claims therefor to the extent Borrower has not received such indemnity or reimbursement payment, in each case, to the extent not taken into account in arriving at Consolidated Net Income; minus

(o) the amount of cash Taxes actually paid by Borrower and its Restricted Subsidiaries to Governmental Authorities during such period; minus

(p) the amount of income tax benefit included in determining Consolidated Net Income for such fiscal year (if any); minus

(q) to the extent included in Consolidated Net Income, Specified 10.04(k) Investment Returns received during such fiscal year; minus

(r)   without duplication of amounts deducted from Excess Cash Flow in any other periods, the aggregate consideration required to be paid in cash by Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments permitted under this Agreement or Capital Expenditures in each case to the extent expected to be consummated or made during the period of four consecutive fiscal quarters of Borrower following the end of such period (except, in each case, to the extent financed (or anticipated to be financed) with proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds do not (or are not anticipated to) increase Consolidated Net Income)); provided that to the extent the aggregate amount actually utilized in cash to finance such Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; minus

(s)   payments by Borrower and the Restricted Subsidiaries during such period in respect of purchase price holdbacks, earn-outs and other contingent obligations and long-term liabilities of Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income and except to the extent financed with the proceeds of Indebtedness (other than revolving Indebtedness) of Borrower or its Restricted Subsidiaries; minus

(t)   any other cash expenditure made during such period that does not reduce Consolidated Net Income.

“Excess Cash Flow Period” shall mean each fiscal year of Borrower, commencing with the fiscal year of Borrower ending on December 31, 2022.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” shall mean net cash proceeds received by Borrower from the sale (other than (i) to a Subsidiary of Borrower or (ii) to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Borrower) of Equity Interests (other than Disqualified Capital Stock or any Permitted Equity Issuances pursuant to Section 11.03) of Borrower in each case (x) not including any amounts included in the Available Amount and (y) to the extent designated as Excluded Contributions by Borrower, pursuant to an officer’s certificate delivered to Administrative Agent, within one hundred and eighty (180) days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be.

“Excluded Information” shall have the meaning provided in Section 12.07(b).

“Excluded Property” shall mean, with respect to any Credit Party or any other grantor of a security interest pursuant to the Security Documents, any property or other assets of such Credit Party or such other grantor that would constitute “Excluded Property” pursuant to the definition thereof in the

U.S. Security Agreement; provided that, notwithstanding anything herein, in the Agreed Security Principles or in any other Credit Document to the contrary, in no event shall the Equity Interests of any Credit Party owned by a Credit Party constitute Excluded Property or “Excluded Assets” or any similar defined term in any Credit Document (except to the extent such Equity Interests would otherwise constitute Excluded Property (as defined in the U.S. Security Agreement) or “Excluded Assets” or any similar defined term in any Credit Document or would be excluded from the requirement to grant a security interest thereon pursuant to Section 11(g) of the Agreed Security Principles, in each case, because the pledge or assignment thereof, or grant of a security interest therein, would constitute a violation of any applicable Requirements of Law (including any Gaming/Racing Laws) or require the consent of any Governmental Authority (including any Gaming/Racing Authority) which has not been obtained).

“Excluded Subsidiary” shall mean (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is a (i) Foreign Subsidiary, (ii) CFC Holdco, (iii) Subsidiary of a Foreign Subsidiary of Borrower if such Foreign Subsidiary is a CFC or (iv) Subsidiary of a CFC Holdco, (d) any Subsidiary that is not a Wholly Owned Subsidiary, (e) any Subsidiary that is prohibited by applicable law, rule or regulation (including, without limitation, any Gaming/Racing Laws) or by any agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations, and in each case, only for so long as such prohibition exists; provided that any such agreement, instrument or other undertaking (i) is in existence on the Closing Date and listed on Schedule 1.01(A) (or, with respect to a Subsidiary acquired after the Closing Date, as of the date of such acquisition) (or is an amendment thereof that is not materially more restrictive) and (ii) was not entered into in connection with or anticipation of this provision, (f) any Subsidiary for which guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority (including, without limitation, any Gaming/Racing Authority), unless such consent, approval, license or authorization has been received and is in effect, (g) any Subsidiary that is a special purpose entity, (h) any not-for-profit Subsidiaries, (i) any captive insurance Subsidiaries and (j) any other Subsidiary (other than Gamesys or any other Subsidiary of the Borrower that directly or indirectly owns any Equity Interests of Gamesys) with respect to which, in the reasonable judgment of Administrative Agent and Borrower, the cost or other consequences (including any material (as determined by Borrower in its reasonable discretion) adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided, however, that neither Gamesys, any Restricted Subsidiary of Gamesys, nor any Subsidiary of the Borrower that directly or indirectly owns any Equity Interests of Gamesys, shall be considered a Foreign Subsidiary, a CFC, or a Subsidiary of a Foreign Subsidiary or of a CFC Holdco, for purposes of the foregoing except if, solely in the case of a Restricted Subsidiary of Gamesys, the provision of a guarantee by such Restricted Subsidiary would result in material adverse tax consequences as determined by Borrower in its reasonable discretion; provided, further, that any Person that becomes a Guarantor or a Foreign Subsidiary Borrower hereunder shall cease to be an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean all of the following Taxes imposed on or with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party or required to be deducted from a payment to such recipient, in each case, under any Credit Document, (a) Taxes imposed on or measured by such recipient’s net income or net profits (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by a jurisdiction as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of any Lender, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment (or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan) (in each case, other than pursuant to an assignment requested by Borrower under Section 2.11(a)) or (ii) such Lender designates a new applicable lending office, except in each case to the extent that additional amounts with respect to such withholding Tax were payable pursuant to Section 5.06(a) either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan or Commitment or to such Lender immediately before it designated the new applicable lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.06(c), and (d) any withholding Tax imposed under FATCA. For purposes of clause (b) of this definition, a Lender that acquires a participation pursuant to Section 4.07(b) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of May 10, 2019 (as amended and otherwise modified prior to the date hereof), among Borrower, Citizens, as administrative agent and collateral agent, the lenders party thereto and the other parties party thereto.

“Existing Letters of Credit” shall mean any letter of credit previously issued that (a) will remain outstanding on and after the Closing Date and (b) is listed on Schedule 1.01(F).

“Existing Revolving Loans” shall have the meaning provided in Section 2.13(b).

“Existing Revolving Tranche” shall have the meaning provided in Section 2.13(b).

“Existing Term Loan Tranche” shall have the meaning provided in Section 2.13(a).

“Existing Tranche” shall mean any Existing Term Loan Tranche or Existing Revolving Tranche.

“Expansion Capital Expenditures” shall mean any capital expenditure by Borrower or any of its Restricted Subsidiaries in respect of the purchase, construction, development or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in Borrower’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of Borrower and its Restricted Subsidiaries, excluding any such capital expenditures financed with Net Available Proceeds of an Asset Sale or Casualty Event and excluding capital expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of Borrower and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s day to day operations as then conducted.

“Extended Revolving Commitments” shall have the meaning provided in Section 2.13(b).

“Extended Revolving Loans” shall have the meaning provided in Section 2.13(b).

“Extended Term Loans” shall have the meaning provided in Section 2.13(a).

“Extending Lender” shall have the meaning provided in Section 2.13(c).

“Extension Amendment” shall have the meaning provided in Section 2.13(d).

“Extension Date” shall mean any date on which any Existing Term Loan Tranche or Existing Revolving Tranche is modified to extend the related scheduled maturity date(s) in accordance with Section 2.13 (with respect to the Lenders under such Existing Term Loan Tranche or Existing Revolving Tranche which agree to such modification).

“Extension Election” shall have the meaning provided in Section 2.13(c).

“Extension Request” shall mean any Term Loan Extension Request or Revolving Extension Request.

“Extension Tranche” shall mean all Extended Term Loans of the same tranche or Extended Revolving Commitments of the same tranche that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Tranche).

“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by Borrower, that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“Fair Share” has the meaning set forth in Section 6.10.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, further, that if the aforesaid rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Final Maturity Date” shall mean the latest of the latest R/C Maturity Date, the Term B Facility Maturity Date, the latest New Term Loan Maturity Date, the latest final maturity date applicable to any Extended Term Loans, the latest final maturity date applicable to any Extended Revolving Commitments, the latest final maturity date applicable to any Other Term Loans and the latest final maturity date applicable to any Other Revolving Loans.

“Financial Covenant Event of Default” has the meaning provided in Section 11.01(d).

“Financial Maintenance Covenant” shall mean the covenant set forth in Section 10.08(a).

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Amendment” shall mean that certain First Amendment to Credit Agreement, dated as of June 23, 2023, made by Administrative Agent.

“First Amendment Effective Date” has the meaning set forth in the First Amendment. “Fixed Amounts” has the meaning set forth in Section 1.08(a).

“Fixed Charge Coverage Ratio” shall mean, on any date, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for the Test Period most recently ended as of such date to the Fixed Charges of such Person for the Test Period most recently ended as of such date.

“Fixed Charges” shall mean, on any date, with respect to any specified Person for any Test Period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such Test Period, whether paid or accrued, including, without limitation, amortization of original issue discount or premium, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Accounting Standards Codification Nos. 815 and 820), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Swap Contracts in respect of interest rates but excluding any amortization or write-off of deferred financing costs or debt issuance costs and excluding commitment fees, underwriting fees, assignment fees, debt issuance costs or fees, redemption or prepayment premiums, and other transaction expenses or costs or fees consisting of Transaction Activities associated with undertaking, or proposing to undertake, any Transaction Activity; plus

(b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such Test Period; plus

(c) any interest expense on Indebtedness of another Person during such Test Period that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guaranty or Lien is called upon; plus

(d) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Borrower (other than Disqualified Capital Stock) or to Borrower or a Restricted Subsidiary of Borrower, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined, federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case for such Test Period and determined on a consolidated basis in accordance with GAAP.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean, with respect to (a) Term B Facility Loans, 0.50% per annum and (b) Revolving Loans, 0.00% per annum.

“Foreign Credit Party” shall mean each Credit Party that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“Foreign Guaranty” means a New York law governed guaranty agreement (including any joinders or supplements thereto) executed by a Foreign Subsidiary, in form and substance reasonably satisfactory to the Borrower and Administrative Agent.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement (excluding employment agreements and any statutory plans) maintained or contributed to by, or entered into with, Borrower or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Security Document” shall mean each security document executed by a Credit Party that is governed by the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, in each case in accordance with terms of this Agreement and the other Credit Documents.

“Foreign Subsidiary” shall mean each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“Foreign Subsidiary Borrower” means any Eligible Foreign Subsidiary that becomes a Foreign Subsidiary Borrower pursuant to Section 2.17 and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section; provided that in no event shall any Foreign Subsidiary Borrower be organized in France or Japan.

“Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Credit Party” has the meaning set forth in Section 6.10.

“Funding Date” shall mean the date of the making of any extension of credit (whether the making of a Loan or the issuance of a Letter of Credit) hereunder (including the Closing Date).

“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.

“Gamesys” shall mean Gamesys Group plc and its successors.

“Gamesys Acquisition” shall mean the acquisition by Borrower, directly or indirectly, of 100% of the issued and outstanding Equity Interests of Gamesys.

“Gamesys Court Order” means the order of the High Court of Justice of England and Wales sanctioning the Gamesys Scheme.

“Gamesys Scheme” means the scheme of arrangement pursuant to part 26 of the Companies Act 2006 proposed by Gamesys to its shareholders on June 1, 2021 to implement the Gamesys Acquisition.

“Gamesys Scheme Effective Date” means the date on which the Gamesys Court Order or copy of the Gamesys Court Order sanctioning the Gamesys Scheme is duly delivered on behalf of Gamesys to the Registrar of Companies in accordance with section 899 of the Companies Act 2006.

“Gaming/Racing Authority” shall mean the applicable gaming and/or racing board, commission or other Governmental Authority responsible for the administration, execution and administrative enforcement of, or otherwise having licensing or regulatory authority with respect to, the Gaming/Racing Laws applicable to Borrower or any of its Restricted Subsidiaries, including, without limitation, the DBR, the Division, the Mississippi Gaming Commission, the Delaware Gaming Authorities and the Delaware Harness Racing Commission.

“Gaming/Racing Facility” shall mean, collectively, (i) each Core Property and (ii) any other casino or other gaming, wagering or racing establishment or operation owned, managed, leased or operated by Borrower or any of its Restricted Subsidiaries from time to time.

“Gaming/Racing Laws” shall mean (as clarified and supplemented by the Comfort Letters, as applicable, in respect of any Rhode Island Gaming/Racing Laws), (a) all laws, rules, regulations, ordinances, orders, decrees and other enactments applicable to Casino Gaming (as defined in R.I. Gen. Laws § 42-61.2-1(8)), casinos, dog racing, horse racing, simulcasting, VLT and/or any other gaming, gambling or wagering operations or activities (including online gaming, mobile gaming and sports wagering) with respect to Borrower or any of its Restricted Subsidiaries, as applicable, as in effect from time to time, including the policies, interpretations, orders, decisions, judgments, awards, decrees and administration thereof by any Gaming/Racing Authority, including, without limitation, R.I. Gen. Laws §§ 41-1-1, et seq., 41-2-1, et seq., 41-3-1, et seq., 41-3.1-1, et seq., 41-4-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17, 42-35-1, et seq., 42-61-1, et seq., 42-61.1-1, et seq., 42-61.2-1, et seq. and 42-61.3-1. et seq., as amended, the DBR’s rules and regulations and the Division’s rules and regulations promulgated by the respective directors of each pursuant to applicable Rhode Island laws, and the provisions of the Mississippi Gaming Control Act, as codified in Chapter 76 of Title 75 of the Mississippi Code of 1972, as amended, and the rules and regulations promulgated by the Mississippi Gaming Commission, as amended, and any consents, rulings, orders, directives or similar issuances of the Mississippi Gaming Commission pursuant thereto, and Title 29, Chapter 48 of the Delaware Code, as amended, and the regulations promulgated pursuant thereto, and all amendments thereto, and any consents, rulings, orders, directives or similar issuances of the Delaware Gaming Authorities pursuant thereto and Title 3, Chapter 100 of the Delaware Code, as amended, and the regulations promulgated pursuant thereto, and all amendments thereto, and any consents, rulings, orders, directives or similar issuances of the Delaware Harness Racing Commission pursuant thereto and the regulations promulgated pursuant thereto, and all amendments thereto, and (b) all other applicable laws, rules, regulations, ordinances, orders, decrees and other enactments applicable to the lottery, gambling (including, but not limited to, online gaming), gaming, betting (including but not limited to sports betting), wagering (including but not limited to pari-mutuel wagering), racing, fantasy sports or simulcasting operations, as in effect from time to time (including the policies, amendments, rulings, consents, interpretations, orders, decisions, directives, judgments, awards, decrees, administration or similar issuances thereof by any Gaming/Racing Authority), owned, developed, leased, managed, operated, hosted or supplied (directly or indirectly) or proposed to be owned, developed, leased, managed, operated, hosted or supplied by Borrower or any of its Restricted Subsidiaries.

“Gaming/Racing Lease” shall mean any lease entered into for the purpose of Borrower or any of its Restricted Subsidiaries to acquire (including pursuant to a sale and leaseback transaction) the right to occupy and use real property, vessels or similar assets for, or in connection with, the construction, development or operation of Gaming/Racing Facilities.

“Gaming/Racing License” means any licenses, permits, franchises, approvals, findings of suitability or other authorizations from, or report or filing with, any Gaming/Racing Authority or any other federal, state, local or foreign Governmental Authority required to own, develop, lease, manage, operate, host or supply (directly or indirectly) any lottery, gambling (including, but not limited to, online gaming), betting (including but not limited to sports betting), gaming, wagering (including but not limited to pari-mutuel wagering), racing, fantasy sports or simulcasting operation owned, developed, leased, managed, operated, hosted or supplied, or proposed to be owned, developed, leased, managed, operated, hosted or supplied by Borrower or any of its Subsidiaries or required by Gaming/Racing Laws, as clarified and supplemented by the Comfort Letters to the extent applicable.

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, office, division, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming/Racing Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law requiring notification of the buyer, mortgagee or assignee of real property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any real property, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility or business to be sold, mortgaged, assigned or transferred.

“Guarantee” shall mean the guarantee of each Guarantor (a) in the case of any Domestic Credit Party, made pursuant to Article VI, or (b) in the case of any Foreign Credit Party, made pursuant to the Foreign Guaranty.

“Guaranteed Obligations” has the meaning set forth in Section 6.01.

“Guarantor Coverage Test” shall mean a test that is satisfied, as of any date of determination, if the Consolidated EBITDA of the Credit Parties, taken as a whole, equals or exceeds eighty percent (80%) of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, taken as a whole; provided, that, for the purposes of calculating the Guarantor Coverage Test only: (a) to the extent any Credit Party generates negative Consolidated EBITDA, such Credit Party shall be deemed to have zero Consolidated EBITDA, for the purpose of calculating the numerator of the Guarantor Coverage Test; and (b) unless otherwise elected by Borrower, to the extent that a Restricted Subsidiary (i) is not a Credit Party and (ii) is an Excluded Subsidiary based on any of clauses (e) through (i) of such definition, such Restricted Subsidiary shall be deemed to have zero Consolidated EBITDA, for the purpose of calculating the denominator of the Guarantor Coverage Test.

“Guarantors” shall mean each of the Persons listed on Schedule 1.01(B) as of the Closing Date and each Restricted Subsidiary that may hereafter execute the Foreign Guaranty or a Joinder Agreement pursuant to Section 9.11, together with their successors and permitted assigns, and “Guarantor” shall mean any one of them; provided, however, that notwithstanding the foregoing, Guarantors shall not include any Excluded Subsidiary (unless the Borrower determines in its sole discretion to cause such Excluded Subsidiary to become a Guarantor; provided, further, that such Excluded Subsidiary is a Domestic Subsidiary or organized in a Specified Jurisdiction (as defined in the Agreed Security Principles) or such election is made in accordance with the terms of the Agreed Securities Principles) or any Person that has been released as a Guarantor in accordance with the terms of the Credit Documents.

“Hard Rock Collateral Assignment Consent” shall mean that certain Consent to Collateral Assignment of Hard Rock License Agreements, dated as of the Closing Date, executed by Hard Rock Hotel Licensing, Inc. and Hard Rock Café International (STP), Inc. in favor of the Collateral Agent, substantially in the form of Exhibit V hereto.

“Hard Rock Documents” shall mean, collectively, (i) the Hard Rock License Agreement, (ii) the Hard Rock Restaurant Lease, (iii) the Hard Rock Memorabilia Lease and (iv) the Hard Rock Retail Store Lease.

“Hard Rock Hotel and Casino Biloxi” shall mean the Hard Rock Hotel and Casino Biloxi, located in Biloxi, Mississippi.

“Hard Rock License Agreement” shall mean that certain License Agreement, dated May 15, 2003, by and between Premier Entertainment and Hard Rock Hotel Licensing, Inc., a Florida Corporation, as amended through the Closing Date, and as further amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Memorabilia Lease” shall mean that certain Memorabilia Lease, dated as of July 2, 2007, by and between Hard Rock Cafe and Premier Entertainment, as amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Restaurant Lease” shall mean that certain Lease Agreement (Café), dated as of December 30, 2003 by and between Premier Entertainment and Hard Rock Café International (STP), Inc., a New York Corporation, as amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Retail Store Lease” shall mean that certain Lease Agreement (Retail Store), dated as of December 30, 2003 by and between Premier Entertainment and Hard Rock Café International (STP), Inc., a New York Corporation, as amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock SNDA (Restaurant Lease)” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, to be executed by Hard Rock Café International (STP), Inc. in favor of the Collateral Agent, substantially in the form of Exhibit W hereto.

“Hard Rock SNDA (Retail Store Lease)” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, to be executed by Hard Rock Café International (STP), Inc. in favor of the Collateral Agent, substantially in the form of Exhibit X hereto.

“Hazardous Material” shall mean any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum by-product or waste), asbestos or asbestos-containing material, urea formaldehyde insulation, toxic mold, polychlorinated biphenyls, flammable or explosive substances, or pesticides subject to regulation under Environmental Law or which could reasonably be expected to give rise to liability under Environmental Law.

“Immaterial Subsidiary” shall mean (a) as of the Closing Date, those Subsidiaries of Borrower which are designated as such on Schedule 8.12(b), and (b) each additional Subsidiary of Borrower which is hereafter designated as such from time to time by written notice to Administrative Agent in a manner consistent with the provisions of Section 9.13; provided that no Person shall be so designated (or in the cases of clauses (i), (ii), (iii) and (iv) below, if already designated, remain), if, as of the date of its designation (or if already designated, as of any date following such designation) (i) (x) such Person’s (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 2.5% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 2.5% of the Consolidated Total Assets of Borrower and its Restricted Subsidiaries on a consolidated basis or (y) when such Person is taken together with all other Immaterial Subsidiaries as of such date, all such Immaterial Subsidiaries’ (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 10.0% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 10.0% of the Consolidated Total Assets of Borrower and its Restricted Subsidiaries on a consolidated basis, (ii) it owns, leases or operates any portion (other than de minimis assets) of any Core Property or owns any Equity Interests in any Guarantor, (iii) it owns any material assets which are used in connection with any Gaming/Racing Facility (other than a Gaming/Racing Facility with 200 gaming machines or less), (iv) it owns any Real Property which would be required to be a Mortgaged Real Property hereunder if such Subsidiary were not an Immaterial Subsidiary or (v) any Event of Default has occurred and remains continuing.

“Impacted Loans” has the meaning set forth in Section 5.02.

“Inaccuracy Determination” has the meaning set forth in the definition of “Applicable Fee Percentage.”

“Inaccurate Applicable Fee Percentage Period” has the meaning set forth in the definition of “Applicable Fee Percentage.”

“Inaccurate Applicable Margin Period” has the meaning set forth in the definition of “Applicable Margin.”

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Commitments” shall mean the Incremental Revolving Commitments and the Incremental Term Loan Commitments.

“Incremental Effective Date” has the meaning set forth in Section 2.12(b).

“Incremental Existing Tranche Revolving Commitments” shall have the meaning set forth in Section 2.12(a).

“Incremental Incurrence-Based Amount” has the meaning set forth in the definition of “Incremental Loan Amount”.

“Incremental Joinder Agreement” has the meaning set forth in Section 2.12(b).

“Incremental Loan Amount” shall mean, as of any date of determination, subject to Section 1.07:

(a) ~~the Shared Fixed Incremental Amount~~[reserved]; plus

(b) (x) in the case of an Incremental Commitment or Ratio Debt that serves to effectively extend the maturity of the Term Loans, the Revolving Commitments, Permitted First Priority Refinancing Debt and/or any Ratio Debt that is secured on a pari passu basis with the Obligations, an amount equal to the reductions in the Term Loans, Revolving Commitments, Permitted First Priority Refinancing Debt and/or such pari passu Ratio Debt to be replaced with such Incremental Commitment or Ratio Debt and (y) in the case of any Incremental Commitment or Ratio Debt that effectively replaces any commitment under the Revolving Facility terminated, or any Term Loan repaid, under Section 2.11, 13.04(b), 13.04(h) or 13.05(k), an amount equal to the portion of the relevant terminated commitments under the Revolving Facility or repaid Term Loans; plus

(c) the aggregate amount of (i) any voluntary prepayment or repurchase of Term Loans, Permitted First Priority Refinancing Debt or Ratio Debt that is secured on a pari passu basis with the Obligations and (ii) any permanent reduction of Revolving Commitments, revolving commitments constituting Permitted First Priority Refinancing Debt and revolving commitments constituting Ratio Debt that are secured on a pari passu basis with the Obligations, in each case to the extent the relevant prepayment or reduction (x) is not funded or effected with any long term Indebtedness and (y) does not include any prepayment of an Incremental Commitment or Ratio Debt originally incurred in reliance on clause (d) (or on clause (d) of the Ratio Debt Amount) (the amounts under clauses (b) and (c) together, the “Incremental Prepayment Amount”); minus the aggregate principal amount of all Indebtedness incurred or issued in reliance on the Ratio Prepayment Amount; plus

(d) an unlimited amount so long as, in the case of this clause (d), the Consolidated ~~Total Secured~~First Lien Net Leverage Ratio would not exceed ~~3.50~~2.00:1.00, calculated on a Pro Forma Basis after giving effect thereto, including the application of proceeds thereof, as of the last day of the most recently ended Test Period; provided that, for such purpose, (1) in the case of any Incremental Revolving Commitment, such calculation shall be made assuming a full drawing of such Incremental Revolving Commitment and (2) such calculation shall be made without netting the cash proceeds of any Borrowing under such Incremental Commitment (this clause (d), the “Incremental Incurrence-Based Amount”).

It is understood and agreed that (I) Borrower may elect to use the Incremental Incurrence-Based Amount prior to the ~~Shared Fixed Incremental Amount or the~~ Incremental Prepayment Amount and regardless of whether there is capacity under the ~~Shared Fixed~~ Incremental Prepayment Amount ~~or~~, and if the Incremental Prepayment Amount~~, and if the Shared Fixed Incremental Amount, the Incremental Prepayment Amount~~  and the Incremental Incurrence-Based Amount are each available and Borrower does not make an election, Borrower will be deemed to have elected to use the Incremental Incurrence-Based Amount; and (II) any portion of any Incremental Term Loan, Incremental Term Loan Commitment, Incremental Revolving Commitment or Ratio Debt incurred in reliance on the ~~Shared Fixed~~ Incremental ~~Amount or the Incremental~~ Prepayment Amount shall be reclassified as incurred under the Incremental Incurrence-Based Amount as Borrower may elect from time to time if Borrower meets the applicable Consolidated ~~Total Secured~~First Lien Net Leverage Ratio under the Incremental Incurrence-Based Amount at such time on a Pro Forma Basis.

“Incremental Prepayment Amount” has the meaning set forth in the definition of “Incremental Loan Amount”.

“Incremental Revolving Commitments” shall mean Incremental Existing Tranche Revolving Commitments and New Revolving Commitments.

“Incremental Revolving Loans” shall mean any Revolving Loans made pursuant to Incremental Revolving Commitments.

“Incremental Term B Loan Commitments” shall have the meaning provided in Section 2.12(a).

“Incremental Term B Loans” shall have the meaning provided in Section 2.12(a).

“Incremental Term Loan Commitments” shall mean the Incremental Term B Loan Commitments and the New Term Loan Commitments.

“Incremental Term Loans” shall mean the Incremental Term B Loans and any New Term Loans.

“incur” shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Incurrence-Based Amounts” has the meaning set forth in Section 1.08(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests and (iv) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto); provided that any earn-out obligation that appears in the liabilities section of the balance sheet of such Person shall be excluded, to the extent (x) such Person is indemnified for the payment thereof and such indemnification is not disputed or (y) amounts to be applied to the payment therefor are in escrow); (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Lease Obligations of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) all net obligations of such Person in respect of Swap Contracts; (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within three (3) Business Days of such drawing; (i) all obligations of such Person in respect of Disqualified Capital Stock; and (j) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person. For the avoidance of doubt, it is understood and agreed that (v) Permitted Non-Recourse Guarantees shall not constitute Indebtedness, (w) the pledge of the Equity Interests in any Non-Credit Party or Joint Venture to secure Indebtedness or other obligations of any Non-Credit Party or Joint Venture and/or any Permitted Non-Recourse Guarantees shall not constitute Indebtedness of the pledgor solely due to the granting of such pledge, (x) casino “chips” and gaming winnings of customers shall not constitute Indebtedness, (y) any obligations of such Person in respect of Cash Management Agreements shall not constitute Indebtedness and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness. Operating leases shall not constitute Indebtedness hereunder regardless of whether required to be recharacterized as Capital Leases pursuant to GAAP and Gaming/Racing Leases (and any guarantee or support arrangement in respect thereof) shall not constitute Indebtedness hereunder regardless of the characterization thereof pursuant to GAAP.

“Indemnitee” has the meaning set forth in Section 13.03(b).

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.04 Financials are delivered to Administrative Agent under Section 9.04(a) or (b), as applicable, for the first full fiscal quarter ending after the Closing Date.

“Initial Perfection Certificate” has the meaning set forth in the definition of “Perfection Certificate.”

“Initial Restricted Payment Base Amount” shall mean, as of any date of determination, an amount equal to the greater of $~~156.6~~16.3 million and ~~25~~10.0% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period minus (x) the amount of Investments made after February 11, 2026 under Section 10.04(k)(ii) on or prior to such date, (y) the amount of Restricted Payments made after February 11, 2026 under Section 10.06(i) on or prior to such date and (z) the amount of Junior Prepayments made after February 11, 2026 under Section 10.09(a)(i) on or prior to such date.

“Intellectual Property” has the meaning set forth in Section 8.19.

“Interactive Unrestricted Subsidiary” shall mean (a) Bally’s Interactive, LLC, together with each of its Subsidiaries and successors and (b) Fantasy Sports Shark, LLC, together with each of its Subsidiaries and successors.

“Interactive Unrestricted Subsidiary Sale” shall mean the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) (for the avoidance of doubt, other than any such sale, conveyance or transfer that would have been permitted under Section

10.05 (other than under Section 10.05(c) or 10.05(s)) were it made by a Restricted Subsidiary) of (a) any of the property or assets of any Interactive Unrestricted Subsidiary or (b) any of the Equity Interests in the Interactive Unrestricted Subsidiary.

“Interactive Unrestricted Subsidiary Sale Proceeds” shall mean the aggregate cash proceeds received by Borrower, any Restricted Subsidiary or any Interactive Unrestricted Subsidiary from any Interactive Unrestricted Subsidiary Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any non-cash consideration received in any Interactive Unrestricted Subsidiary Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form).

“Interest Period” shall mean, as to each SOFR Loan or EURIBOR Loan, as applicable, the period commencing on the date such SOFR Loan or EURIBOR Loan, as applicable, is disbursed or converted to or continued as a SOFR Loan or EURIBOR Loan, as applicable, and ending on the date that is one, three or six months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, as applicable (in each case, subject to the availability for the applicable interest rate); provided that:

(i)   any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a SOFR Loan or EURIBOR Loan, as applicable, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a SOFR Loan or EURIBOR Loan, as applicable, that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for a Class shall extend beyond the maturity date for such Class.

“Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Investments” of any Person shall mean (a) any loan or advance of funds or credit by such Person to any other Person, (b) any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person (provided that upon termination of any such Contingent Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or other securities of any other Person, (d) any capital contribution by such Person to any other Person, (e) without duplication of any amounts included under clause (b) above, any payment under any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person or (f) the purchase or other acquisition (in one transaction or a series of transaction) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 10.04, “Investment” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the fair market value of the assets of any Subsidiary of Borrower (net of any liabilities of such Subsidiary that will not constitute liabilities of any Credit Party or Restricted Subsidiary after such Designation) at the time of Designation of such Subsidiary as an Unrestricted Subsidiary pursuant to Section 9.12 (excluding any Subsidiaries designated as Unrestricted Subsidiaries on the Closing Date and set forth on Schedule 9.12); provided, however, that upon the Revocation of a Subsidiary that was Designated as an Unrestricted Subsidiary after the Closing Date, the amount of outstanding Investments in Unrestricted Subsidiaries shall be deemed to be reduced by the lesser of (x) the fair market value of such Subsidiary at the time of such Revocation and (y) the amount of Investments in such Subsidiary deemed to have been made (directly or indirectly) at the time of, and made (directly or indirectly) since, the Designation of such Subsidiary as an Unrestricted Subsidiary, to the extent that such amount constitutes an outstanding Investment under clauses (i), (k), (l), (m), (s), (t) or (x) of Section 10.04 at the time of such Revocation.

“IRS” shall mean the United States Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joinder Agreements” shall mean each Joinder Agreement substantially in the form of Exhibit M hereto or such other form as is reasonably acceptable to Administrative Agent and each Joinder Agreement to be entered into pursuant to the U.S. Security Agreement, any Foreign Security Document or the Foreign Guaranty.

“Joint Venture” shall mean any Person, other than an individual or a Wholly Owned Subsidiary of Borrower, in which Borrower or a Restricted Subsidiary of Borrower (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Junior Prepayments” shall have the meaning provided in Section 10.09.

“L/C Commitments” shall mean, with respect to each L/C Lender, the commitment of such L/C Lender to issue Letters of Credit pursuant to Section 2.03. The amount of each L/C Lender’s L/C Commitment as of the Closing Date is set forth on Annex A-1 under the caption “L/C Commitment.” The L/C Commitments are part of, and not in addition to, the Revolving Commitments.

“L/C Disbursements” shall mean a payment or disbursement made by any L/C Lender pursuant to a Letter of Credit.

“L/C Documents” shall mean, with respect to any Letter of Credit, collectively, any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be amended or modified and in effect from time to time.

“L/C Interest” shall mean, for each Revolving Lender, such Lender’s participation interest (or, in the case of each L/C Lender, such L/C Lender’s retained interest) in each L/C Lender’s liability under Letters of Credit and such Lender’s rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

“L/C Lender” shall mean, as the context may require, with respect to Letters of Credit, (i) Deutsche Bank AG New York Branch, in its capacity as issuer of Letters of Credit issued by it hereunder, together with its successors and assigns in such capacity; (ii) solely with respect to the Existing Letters of Credit, Citizens Bank, N.A., in its capacity as issuer of the Existing Letters of Credit issued by it hereunder, together with its successors and assigns in such capacity; and/or (iii) any other Revolving Lender or Revolving Lenders selected by Borrower and reasonably acceptable to Administrative Agent (such approval not to be unreasonably withheld or delayed) that agrees to become an L/C Lender, in each case under this clause (iii) in its capacity as issuer of Letters of Credit issued by such Lender hereunder, together with its successors and assigns in such capacity.

“L/C Liability” shall mean, at any time, without duplication, the sum of (a) the Stated Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed at such time in respect of all Letters of Credit (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of any Letter of Credit denominated in the Alternate Currency). The L/C Liability of any Revolving Lender under a Tranche of Revolving Commitments at any time shall mean such Revolving Lender’s participations and obligations in respect of outstanding Letters of Credit and unreimbursed L/C Disbursements under such Tranche of Revolving Commitments at such time.

“L/C Payment Notice” has the meaning provided in Section 2.03(d).

“L/C Sublimit” shall mean an amount equal to the lesser of (a) $75.0 million and (b) the Total Revolving Commitments then in effect. The L/C Sublimit is part of, and not in addition to, the Total Revolving Commitments.

“Landlord” shall mean any landlord under any Gaming/Racing Lease.

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“LCT Election” shall have the meaning provided in Section 1.07.

“LCT Test Date” shall have the meaning provided in Section 1.07.

“Lead Arrangers” shall mean (a) Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Barclays Bank PLC, Citizens, Truist Securities, Inc., Capital One, N.A., Fifth Third Bank, National Association and Wells Fargo Securities, LLC in their capacities as joint lead arrangers and joint bookrunners with respect to the Term B Facility and (b) Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Barclays Bank PLC, Citizens, Truist Securities, Inc., Capital One, N.A., Fifth Third Bank, National Association and Wells Fargo Securities, LLC in their capacities as joint lead arrangers and joint bookrunners with respect to the Closing Date Revolving Facility.

“Lease” shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

“Leased Property” shall mean any leased Property under any Gaming/Racing Lease.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor, administrator, sequestrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority) has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action authorizing or indicating its consent to or acquiescence in any such proceeding or appointment; provided, however, that a Lender Insolvency Event shall not be deemed to exist solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” shall mean (a) each Person listed on Annexes A-1 or A-2, (b) any Lender providing an Incremental Commitment pursuant to Section 2.12 and any Person that becomes a Lender from time to time party hereto pursuant to Section 2.15 and (c) any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement, in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment Agreement or a Borrower Assignment Agreement. Unless the context requires otherwise, the term “Lenders” shall include the Swingline Lender and the L/C Lender.

“Letter of Credit Request” has the meaning provided in Section 2.03(b).

“Letters of Credit” shall have the meaning provided in Section 2.03(a).

“License Revocation” shall mean (a) the revocation, failure to renew or suspension of any Gaming/Racing License held by Borrower or any Restricted Subsidiary thereof, or (b) the appointment of a receiver, supervisor or similar official with respect to any gaming, gambling, wagering or betting business (including online gaming, mobile gaming and sports betting) of Borrower or any of its Restricted Subsidiaries or to any Gaming/Racing Facility owned, leased, operated, managed or used by Borrower or any of its Restricted Subsidiaries.

“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, security interest, or assignment, hypothecation or encumbrance for security of any kind, or any filing of any financing statement under the UCC or other similar applicable Law or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than such financing statement or similar notices filed for informational or precautionary purposes only), or any conditional sale or other title retention agreement or any lease in the nature thereof; provided that in no event shall any operating lease or any Gaming/Racing Lease (or any guarantee or support arrangement in respect thereof) be deemed to be a Lien.

“Limited Condition Transaction” shall have the meaning provided in Section 1.07.

“Liquidated Subsidiary” has the meaning set forth in Section 6.08.

“Liquor Authority” shall mean, in any jurisdiction in which Borrower or any Restricted Subsidiary thereof sells and distributes liquor, the applicable alcoholic beverage board or commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” has the meaning set forth in Section 13.13(a).

“Loans” shall mean the Revolving Loans, the Swingline Loans and the Term Loans.

“Losses” of any Person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented out-of-pocket costs or disbursements (including reasonable and documented fees and expenses of one primary counsel for the Secured Parties collectively, and any special gaming and local counsel reasonably required in any applicable material jurisdiction (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties), in connection with any Proceeding commenced or threatened in writing, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such Person.

“Margin Stock” shall mean margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, financial condition or results of operations of Borrower and its Restricted Subsidiaries, taken as a whole and after giving effect to the Transactions, (b) a material adverse effect on the ability of the Credit Parties to satisfy their material payment Obligations under the Credit Documents or (c) a material adverse effect on the legality, binding effect or enforceability against any material Credit Party of any Credit Document to which it is a party or any of the material rights and remedies of any Secured Party thereunder or the legality, priority or enforceability of the Liens on a material portion of the Collateral.

“Material Consents” shall mean (i) the 2021 Comfort Letter, (ii) the Hard Rock Collateral Assignment Consent and (iii) approval by the Mississippi Gaming Commission of (1) the negative pledges and restrictions on transfer of the Equity Interests in Premier Entertainment under the Credit Documents and (2) the pledge of the Equity Interests in Premier Entertainment under the Credit Documents.

“Material Gaming/Racing Agreements” shall mean (i) the VLT Contract, (ii) the Tiverton VLT Contract, (iii) the Regulatory Agreement, (iv) the Hard Rock Documents, (v) the Biloxi Lease, (vi) the Tidelands Lease and (vii) the Agreement dated as of October 4, 2017, by and between Dover Downs, Inc. and Delaware Standardbred Owners Association, Inc., in each case, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time as permitted by this Agreement and, in the case of the agreements identified in clauses (i), (ii) and (iii) of this definition, as such are clarified and supplemented by the Comfort Letters.

“Material Indebtedness” shall mean any Indebtedness the outstanding principal amount of which is in excess of $25.0 million.

“Material ~~Intellectual~~ Property” shall mean, collectively, any assets (including, but not limited to, Intellectual Property,) owned by a Credit Party or any of its Restricted Subsidiaries that is material to the business of the Borrower and its Restricted Subsidiaries (taken as a whole), as determined by the Borrower in good faith.

“Material Real Property” shall mean any Real Property located in the United States with a fair market value in excess of $5.0 million at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by Borrower in good faith. For the avoidance of doubt, “Material Real Property” shall include each Real Property described on Schedule 1.01(C).

“Maximum Rate” has the meaning set forth in Section 13.19.

“May 2026 Conditional Waiver” shall mean the Conditional Waiver to Credit Agreement, dated as of May 15, 2026, among Borrower, the Guarantors party thereto, the Lenders party thereto and Administrative Agent.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate un-reallocated portions of L/C Liabilities during the existence of a Defaulting Lender, an amount equal to 103% of the un-reallocated L/C Liabilities at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Sections 2.01(e), 2.03, 2.10(b)(ii), 2.10(c), 2.10(e), 2.16(a)(i), 2.16(a)(ii) or 11.01 or 11.02, an amount equal to 103% of the aggregate L/C Liability, and (iii) otherwise, an amount determined by Administrative Agent and the L/C Lenders in their reasonable discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor entity thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a first Lien (subject only to the Permitted Liens) in favor of Collateral Agent on behalf of the Secured Parties on each Mortgaged Real Property, which (a) in the case of any such Mortgaged Real Property located in the United States shall be in substantially the form of Exhibit I hereto or such other form as is reasonably acceptable to Administrative Agent and (b) in the case of any such Mortgaged Real Property located outside of the United States shall be in a form customary for such jurisdiction and reasonably acceptable to Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof and such changes thereto as shall be reasonably acceptable to Administrative Agent.

“Mortgaged Real Property” shall mean (a) each Real Property listed on Schedule 1.01(C) as of the Closing Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered on or after the Closing Date pursuant to Section 9.08, 9.11 or 9.15 (in each case, unless and until such Real Property is no longer subject to a Mortgage).

“Mortgaged Vessel” shall mean each Vessel or Replacement Vessel, if any, which shall be subject to a Ship Mortgage after the Closing Date pursuant to Section 9.08 or 9.11 (in each case, unless and until such Vessel or Replacement Vessel is no longer subject to a Ship Mortgage).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Entity is then making, required to make or accruing an obligation to make contributions, (b) to which any ERISA Entity has within the preceding five plan years made or been required to make contributions, including any Person which ceased to be an ERISA Entity during such five year period or (c) with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Available Proceeds” shall mean:

(i)   in the case of any Asset Sale pursuant to Sections 10.05(c) or 10.05(s), the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by Borrower or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of Borrower or any Restricted Subsidiary in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to Administrative Agent; provided, that no such amounts shall constitute Net Available Proceeds under this clause (i) unless (x) the aggregate value of the Property sold in any single Asset Sale or related series of Asset Sales is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)) or (y) the aggregate value of all Property sold in Asset Sales and Interactive Unrestricted Subsidiary Sales in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)); provided, further, that Net Available Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of this clause (i) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Asset Sale, the amount of such reserve;

(ii) in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue, but including the proceeds of any disposition of Property pursuant to Section 10.05(l)) received by the Person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of Borrower or any Restricted Subsidiary in connection with recovery thereof, (B) any repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a result of such Casualty Event, and (C) any Taxes paid or payable by or on behalf of Borrower or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; provided, that no such amounts shall constitute Net Available Proceeds under this clause (ii) unless (x) the aggregate proceeds or other compensation in respect of any single Casualty Event is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (ii)) or (y) the aggregate proceeds or other compensation in respect of all Casualty Events in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (ii)); provided that in the case of a Casualty Event with respect to Property that is subject to a Gaming/Racing Lease or any other lease entered into for the purpose of, or with respect to, operating or managing Gaming/Racing Facilities and related assets, such cash proceeds shall not constitute Net Available Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor, (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such Property and costs to preserve, stabilize, repair, replace or restore such Property (in accordance with the provisions of the applicable lease) or (z) to be applied to rent and other amounts due under such lease or to fund costs and expenses of repair, replacement or restoration of such Property, or the preservation or stabilization of such Property (in accordance with the provisions of the applicable lease);

(iii) in the case of any Debt Issuance (including, for purposes of Section 2.10(a)(ii), Credit Agreement Refinancing Indebtedness) or Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance or Equity Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith; and

(iv) in the case of any Interactive Unrestricted Subsidiary Sale, the aggregate amount of Interactive Unrestricted Subsidiary Sale Proceeds, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of Borrower or any Subsidiary in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of Borrower or any Subsidiary as a result of such Interactive Unrestricted Subsidiary Sale (after application of all credits and other offsets that arise from such Interactive Unrestricted Subsidiary Sale); (C) any repayments by or on behalf of Borrower or any Subsidiary of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than Borrower or any Subsidiary) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Interactive Unrestricted Subsidiary Sale and retained by Borrower or any of its Subsidiaries after such Interactive Unrestricted Subsidiary Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Interactive Unrestricted Subsidiary Sale, all as reflected in an Officer’s Certificate delivered to Administrative Agent; provided, that no such amounts shall constitute Net Available Proceeds under this clause (iv) unless (x) the aggregate value of the Property sold in any single Interactive Unrestricted Subsidiary Sale or related series of Interactive Unrestricted Subsidiary Sale is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (iv)) or (y) the aggregate value of all Property sold in Interactive Unrestricted Subsidiary Sale and Asset Sales in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)); provided, further, that Net Available Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of this clause (iv) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Interactive Unrestricted Subsidiary Sale, the amount of such reserve.

“New Revolving Commitments” shall have the meaning set forth in Section 2.12(a).

“New Revolving Loans” shall have the meaning set forth in Section 2.12(a).

“New Term Loan Commitments” has the meaning set forth in Section 2.12(a).

“New Term Loan Facility” shall mean each credit facility comprising New Term Loan Commitments and New Term Loans of a particular Tranche, if any.

“New Term Loan Maturity Date” shall mean, with respect to any New Term Loans to be made pursuant to the related Incremental Joinder Agreement, the maturity date thereof as determined in accordance with Section 2.12(b).

“New Term Loan Notes” shall mean the promissory notes executed and delivered in connection with any New Term Loan Commitments and the related New Term Loans.

“New Term Loans” has the meaning set forth in Section 2.12(a).

“Non-Credit Party” and “Non-Credit Parties” shall mean any Subsidiary or Subsidiaries of Borrower that is not a Credit Party or are not Credit Parties.

“Non-Credit Party Cap” shall mean, at any time, an amount equal to (i) the greater of $~~125.2~~32.6 million and 20% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period, in the aggregate minus (ii) the then outstanding aggregate principal amount of Indebtedness incurred (or being incurred concurrent with any determination of the Non-Credit Party Cap) by Non-Credit Parties pursuant to Sections 10.01(q), 10.01(t) and 10.01(v).

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided by Section 2.03(b).

“Non-U.S. Lender” has the meaning set forth in Section 5.06(c)(ii).

“Notes” shall mean the Revolving Notes, the Swingline Note and the Term Loan Notes.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit B hereto or such other form as is reasonably acceptable to Administrative Agent.

“Notice of Continuation/Conversion” shall mean a notice of continuation/conversion substantially in the form of Exhibit C hereto or such other form as is reasonably acceptable to Administrative Agent.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean all amounts, liabilities and obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Secured Party or any of its Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document, any Credit Swap Contract or any Secured Cash Management Agreement (including in each case interest, fees and expenses accruing or obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether or not the right of such Person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.

“Officer’s Certificate” shall mean, as applied to any entity, a certificate executed on behalf of such entity (or such entity’s manager or member or general partner, as applicable) by its chairman of the board of directors (or functional equivalent) (if an officer), its chief executive officer, its president, any of its vice presidents, its chief financial officer, its chief accounting officer, its treasurer or controller or its secretary or assistant secretary (in each case, or an equivalent officer) or any other officer reasonably acceptable to Administrative Agent, in each case in their official (and not individual) capacities.

“Open Market Assignment and Assumption Agreement” shall mean an Open Market Assignment and Assumption Agreement substantially in the form attached as Exhibit P hereto or such other form as is reasonably acceptable to Administrative Agent.

“Organizational Document” shall mean, relative to any Person, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Applicable Indebtedness” shall mean Indebtedness incurred pursuant to Section 10.01(b), 10.01(c), (h), (k), (n), (q), (u), (v) and (w).

“Other Commitments” shall mean the Other Term Loan Commitments and Other Revolving Commitments.

“Other Connection Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Debt” has the meaning set forth in the definition of “Repricing Transaction.”

“Other First Lien Indebtedness” shall mean outstanding Indebtedness that is not incurred under this Agreement and that (a) is secured by the Collateral on a pari passu basis with the Obligations and (b) is Permitted First Priority Refinancing Debt or Ratio Debt (or any Permitted Refinancing thereof).

Other Junior Indebtedness” shall mean the Senior Unsecured Notes (and any Permitted Refinancing thereof), Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt, Indebtedness incurred pursuant to Section 10.01(q) or Ratio Debt that is secured by a Lien on Collateral junior to the Liens securing the Obligations or that is unsecured.

“Other Junior Indebtedness Documentation” shall mean the documentation governing any Other Junior Indebtedness.

“Other Revolving Commitments” shall mean one or more Tranches of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean one or more Tranches of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning set forth in Section 5.06(b).

“Other Term Loan Commitments” shall mean one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loan Notes” shall mean the promissory notes (if any) executed and delivered in connection with any Other Term Loan Commitments and the related Other Term Loans.

“Other Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time), and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Paid in Full” or “Payment in Full” and any other similar terms, expressions or phrases shall mean, at any time, (a) with respect to obligations other than the Obligations or the Secured Obligations, the payment in full of all of such obligations and (b) with respect to the Obligations or the Secured Obligations, the irrevocable termination of all Commitments, the payment in full in cash of all Obligations (except undrawn Letters of Credit and Unasserted Obligations), including principal, interest, fees, expenses, costs (including post-petition interest, fees, expenses, and costs even if such interest, fees, expenses and costs are not an allowed claim enforceable against any Credit Party in a bankruptcy case under applicable law) and premium (if any), and the discharge or Cash Collateralization of all Letters of Credit outstanding in an amount equal to 103% of the greatest amount for which such Letters of Credit may be drawn (or receipt of backstop letters of credit reasonably satisfactory to the applicable L/C Lender and Administrative Agent). For purposes of this definition, “Unasserted Obligations” shall mean, at any time, contingent indemnity obligations in respect of which no claim or demand for payment has been made at such time.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit S hereto or such other form as is reasonably acceptable to Administrative Agent.

“Participant Register” has the meaning set forth in Section 13.05(a).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Recipient” has the meaning set forth in Section 12.16(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“PE II” shall mean Premier Entertainment II, LLC, a Delaware limited liability company.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to, or is required to be contributed to, by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date (the “Initial Perfection Certificate”), executed and delivered by Borrower on behalf of Borrower and each of the Guarantors existing on the initial Funding Date, and each other Perfection Certificate (which shall be substantially in the form of Exhibit N hereto or such other form as is reasonably acceptable to Administrative Agent) executed and delivered by the applicable Credit Party from time to time, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.04(h)(ii).

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permits” has the meaning set forth in Section 8.15.

“Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower or any of its Restricted Subsidiaries of all or substantially all of the business, property or assets of, or of more than 50% of the Equity Interests in, a Person or any division or line of business of a Person so long as, subject to Section 1.07, (a) no Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect thereto, Borrower shall be in compliance with Section 10.11, (c) in the case of a Permitted Acquisition consisting of a purchase or acquisition of the Equity Interests in any Person that does not become a Guarantor hereunder (except to the extent becoming a Guarantor is prohibited by applicable Gaming/Racing Laws) or of an acquisition by a Person that is not Borrower or a Guarantor (and does not become a Guarantor) hereunder, the consideration (excluding Equity Interests in Borrower) paid in all such Permitted Acquisitions shall not exceed an aggregate amount equal to the sum of (i) the greater of $~~100.0~~24.5 million and 15% of Consolidated EBITDA at the time of determination for the Test Period most recently ended ~~during the term of this Agreement~~after February 11, 2026 plus (ii) the amounts available for Investments set forth in Section 10.04(k) and (d) with respect to a Permitted Acquisition in excess of $~~50.0~~20.0 million, Borrower has delivered to Administrative Agent an Officer’s Certificate to the effect set forth in clauses (a), (b) and (c) above, together with all relevant financial information in Borrower’s possession or available to Borrower for the Person or assets to be acquired.

“Permitted Business” shall mean any business of the type in which Borrower and its Restricted Subsidiaries are engaged or proposed to be engaged on the date of this Agreement, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto) and reasonable expansions and developments thereof.

“Permitted Business Assets” shall mean (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Borrower’s Board of Directors or a Responsible Officer or other management of Borrower or the Restricted Subsidiary acquiring such assets, in each case, in its good faith judgment.

“Permitted Equity Issuance” shall mean any issuance of Equity Interests (other than Disqualified Capital Stock) by Borrower.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (d) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement.

“Permitted Holder” shall mean (a) (i) Standard General, L.P., (ii) its Affiliates and (iii) any funds or accounts managed or controlled by it or its Affiliates (clauses (i) through (iii), collectively, “Standard General Investors”), (b) any Person with whom one or more of the Standard General Investors forms a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) so long as, in the case of this clause (b), the relevant Standard General Investors (taken as a whole) directly or indirectly beneficially own more than 50% of the relevant voting power of the issued and outstanding voting stock of Borrower owned by such “group”, and (c) Sinclair Broadcasting Group, Inc. and its Affiliates.

“Permitted Junior Debt Conditions” shall mean that such applicable debt (i) does not have a scheduled maturity date prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (ii) does not have a Weighted Average Life to Maturity (excluding the effects of any prepayments of Term Loans reducing amortization) that is shorter than that of any outstanding Term Loans (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (iii) shall not have any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting) provisions (and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would satisfy the Permitted Junior Debt Conditions) or Equity Issuances), and customary asset sale provisions and excess cash flow prepayment provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Indebtedness) due prior to the date that is ninety-one (91) days after the Final Maturity Date then in effect at the time of issuance (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (iv) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (v) has terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) that are (as determined by Borrower in good faith) substantially identical to the terms of the Revolving Commitments or the Term B Facility Loans, as applicable, as existing on the date of incurrence of such Indebtedness except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any such Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any such Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to Borrower (as determined by Borrower in good faith), when taken as a whole, than the terms of the Term B Facility Loans or the Revolving Facility, as the case may be (except for covenants or other provisions applicable only to periods after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness) (it being understood that any such Indebtedness may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments on a less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Indebtedness with the proceeds of permitted refinancing Indebtedness))), or (y) are (1) added to the Term B Facility Loans or Revolving Facility or (2) applicable only after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness) (it being understood that to the extent any financial maintenance covenant (together with any related “equity cure” provision) is added for the benefit of any such Indebtedness, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing facility). For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement, so long as the terms of such instruments do not include any financial maintenance covenant.

“Permitted Liens” has the meaning set forth in Section 10.02.

“Permitted Non-Recourse Guarantees” shall mean customary indemnities or guarantees (including by means of separate indemnification agreements or carveout guarantees) provided by Borrower or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and that may be full recourse or non-recourse to the Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary that is the borrower in such financing, but is nonrecourse to Borrower or any Restricted Subsidiary of Borrower except for recourse to the Equity Interests in such Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and/or such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities, bad act loss recourse and other recourse triggers based on violation of transfer restrictions and bankruptcy related restrictions).

“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing thereof; provided that: (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced (determined without giving effect to the impact of prepayments on amortization of term Indebtedness being refinanced) (excluding bridge facilities allowing extensions on customary terms to a date no earlier than the stated maturity date of the Indebtedness being refinanced), (ii)  if the Indebtedness being refinanced is subordinated to the Obligations by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of fees and expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; and (c) the obligors on such refinancing Indebtedness shall be the obligors on such Indebtedness being refinanced; provided, however, that (i) the borrower of the refinancing indebtedness shall be Borrower or the borrower of the indebtedness being refinanced and (ii) any Credit Party shall be permitted to guarantee any such refinancing Indebtedness of any other Credit Party.

~~“Permitted Reorganization Transactions” shall mean any internal reorganization transaction or action by Borrower or any of its Restricted Subsidiaries in connection with, or reasonably related to, the Gamesys Acquisition, including, without limitation, the repayment of any Indebtedness of Gamesys or its Subsidiaries and the integration of Gamesys and its Subsidiaries into Borrower’s organizational structure, in each case, so long as, after giving effect thereto, the security interest of the Secured Parties in the Collateral, taken as a whole, and the Guarantees by the Guarantors, taken as a whole, are not materially impaired (as reasonably determined by Borrower in good faith).~~

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) shall be party to a Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) and (d) such Indebtedness meets the Permitted Junior Debt Conditions.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (a) constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Junior Debt Conditions.

“Permitted Vessel Liens” shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a Person listed in 46 U.S.C. § 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“Platform” has the meaning set forth in Section 9.04.

“Pledged Collateral” shall mean the “Pledged Collateral” as defined in the U.S. Security Agreement or in any other Security Document, as applicable.

“Post-Increase Revolving Lenders” has the meaning set forth in Section 2.12(d).

“Post-Refinancing Revolving Lenders” has the meaning set forth in Section 2.15(f).

“Pre-Increase Revolving Lenders” has the meaning set forth in Section 2.12(d).

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Borrower and its Subsidiaries for such period.

“Pre-Refinancing Revolving Lenders” has the meaning set forth in Section 2.15(f).

“Premier Entertainment” shall mean Premier Entertainment Biloxi LLC, a Delaware limited liability company.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Deutsche Bank as its prime rate in effect at its Principal Office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The parties hereto acknowledge that the rate announced publicly by Deutsche Bank as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” shall mean the principal office of Administrative Agent, located on the Closing Date at 60 Wall Street, New York, NY 10005, or such other office as may be designated in writing by Administrative Agent.

“Prior Mortgage Liens” shall mean, with respect to each Mortgaged Real Property, the Liens identified in Schedule B annexed to the applicable Mortgage as such Schedule B may be amended from time to time to the reasonable satisfaction of Administrative Agent.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.05.

“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person.

“Project Marathon” shall mean the transaction identified to the Revolving Lenders as “Project Marathon” prior to the Amendment No. 3 Effective Date.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 9.04.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred (except in the case of a refinancing) within 270 days after such acquisition of such Property or the incurrence of such costs by such Person.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 13.22.

“Qualified Capital Stock” shall mean, with respect to any Person, any Equity Interests of such Person which is not Disqualified Capital Stock.

“Qualified Contingent Obligation” shall mean Contingent Obligations permitted by Section 10.04 in respect of (a) Indebtedness of any Joint Venture in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (b) Indebtedness of casinos, “racinos”, full-service casino resorts or non-gaming resorts (and properties ancillary or related thereto (or owners of casinos, “racinos”, full-service casino resorts or non-gaming resorts)) with respect to which Borrower or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management, development or similar contract and such contract remains in full force and effect at the time such Contingent Obligations are incurred.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarter” shall mean each three month period ending on March 31, June 30, September 30 and December 31.

“Quarterly Dates” shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of the first full Quarter after the Closing Date.

“R/C Maturity Date” shall mean, (a) with respect to the Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche and any Revolving Loans thereunder, the date that is the fifth anniversary of the Closing Date, (b) with respect to the Amendment No. 3 Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche and any Revolving Loans thereunder, the earlier of (i) the date that is the seventh anniversary of the Closing Date and (ii) the Amendment No. 3 Revolving Commitments Springing Maturity Date (solely if applicable in accordance with the definition thereof) and (c) with respect to any other Tranche of Revolving Commitments and Revolving Loans, the maturity date set forth therefor in the applicable Extension Amendment or Refinancing Amendment.

“R/C Percentage” of any Revolving Lender at any time shall mean (a) with respect to the Total Revolving Commitments, a fraction (expressed as a percentage) the numerator of which is the Revolving Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Commitments at such time or (b) with respect to the Revolving Commitments of a particular Tranche, a fraction (expressed as a percentage) the numerator of which is the Revolving Commitment of such Tranche of such Revolving Lender at such time and the denominator of which is the aggregate Revolving Commitments of such Tranche at such time; provided, however, that if the R/C Percentage of any Revolving Lender is to be determined after the Total Revolving Commitments or the Revolving Commitments of the applicable Tranche, as the case may be, have been terminated, then the R/C Percentage of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination but after giving effect to any assignments after termination of the Revolving Commitments.

“Ratio Debt” has the meaning set forth in Section 10.01(t).

“Ratio Debt Amount” shall mean, as of any date of determination, subject to Section 1.07:

(a) ~~the Shared Fixed Incremental Amount~~[reserved]; plus

(b) (x) in the case of Indebtedness incurred under Section 10.01(t) or an Incremental Commitment that serves to effectively extend the maturity of the Term Loans, the Revolving Commitments, Permitted First Priority Refinancing Debt and/or any Ratio Debt that is secured on a pari passu basis with the Obligations, an amount equal to the reductions in the Term Loans, Revolving Commitments, Permitted First Priority Refinancing Debt and/or such pari passu Ratio Debt to be replaced with such Indebtedness and (y) in the case of any Indebtedness incurred under Section 10.01(t) or an Incremental Commitment that effectively replaces any commitment under the Revolving Facility terminated, or any Term Loan repaid, under Section 2.11, 13.04(b), 13.04(h) or 13.05(k), an amount equal to the portion of the relevant terminated commitments under the Revolving Facility or repaid Term Loans; plus

(c) the aggregate amount of (i) any voluntary prepayment or repurchase of Term Loans, Permitted First Priority Refinancing Debt or Ratio Debt that is secured on a pari passu basis with the Obligations and (ii) any permanent reduction of Revolving Commitments, revolving commitments constituting Permitted First Priority Refinancing Debt and revolving commitments constituting Ratio Debt that are secured on a pari passu basis with the Obligations, in each case to the extent the relevant prepayment or reduction (x) is not funded or effected with any long term Indebtedness and (y) does not include any prepayment of any Indebtedness originally incurred in reliance on clause (d) (or on clause (d) of the Incremental Loan Amount) (the amounts under clauses (b) and (c) together, the “Ratio Prepayment Amount”); minus the aggregate principal amount of all Incremental Commitments incurred or issued in reliance on the Incremental Prepayment Amount; plus

(d) an unlimited amount so long as, in the case of this clause (d), (i) if such Indebtedness is secured on a pari passu basis with the Liens that secure the Revolving Facility (or any refinancing of the Revolving Facility with Permitted First Priority Refinancing Debt), the Consolidated First Lien Net Leverage Ratio would not exceed 2.00:1.00, (ii) if such Indebtedness is secured on a junior basis with the Liens that secure the Revolving Facility (or any refinancing of the Revolving Facility with Permitted First Priority Refinancing Debt), the Consolidated Total Secured Net Leverage Ratio would not exceed ~~3.50~~3.00:1.00, and (~~ii~~iii) if such Indebtedness is unsecured~~, the Fixed Charge Coverage~~ or incurred by Non-Credit Parties, the Consolidated Total Net Leverage Ratio ~~shall~~would not ~~be less than 2.00~~exceed 5.00:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto, including the application of proceeds thereof, as of the last day of the most recently ended Test Period; provided that, for purposes of this clause (d), (1) in the case of any revolving Indebtedness incurred in reliance on this clause (d), such calculation shall be made assuming a full drawing of such revolving Indebtedness and (2) such calculation shall be made without netting the cash proceeds of any such Indebtedness (this clause (d), the “Ratio Incurrence-Based Amount”).

It is understood and agreed that (I) Borrower may elect to use the Ratio Incurrence-Based Amount prior to the ~~Shared Fixed Incremental Amount or the~~ Ratio Prepayment Amount and regardless of whether there is capacity under the ~~Shared Fixed Incremental~~Ratio Prepayment Amount ~~or~~, and if the Ratio Prepayment Amount~~, and if the Shared Fixed Incremental Amount, the Ratio Prepayment Amount~~ and the Ratio Incurrence-Based Amount are each available and Borrower does not make an election, Borrower will be deemed to have elected to use the Ratio Incurrence-Based Amount; and (II) any portion of any Indebtedness incurred in reliance on the ~~Shared Fixed Incremental Amount or the~~ Ratio Prepayment Amount shall be reclassified as incurred under the Ratio Incurrence-Based Amount as Borrower may elect from time to time if Borrower meets the applicable Consolidated First Lien Net Leverage Ratio, Consolidated Total Secured Net Leverage Ratio or ~~Fixed Charge Coverage~~Consolidated Total Net Leverage Ratio, as applicable, under the Ratio Incurrence-Based Amount at such time on a pro forma basis.

“Ratio Incurrence-Based Amount” has the meaning set forth in the definition of “Ratio Debt Amount”.

“Ratio Prepayment Amount” has the meaning set forth in the definition of “Ratio Debt Amount”.

“Real Property” shall mean, as to any Person, all the right, title and interest of such Person in and to land, improvements and appurtenant fixtures, including leaseholds (it being understood that for purposes of Schedule 8.23(a), Borrower shall not be required to describe such improvements and appurtenant fixtures in such Schedule).

“redeem” shall mean redeem, repurchase, repay, defease (covenant or legal), Discharge or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.

“refinance” shall mean refinance, renew, extend, exchange, convert, replace, defease (covenant or legal) (with proceeds of Indebtedness), Discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.

“Refinanced Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to Administrative Agent and Borrower executed by each of (a) Borrower, (b) Administrative Agent, (c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Register” has the meaning set forth in Section 2.08(c).

“Regulation D” shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T (12 C.F.R. Part 220) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Agreement” shall mean that certain Regulatory Agreement effective as of July 1, 2016, among DBR, the Division, TRMG, Borrower, UTGR and PE II, as supplemented and clarified by that certain letter agreement effective July 1, 2016 by and among DBR, the Division, TRMG, Borrower, UTGR and PE II, as amended by that certain Amendment No. 1 to Regulatory Agreement dated as of September 13, 2017 and by that certain Assignment, Assumption and Amendment of Regulatory Agreement dated as of October 31, 2018, and as may be further amended, amended and restated, replaced, modified or supplemented, as permitted by this Agreement.

“Reimbursement Obligations” shall mean the obligations of Borrower to reimburse L/C Disbursements in respect of any Letter of Credit.

“Related Indemnified Person” has the meaning set forth in Section 13.03(b).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Removal Effective Date” has the meaning set forth in Section 12.06(b).

“Replaced Lender” has the meaning set forth in Section 2.11(a).

“Replacement Lender” has the meaning set forth in Section 2.11(a).

“Replacement Vessel” shall mean the replacement of any existing Mortgaged Vessel with a vessel, ship, riverboat, barge or improvement on real property, whether such vessel, riverboat, barge or improvement is acquired or constructed and whether or not such vessel, ship, riverboat, barge or improvement is temporarily or permanently moored or affixed to any real property.

“Repricing Transaction” shall mean (i) the incurrence by Borrower of a new tranche of replacement term loans under this Agreement (including by way of conversion of Term B Facility Loans into any such new tranche of replacement term loans) (x) having an All-In Yield for the respective Type of such replacement term loan that is less than the All-In Yield for Term B Facility Loans of the respective Type (excluding any such loans incurred in connection with a Change of Control or a Significant Acquisition and any such loan that is not made for the primary purposes of reducing overall yield) and (y) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term B Facility Loans (it being understood that a conversion of Term B Facility Loans into any such new tranche of replacement term loans shall constitute a repayment of principal of outstanding Term B Facility Loans), (ii) any amendment, waiver or other modification to this Agreement the primary purpose of which would have the effect of reducing the All-In Yield for Term B Facility Loans, excluding any such amendment, waiver or modification entered into in connection with a Change of Control or a Significant Acquisition and/or (iii) the incurrence by Borrower or any of its Subsidiaries of (x) any Incremental Term Loans or (y) any other secured term loans (which, for the avoidance of doubt, does not include bonds) other than under this Agreement (such other term loans referred to in clause (y) in this clause (iii) are individually referred to as “Other Debt”), the proceeds of which are used in whole or in part to prepay outstanding Term B Facility Loans (except to the extent any such Incremental Term Loans or Other Debt is incurred in connection with a Change of Control or a Significant Acquisition or such Incremental Term Loans or Other Debt are not incurred for the primary purposes of reducing overall yield) if such Incremental Term Loans or Other Debt has an All-In Yield for the respective Type of such replacement term loan that is less than the All-In Yield for Term B Facility Loans of the respective Type at the time of the prepayment thereof. Any such determination by Administrative Agent as contemplated by preceding clauses (i)(x), (ii) and (iii) shall be conclusive and binding on all Lenders holding or Term B Facility Loans.

“Required Lenders” shall mean, as of any date of determination, Non-Defaulting Lenders the sum of whose outstanding Term Loans, unutilized Term Loan Commitments, Revolving Loans, Unutilized R/C Commitments, Swingline Exposure and L/C Liabilities then outstanding represents more than 50% of the aggregate sum (without duplication) of (i) all outstanding Term Loans of all Non-Defaulting Lenders and all unutilized Term Loan Commitments of all Non-Defaulting Lenders, (ii) all outstanding Revolving Loans of all Non-Defaulting Lenders, (iii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iv) the Swingline Exposure of all Non-Defaulting Lenders and (v) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Revolving Lenders” shall mean, as of any date of determination, Non-Defaulting Lenders holding more than 50% of the aggregate sum of (without duplication) (i) the aggregate principal amount of outstanding Revolving Loans of all Non-Defaulting Lenders, (ii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iii) the Swingline Exposure of all Non-Defaulting Lenders, and (iv) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Tranche Lenders” shall mean: (a) with respect to Lenders having Revolving Commitments or Revolving Loans of any particular Tranche, Non-Defaulting Lenders having more than 50% of the aggregate sum of the Unutilized R/C Commitments, Revolving Loans, Swingline Exposure and L/C Liabilities, in each case, of Non-Defaulting Lenders in respect of such Tranche and then outstanding; (b) with respect to Lenders having Term B Facility Loans, Term B Facility Commitments or Incremental Term B Loan Commitments, Non-Defaulting Lenders having more than 50% of the aggregate sum of the Term B Facility Loans, unutilized Term B Facility Commitments and unutilized Incremental Term B Loan Commitments of Non-Defaulting Lenders then outstanding; (c) for each New Term Loan Facility, if applicable, with respect to Lenders having New Term Loans or New Term Loan Commitments, in each case, in respect of such New Term Loan Facility, Non-Defaulting Lenders having more than 50% of the aggregate sum of such New Term Loans and unutilized New Term Loan Commitments of Non-Defaulting Lenders then outstanding; (d) for each Extension Tranche, if applicable, with respect to Lenders having Extended Revolving Loans or Extended Revolving Commitments or Extended Term Loans or commitments in respect of Extended Term Loans, in each case, in respect of such Extension Tranche, Non-Defaulting Lenders having more than 50% of the aggregate sum of such Extended Revolving Loans and Extended Revolving Commitments or Extended Term Loans and commitments in respect thereof, in each case, in respect of such Extension Tranche, as applicable, of Non-Defaulting Lenders then outstanding; and (e) for each Tranche of Other Term Loans, Non-Defaulting Lenders having more than 50% of the aggregate sum of such Other Term Loans and unutilized Other Term Loan Commitments in each case, in respect of such Tranche, of Non-Defaulting Lenders then outstanding.

“Requirement of Law” shall mean, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning set forth in Section 12.06(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Action” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address or remediate any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies, investigations, and monitoring in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” shall mean (i) the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer), any senior or executive vice president of Borrower, the chief financial officer, the chief accounting officer or treasurer of Borrower, the secretary or assistant secretary of Borrower or, with respect to financial matters, the chief financial officer, the chief accounting officer, senior financial officer or treasurer of Borrower and (ii) as to any document delivered by a Subsidiary, any Person authorized by all necessary corporate, limited liability company and/or other action of such Subsidiary to act on behalf of such Subsidiary.

“Restricted Amount” has the meaning set forth in Section 2.10(a).

“Restricted Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions (including return of capital) on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, defeasance, termination, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than any payment made relating to any Transfer Agreement) in Borrower or any of its Restricted Subsidiaries, but excluding dividends, payments or distributions paid through the issuance of additional shares of Qualified Capital Stock and any redemption, retirement or exchange of any Qualified Capital Stock in Borrower or such Restricted Subsidiary through, or with the proceeds of, the issuance of Qualified Capital Stock in Borrower or any of its Restricted Subsidiaries; provided that any Qualified Capital Stock so issued by a Restricted Subsidiary is pledged to Collateral Agent to secure the Obligations in accordance with the Security Documents.

“Restricted Subsidiaries” shall mean all existing and future Subsidiaries of Borrower other than the Unrestricted Subsidiaries.

“Revaluation Date” shall mean, (a) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternate Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an L/C Lender under any Letter of Credit denominated in an Alternate Currency, and (iv) such additional dates as Administrative Agent or the applicable L/C Lender shall reasonably determine or the Required Revolving Lenders shall require and (b) with respect to any Revolving Loan, each of the following: (i) each date of delivery of a Notice of Borrowing for the making of a Revolving Loan denominated in an Alternate Currency, (ii) each date of making of a Revolving Loan denominated in an Alternate Currency, (iii) each date of any repayment or prepayment of any Revolving Loan in an Alternate Currency, (iv) each date of conversion or continuation of any Revolving Loan denominated in an Alternate Currency and (v) such additional dates as Administrative Agent shall reasonably determine or the Required Revolving Lenders shall require.

“Retained Percentage” shall mean, with respect to an Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Reverse Trigger Event” shall mean the transfer of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility from trust or other similar arrangement to Borrower or any of its Restricted Subsidiaries from time to time.

“Revocation” has the meaning set forth in Section 9.12(b).

“Revolving Availability Period” shall mean, (i) with respect to the Revolving Commitments under the Closing Date Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the applicable R/C Maturity Date and the date of termination of such Revolving Commitments, (ii) with respect to the Revolving Commitments under the Amendment No. 3 Revolving Facility, the period from and including the Amendment No. 3 Extension Effective Date to but excluding the earlier of the applicable R/C Maturity Date and the date of termination of such Revolving Commitments and (iii) with respect to any other Tranche of Revolving Commitments, the period from and including the date such Tranche of Revolving Commitments is established to but excluding the earlier of the applicable R/C Maturity Date and the date of termination of such Tranche of Revolving Commitments. Unless the context otherwise requires, references in this Agreement to the Revolving Availability Period shall mean with respect to each Tranche of Revolving Commitments, the Revolving Availability Period applicable to such Tranche.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, for each Revolving Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Lender on Annex A-1 under the caption “Revolving Commitment,” or in the Assignment Agreement pursuant to which such Lender assumed its Revolving Commitment or in any Incremental Joinder Agreement or Refinancing Amendment, as applicable, as the same may be (a) changed pursuant to Section 13.05(b), (b) reduced or terminated from time to time pursuant to Sections 2.04 and/or 11.01, as applicable, or (c) increased or otherwise adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.12 and Section 2.15; it being understood that a Revolving Lender’s Revolving Commitment shall include any Incremental Revolving Commitments, Extended Revolving Commitments and Other Revolving Commitments of such Revolving Lender.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Liability, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Extension Request” shall have the meaning provided in Section 2.13(b).

“Revolving Facility” shall mean each credit facility comprising Revolving Commitments of a particular Tranche.

“Revolving Lenders” shall mean (a) on the Closing Date, the Lenders having a Revolving Commitment on Annex A-1 hereof and (b) thereafter, the Lenders from time to time holding Revolving Loans and/or a Revolving Commitment as in effect from time to time.

“Revolving Loans” has the meaning set forth in Section 2.01(a).

“Revolving Notes” shall mean the promissory notes substantially in the form of Exhibit A-1 hereto.

“Revolving Tranche Exposure” shall mean with respect to any Lender and Tranche of Revolving Commitments at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Tranche of such Lender, plus the aggregate amount at such time of such Lender’s L/C Liability under its Revolving Commitment of such Tranche, plus the aggregate amount at such time of such Lender’s Swingline Exposure under its Revolving Commitment of such Tranche.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereto.

“Sanction(s)” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, or ~~Her~~His Majesty’s Treasury of the United Kingdom or (c) other relevant sanctions authority.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, or ~~Her~~His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” shall mean the Securities and Exchange Commission of the United States or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit T hereto or such other form as is reasonably acceptable to Administrative Agent.

“Section 9.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.04(a) or (b), together with the accompanying certificate of a Responsible Officer of Borrower delivered, or required to be delivered, pursuant to Section 9.04(c).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Borrower and/or any or all of the other Credit Parties and any Cash Management Bank.

“Secured Obligations” shall mean all Obligations and including all obligations (whether or not constituting future advances, obligatory or otherwise) of Borrower and any and all of the Guarantors from time to time arising under or in respect of this Agreement and the other Credit Documents, the Credit Swap Contracts and the Secured Cash Management Agreements (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement and the other Credit Documents, the Credit Swap Contracts or the Secured Cash Management Agreements), in each case whether (i) direct or indirect, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise and/or (iii) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Credit Party or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding); provided, however, that with respect to any Guarantor, if in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the Secured Obligations of such Guarantor would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its Secured Obligations, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding; provided, further, that in no event shall “Secured Obligations” of any Guarantor include Excluded Swap Obligations of such Guarantor.

“Secured Parties” shall mean the Agents, the Lenders, any Swap Provider that is party to a Credit Swap Contract and any Cash Management Bank that is a party to a Secured Cash Management Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Security Documents” shall mean the U.S. Security Agreement, the Hard Rock SNDA (Restaurant Lease), the Hard Rock SNDA (Retail Store Lease), the Hard Rock Collateral Assignment Consent, the Mortgages, the Ship Mortgages, each Foreign Security Document and each other security document or pledge agreement, instrument or other document executed and delivered by a Credit Party to grant, pledge or perfect a security interest in any Property acquired or developed that is of the kind and nature that would be required to constitute Collateral as security for the Obligations.

“Senior Unsecured Notes” shall mean $1,500,000,000 of unsecured Indebtedness incurred or assumed by Borrower in connection with this Agreement and the Gamesys Acquisition, consisting of (i) $750,000,000 in aggregate principal amount of 5.625% senior notes due 2029 and (ii) $750,000,000 in aggregate principal amount of 5.875% senior notes due 2031.

~~“Shared Fixed Incremental Amount” shall mean, as of any date of determination, (a) the greater of (i) $650,000,000 and (ii) 100% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period minus (b)(i) the aggregate principal amount of all Incremental Commitments incurred or issued in reliance on the Shared Fixed Incremental Amount and (ii) the aggregate principal amount of all Indebtedness incurred or issued in reliance on Section 10.01(t) in reliance on the Shared Fixed Incremental Amount.~~

“Ship Mortgage” shall mean a Ship Mortgage in form reasonably acceptable to Administrative Agent and Borrower made by the applicable Credit Parties in favor of Collateral Agent for the benefit of the Secured Parties, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant in favor of Collateral Agent for the benefit of the Secured Parties a first preferred mortgage on the Mortgaged Vessel(s) covered thereby, subject only to Permitted Liens.

“Significant Acquisitions” shall mean acquisitions that, individually or in the aggregate, (a) are not permitted by the Credit Documents immediately prior to the consummation of such acquisitions, or (b) would result in Consolidated EBITDA, determined on a Pro Forma Basis after giving effect to such acquisitions, being equal to or greater than 135% of Consolidated EBITDA immediately prior to the consummation of such acquisitions.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate for such Business Day published by the NYFRB (or a successor administrator of the secured overnight financing rate) on the website of the NYFRB, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Loans” shall mean Loans that bear interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Solvent” and “Solvency” shall mean, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Loan” means a Loan that bears interest at a rate based on the Adjusted SONIA Rate.

“Specified 10.04(k) Investment Returns” shall mean the amounts received by Borrower and its Restricted Subsidiaries with respect to Investments made pursuant to Section 10.04(k) (including with respect to contracts related to such Investments and including principal, dividends, interest, distributions, sale proceeds, payments under contracts relating to such Investments, repayments or other amounts) that are designated by Borrower as Specified 10.04(k) Investment Returns in the Compliance Certificate delivered to Administrative Agent in respect of the fiscal quarter (or fiscal year) in which such amounts were received.

“Specified Consent Date” shall mean the first date on which the sum of (a) the aggregate principal amount of the Revolving Commitments held by Non-Defaulting Lenders plus (b) the aggregate outstanding principal amount of the Term Loans held by Non-Defaulting Lenders that, in each case, have consented to the Twin River Lincoln Transaction Consents, represents more than 50% of the aggregate sum (without duplication) of (i) all outstanding Term Loans of all Non-Defaulting Lenders and all unutilized Term Loan Commitments of all Non-Defaulting Lenders, (ii) all outstanding Revolving Loans of all Non-Defaulting Lenders, (iii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iv) the Swingline Exposure of all Non-Defaulting Lenders and (v) the L/C Liabilities of all Non-Defaulting Lenders.

“Specified Swap Contract” shall mean any agreement (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that (i) is a securities or securities index swap, forward or option, variable prepaid forward, commodity swap, commodity option, collar or floor agreement or other similar agreement (including any option to enter into any of the foregoing) and (ii) is not a Swap Contract.

“Specified Transaction” shall mean (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a revolving facility), (b) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Permitted Acquisition or other Acquisition, (d) any Asset Sale or designation of a Restricted Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of Borrower or redesignation of an Unrestricted Subsidiary that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary, (e) any Acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person and (f) any execution, amendment, modification or termination of any Gaming/Racing Lease (or waiver of any provisions thereof).

“Spot Rate” for a currency shall mean the rate determined by Administrative Agent or the applicable L/C Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent or such L/C Lender may obtain such spot rate from another financial institution designated by Administrative Agent or such L/C Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternate Currency.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subject Subsidiary” shall mean, at any time of determination, a Subsidiary that (i) is an Immaterial Subsidiary, (ii) its Consolidated EBITDA for the then most recently ended Test Period is not in excess of 2.5% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries or (iii) its Consolidated Total Assets as of the last day of the then most recently ended Test Period is not in excess of 2.5% of the Consolidated Total Assets of Borrower and its Restricted Subsidiaries on a consolidated basis.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency and, after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power, other than with respect to Premier Entertainment and Premier Entertainment Vicksburg, LLC) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Supported QFC” has the meaning set forth in Section 13 22.

“Swap Contract” shall mean any agreement (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement). For the avoidance of doubt, the term “Swap Contract” includes, without limitation, any call options, warrants and capped calls entered into as part of, or in connection with, an issuance of convertible or exchangeable debt by Borrower or its Restricted Subsidiaries.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Provider” shall mean any Person that is a party to a Swap Contract with Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Swap Contract, a Lender or Agent or Affiliate of a Lender or Agent, and such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (a) appoints Collateral Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.03.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.01(e). The Swingline Commitment is part of, and not in addition to, the Revolving Commitments.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender under any Tranche of Revolving Commitments at any time shall equal its R/C Percentage with respect to the applicable Tranche of Revolving Commitments of the aggregate Swingline Exposure under such Tranche at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.01(e).

“Swingline Note” shall mean the promissory note substantially in the form of Exhibit A-3 hereto.

“Swingline Sublimit” shall mean the lesser of (a) $10.0 million and (b) the Total Revolving Commitments then in effect. The Swingline Sublimit is part of, not in addition to, the Total Revolving Commitments.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Real Property or Mortgaged Vessel, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting any Mortgaged Real Property or Mortgaged Vessel or any portion thereof, whether or not the same shall have actually been commenced.

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” shall mean any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Reduction Event” shall mean Borrower or its applicable Restricted Subsidiaries have achieved the requirements as outlined in Section 4815(b)(3)a.1., Title 29 of the Delaware Code to qualify for the reduction in video lottery proceeds required to be returned to the State of Delaware as described in such Section of the Delaware Code and such reduction has become effective.

“Tax Returns” has the meaning set forth in Section 8.08.

“Tax Sharing Agreement” shall mean that certain Amended and Restated Tax Sharing Agreement, dated as of May 10, 2019, by and among Borrower and its Subsidiaries, as amended.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Facility” shall mean the credit facility comprising the Term B Facility Commitments, any Incremental Term B Loan Commitments and the Term B Facility Loans.

“Term B Facility Commitment” shall mean, for each Term B Facility Lender, the obligation of such Lender, if any, to make a Term B Facility Loan to Borrower on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Term B Facility Commitment” on Annex A-2, or in the Assignment Agreement pursuant to which such Lender assumed its Term B Facility Commitment, as applicable, as the same may be (i) changed pursuant to Section 13.05(b) or (ii) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01. The aggregate principal amount of the Term B Facility Commitments of all Term B Facility Lenders on the Closing Date is $1,945.0 million.

“Term B Facility Lender” shall mean (a) on the Closing Date, the Lenders having Term B Facility Commitments on Annex A-2 hereof and (b) thereafter, the Lenders from time to time holding any Incremental Term B Loan Commitments and/or Term B Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term B Facility Loans” shall mean (a) the term loans made pursuant to Section 2.01(c) and (b) term loans made pursuant to any Incremental Term B Loan Commitments.

“Term B Facility Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date.

“Term B Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-2 hereto.

“Term Loan Commitments” shall mean, collectively, (a) the Term B Facility Commitments, (b) any Incremental Term Loan Commitments and (c) any Other Term Loan Commitments.

“Term Loan Extension Request” shall have the meaning provided in Section 2.13(a).

“Term Loan Notes” shall mean, collectively, the Term B Facility Notes, any Other Term Loan Notes and any New Term Loan Notes.

“Term Loans” shall mean, collectively, the Term B Facility Loans, any Extended Term Loans, any Other Term Loans and any New Term Loans.

“Term SOFR” shall mean,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to such Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to such Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” shall mean, for any calculation with respect to an ABR Loan or a SOFR Loan, a percentage per annum as follows for the applicable Tranche and Type of such Loan and (if applicable) Interest Period therefor: (I) in the case of any Term B Facility Loan and/or any Revolving Loan under the Closing Date Revolving Facility, (a) in the case of an ABR Loan, 0.11448% and (b) in the case of a SOFR Loan with an Interest Period of (i) one (1) month, 0.11448%, (ii) three (3) months, 0.26161%, and (iii) six (6) months, 0.42826% and (II) in the case of any Revolving Loan under the Amendment No. 3 Revolving Facility, 0.0%.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate identified by Administrative Agent in its reasonable discretion).

“Term SOFR Conforming Changes” shall mean, with respect to Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Administrative Agent determines may be appropriate to reflect the adoption and implementation of Term SOFR and to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of Term SOFR exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Term SOFR Reference Rate” shall mean, for the applicable corresponding tenor, the forward-looking term rate based on SOFR.

“Test Period” shall mean, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of Borrower and its Restricted Subsidiaries for which quarterly or annual financial statements have been delivered or are required to have been delivered to Administrative Agent or have been filed with the SEC.

“Tidelands Lease” shall mean that certain Public Trust Tidelands Lease, dated as of October 27, 2003, by and between the State of Mississippi, as lessor, and Premier Entertainment (as successor in interest by merger with Premier Entertainment LLC), as lessee, as amended by that certain Amendment to Public Trust Tidelands Lease, dated as of February 5, 2009, and recorded as Instrument #2009-2344D-J2 (together with any and all modifications, renewals, extensions, and substitutions of the foregoing), and recorded in Book 410, Page 107 with the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi.

“Tiverton” shall mean Twin River-Tiverton LLC, a Delaware limited liability company.

“Tiverton Casino Hotel” shall mean the Tiverton Casino Hotel, located in Tiverton, Rhode Island.

“Tiverton VLT Contract” shall mean that certain Master Video Lottery Terminal Contract by and between the Division and Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC), dated November 23, 2005, as amended through the Closing Date, and as assigned to Tiverton, and as may be further amended from time to time as permitted by this Agreement.

“Total Revolving Commitments” shall mean, at any time, the Revolving Commitments of all the Revolving Lenders at such time. The Total Revolving Commitments on the Closing Date are $620.0 million.

“Trade Date” shall have the meaning provided in Section 13.05(k)(i).

“Tranche” shall mean (i) when used with respect to the Lenders, each of the following classes of Lenders: (a) Lenders having Revolving Loans incurred pursuant to the Closing Date Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (b) Lenders having Revolving Loans incurred pursuant to the Amendment No. 3 Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or Amendment No. 3 Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (c) Lenders having such other Tranche of Revolving Loans or Revolving Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, (d) Lenders having Term B Facility Loans or Term B Facility Commitments and Incremental Term B Loan Commitments and (e) Lenders having such other Tranche of Term Loans or Term Loan Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) Revolving Loans incurred pursuant to the Closing Date Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (b) Revolving Loans incurred pursuant to the Amendment No. 3 Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or Amendment No. 3 Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (c) such other Tranche of Revolving Loans or Revolving Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, (d) Term B Facility Loans or Term B Facility Commitments and Incremental Term B Loan Commitments and (e) such other Tranche of Term Loans or Term Loan Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment.

“Transaction Activity” shall mean any of the following (and, in each case, whether or not successful): (a) the actual or attempted incurrence of any Indebtedness or the issuance of any Equity Interests by Borrower or any Restricted Subsidiary, activities related to any such actual or attempted incurrence or issuance, or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing (whether by covenant or legal defeasance), discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the stated maturity thereof or any Equity Interests (including any premium, penalty, commissions or fees), (c) the termination of any Swap Contracts or other derivative instruments or any fees paid to enter into any Swap Contracts or other derivative instruments or (d) any acquisition or disposition of any Person, property or assets permitted pursuant to the terms of this Agreement.

“Transactions” shall mean, collectively, (a) the Closing Date Refinancing, (b) the Gamesys Acquisition, (c) the entering into of this Agreement and the other Credit Documents and the borrowings hereunder on the Closing Date, (d) the incurrence or assumption of the Senior Unsecured Notes and (e) the payment of fees and expenses in connection with the foregoing.

“Transfer Agreement” shall mean any trust or similar arrangement required by any Gaming/Racing Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming/Racing Facility.

“Transferred Guarantor” has the meaning set forth in Section 6.08.

“Trigger Event” shall mean the transfer of shares of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility into trust or other similar arrangement required by any Gaming/Racing Authority from time to time.

“TRMG” shall mean Twin River Management Group, Inc., a Delaware corporation.

“Twin River Casino” shall mean the Twin River Casino, located in Lincoln, Rhode Island.

“Twin River Lincoln Collection Guaranty” shall have the meaning provided in the definition of “Twin River Lincoln Transaction Consents”.

“Twin River Lincoln Transaction” shall have the meaning provided in the definition of “Twin River Lincoln Transaction Consents”.

“Twin River Lincoln Transaction Closing Date” shall mean the date on which the Twin River Lincoln Transaction has closed (as determined by Borrower in good faith).

“Twin River Lincoln Transaction Consents” shall mean (a) consent to the sale, contribution or other disposition of the owned or leased Real Property consisting of all or part of the Twin River Casino (and/or any individual parcels or land plots thereof) and any and all related assets and property (and/or the Equity Interests in one or more Persons that own all or a portion of such assets) pursuant to one or more sale and leaseback transactions or contribution and leaseback transactions (the “Twin River Lincoln Transaction”), (b) waiver of any requirement in this Agreement to make any mandatory prepayment or mandatory commitment reduction of any Loans or Commitments with, or in the amount of, the Net Available Proceeds of the Twin River Lincoln Transaction or otherwise as a result of the Twin River Lincoln Transaction, (c) consent to any Credit Party or Restricted Subsidiary granting, extending or otherwise making a guaranty of collection for the Indebtedness of any purchaser, acquiror or transferee in the Twin River Lincoln Transaction to finance a “debt financed distribution” (or similar payment, distribution or disbursement) of all or a portion of the consideration for the Twin River Lincoln Transaction, in form and substance reasonably acceptable to the Administrative Agent and Borrower (the “Twin River Lincoln Collection Guaranty”) and (d) consent to the inclusion of clause (i) of the Available Amount (without duplication of clause (c) of the definition thereof) in the calculation of the Available Amount.

“Type” has the meaning set forth in Section 1.03.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning set forth in Section 13.22.

“U.S. Security Agreement” shall mean a security agreement substantially in the form of Exhibit H hereto among the Credit Parties and Collateral Agent, as the same may be amended, supplemented or modified in accordance with the terms thereof and hereof.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable state or other jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“un-reallocated portion” has the meaning set forth in Section 2.14(a).

“United States” shall mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(e).

“Unrestricted Cash” shall mean, as of any date of determination, the excess of the sum of (x) unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries (regardless of whether held in a Collateral Account) plus (y) cash and Cash Equivalents of Borrower and its Restricted Subsidiaries that are restricted in favor of the Obligations (which may include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral); provided, however, that in no event shall “Unrestricted Cash” be less than zero.

“Unrestricted Subsidiaries” shall mean (a) as of the Closing Date, the Subsidiaries listed on Schedule 8.12(c), (b) any Subsidiary of Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 9.12 and (c) any Subsidiary of an Unrestricted Subsidiary (in each case, unless such Subsidiary is no longer a Subsidiary of Borrower or is subsequently designated as a Restricted Subsidiary pursuant to this Agreement); provided that, each Unrestricted Subsidiary under this Agreement shall also have been designated as an Unrestricted Subsidiary under the Senior Unsecured Notes.

“Unutilized R/C Commitment” shall mean, for any Revolving Lender, at any time, the excess of such Revolving Lender’s Revolving Commitment at such time over the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Revolving Lender, (ii) such Revolving Lender’s L/C Liability at such time and (iii) such Revolving Lender’s Swingline Exposure at such time.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.06(c)(ii).

“UTGR” shall mean UTGR, Inc., a Delaware corporation.

“Venue Documents” has the meaning set forth in Section 10.05(o).

“Venue Easements” has the meaning set forth in Section 10.05(o).

“Vessel” shall mean a gaming vessel, barge or riverboat and the fixtures and equipment located thereon.

“VLT” has the meaning set forth in the definition of “Consolidated EBITDA”.

“VLT Contract” shall mean that certain Master Video Lottery Terminal Contract, dated as of July 18, 2005, by and between the Division and UTGR, as amended through the Closing Date, and as may be further amended from time to time as permitted by this Agreement.

“Voting Stock” shall mean, with respect to any Person, the Equity Interests, participations, rights in, or other equivalents of, such Equity Interests, and any and all rights, warrants or options exchangeable for or convertible into such Equity Interests of such Person, in each case, that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” shall mean, on any date and with respect to the aggregate amount of any Indebtedness (or any applicable portion thereof), an amount equal to (a) the scheduled repayments of such Indebtedness to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of Borrower.

“Withdrawal Liability” shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, for any Person at any date, the amount (which may be a negative number) of the Consolidated Current Assets of such Person minus the Consolidated Current Liabilities of such Person at such date; provided that, for purposes of calculating Working Capital, increases or decreases in Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the impact of non-cash items on Consolidated Current Assets and Consolidated Current Liabilities. For purposes of calculating Working Capital (i) for any period in which a Permitted Acquisition or other Acquisition, or the opening of a Development Project or Expansion Capital Expenditure, occurs (other than with respect to any Unrestricted Subsidiary) or the designation of any Unrestricted Subsidiary as such is revoked and such Unrestricted Subsidiary is converted into a Restricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so acquired, of any Person that owns or leases such Development Project or Expansion Capital Expenditure (to the extent related to such Development Project or Expansion Capital Expenditure), or of any Unrestricted Subsidiary so revoked, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded and (ii) for any period in which any Person, property, business or asset (other than an Unrestricted Subsidiary) is sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Borrower or any Restricted Subsidiary or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified as discontinued operations or Restricted Subsidiary so designated, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and, (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related, or ancillary, to any of those powers.

SECTION 1.02. Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower, Administrative Agent or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, not to be unreasonably withheld). Notwithstanding the foregoing, for all purposes of this Agreement, (a) no Gaming/Racing Lease (nor any guaranty or support arrangement in respect thereof) shall constitute Indebtedness, a Lien, a Capital Lease or a Capital Lease Obligation regardless of how such lease (or any guaranty or support arrangement in respect thereof) may be treated under GAAP, (b) any interest portion of payments in connection with such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) shall not constitute Consolidated Interest Expense and (c) Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) in the applicable Test Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under such Gaming/Racing Lease not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of such Gaming/Racing Lease; provided that any “true-up” of rent paid in cash pursuant to such Gaming/Racing Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter. Notwithstanding anything to the contrary in this Agreement or any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated (provided that until such disposition shall have been consummated, notwithstanding anything to the contrary in this Agreement, the anticipated proceeds of such disposition (and use thereof, including any repayment of Indebtedness therewith) shall not be included in any calculation hereunder).

SECTION 1.03. Classes and Types of Loans. Loans hereunder are distinguished by “Class” and by “Type.” The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Loan of any particular Tranche, a Term B Facility Loan, a New Term Loan of any particular Tranche, or a Term Loan of any particular Tranche of Term Loans created pursuant to an Extension Amendment or a Refinancing Amendment or a Swingline Loan, each of which constitutes a Class. The “Type” of a Loan refers to whether such Loan is an ABR Loan, a SOFR Loan, a EURIBOR Loan or a SONIA Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

SECTION 1.04. Rules of Construction.

(a) In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) statutes and regulations include any amendments, supplements or modifications of the same from time to time and any successor statutes and regulations; (iv) unless otherwise expressly provided, any reference to any action of any Secured Party by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their reasonable discretion”; (v) time shall be a reference to time of day in New York, New York; (vi) Obligations (other than L/C Liabilities) shall not be deemed “outstanding” if such Obligations have been Paid in Full; and (vii) except as expressly provided in any Credit Document any item required to be delivered or performed on a day that is not a Business Day shall not be required until the next succeeding Business Day.

(b) In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) references to “the date hereof” shall mean the date first set forth above; (vii) “asset” and “property” shall have the same meaning and effect and refer to all Property; and (viii) a “fiscal year” or a “fiscal quarter” is a reference to a fiscal year or fiscal quarter of Borrower.

(c) In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

(d) Unless otherwise expressly provided herein, (i) references to Organizational Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications are permitted by the Credit Documents; (ii) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, and (iii) for the avoidance of doubt, any reference herein to “the date hereof” or words of similar import shall refer to the date that the Credit Agreement was initially entered into (October 1, 2021).

(e) This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to Agents, Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or Agents merely because of Agents’ or the Lenders’ involvement in their preparation.

(f) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.05. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.05; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.05, when calculating the Consolidated First Lien Net Leverage Ratio, for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with any covenant pursuant to Section 10.08(a), the events described in this Section 1.05 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.05, then the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.05.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated, or are reasonably expected to be initiated, within eighteen (18) months of the closing date of such Specified Transaction (in the good faith determination of Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions; provided that, with respect to any such cost savings, operating expense reductions, other operating improvements and synergies, the limitations and requirements set forth in clause (c) of the definition of Consolidated EBITDA (other than the requirement set forth in clause (c) of Consolidated EBITDA that steps have been initiated or taken) shall apply; provided, further, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and clause (c) of the definition of “Consolidated EBITDA” shall not (i) exceed (x) $15.0 million in the aggregate in such Test Period solely for purposes of determining the size of any basket based on a percentage of Consolidated EBITDA in Article X (other than for the avoidance of doubt, Section 10.08(a)) or (y) for any other purpose, 25.0% of Consolidated EBITDA for such Test Period (before giving effect to this clause (c) and clause (c) of the definition of “Consolidated EBITDA”) or (ii) be duplicative of one another.

(d) In the event that Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment) any Indebtedness included in the calculations of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio or the Fixed Charge Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility without a corresponding permanent reduction in the commitments with respect thereto), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio and (B) on the first day of the applicable Test Period in the case of the Fixed Charge Coverage Ratio. Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a secured overnight financing rate, an interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Borrower may designate.

SECTION 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit.

SECTION 1.07. Limited Condition Transactions. For purposes of (i) determining compliance with any provision of this Agreement or any other Credit Document which requires the calculation of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio or the Fixed Charge Coverage Ratio, (ii) determining compliance with representations, warranties, Defaults or Events of Default or (iii) testing availability under baskets set forth in this Agreement or any other Credit Document (including baskets measured as a percentage of Consolidated EBITDA or of Consolidated Total Assets), in each case, in connection with a Limited Condition Transaction (a “Limited Condition Transaction” shall be defined as any Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other acquisition), any permitted Investment or any unconditional repayment or redemption of, or offer to purchase, any Indebtedness, and, in each case, any transactions in connection therewith, including the incurrence of Indebtedness, Liens and Asset Sales and the designation or redesignation of any Unrestricted Subsidiary), at the option of Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action (including actions in connection therewith) is permitted under this Agreement and the other Credit Documents shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, with respect to the incurrence of Indebtedness and Liens, the Limited Condition Transaction for which the proceeds will be used) (the “LCT Test Date”), and if, after giving effect on a Pro Forma Basis to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, Borrower could have taken such action (and actions in connection therewith) on the relevant LCT Test Date in compliance with such representation, warranty, absence of default or event of default, ratio or basket, such representation, warranty, absence of Default or Event of Default, ratio or basket shall be deemed to have been complied with, in each case regardless of whether such provision makes reference to this Section 1.07, a Limited Condition Transaction or an LCT Election. For the avoidance of doubt, if Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of Borrower or the Person subject to such Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (a) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (b) in the case of any such ratio or basket related to Restricted Payments or prepayments of Other Junior Indebtedness, without giving effect to such Limited Condition Transaction and other transactions in connection therewith. Notwithstanding the foregoing, the amount of (i) any Incremental Commitments that may be incurred under the Incremental Incurrence-Based Amount and (ii) any Indebtedness that may be incurred under the Ratio Incurrence-Based Amount, in each case, determined at the time of signing of definitive documentation with respect to, or giving of notice with respect to, a Limited Condition Transaction may be recalculated, at the option of Borrower, at the time of funding.

SECTION 1.08. Ratio Calculations; Negative Covenant Reclassification.

(a) With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any Credit Document that does not require compliance with a financial ratio or test (including the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and/or the Fixed Charge Coverage Ratio, whether or not specifically required to be determined on a Pro Forma Basis) (any such amounts (which will include any related “grower” component), the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of such Credit Document that requires compliance with a financial ratio or test (including the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and/or the Fixed Charge Coverage Ratio, whether or not specifically required to be determined on a Pro Forma Basis) which may include any “builder” or “grower” amount (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts together with any amounts incurred to fund original issue discount and upfront fees shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amounts. For example, if Borrower incurs Indebtedness under clause (a), (b) or (c) of the definition of “Incremental Loan Amount” on the same date that it incurs Indebtedness under clause (d) of the definition of “Incremental Loan Amount”, then the Consolidated Total Secured Net Leverage Ratio and any other applicable ratio will be calculated with respect to such incurrence under clause (d) of the definition of “Incremental Loan Amount” without regard to any incurrence on such date of Indebtedness under clause (a), (b) or (c) of the definition of “Incremental Loan Amount”. If Borrower or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, Borrower may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Credit Document on the date definitive loan documents with respect thereto are executed by all parties thereto, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility).

(b) Notwithstanding anything in this Agreement or any other Credit Document to the contrary, (i) unless specifically stated otherwise herein, any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Credit Documents may be used together by any Credit Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (ii) any action or event permitted by this Agreement or the other Credit Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Credit Documents. For purposes of determining compliance with Article X, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Sale, disposition, fundamental change, Restricted Payment, Affiliate transaction, contractual requirement or payment or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Article X, such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories at the time of such transaction or any later time from time to time, in each case, as determined by Borrower in its sole discretion at such time and thereafter may be reclassified or divided (as if incurred at such later time) by Borrower in any manner not expressly prohibited by this Agreement, and such Lien, Investment, Indebtedness, Asset Sale, disposition, fundamental change, Restricted Payment, Affiliate transaction, contractual requirement or payment or prepayment of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such “basket” or category of transactions or “baskets” or categories of transactions (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens, Investments, Indebtedness, Asset Sales, dispositions, fundamental changes, Restricted Payments, Affiliate transactions, contractual requirements or payments or prepayments of Indebtedness, as applicable, that may be incurred pursuant to any other “basket” or category of transactions.

SECTION 1.09. Exchange Rates; Currency Equivalents.

(a) Administrative Agent or the applicable L/C Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of extensions of credit hereunder and Obligations denominated in Alternate Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants or financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of calculating the Dollar Equivalent of the amount of extensions of credit hereunder and of Obligations denominated in the Alternate Currency under the Credit Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent or the applicable L/C Lender, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the relevant Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent or the applicable L/C Lender, as the case may be.

ARTICLE II.

CREDITS

SECTION 2.01. Loans.

(a) Revolving Loans. Each Revolving Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make revolving loans (the “Revolving Loans”) to Borrower in Dollars (and solely in the case of Revolving Loans in respect of the Amendment No. 3 Revolving Facility, at the Borrower’s option, in Euros and Sterling), from time to time, on any Business Day during, with respect to any Tranche of Revolving Commitment of such Revolving Lender, the Revolving Availability Period applicable to such Tranche of Revolving Commitments, in an aggregate principal amount at any one time outstanding not exceeding the amount of the Revolving Commitments of such Tranche of such Revolving Lender as in effect from time to time; provided, however, that, after giving effect to any Borrowing of Revolving Loans, (i) the sum of the aggregate principal amount of (without duplication) all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time, (ii) the Revolving Exposure of such Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitments in effect at such time, (iii) the Revolving Tranche Exposure of such Revolving Lender in respect of each Tranche of Revolving Commitments of such Lender shall not exceed such Revolving Lender’s Revolving Commitment of such Tranche in effect at such time, (iv) the Revolving Tranche Exposure of all Revolving Lenders in respect of each Tranche of Revolving Commitments shall not exceed the aggregate Revolving Commitments of such Tranche in effect at such time and (v) the aggregate principal amount of Revolving Loans made on the Closing Date shall not exceed $0.00. Borrower shall elect the Tranche of Revolving Commitments under which Revolving Loans are to be borrowed under this Section 2.01(a) by indicating such Tranche in the applicable Notice of Borrowing. Subject to the terms and conditions of this Agreement, during the applicable Revolving Availability Period, Borrower may borrow, repay and re-borrow the amount of the Revolving Commitments by means of ABR Loans and SOFR Loans (and solely in the case of Revolving Loans in respect of the Amendment No. 3 Revolving Facility, EURIBOR Loans and SONIA Loans).

(b) [Reserved].

(c) Term B Facility Loans. Each Lender with a Term B Facility Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make a Term B Facility Loan to Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Term B Facility Commitment of such Lender. Term B Facility Loans that are repaid or prepaid may not be reborrowed.

(d) Limit on SOFR Loans. No more than eight (8) (plus three (3) additional for each additional Tranche of Loans and Commitments incurred hereunder after the Closing Date) separate Interest Periods in respect of SOFR Loans may be outstanding at any one time in the aggregate under all of the facilities.

(e) Swingline Loans.

(i) Swingline Commitment. Subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Lenders set forth in this Section 2.01(e), the Swingline Lender at the request of Borrower may, in the Swingline Lender’s sole discretion, make Swingline Loans to Borrower in Dollars from time to time during any Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (y) (1) the sum of the total Revolving Exposures exceeding the Total Revolving Commitments, (2) the Revolving Exposure of any Revolving Lender exceeding the Revolving Commitments of such Lender then in effect, (3) the Revolving Tranche Exposure of any Revolving Lender in respect of any Tranche of Revolving Commitments exceeding such Revolving Lender’s Revolving Commitment of such Tranche in effect at such time or (4) the Revolving Tranche Exposure of all Revolving Lenders in respect of any Tranche of Revolving Commitments exceeding the aggregate Revolving Commitments of such Tranche in effect at such time; provided, however, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and re-borrow Swingline Loans. Borrower shall elect the Tranche of Revolving Commitments under which Swingline Loan is to be borrowed under this Section 2.01(e)(i) by indicating such Tranche in the applicable Notice of Borrowing. Notwithstanding anything to the contrary contained in this Section 2.01(e) or elsewhere in this Agreement, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Revolving Lender under the applicable Tranche is a Defaulting Lender if such Defaulting Lender’s participation in Swingline Loans cannot be reallocated to Non-Defaulting Lenders pursuant to Section 2.14(a) unless arrangements reasonably satisfactory to the Swingline Lender and Borrower have been made to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by Cash Collateralizing in an amount equal to the Minimum Collateral Amount, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swingline Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Commitment percentage of outstanding Swingline Loans.

(ii) Swingline Loans. To request a Swingline Loan, Borrower shall notify Administrative Agent of such request by telephone (promptly confirmed in writing in the form of a Notice of Borrowing by facsimile or electronic mail), not later than 1:00 p.m., New York time, on the day of a proposed Swingline Loan (which day shall be a Business Day). Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the Tranche of Revolving Commitments under which such Swingline Loan is to be borrowed. Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. Unless the Swingline Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Loan (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first sentence of Section 2.01(e)(i) or (B) that one or more of the applicable conditions specified in Section 7.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender shall make each Swingline Loan available to Borrower by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with the Swingline Lender, by crediting the same to) the account of Borrower as directed by Borrower in the applicable Notice of Borrowing for such Swingline Loan by 4:00 p.m., New York time, on the requested date of such Swingline Loan. Swingline Loans shall only be incurred and maintained as ABR Loans. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to such request a Default or an Event of Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $500,000 and integral multiples of $250,000 above such amount. Immediately upon the making of a Swingline Loan, each Revolving Lender of the applicable Tranche shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s R/C Percentage (with respect to the applicable Tranche of Revolving Commitments) of such Swingline Loan.

(iii) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, and without any penalty or premium, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to Administrative Agent before 12:00 p.m. (Noon), New York time, on the date of repayment at the Swingline Lender’s office as the Swingline Lender may from time to time specify to Borrower and Administrative Agent.

(iv) Refinancing; Participations.

(A) The Swingline Lender at any time in its sole discretion may request, on behalf of Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender under the applicable Tranche make a ABR Loan in an amount equal to such Lender’s R/C Percentage (with respect to the applicable Tranche of Revolving Commitments) of the amount of Swingline Loans then outstanding. Such request shall be made in writing and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified in this Agreement for the principal amount of ABR Loans, but subject to the unutilized portion of the Revolving Commitments of the applicable Tranche and the conditions set forth in Section 7.02. The Swingline Lender shall furnish Borrower with a copy of the applicable notice promptly after delivering such notice to Administrative Agent. Each Revolving Lender under the applicable Tranche shall make an amount equal to its R/C Percentage (with respect to the applicable Tranche of Revolving Commitments) of the amount specified in such notice available to Administrative Agent in immediately available funds (and Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at Administrative Agent’s office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such notice, whereupon, subject to Section 2.01(e)(iv)(B), each Revolving Lender under the applicable Tranche that so makes funds available shall be deemed to have made a ABR Loan under such Tranche to Borrower in such amount. Administrative Agent shall remit the funds so received to the Swingline Lender.

(B) If for any reason any Swingline Loan cannot be refinanced by such a Borrowing in accordance with Section 2.01(e)(iv)(A), the request for ABR Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders under the applicable Tranche fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to Administrative Agent for the account of the Swingline Lender pursuant to Section 2.01(e)(iv)(A) shall be deemed payment in respect of such participation.

(C) If any Revolving Lender under the applicable Tranche fails to make available to Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to Section 2.01(e)(iv)(A) or (B) by the time specified in such Section, the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender, at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than any such interest or fees) shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.

(D) Each Revolving Lender’s obligation to make Revolving Loans under the applicable Tranche or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.01(e)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swingline Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans under the applicable Tranche pursuant to this Section 2.01(e)(iv) is subject to the conditions set forth in Section 7.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swingline Loans, together with interest as provided herein.

(E) The Swingline Lender shall be responsible for invoicing Borrower for interest on the Swingline Loans. Until each Revolving Lender under the applicable Tranche funds its Revolving Loan or risk participation pursuant to this Section 2.01(e) to refinance such Revolving Lender’s R/C Percentage (with respect to the applicable Tranche of Revolving Commitments) of any Swingline Loan, interest in respect of such R/C Percentage (with respect to the applicable Tranche of Revolving Commitments) shall be solely for the account of the Swingline Lender.

SECTION 2.02. Borrowings. Borrower shall give Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 in the form of a Notice of Borrowing. Unless otherwise agreed to by Administrative Agent in its sole discretion, not later than 12:00 p.m. (Noon), New York time, on the date specified for each borrowing in Section 4.05, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to Administrative Agent, at an account specified by Administrative Agent maintained at the Principal Office, in immediately available funds, for the account of Borrower. Each borrowing of Revolving Loans under a particular Tranche of Revolving Commitments shall be made by each Revolving Lender with Revolving Commitments of such Tranche pro rata based on its R/C Percentage (with respect to the applicable Tranche of Revolving Commitments) with respect to such Tranche of Revolving Commitments. The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower not later than 4:00 p.m., New York time, on the actual applicable Funding Date, by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with Administrative Agent at the Principal Office, by crediting the same to) the account or accounts of Borrower or any other account or accounts in each case as directed by Borrower in the applicable Notice of Borrowing.

SECTION 2.03. Letters of Credit.

(a) Subject to the terms and conditions hereof, the Revolving Commitments may be utilized, upon the request of Borrower, in addition to the Revolving Loans provided for by Section 2.01(a), for standby letters of credit (herein collectively called “Letters of Credit”) issued by the applicable L/C Lender (which L/C Lenders agree to the terms and provisions of this Section 2.03 in reliance upon the agreements of the other Lenders set forth herein) for the account of Borrower or its Subsidiaries (including each Existing Letter of Credit); provided, however, that in no event shall

(i) (A) the aggregate amount of all L/C Liabilities, plus the aggregate principal amount of all the Revolving Loans and Swingline Loans then outstanding, exceed at any time the Total Revolving Commitments as in effect at such time or (B) the Revolving Tranche Exposure of all Revolving Lenders in respect of any Tranche of Revolving Commitments exceed the aggregate Revolving Commitments of such Tranche as in effect at such time,

(ii) (A) the sum of the aggregate principal amount of all Revolving Loans of any Revolving Lender then outstanding, plus such Revolving Lender’s L/C Liability plus such Revolving Lender’s Swingline Exposure exceed at any time such Revolving Lender’s Revolving Commitment as in effect at such time or (B) the Revolving Tranche Exposure of any Revolving Lender in respect of any Tranche of Revolving Commitments exceed such Revolving Lender’s Revolving Commitment of such Tranche as in effect at such time,

(iii) (x) the outstanding aggregate amount of all L/C Liabilities exceed the L/C Sublimit or (y) unless the applicable L/C Lender consents, the Stated Amount of all Letters of Credit issued by such L/C Lender plus the aggregate amount of all L/C Disbursements of such L/C Lender that have not yet been reimbursed in respect of all Letters of Credit issued by such L/C Lender exceed such L/C Lender’s L/C Commitment,

(iv) the Stated Amount of any Letter of Credit be less than $100,000 or such lesser amount as is acceptable to the L/C Lender,

(v) the expiration date of any Letter of Credit extend beyond the earlier of (x) the fifth Business Day preceding the latest R/C Maturity Date then in effect and (y) the date twelve (12) months following the date of such issuance, unless in the case of this clause (y) the Required Revolving Lenders have approved such expiry date in writing (but never beyond the fifth Business Day prior to the latest R/C Maturity Date then in effect), except for any Letter of Credit that Borrower has agreed to Cash Collateralize in an amount equal to the Minimum Collateral Amount or otherwise backstop (with a letter of credit on customary terms) to the applicable L/C Lender’s and Administrative Agent’s reasonable satisfaction, on or prior to the fifth Business Day preceding the latest R/C Maturity Date then in effect, subject to the ability of Borrower to request Auto-Extension Letters of Credit in accordance with Section 2.03(b); provided that in the case of any such Letter of Credit that is so Cash Collateralized, the obligations of the Revolving Lenders to participate in such Letters of Credit pursuant to Section 2.03(f) shall terminate on the fifth Business Day preceding the latest R/C Maturity Date then in effect,

(vi) any L/C Lender issue any Letter of Credit after it has received notice from Borrower or the Required Revolving Lenders stating that a Default exists until such time as such L/C Lender shall have received written notice of (x) rescission of such notice from the Required Revolving Lenders, (y) waiver or cure of such Default in accordance with this Agreement or (z) Administrative Agent’s good faith determination that such Default has ceased to exist,

(vii) any Letter of Credit be issued in a currency other than Dollars (or, solely in respect of Letters of Credit issued under the Amendment No. 3 Revolving Facility, an Alternate Currency) nor at a tenor other than sight; or

(viii) the L/C Lender be obligated to issue any Letter of Credit, amend or modify any outstanding Letter of Credit or extend the expiry date of any outstanding Letter of Credit at any time when a Revolving Lender under the applicable Tranche is a Defaulting Lender if such Defaulting Lender’s L/C Liability cannot be reallocated to Non-Defaulting Lenders under the applicable Tranche pursuant to Section 2.14(a) unless arrangements reasonably satisfactory to the L/C Lender and Borrower have been made to eliminate the L/C Lender’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by Cash Collateralizing in an amount equal to the Minimum Collateral Amount, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the L/C Lender to support, each such Defaulting Lender’s L/C Liability.

(b) Whenever Borrower requires the issuance of a Letter of Credit it shall give the applicable L/C Lender and Administrative Agent at least three (3) Business Days written notice (or such shorter period of notice acceptable to the L/C Lender). Such Letter of Credit application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system agreed to by the applicable L/C Lender, by personal delivery or by any other means acceptable to the applicable L/C Lender. Each notice shall be in the form of Exhibit L hereto or such other form as is reasonably acceptable to the applicable L/C Lender appropriately completed (each a “Letter of Credit Request”) and shall specify the Tranche under which such Letter of Credit shall be issued (it being understood that after issuance of any Letter of Credit, Borrower may by written notice to Administrative Agent and the applicable L/C Lender designate such Letter of Credit as having been issued under another Tranche of Revolving Commitments if such Letter of Credit would be permitted to be issued under such other Tranche of Revolving Commitments at such time) and shall specify a date of issuance not beyond the fifth Business Day prior to the latest R/C Maturity Date then in effect, except for any Letter of Credit that Borrower has agreed to Cash Collateralize in an amount equal to the Minimum Collateral Amount or otherwise backstop (with a letter of credit on customary terms) to the applicable L/C Lender’s and Administrative Agent’s reasonable satisfaction, on or prior to the fifth (5th) Business Day preceding the latest R/C Maturity Date then in effect. Each Letter of Credit Request must be accompanied by documentation describing in reasonable detail the proposed terms, conditions and format of the Letter of Credit to be issued. If requested by the L/C Lender, Borrower also shall submit a letter of credit application on the L/C Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the L/C Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. If Borrower so requests in any applicable Letter of Credit Request, the applicable L/C Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Lender to decline any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Lender at the time of the original issuance or automatic extension of a Letter of Credit, Borrower shall not be required to make a specific request to the L/C Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the fifth Business Day preceding the latest R/C Maturity Date then in effect (provided, that such five (5) Business Day limitation shall not apply to any Letter of Credit that Borrower has agreed to Cash Collateralize in an amount equal to the Minimum Collateral Amount or otherwise backstop (with a letter of credit on customary terms) to the applicable L/C Lender’s and Administrative Agent’s reasonable satisfaction) (provided that in the case of any such Letter of Credit that is so Cash Collateralized, the obligations of the Revolving Lenders to participate in such Letters of Credit pursuant to Section 2.03(f) shall terminate on the fifth Business Day preceding the latest R/C Maturity Date then in effect); provided, however, that the L/C Lender shall not permit any such extension if (A) the L/C Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 7.02 is not then satisfied, and in each such case directing the L/C Lender not to permit such extension. If there is any conflict between the terms and conditions of this Agreement and the terms and condition of any application, the terms and conditions of this Agreement shall govern. Each Lender hereby authorizes each L/C Lender to issue and perform its obligations with respect to Letters of Credit and each Letter of Credit shall be issued in accordance with the customary procedures of such L/C Lender. Borrower acknowledges and agrees that the failure of any L/C Lender to require an application at any time and from time to time shall not restrict or impair such L/C Lender’s right to require such an application or agreement as a condition to the issuance of any subsequent Letter of Credit.

(c) On each day during the period commencing with the issuance by the applicable L/C Lender of any Letter of Credit and until such Letter of Credit shall have expired with no pending drawings or been terminated, the Revolving Commitment under the applicable Tranche of each Revolving Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s R/C Percentage (with respect to the applicable Tranche of Revolving Commitments) of the then Stated Amount of such Letter of Credit plus the amount of any unreimbursed drawings thereunder (the amount of such unreimbursed drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency). Each Revolving Lender under the applicable Tranche (other than the applicable L/C Lender) severally agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire from the L/C Lender that issued such Letter of Credit, without recourse, a participation in such L/C Lender’s obligation to fund drawings and rights under such Letter of Credit in an amount equal to such Lender’s R/C Percentage with respect to the applicable Tranche of Revolving Commitments of such obligation (such obligation to fund drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) and rights, and each Revolving Lender under the applicable Tranche (other than such L/C Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such L/C Lender to pay and discharge when due, its R/C Percentage with respect to the applicable Tranche of Revolving Commitments of such L/C Lender’s obligation to fund drawings (such obligation to fund drawings shall be expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) under such Letter of Credit. Such L/C Lender shall be deemed to hold an L/C Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to such acquisition by the Revolving Lenders under the applicable Tranche other than such L/C Lender of their participation interests.

(d) In the event that any L/C Lender has determined to honor a drawing under a Letter of Credit, such L/C Lender shall promptly notify (the “L/C Payment Notice”) Administrative Agent and Borrower of the amount paid by such L/C Lender and the date on which payment is to be made to such beneficiary. In the case of a Letter of Credit denominated in the Alternate Currency, Borrower shall reimburse the L/C Lender that issued such Letter of Credit in such Alternate Currency. Borrower hereby unconditionally agrees to pay and reimburse such L/C Lender, through Administrative Agent, for the amount of payment under such Letter of Credit in Dollars, together with interest thereon at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin applicable to Revolving Loans under the applicable Tranche that are maintained as ABR Loans as are in effect from time to time (determined based on a weighted average if multiple Tranches of Revolving Commitments are then outstanding) from the date payment was made to such beneficiary to the date on which payment is due, such payment to be made not later than the first Business Day after the date on which Borrower receives the applicable L/C Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time, on a Business Day). Any such payment due from Borrower and not paid on the required date shall thereafter bear interest at rates specified in Section 3.02(b) until paid. Promptly upon receipt of the amount paid by Borrower pursuant to the immediately prior sentence, the applicable L/C Lender shall notify Administrative Agent of such payment and whether or not such payment constitutes payment in full of the Reimbursement Obligation under the applicable Letter of Credit.

(e) Promptly upon its receipt of a L/C Payment Notice referred to in Section 2.03(d), Borrower shall advise the applicable L/C Lender and Administrative Agent whether or not Borrower intends to borrow hereunder to finance its obligation to reimburse such L/C Lender for the amount of the related demand for payment under the applicable Letter of Credit and, if it does so intend, submit a Notice of Borrowing for such borrowing to Administrative Agent as provided in Section 4.05. In the event that Borrower fails to reimburse any L/C Lender, through Administrative Agent, for a demand for payment under a Letter of Credit by the first Business Day after the date of the applicable L/C Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time on a Business Day), such L/C Lender shall promptly notify Administrative Agent of such failure by Borrower to so reimburse and of the amount of the demand for payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency). In the event that Borrower fails to either submit a Notice of Borrowing to Administrative Agent as provided above or reimburse such L/C Lender, through Administrative Agent, for a demand for payment under a Letter of Credit by the first Business Day after the date of the applicable L/C Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time, on a Business Day), Administrative Agent shall give each Revolving Lender under the applicable Tranche prompt notice of the amount of the demand for payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) including the interest therein owed by Borrower (the “Unreimbursed Amount”), specifying such Lender’s R/C Percentage with respect to the applicable Tranche of Revolving Commitments thereof and requesting payment of such amount.

(f) Each Revolving Lender (other than the applicable L/C Lender) under the applicable Tranche shall pay to Administrative Agent for account of the applicable L/C Lender at the Principal Office in Dollars and in immediately available funds, an amount equal to such Revolving Lender’s R/C Percentage with respect to the applicable Tranche of Revolving Commitments of the Unreimbursed Amount upon not less than one Business Day’s actual notice by Administrative Agent as described in Section 2.03(e) to such Revolving Lender requesting such payment and specifying such amount. Administrative Agent will promptly remit the funds so received to the applicable L/C Lender in Dollars. Each such Revolving Lender’s obligation to make such payments to Administrative Agent for the account of L/C Lender under this Section 2.03(f), and the applicable L/C Lender’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Revolving Lender to make its payment under this Section 2.03(f), (ii) the financial condition of Borrower or the existence of any Default or (iii) the termination of the Commitments. Each such payment to any L/C Lender shall be made without any offset, abatement, withholding or reduction whatsoever.

(g) Upon the making of each payment by a Revolving Lender, through Administrative Agent, to an L/C Lender pursuant to Section 2.03(f) in respect of any Letter of Credit, such Revolving Lender shall, automatically and without any further action on the part of Administrative Agent, such L/C Lender or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such L/C Lender by Borrower hereunder and under the L/C Documents relating to such Letter of Credit and (ii) a participation equal to such Revolving Lender’s R/C Percentage with respect to the applicable Tranche of Revolving Commitments in any interest or other amounts (such interest and other amounts expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) (other than cost reimbursements) payable by Borrower hereunder and under such L/C Documents in respect of such Reimbursement Obligation. If any L/C Lender receives directly from or for the account of Borrower any payment in respect of any Reimbursement Obligation or any such interest or other amounts (including by way of setoff or application of proceeds of any collateral security), such L/C Lender shall promptly pay to Administrative Agent for the account of each Revolving Lender under the applicable Tranche which has satisfied its obligations under Section 2.03(f), such Revolving Lender’s R/C Percentage with respect to the applicable Tranche of Revolving Commitments of such payment, each such payment by such L/C Lender to be made in Dollars. In the event any payment received by such L/C Lender and so paid to the Revolving Lenders hereunder is rescinded or must otherwise be returned by such L/C Lender, each Revolving Lender shall, upon the request of such L/C Lender (through Administrative Agent), repay to such L/C Lender (through Administrative Agent) the amount of such payment paid to such Revolving Lender, with interest at the rate specified in Section 2.03(j).

(h) Borrower shall pay to Administrative Agent, for the account of each Revolving Lender under the applicable Tranche, and with respect to each Tranche of Revolving Commitments, in respect of each Letter of Credit and each Tranche of Revolving Commitments for which such Revolving Lender has a L/C Liability, a letter of credit commission equal to (x) the rate per annum equal to the Applicable Margin for Revolving Loans of such Tranche made by such Revolving Lender that are SOFR Loans in effect from time to time, multiplied by (y) the daily Stated Amount of such Letter of Credit allocable to such Revolving Lender’s Revolving Commitments of such Tranche for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit which expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit which is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to and excluding the date such Letter of Credit is drawn in full or is terminated. Such commission will be non-refundable and is to be paid (1) quarterly in arrears on each Quarterly Date and (2) on each applicable R/C Maturity Date. In addition, Borrower shall pay to each L/C Lender, for such L/C Lender’s account a fronting fee with respect to each Letter of Credit, at the rate equal to 0.125% per annum, computed on the daily Stated Amount of such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on each Quarterly Date in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the latest R/C Maturity Date and thereafter on demand. In addition Borrower agrees to pay to each L/C Lender all charges, costs and expenses in the amounts customarily charged by such L/C Lender, from time to time in like circumstances, with respect to the issuance, amendment, transfer, payment of drawings, and other transactions relating thereto.

(i) Upon the issuance of or amendment or modification to a Letter of Credit, the applicable L/C Lender shall promptly deliver to Administrative Agent and Borrower a written notice of such issuance, amendment or modification and such notice shall be accompanied by a copy of such Letter of Credit or the respective amendment or modification thereto, as the case may be. Promptly upon receipt of such notice, Administrative Agent shall deliver to each Revolving Lender under the applicable Tranche a written notice regarding such issuance, amendment or modification, as the case may be, and, if so requested by a Revolving Lender under the applicable Tranche, Administrative Agent shall deliver to such Revolving Lender a copy of such Letter of Credit or amendment or modification, as the case may be.

(j) If and to the extent that any Revolving Lender under the applicable Tranche fails to pay an amount required to be paid pursuant to Section 2.03(f) or 2.03(g) on the due date therefor, such Revolving Lender shall pay to the applicable L/C Lender (through Administrative Agent) interest on such amount with respect to each applicable Tranche of Revolving Commitments held by such Revolving Lender for each day from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate (as in effect from time to time) for the first three days and at the interest rate (in effect from time to time) applicable to Revolving Loans under such Tranche made by such Revolving Lender that are maintained as ABR Loans for each date thereafter. If any Revolving Lender holds Revolving Commitments of more than one Tranche and such Revolving Lender makes a partial payment of amounts due by it under Section 2.03(f) or 2.03(g) with respect to multiple Tranches, such partial payment shall be allocated pro rata to each Tranche based on the amount of Revolving Commitments of each Tranche held by such Revolving Lender.

(k) The issuance by any L/C Lender of any amendment or modification to any Letter of Credit hereunder that would extend the expiry date or increase the Stated Amount thereof shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit, and no such amendment or modification shall be issued hereunder (i) unless either (x) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended or modified form or (y) the Required Revolving Lenders (or other specified Revolving Lenders to the extent required by Section 13.04) shall have consented thereto or (ii) if the beneficiary of the Letter of Credit does not accept the proposed terms of the Letter of Credit.

(l) Notwithstanding the foregoing, no L/C Lender shall be under any obligation to issue any Letter of Credit if at the time of such issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Lender from issuing the Letter of Credit, or any Law applicable to such L/C Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Lender shall prohibit, or request that such L/C Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Lender in good faith deems material to it or (ii) the issuance of the Letter of Credit would violate one or more policies of such L/C Lender applicable to letters of credit generally.

(m) The obligations of Borrower under this Agreement and any L/C Document to reimburse any L/C Lender for a drawing under a Letter of Credit, and to repay any drawing under a Letter of Credit converted into Revolving Loans or Swingline Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C Document under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement, any Credit Document or any L/C Document;

(ii) the existence of any claim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Documents or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; or any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing;

(iv) waiver by a L/C Lender of any requirement that exists for the L/C Lender’s protection and not the protection of Borrower or any waiver by the L/C Lender which does not in fact materially prejudice Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by a L/C Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, other applicable rules or the express language of the Letter of Credit;

(vii) any payment by a L/C Lender under such Letter of Credit against presentation of a document that does not comply with the terms of such Letter of Credit; or any payment made by a L/C Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or a Guarantor.

To the extent that any provision of any L/C Document is inconsistent with the provisions of this Section 2.03, the provisions of this Section 2.03 shall control.

(n) On the last Business Day of each month, each L/C Lender shall provide to Administrative Agent such information regarding the outstanding Letters of Credit as Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent (and in such standard electronic format as Administrative Agent shall reasonably specify), for purposes of Administrative Agent’s ongoing tracking and reporting of outstanding Letters of Credit. Administrative Agent shall maintain a record of all outstanding Letters of Credit based upon information provided by the L/C Lenders pursuant to this Section 2.03(n), and such record of Administrative Agent shall, absent manifest error, be deemed a correct and conclusive record of all Letters of Credit outstanding from time to time hereunder. Notwithstanding the foregoing, if and to the extent Administrative Agent determines that there are one or more discrepancies between information provided by any L/C Lender hereunder, Administrative Agent will notify such L/C Lender thereof and such L/C Lender shall endeavor to reconcile any such discrepancy.

(o) Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Lenders, Administrative Agent, any of their respective Affiliates, directors, officers, employees, agents and advisors nor any correspondent, participant or assignee of any L/C Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Lenders, Administrative Agent, any of their respective Affiliates, directors, officers, employees, agents and advisors nor any correspondent, participant or assignee of the L/C Lenders shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(m); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against a L/C Lender, and a L/C Lender may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such L/C Lender’s willful misconduct, bad faith or gross negligence or material breach of any Credit Document or such L/C Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit, in each case, as determined by a court of competent jurisdiction by final and non-appealable judgment. In furtherance and not in limitation of the foregoing, the L/C Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Lenders shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Lenders may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(p) Unless otherwise expressly agreed by the applicable L/C Lender and Borrower when a Letter of Credit is issued, the rules of the ISP shall be stated therein to apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Lenders shall not be responsible to Borrower for, and the L/C Lenders’ rights and remedies against Borrower shall not be impaired by, any action or inaction of the L/C Lenders required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such L/C Lender or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(q) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the applicable L/C Lender hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(r) A Revolving Lender may become an additional L/C Lender hereunder with the approval of Administrative Agent (such approval not to be unreasonably withheld or delayed), Borrower and such Revolving Lender, pursuant to an agreement with, and in form and substance reasonably satisfactory to, Administrative Agent, Borrower and such Revolving Lender. Administrative Agent shall notify the Revolving Lenders of any such additional L/C Lender.

(s) Notwithstanding the foregoing, on and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder on the Closing Date by the applicable L/C Lender for all purposes under this Agreement and the other Credit Documents.

SECTION 2.04. Termination and Reductions of Commitment.

(a) (i) In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term B Facility Commitments shall be automatically and permanently reduced to zero at 5:00 p.m., New York time, on the Closing Date (after giving effect to the making of the Term B Facility Loans on such date).

(ii) In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of any Incremental Term Loan Commitments of any Tranche shall be automatically and permanently reduced by the amount of Incremental Term Loans of such Tranche made in respect thereof from time to time.

(iii) The aggregate amount of the Revolving Commitments of any Tranche shall be automatically and permanently reduced to zero on the R/C Maturity Date applicable to such Tranche, and the L/C Commitments and the Swingline Commitment shall be automatically and permanently reduced to zero on the last R/C Maturity Date.

(iv) The Revolving Commitments shall be automatically and permanently reducede ither:

(A) on the fifth anniversary of the Closing Date by an amount equal to 30% of the aggregate principal amount of the Amendment No. 3 Revolving Commitments on such date; or

(B) if each of (I) at least $460,000,000 in aggregate principal amount of Closing Date Revolving Commitments in effect on the Amendment No. 3 Effective Date are extended and modified into Amendment No. 3 Revolving Commitments on the Amendment No. 3 Extension Effective Date, (II) the closing date of Project Marathon has occurred and (III) the closing date of the Twin River Lincoln Transaction has occurred, on the later of such closing dates by an amount equal to (1) 15% of the aggregate principal amount of the Revolving Commitments on such date and (2) on the fifth anniversary of the Closing Date, by an amount equal to an additional 15% of the aggregate principal amount of the Revolving Commitments on such date.

For the avoidance of doubt, either the foregoing clause (A) or clause (B) shall apply, and not both. The commitment reductions required by this Section 2.04(a)(iv) shall be applied ratably among the Revolving Lenders holding Revolving Commitments on the applicable reduction date.

(b) Borrower shall have the right at any time or from time to time (without premium or penalty except breakage costs (if any) pursuant to Section 5.05) (i) so long as no Revolving Loans, Swingline Loans or L/C Liabilities will be outstanding as of the date specified for termination (after giving effect to all transactions occurring on such date), to terminate the Revolving Commitments in their entirety, (ii) to reduce the aggregate amount of the Unutilized R/C Commitments (which shall be pro rata among the Revolving Lenders) and (iii) so long as the remaining Total Revolving Commitments will equal or exceed the aggregate amount of outstanding Revolving Loans, Swingline Exposure and L/C Liabilities, to reduce the aggregate amount of the Revolving Commitments (which shall be pro rata among the Revolving Lenders); provided, however, that (x) Borrower shall give notice of each such termination or reduction as provided in Section 4.05, and (y) each partial reduction shall be in an aggregate amount at least equal to $5.0 million (or any whole multiple of $1.0 million in excess thereof) or, if less, the remaining Unutilized R/C Commitments of the applicable Tranche.

(c) Any Commitment once terminated or reduced may not be reinstated.

(d) Each reduction or termination of any of the Commitments applicable to any Tranche pursuant to this Section 2.04 shall be applied ratably among the Lenders with such a Commitment, as the case may be, in accordance with their respective Commitment, as applicable.

SECTION 2.05. Fees.

(a) Borrower shall pay to Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender), with respect to such Revolving Lender’s Revolving Commitments of each Tranche, a commitment fee for the period from and including the Closing Date (or, following the conversion of such Revolving Commitment into another Tranche, the applicable Extension Date) to but not including the earlier of (i) the date such Revolving Commitment is terminated or expires (or is modified to constitute another Tranche) and (ii) the R/C Maturity Date applicable to such Revolving Commitment, in each case, computed at a rate per annum equal to the Applicable Fee Percentage in respect of such Tranche in effect from time to time during such period on the actual daily amount of such Revolving Lender’s Unutilized R/C Commitment in respect of such Tranche. Notwithstanding anything to the contrary in the definition of “Unutilized R/C Commitments,” for purposes of determining Unutilized R/C Commitments in connection with computing commitment fees with respect to Revolving Commitments of a Tranche, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Tranche and L/C Liability of such Tranche of such Revolving Lender (and the Swingline Exposure of such Tranche of such Revolving Lender shall be disregarded for such purpose). Any accrued commitment fee under this Section 2.05(a) in respect of any Revolving Commitment shall be payable in arrears on each Quarterly Date and on the earlier of (i) the date such Revolving Commitment is terminated or expires (or is modified to constitute another Tranche) and (ii) the R/C Maturity Date applicable to such Revolving Commitment.

(b) Borrower shall pay to Administrative Agent for its own account the administrative fee separately agreed to.

(c) At the time of the effectiveness of a Repricing Transaction prior to the date that is six (6) months after the Closing Date, Borrower agrees to pay to Administrative Agent, for the ratable account of each Lender with outstanding Term B Facility Loans (including each Lender that withholds its consent to such Repricing Transaction and is replaced or is removed as a Lender or is repaid under Section 2.11 or 13.04(b), as the case may be), a fee in an amount equal to 1.00% of the aggregate principal amount of Term B Facility Loans that are refinanced, converted, replaced, amended, modified or otherwise repriced in such Repricing Transaction. Such fee shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(d) Borrower shall pay to Auction Manager for its own account, in connection with any Borrower Loan Purchase, such fees as may be agreed between Borrower and Auction Manager.

(e) Borrower shall pay to each Term B Facility Lender, on the Closing Date, an upfront fee equal to 1.00% of such Term B Facility Lender’s Term B Facility Loan funded on the Closing Date.

(f) Borrower shall pay to each Revolving Lender, on the Closing Date, an upfront fee equal to the sum of (i) 0.25% of such Revolving Lender’s Closing Date Revolving Commitments provided on the Closing Date in an amount up to the amount of such Revolving Lender’s “Revolving Commitments” under the Existing Credit Agreement immediately prior to the Closing Date plus (ii) 0.50% of such Revolving Lender’s Closing Date Revolving Commitments provided on the Closing Date to the extent in excess of the amount of such Revolving Lender’s “Revolving Commitments” under the Existing Credit Agreement immediately prior to the Closing Date.

(g) If at any time after the Amendment No. 3 Extension Effective Date, the Borrower pays to any Term B Facility Lender a consent and/or structuring fee for such Term B Facility Lender’s consent to the Twin River Lincoln Transaction in excess of 2.00% of the aggregate principal amount of the Term B Facility Loans of such Term B Facility Lender for which such Term B Facility Lender has granted its consent to the Twin River Lincoln Transaction, then the Borrower shall promptly pay to each Revolving Lender holding Amendment No. 3 Revolving Commitments an additional structuring fee equal to the product of (i) the aggregate principal amount of such Revolving Lender’s Amendment No. 3 Revolving Commitments and (ii) the excess of the consent and/or structuring fee paid to such Term B Facility Lender (in basis points) over 200 basis points.

SECTION 2.06. Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

SECTION 2.07. Several Obligations of Lenders. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender. No Revolving Lender will be responsible for failure of any other Lender to fund its participation in Letters of Credit.

SECTION 2.08. Notes; Register.

(a) At the request of any Lender, its Loans of a particular Class shall be evidenced by a promissory note, payable to such Lender (or its nominee) and otherwise duly completed, substantially in the form of Exhibits A-1, A-2 and A-3 hereto of such Lender’s Revolving Loans, Term B Facility Loans and Swingline Loans, respectively; provided that any promissory notes issued in respect of New Term Loans, Other Term Loans, Extended Term Loans or New Revolving Loans, Other Revolving Loans or Extended Revolving Loans shall be in such form as mutually agreed by Borrower and Administrative Agent.

(b) The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan of each Class made by each Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender (or its nominee) on its books and, prior to any transfer of any Note evidencing the Loans of such Class held by it, endorsed by such Lender (or its nominee) on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender (or its nominee) to make any such recordation or endorsement or any error in such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note.

(c) Borrower hereby designates Administrative Agent to serve as its nonfiduciary agent, solely for purposes of this Section 2.08, to maintain a register (the “Register”) on which it will record the name and address of each Lender, the Commitment from time to time of each of the Lenders, the principal amount of the Loans made by each of the Lenders (and the related interest thereon) and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans. The entries in the Register shall be prima facie evidence of the information noted therein (absent manifest error), and the parties hereto shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Credit Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register; provided, however, that Administrative Agent agrees to record in the Register any assignment entered into pursuant to the terms hereof promptly after the effectiveness of such assignment.

SECTION 2.09. Optional Prepayments and Conversions or Continuations of Loans.

(a) Subject to Section 4.04, Borrower shall have the right to prepay Loans (without premium or penalty, except as provided in Section 2.09(c)), or to convert Loans of one Type into Loans of another Type or to continue Loans of one Type as Loans of the same Type, at any time or from time to time. Borrower shall give Administrative Agent notice of each such prepayment, conversion or continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder; provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests). Each Notice of Continuation/Conversion shall be substantially in the form of Exhibit C hereto. If SOFR Loans or EURIBOR Loans are prepaid or converted other than on the last day of an Interest Period therefor, Borrower shall at such time pay all expenses and costs required by Section 5.05. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Article XI, in the event that any Event of Default shall have occurred and be continuing, Administrative Agent may (and, at the request of the Required Lenders, shall), upon written notice to Borrower, have the right to suspend the right of Borrower to convert any Loan into a SOFR Loan or a EURIBOR Loan, or to continue any Loan as a SOFR Loan or a EURIBOR Loan, in which event all Loans shall be converted (on the last day(s) of the respective Interest Periods therefor) or continued, as the case may be, as ABR Loans. Swingline Loans may not be converted or continued.

(b) The amount of any optional prepayments described in Section 2.09(a) shall be applied to prepay Loans outstanding in order of amortization, in amounts and to Tranches, all as determined by Borrower.

(c) Any prepayment of Term B Facility Loans pursuant to this Section 2.09 or Section 13.04(b) made prior to the date that is six (6) months after the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

SECTION 2.10. Mandatory Prepayments.

(a) Borrower shall prepay the Loans as follows (each such prepayment to be effected in each case in the manner, order and to the extent specified in Section 2.10(b) below):

(i) Casualty Events. Within five (5) Business Days after Borrower or any Restricted Subsidiary receives any Net Available Proceeds from any Casualty Event or any disposition pursuant to Section 10.05(l) (or notice of collection by Administrative Agent of the same), in an aggregate principal amount equal to the Applicable Percentage of such Net Available Proceeds (it being understood that applications pursuant to this Section 2.10(a)(i) shall not be duplicative of Section 2.10(a)(iii) below); provided, however, that:

(x) if no Event of Default is then continuing or would arise therefrom, the Net Available Proceeds thereof shall not be required to be so applied on such date to the extent that Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such proceeds is intended to be used to fund the acquisition of Property (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) used or usable in the business of (A) if such Casualty Event relates to any Credit Party, any Credit Party or (B) if such Casualty Event relates to any other Company, any Company, or repair, replace or restore the Property or other Property used or usable in the business of (A) if such Casualty Event relates to any Credit Party, any Credit Party or (B) if such Casualty Event relates to any other Company, any Company (in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, to the extent applicable and, notwithstanding the foregoing, if the Property is subject to a Gaming/Racing Lease, may be applied in accordance with the provisions of such Gaming/Racing Lease (it being understood that such Property so repaired, replaced, restored or otherwise acquired may be owned by the Landlord under such Gaming/Racing Lease and leased to Borrower or any Restricted Subsidiary under such Gaming/Racing Lease)), in each case within (A) twelve (12) months following receipt of such Net Available Proceeds or (B) if Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (1) one hundred and eighty (180) days following the date of such legally binding commitment and (2) twelve (12) months following receipt of such Net Available Proceeds (provided that Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of a Casualty Event to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the applicable Casualty Event), and

(y) if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.10(a)(i) is not so used within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

(ii) Debt Issuance. Within five (5) Business Days after receipt by Borrower, any of its Restricted Subsidiaries or any Interactive Unrestricted Subsidiaries of any Net Available Proceeds from any Debt Issuance (including, for purposes of this Section 2.10(a)(ii), Credit Agreement Refinancing Indebtedness) on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Debt Issuance; provided, that notwithstanding anything to the contrary in Section 2.10(a) or (b) regarding the application of mandatory prepayments, the Net Available Proceeds of Credit Agreement Refinancing Indebtedness shall be applied to the repayment of the applicable Refinanced Debt. Borrower shall cause any Interactive Unrestricted Subsidiary that receives Net Available Proceeds of any Debt Issuance to promptly distribute such Net Available Proceeds to Borrower or a Restricted Subsidiary for application in accordance with this Section 2.10(a)(ii).

(iii) Asset Sales and Interactive Subsidiary Unrestricted Subsidiary Sales. Within five (5) Business Days after (A) receipt by Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) (other than, from and after the Specified Consent Date, any Asset Sale constituting a Twin River Lincoln Transaction) or, to the extent required thereby, Section 10.05(s) or (B) receipt by Borrower or any of its Subsidiaries of any Net Available Proceeds of any Interactive Unrestricted Subsidiary Sale, in each case, an aggregate principal amount equal to the Applicable Percentage of the Net Available Proceeds from such Asset Sale, Interactive Unrestricted Subsidiary Sale or other disposition (it being understood that applications pursuant to this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(i) above); provided, however:

(x) an amount equal to the Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) or Interactive Unrestricted Subsidiary Sale shall not be required to be applied as provided above on such date if (1) no Event of Default is then continuing; or would arise therefrom and (2) Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such Net Available Proceeds is intended to be reinvested, directly or indirectly, in assets (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) otherwise permitted under this Agreement of (A) if such Asset Sale was effected by any Credit Party, any Credit Party, (B) if such Asset Sale was effected by any other Company, any Company and (C) in the case of an Interactive Unrestricted Subsidiary Sale, any Company, in each case within (x) twelve (12) months following receipt of such Net Available Proceeds or (y) if Borrower or the relevant Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (A) one hundred and eighty (180) days following the date of such legally binding commitment and (B) twelve (12) months following receipt of such Net Available Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended) (provided that Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an Asset Sale or Interactive Unrestricted Subsidiary Sale to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the earlier of execution of a definitive agreement for such Asset Sale or Interactive Unrestricted Subsidiary Sale and the consummation of such Asset Sale or Interactive Unrestricted Subsidiary Sale); and

(y) if all or any portion of such Net Available Proceeds is not reinvested in assets in accordance with the Officer’s Certificate referred to in clause (x) above within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

Borrower shall cause any Interactive Unrestricted Subsidiary that receives Net Available Proceeds of any Interactive Unrestricted Subsidiary Sale to promptly distribute such Net Available Proceeds to Borrower or a Restricted Subsidiary for application in accordance with this Section 2.10(a)(iii).

(iv) Excess Cash Flow. For each fiscal year (commencing with the fiscal year ending December 31, 2022), not later than five (5) Business Days after the date on which the financial statements of Borrower referred to in Section 9.04(b) for such fiscal year are required to be delivered to Administrative Agent, Borrower shall prepay, in accordance with subsection (b) below, the principal amount of the Loans in an amount equal to (x) the Applicable ECF Percentage of Excess Cash Flow for such fiscal year to extent in excess of $20.0 million, minus (y) the principal amount of (i) Term Loans voluntarily prepaid pursuant to Section 2.09, 2.11, 13.04(b), 13.05(d) (limited to the amount of cash actually paid) and 13.05(k) during such fiscal year (or, at Borrower’s election, after such fiscal year and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) plus (ii) Revolving Loans voluntarily prepaid pursuant to Section 2.09, 2.11, 13.04(b), 13.04(h), 13.05(d) (limited to the amount of cash actually paid) and 13.05(k) to the extent accompanied by an equivalent permanent reduction of the Total Revolving Commitments during such fiscal year (or, at Borrower’s election, after such fiscal year and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)), plus (iii) Other First Lien Indebtedness voluntarily prepaid (and, to the extent consisting of revolving loans, so long as accompanied by a permanent reduction of the underlying commitments) during such fiscal year (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)), in each case, except to the extent financed with the proceeds of Indebtedness (other than revolving Indebtedness) of Borrower or its Restricted Subsidiaries.

(v) [reserved].

(vi) Prepayments Not Required. Notwithstanding any other provisions of this Section 2.10(a), to the extent that any of or all the Net Available Proceeds of any Asset Sale, Interactive Unrestricted Subsidiary Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Available Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.10(a) so long as applicable local law does not permit repatriation to the United States (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Proceeds or Excess Cash Flow is permitted under the applicable local law, (x) an amount equal to such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) an amount equal to such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation. To the extent Borrower determines in good faith that repatriation of any of or all the Net Available Proceeds of any Asset Sale, Interactive Unrestricted Subsidiary Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries would result in a material (as determined by Borrower in its reasonable discretion) adverse Tax liability to Borrower or any of its Subsidiaries (including any material (as determined by Borrower in its reasonable discretion) adverse withholding Tax), the applicable mandatory prepayment shall be reduced by the Net Available Proceeds or Excess Cash Flow so affected (the “Restricted Amount”) until such time as Borrower determines in good faith that repatriation of the Restricted Amount may occur without incurring such material Tax liability, at which time, (x) an amount equal to any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) an amount equal to any such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation.

(vii) Prepayments of Other First Lien Indebtedness. Notwithstanding the foregoing provisions of Section 2.10(a)(i), (ii), (iii), (iv) or otherwise, any Net Available Proceeds from any such Casualty Event, Debt Issuance, Interactive Unrestricted Subsidiary Sale or Asset Sale and any such Excess Cash Flow otherwise required to be applied to prepay the Loans may, at Borrower’s option, be applied to prepay the principal amount of Other First Lien Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Casualty Event, Debt Issuance, Asset Sale, Interactive Unrestricted Subsidiary Sale or Excess Cash Flow is required under the terms of such Other First Lien Indebtedness (with any remaining Net Available Proceeds or Excess Cash Flow, as applicable, applied to prepay outstanding Loans in accordance with the terms hereof), unless such application would result in the holders of Other First Lien Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other First Lien Indebtedness at such time) of such Net Available Proceeds or Excess Cash Flow, as applicable, relative to Lenders, in which case such Net Available Proceeds or Excess Cash Flow, as applicable, may only be applied to prepay the principal amount of Other First Lien Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other First Lien Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Available Proceeds or Excess Cash Flow, as applicable, the declined amount of such Net Available Proceeds or Excess Cash Flow, as applicable, shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Loans in accordance with the terms hereof (to the extent such Net Available Proceeds or Excess Cash Flow, as applicable, would otherwise have been required to be applied if such Other First Lien Indebtedness was not then outstanding). Any such application to Other First Lien Indebtedness shall reduce any prepayments otherwise required hereunder by an equivalent amount.

(b) Application. The amount of any mandatory prepayments described in Section 2.10(a) shall be applied to prepay Loans as follows:

(i) First, to the outstanding Term Loans in order of amortization, in amounts and to Tranches, all as directed by Borrower; provided that mandatory prepayments may not be directed to a later maturing Class of Term Loans without at least pro rata repayment of any related earlier maturing Class of Term Loans;

(ii) Second, after such time as no Term Loans or Permitted First Priority Refinancing Debt in respect of Term Loans remain outstanding, (x) to repay all outstanding Swingline Loans, (y) after such time as no Swingline Loans are outstanding, to prepay all outstanding Revolving Loans (in each case, with a corresponding permanent reduction in the Revolving Commitments) and (z) after such time as no Revolving Loans are outstanding, to Cash Collateralize all outstanding Letters of Credit in an amount equal to the Minimum Collateral Amount; and

(iii) Third, after application of prepayments in accordance with clauses (i) and (ii) above, Borrower shall be permitted to retain any such remaining excess;

provided, that the Net Available Proceeds of any Credit Agreement Refinancing Indebtedness shall be applied to the applicable Refinanced Debt.

Notwithstanding the foregoing, any Lender holding Term Loans may elect, by written notice to Administrative Agent at least one (1) Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans, pursuant to this Section 2.10(a)(i), (iii) or (iv) which amounts may be retained by Borrower (the “Declined Amounts”).

Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of SOFR Loans or EURIBOR Loans, as the case may be, on the last day of the then next-expiring Interest Period for SOFR Loans or EURIBOR Loans, as applicable (with all interest accruing thereon for the account of Borrower) or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 5.05. Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(c) Revolving Credit Extension Reductions. Until the final R/C Maturity Date, Borrower shall from time to time immediately prepay the Revolving Loans (and/or provide Cash Collateral in an amount equal to the Minimum Collateral Amount for, or otherwise backstop (with a letter of credit on customary terms reasonably acceptable to the applicable L/C Lender and Administrative Agent), outstanding L/C Liabilities) in such amounts as shall be necessary so that at all times (a) the aggregate outstanding amount of the Revolving Loans and the Swingline Loans, plus, the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time and (b) the aggregate outstanding amount of the Revolving Loans of any Tranche and Swingline Loans allocable to such Tranche, plus the aggregate outstanding L/C Liabilities under such Tranche shall not exceed the aggregate Revolving Commitments of such Tranche as in effect at such time.

(d) Prepayment of Term B Facility Loans. Any prepayment of Term B Facility Loans pursuant to Section 2.10(a)(ii) made prior to the date that is six (6) months after the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

(e) Outstanding Letters of Credit. If any Letter of Credit is outstanding on the 30th day prior to the R/C Maturity Date for the applicable Tranche of Revolving Commitments which has an expiry date later than the fifth Business Day preceding such R/C Maturity Date (or which, pursuant to its terms, may be extended to a date later than the fifth Business Day preceding such R/C Maturity Date), then (i) if one or more Tranches of Revolving Commitments with a R/C Maturity Date after such R/C Maturity Date are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders with Revolving Commitments to purchase participations therein and to make Revolving Loans and payments in respect thereof and the commissions applicable thereto), effective as of such R/C Maturity Date, solely under (and ratably participated by Revolving Lenders pursuant to) the Revolving Commitments in respect of any one of such non-terminating Tranches of Revolving Commitments designated by Borrower in writing to Administrative Agent and the applicable L/C Lender, if any, or if only one non-terminating Tranche of Revolving Commitments exists, such Tranche, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments under such Tranche at such time, and (ii) to the extent not capable of being reallocated pursuant to clause (i) above, Borrower shall, on such 30th day (or on such later day as such Letters of Credit become incapable of being reallocated pursuant to clause (i) above due to the termination, reduction or utilization of any relevant Revolving Commitments), either (x)  Cash Collateralize all such Letters of Credit in an amount not less than the Minimum Collateral Amount with respect to such Letters of Credit (it being understood that such Cash Collateral shall be released to the extent that the aggregate Stated Amount of such Letters of Credit is reduced upon the expiration or termination of such Letters of Credit, so that the Cash Collateral shall not exceed the Minimum Collateral Amount with respect to such Letters of Credit outstanding at any particular time) or (y)  deliver to the applicable L/C Lender a standby letter of credit (other than a Letter of Credit) in favor of such L/C Lender in a stated amount not less than the Minimum Collateral Amount with respect to such Letters of Credit, which standby letter of credit shall be in form and substance, and issued by a financially sound financial institution, reasonably acceptable to such L/C Lender and Administrative Agent. Except to the extent of reallocations of participations pursuant to clause (i) above, the occurrence of a R/C Maturity Date shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders of the relevant Tranche in any Letter of Credit issued before such R/C Maturity Date. For the avoidance of doubt, the parties hereto agree that upon the occurrence of any reallocations of participations pursuant to clause (i) above and, if necessary, the taking of the actions in described clause (ii) above, all participations in Letters of Credit under the terminated Revolving Commitments shall terminate.

SECTION 2.11. Replacement of Lenders.

(a) Borrower shall have the right to replace any Lender (the “Replaced Lender”) with one or more other Eligible Assignees (collectively, the “Replacement Lender”), if (x) such Lender is charging Borrower increased costs pursuant to Section 5.01 or requires Borrower to pay any Covered Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 5.06 or such Lender becomes incapable of making SOFR Loans as provided in Section 5.03 when other Lenders are generally able to do so, (y) such Lender is a Defaulting Lender or (z) such Lender is subject to a Disqualification; provided, however, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender or Borrower) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case L/C Interests of, the Replaced Lender (or if the Replaced Lender is being replaced as a result of being a Defaulting Lender, then the Replacement Lender shall acquire all Revolving Commitments, Revolving Loans and L/C Interests of such Replaced Lender under one or more Tranches of Revolving Commitments or, at the option of Borrower and such Replacement Lender, all other Loans and Commitments held by such Defaulting Lender), (ii) at the time of any such replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by a Replacement Lender), (B)  all Reimbursement Obligations (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being repaid and terminated or acquired, as the case may be, and (C) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being assigned, as the case may be, (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (i) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by a Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a SOFR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement, as the case may be and (iv) in the case of any such replacement resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.06, such replacement will result in a reduction in such compensation or payments thereafter. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, and the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans, Commitments and L/C Interests of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within three (3) Business Days (or such shorter period as is acceptable to Administrative Agent) after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment.

(b) If Borrower receives a notice from any applicable Gaming/Racing Authority or otherwise reasonably determines that any Lender is subject to a Disqualification (and such Lender is notified by Borrower and Administrative Agent in writing of such Disqualification), Borrower shall have the right to replace such Lender with a Replacement Lender in accordance with Section 2.11(a) or prepay the Loans held by such Lender, in each case, in accordance with any applicable provisions of Section 2.11(a), even if a Default or an Event of Default exists (notwithstanding anything contained in such Section 2.11(a) to the contrary). Any such prepayment shall be deemed an optional prepayment, as set forth in Section 2.09 and shall not be required to be made on a pro rata basis with respect to Loans of the same Tranche as the Loans held by such Lender (and in any event shall not be deemed to be a Repricing Transaction). Notice to such Lender shall be given at least ten (10) days before the required date of transfer or prepayment (unless a shorter period is required by any Requirement of Law and/or any Gaming/Racing License), as the case may be, and shall be accompanied by evidence demonstrating that such Lender is subject to a Disqualification or such transfer or redemption is otherwise required pursuant to Gaming/Racing Laws and/or any Gaming/Racing License. Upon receipt of a notice in accordance with the foregoing, the Replaced Lender shall cooperate with Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any Requirement of Law and/or any Gaming/Racing License). Further, if the transfer or prepayment is triggered by notice from a Gaming/Racing Authority that the Lender is subject to a Disqualification, commencing on the date such Gaming/Racing Authority serves the notice of Disqualification upon Borrower, to the extent prohibited by any Requirement of Law and/or by any Gaming/Racing License: (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from Borrower for services or otherwise in respect of the Loans.

SECTION 2.12. Incremental Loan Commitments.

(a) Borrower Request. Borrower may, at any time, by written notice to Administrative Agent, request (i) the establishment of one or more new Tranches of Revolving Commitments (“New Revolving Commitments” and the related Revolving Loans, “New Revolving Loans”), (ii) an increase to any existing Tranche of Revolving Commitments (“Incremental Existing Tranche Revolving Commitments”), (iii) the establishment of additional Term B Facility Loans with terms and conditions identical to the terms and conditions of existing Term B Facility Loans hereunder (“Incremental Term B Loans” and the related commitments, “Incremental Term B Loan Commitments”), and/or (iv) the establishment of one or more new Tranches of term loans (“New Term Loans” and the related commitments, “New Term Loan Commitments”); provided, however, that (x) subject to Section 1.07, the aggregate amount of New Revolving Commitments, Incremental Existing Tranche Revolving Commitments, New Term Loans and Incremental Term B Loans incurred on such date shall not exceed the Incremental Loan Amount as of such date and (y) any such request for Incremental Commitments shall be in a minimum amount of $25.0 million and integral multiples of $1.0 million above such amount. Borrower may request Incremental Commitments from existing Lenders and from Eligible Assignees; provided, however, that (A) any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Commitments offered to it and (B) any potential Lender that is not an existing Lender and agrees to make available an Incremental Commitment shall be required to be an Eligible Assignee and shall require approval by Administrative Agent (such approval not to be unreasonably withheld or delayed).

(b) Incremental Effective Date. The Incremental Commitments shall be effected by a joinder agreement to this Agreement (the “Incremental Joinder Agreement”) executed by Borrower, Administrative Agent and each Lender making or providing such Incremental Commitment, in form and substance reasonably satisfactory to each of them, subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.12. The Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.12. Administrative Agent and Borrower shall determine the effective date (each, an “Incremental Effective Date”) of any Incremental Commitments and the final allocation of such Incremental Commitments. The effectiveness of any such Incremental Commitments shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent, in each case, subject to Section 1.07:

(i) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such Incremental Commitments;

(ii) an Incremental Joinder Agreement shall have been duly executed and delivered by Borrower, Administrative Agent and each Lender making or providing such Incremental Commitment;

(iii) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incremental Commitments;

(iv) the representations and warranties set forth herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Incremental Effective Date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such dates;

(v) [reserved];

(vi) [reserved];

(vii) without the written consent of the Required Tranche Lenders with respect to any Tranches of then-existing Revolving Commitments that have a maturity date after the proposed maturity date of any New Revolving Commitments, the final stated maturity of any New Revolving Commitments shall not be earlier than the then-existing latest R/C Maturity Date with respect to the then-existing Tranches of Revolving Commitments;

(viii) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the requirements of this clause (viii)), (x) the final stated maturity of any New Term Loans shall not be earlier than the then-existing Final Maturity Date with respect to any then-existing Tranche of Term Loans, and (y) the Weighted Average Life to Maturity of any New Term Loans shall be no shorter than the Weighted Average Life to Maturity of any then-existing Tranche of Term Loans (without giving effect to the effect of prepayments made under any existing Tranche of Term Loans on amortization); it being understood that, subject to the foregoing, the amortization schedule applicable to such New Term Loans shall be determined by Borrower and the lenders of such New Term Loans and set forth in the applicable Incremental Joinder Agreement;

(ix) the yields and interest rate margins and, except as set forth in clauses (vii) and (viii) of this Section 2.12(b), amortization schedule, applicable to any New Revolving Commitments and New Term Loans shall be as determined by Borrower and the holders of such Indebtedness;

(x) except as set forth in Section 2.12(a) and in clauses (i) – (ix) of this Section 2.12(b), the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of any New Revolving Commitments or New Term Loans shall be (as determined by Borrower in good faith) substantially identical to the terms of the Revolving Commitments or the Term B Facility Loans, as applicable, as existing on the date of incurrence of such New Revolving Commitments or New Term Loans except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any New Revolving Commitments or New Term Loans, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class) or (2) are not materially more restrictive to Borrower (as determined by Borrower in good faith), when taken as a whole, than the terms of the Term B Facility Loans or the Revolving Facility, as the case may be (except for covenants or other provisions applicable only after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness)) (it being understood that any New Revolving Commitments or New Term Loans may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such New Revolving Commitments or New Term Loans with the proceeds of permitted refinancing Indebtedness)), or (y) are (1) added to the Term B Facility Loans or Revolving Facility, as applicable or (2) applicable only after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness);

(xi) any Incremental Term B Loans (and the corresponding Incremental Term Loan Commitments) shall have terms substantially identical to the terms of the existing Term Loans (and the existing Term Loan Commitments) of the relevant Tranche hereunder; provided, however, that upfront fees or original issue discount may be paid to Lenders providing such Incremental Term B Loans as agreed by such Lenders and Borrower, and the conditions applicable to the incurrence of such Incremental Term B Loans (and the corresponding Incremental Term Loan Commitments) shall be as provided in this Section 2.12; provided, further, that the applicable Incremental Joinder Agreement shall make appropriate adjustments to Section 3.01(c) to address such Incremental Term B Loans, as applicable, including such adjustments as are necessary to provide for the “fungibility” of such Incremental Term B Loans with the existing Term B Facility Loans; and

(xii) any Incremental Existing Tranche Revolving Commitments shall have terms substantially identical to the terms of the existing Revolving Commitments of the relevant Tranche hereunder; provided, however, that upfront fees may be paid to Lenders providing such Incremental Existing Tranche Revolving Commitments as agreed by such Lenders and Borrower, and the conditions applicable to the incurrence of such Incremental Existing Tranche Revolving Commitments shall be as provided in this Section 2.12.

Upon the effectiveness of any Incremental Commitment pursuant to this Section 2.12, any Person providing an Incremental Commitment that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder. Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Commitments, and (i) in the case of Incremental Revolving Commitments, the Total Revolving Commitments under, and for all purpose of this Agreement, shall be increased by the aggregate amount of such Incremental Revolving Commitments, (ii) any New Revolving Loans shall be deemed to be additional Revolving Loans hereunder, (iii) any Revolving Loans made under Incremental Existing Tranche Revolving Commitments shall be deemed to be Revolving Loans of the relevant Tranche hereunder, (iv) any Incremental Term B Loans (to the extent funded) shall be deemed to be Term B Facility Loans hereunder and (v) any New Term Loans shall be deemed to be additional Term Loans hereunder. Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.12. Such amendments may include provisions allowing any Incremental Term B Loans or New Term Loans to be treated on the same basis as Term B Facility Loans in connection with declining prepayments. In connection with the incurrence of any Incremental Term B Loans, Borrower shall be permitted to terminate any Interest Period applicable to Term B Facility Loans on the date such Incremental Term B Loans are incurred. In connection with the incurrence of any Incremental Existing Tranche Revolving Commitments and related Revolving Loans, Borrower shall be permitted to terminate any Interest Period applicable to Revolving Loans under the applicable existing Tranche of Revolving Commitments on the date such Revolving Loans are first incurred under such Incremental Existing Tranche Revolving Commitments.

(c) Terms of Incremental Commitments and Loans. Except as set forth herein, the yield applicable to the Incremental Revolving Commitments and Incremental Term Loans shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Joinder Agreement; provided, however, that in the case of any Incremental Term B Loans or New Term Loans, if the All-In Yield applicable to such Incremental Term B Loans or New Term Loans is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Facility Loans, plus 50 basis points per annum, then the interest rate with respect to the Term B Facility Loans shall be increased (pursuant to the applicable Incremental Joinder Agreement) so as to cause the then applicable All-In Yield under this Agreement on the Term B Facility Loans to equal the All-In Yield then applicable to the Incremental Term B Loans or New Term Loans, minus 50 basis points; provided, however, that any increase in All-In Yield due to such Incremental Term Loans having a higher Adjusted Term SOFR floor or Alternate Base Rate floor shall, as the election of Borrower, be reflected solely as an increase to the applicable Adjusted Term SOFR floor or Alternate Base Rate floor, as applicable, for the Term B Facility.

(d) Adjustment of Revolving Loans. To the extent the Revolving Commitments are being increased on the relevant Incremental Effective Date (whether through New Revolving Commitments or through Incremental Existing Tranche Revolving Commitments), then each of the Revolving Lenders having a Revolving Commitment prior to such Incremental Effective Date (such Revolving Lenders the “Pre-Increase Revolving Lenders”) shall assign or transfer to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Incremental Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each such Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Liabilities and Swingline Loans (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in L/C Liabilities and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such Incremental Revolving Commitments (and after giving effect to any Revolving Loans made on the relevant Incremental Effective Date). Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by Administrative Agent and shall not be required to be effectuated in accordance with Section 13.05. For the avoidance of doubt, Revolving Loans and participation interests in L/C Liabilities and Swingline Loans assigned or transferred and purchased (or re-allocated) pursuant to this Section 2.12(d) shall, upon receipt thereof by the relevant Post-Increase Revolving Lenders, be deemed to be Revolving Loans and participation interests in L/C Liabilities and Swingline Loans in respect of the relevant new or additional Revolving Commitments acquired by such Post-Increase Revolving Lenders on the relevant Incremental Effective Date and the terms of such Revolving Loans and participation interests (including, without limitation, the interest rate and maturity applicable thereto) shall be adjusted accordingly. In addition, the L/C Sublimit may be increased by an amount not to exceed the amount of any increase in Revolving Commitments with the consent of the applicable L/C Lenders that agreed to provide Letters of Credit under such increase in the L/C Sublimit.

(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.12 shall (i) constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, (ii) without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents, (iii) rank pari passu in right of payment and/or with respect to security with the then-existing Tranche of Term Loans and then-existing tranche of Revolving Loans, (iv) not be secured by any assets other than the Collateral; and (v) not be guaranteed by any person other than a Guarantor. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or other applicable Law or otherwise after giving effect to the establishment of any Incremental Commitments or the funding of Loans thereunder, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to Administrative Agent.

(f) Incremental Joinder Agreements. An Incremental Joinder Agreement may, subject to Section 2.12(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.12 (including, without limitation, (A) amendments to Section 2.04(b)(ii) to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to another Tranche of Revolving Commitments without a concurrent reduction of such other Tranche of Revolving Commitments, (B) to provide any applicable existing Tranche of Loans and Commitments with the benefit of any more favorable terms applicable to any Indebtedness incurred pursuant to this Section 2.12 and (C) such other technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Incremental Commitments (and any Loans made in respect thereof)).

(g) Supersede. This Section 2.12 shall supersede any provisions in Section 13.04 to the contrary.

SECTION 2.13. Extensions of Loans and Commitments.

(a) Borrower may, at any time request that all or a portion of the Term Loans of any Tranche (an “Existing Term Loan Tranche”) be modified to constitute another Tranche of Term Loans in order to extend the scheduled final maturity date thereof and/or to extent the date of any amortization payment thereon (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.13. In order to establish any Extended Term Loans, Borrower shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Tranche) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Loan Tranche from which they are to be modified except (i) the scheduled final maturity date shall be extended to the date set forth in the applicable Extension Amendment and the amortization shall be as set forth in the Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Term Loans may be higher or lower than the Applicable Margins for the Term Loans of such Existing Term Loan Tranche and/or (B) additional or reduced fees (including prepayment or termination premiums) may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased or decreased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) any Extended Term Loans may participate on a pro rata basis, a less than pro rata basis or a greater than a pro rata basis in any optional prepayments or prepayment and on a pro rata or a less than pro rata basis (but no greater than a pro rata basis) in any mandatory prepayments or prepayment of Term Loans hereunder in each case as specified in the respective Term Loan Extension Request, (iv) the final maturity date and the scheduled amortization applicable to the Extended Term Loans shall be set forth in the applicable Extension Amendment and the scheduled amortization of such Existing Term Loan Tranche shall be adjusted to reflect the amortization schedule (including the principal amounts payable pursuant thereto) in respect of the Term Loans under such Existing Term Loan Tranche that have been extended as Extended Term Loans as set forth in the applicable Extension Amendment; provided, however, that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Tranche (determined without giving effect to the impact of prepayments on amortization of such Existing Term Loans Tranche) and (v) the covenants set forth in Section 10.08 may be modified in a manner acceptable to Borrower, Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the latest R/C Maturity Date in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02, 4.07(b) or 13.04). Except as provided above, each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.09(b) and 2.10(b) applicable to Term Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or other applicable Law or otherwise after giving effect to the extension of any Term Loans, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to Administrative Agent. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche modified to constitute Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Tranche shall constitute a separate Tranche and Class of Term Loans from the Existing Term Loan Tranche from which they were modified.

(b) Borrower may, at any time request that all or a portion of the Revolving Commitments of any Tranche (an “Existing Revolving Tranche” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be modified to constitute another Tranche of Revolving Commitments in order to extend the termination date thereof (any such Revolving Commitments which have been so modified, “Extended Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.13. In order to establish any Extended Revolving Commitments, Borrower shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Tranche) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical to those applicable to the Revolving Commitments of the Existing Revolving Tranche from which they are to be modified except (i) the scheduled termination date of the Extended Revolving Commitments and the related scheduled maturity date of the related Extended Revolving Loans shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Revolving Loans may be higher or lower than the Applicable Margins for the Revolving Loans of such Existing Revolving Tranche and/or (B) additional or reduced fees may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any increased or decreased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Applicable Fee Percentage with respect to the Extended Revolving Commitments may be higher or lower than the Applicable Fee Percentage for the Revolving Commitments of such Existing Revolving Tranche, (iv) the covenants set forth in Section 10.08 may be modified in a manner acceptable to Borrower, Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the latest R/C Maturity Date in effect immediately prior to giving effect to such Extension Amendment and (v) the L/C Commitments of any L/C Lender that is providing such Extended Revolving Commitments may be extended and the L/C Sublimit may be increased, subject to clause (d) below (it being understood that each Lender providing Extended Revolving Commitments, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02, 4.07(b) or 13.04). Except as provided above, each Lender holding Extended Revolving Commitments shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Sections 2.09(b) and 2.10(b) applicable to existing Revolving Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or other applicable Law or otherwise after giving effect to the extension of any Revolving Commitments, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to Administrative Agent. No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Tranche modified to constitute Extended Revolving Commitments pursuant to any Revolving Extension Request. Any Extended Revolving Commitments of any Extension Tranche shall constitute a separate Tranche and Class of Revolving Commitments from the Existing Revolving Tranche from which they were modified. If, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Existing Revolving Tranche, such Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Commitments bear to its remaining Revolving Commitments of the Existing Revolving Tranche.

(c) Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Tranche are requested to respond (or such shorter period as is agreed to by Administrative Agent in its sole discretion). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Commitments of the Existing Tranche subject to such Extension Request modified to constitute Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments of the Existing Tranche that it has elected to modify to constitute Extended Term Loans or Extended Revolving Commitments, as applicable. In the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Tranche subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Commitments subject to such Extension Elections shall be modified to constitute Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in such Extension Elections. Borrower shall have the right to withdraw any Extension Request upon written notice to Administrative Agent in the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Tranche subject to such Extension Request is less than the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to such Extension Request.

(d) Extended Term Loans or Extended Revolving Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be substantially in the form of Exhibit Q or Exhibit R to this Agreement, as applicable, or, in each case, such other form as is reasonably acceptable to Administrative Agent). Each Extension Amendment shall be executed by Borrower, Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than (A) the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby, (B) with respect to any extension of the Revolving Commitments that results in an extension of an L/C Lender’s obligations with respect to Letters of Credit, the consent of such L/C Lender and (C) with respect to any extension of the Revolving Commitments that results in an extension of the Swingline Lender’s obligations with respect to Swingline Loans, the Swingline Lender). An Extension Amendment may, subject to Sections 2.13(a) and (b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.13 (including, without limitation, (A) amendments to Section 2.04(b)(ii) to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to a Tranche of Extended Revolving Commitments without a concurrent reduction of such Tranche of Extended Revolving Commitments and (B)   such other technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Extended Term Loans or Extended Revolving Commitments, as applicable).

SECTION 2.14. Defaulting Lender Provisions.

(a) Notwithstanding anything to the contrary in this Agreement, if a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(i) the L/C Liabilities and the participations in outstanding Swingline Loans of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (i) the sum of each Non-Defaulting Lender’s total Revolving Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (ii) subject to Section 13.21, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim Borrower, Administrative Agent, any L/C Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender and (iii) the conditions set forth in Section 7.02(a) are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time);

(ii) to the extent that any portion (the “un-reallocated portion”) of the Defaulting Lender’s L/C Liabilities and participations in outstanding Swingline Loans cannot be so reallocated, whether by reason of the first proviso in clause (a) above or otherwise, Borrower will, not later than three (3) Business Days after demand by Administrative Agent (at the direction of any L/C Lender and/or the Swingline Lender, as the case may be), (i) Cash Collateralize the obligations of Borrower to the L/C Lender and the Swingline Lender in respect of such L/C Liabilities or participations in outstanding Swingline Loans, as the case may be, in an amount at least equal to the aggregate amount of the un-reallocated portion of such L/C Liabilities or participations in any outstanding Swingline Loans, or (ii) in the case of such participations in any outstanding Swingline Loans, prepay (subject to clause (c) below) and/or Cash Collateralize in full the un-reallocated portion thereof, or (iii) make other arrangements satisfactory to Administrative Agent, and to the applicable L/C Lender and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

(iii) Borrower shall not be required to pay any fees to such Defaulting Lender under Section 2.05(a); and

(iv) any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 4.07 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Lender or Swingline Lender hereunder; third, if so determined by Administrative Agent or requested by the applicable L/C Lender or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or any Swingline Loan, as applicable; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Lender or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Liabilities owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Liabilities owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(iv) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Cure. If Borrower, Administrative Agent, each L/C Lender and the Swingline Lender agree in writing in their discretion that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)), (x) such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as Administrative Agent may determine to be necessary to cause the Revolving Exposure, L/C Liabilities and participations in any outstanding Swingline Loans of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided, further, that no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (y) all Cash Collateral provided pursuant to Section 2.14(a)(ii) shall thereafter be promptly returned to Borrower.

(c) Certain Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.05 or Section 2.03(h) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (i) to the extent that all or a portion of the L/C Liability or the participations in outstanding Swingline Loans of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.14, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent that all or any portion of such L/C Liability or participations in any outstanding Swingline Loans cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the L/C Lender and the Swingline Lender, as applicable, except to the extent of any un-reallocated portion that is Cash Collateralized (and the pro rata payment provisions of Section 4.02 will automatically be deemed adjusted to reflect the provisions of this Section 2.14(c)).

SECTION 2.15. Refinancing Amendments.

(a) At any time after the Closing Date, Borrower may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans, Incremental Term Loans, Extended Term Loans, Other Revolving Loans, Other Revolving Commitments, Extended Revolving Loans or Incremental Revolving Loans), in the form of Other Term Loans, Other Term Loan Commitments, Other Revolving Loans or Other Revolving Commitments pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments or any other Tranche of Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (2) below)) or Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments (subject to clause (2) below), (2) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that Borrower shall be permitted to permanently repay and terminate commitments of any Class with an earlier maturity date on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (3) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to other Revolving Commitments and Revolving Loans. Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5.0 million and (y) an integral multiple of $1.0 million in excess thereof.

(b) The effectiveness of any such Credit Agreement Refinancing Indebtedness shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent: (i) any Credit Agreement Refinancing Indebtedness in respect of Revolving Commitments or Other Revolving Commitments will have a maturity date that is not prior to the maturity date of the Revolving Loans (or unused Revolving Commitments) being refinanced; (ii) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the requirements of this clause (b)), any Credit Agreement Refinancing Indebtedness in respect of Term Loans will have a maturity date that is not prior to the maturity date of, and a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced (determined without giving effect to the impact of prepayments on amortization of Term Loans being refinanced); (iii) the aggregate principal amount of any Credit Agreement Refinancing Indebtedness shall not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of reasonable and customary fees and expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; (iv) to the extent reasonably requested by Administrative Agent, receipt by Administrative Agent and the Lenders of customary legal opinions and other documents; (v) to the extent reasonably requested by Administrative Agent, execution of amendments to the Mortgages by the applicable Credit Parties and Collateral Agent, in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent; (vi) to the extent reasonably requested by Administrative Agent, delivery to Administrative Agent of title insurance endorsements reasonably satisfactory to Administrative Agent; and (vii) execution of a Refinancing Amendment by the Credit Parties, Administrative Agent and Lenders providing such Credit Agreement Refinancing Indebtedness.

(c) The Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or other applicable Law or otherwise after giving effect to the applicable Refinancing Amendment.

(d) Upon the effectiveness of any Refinancing Amendment pursuant to this Section 2.15, any Person providing the corresponding Credit Agreement Refinancing Indebtedness that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder. Administrative Agent shall promptly notify each Lender as to the effectiveness of such Refinancing Amendment, and (i) in the case of any Other Revolving Commitments resulting from such Refinancing Amendment, the Total Revolving Commitments under, and for all purpose of this Agreement, shall be increased by the aggregate amount of such Other Revolving Commitments (net of any existing Revolving Commitments being refinanced by such Refinancing Amendment), (ii) any Other Revolving Loans resulting from such Refinancing Amendment shall be deemed to be additional Revolving Loans hereunder, (iii) any Other Term Loans resulting from such Refinancing Amendment shall be deemed to be Term Loans hereunder (to the extent funded) and (iv) any Other Term Loan Commitments resulting from such Refinancing Amendment shall be deemed to be Term Loan Commitments hereunder. Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.15. Such amendments may include provisions allowing any Other Term Loans to be treated on the same basis as Term B Facility Loans in connection with declining prepayments.

(e) Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Term Loan Commitments, Other Revolving Loans and/or Other Revolving Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.15. This Section 2.15 shall supersede any provisions in Section 4.02, 4.07(b) or 13.04 to the contrary.

(f) To the extent the Revolving Commitments are being refinanced on the effective date of any Refinancing Amendment, then each of the Revolving Lenders having a Revolving Commitment prior to the effective date of such Refinancing Amendment (such Revolving Lenders the “Pre-Refinancing Revolving Lenders”) shall assign or transfer to any Revolving Lender which is acquiring an Other Revolving Commitment on the effective date of such amendment (the “Post-Refinancing Revolving Lenders”), and such Post-Refinancing Revolving Lenders shall purchase from each such Pre-Refinancing Revolving Lender, at the principal amount thereof, such interests in Revolving Loans and participation interests in L/C Liabilities and Swingline Loans (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on the effective date of such Refinancing Amendment as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in L/C Liabilities and Swingline Loans will be held by Pre-Refinancing Revolving Lenders and Post-Refinancing Revolving Lenders ratably in accordance with their Revolving Commitments and Other Revolving Commitments, as applicable, after giving effect to such Refinancing Amendment (and after giving effect to any Revolving Loans made on the effective date of such Refinancing Amendment). Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by Administrative Agent and shall not be required to be effectuated in accordance with Section 13.05. For the avoidance of doubt, Revolving Loans and participation interests in L/C Liabilities and Swingline Loans assigned or transferred and purchased pursuant to this Section 2.15(f) shall, upon receipt thereof by the relevant Post-Refinancing Revolving Lenders, be deemed to be Other Revolving Loans and participation interests in L/C Liabilities and Swingline Loans in respect of the relevant Other Revolving Commitments acquired by such Post-Increase Revolving Lenders on the relevant amendment effective date and the terms of such Revolving Loans and participation interests (including, without limitation, the interest rate and maturity applicable thereto) shall be adjusted accordingly.

SECTION 2.16. Cash Collateral.

(a) Certain Credit Support Events. Without limiting any other requirements herein to provide Cash Collateral, if (i) any L/C Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an extension of credit hereunder which has not been refinanced as a Revolving Loan or reimbursed, in each case, in accordance with Section 2.03(d) or (ii) Borrower shall be required to provide Cash Collateral pursuant to Section 11.01, Borrower shall, within one (1) Business Day (in the case of clause (i) above) or immediately (in the case of clause (ii) above) following any request by Administrative Agent or the applicable L/C Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

(b) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Lenders and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral (including Cash Collateral provided in accordance with Sections 2.01(e), 2.03, 2.10(b)(ii), 2.10(c), 2.10(e), 2.14, 2.16 or 11.01) may be applied pursuant to Section 2.16(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person prior to the right or claim of Administrative Agent or the L/C Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by any Defaulting Lenders). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent or as otherwise agreed to by Administrative Agent. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral in accordance with the account agreement governing such deposit account.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.01(e), 2.03, 2.10(c), 2.10(e), 2.14 or 11.01 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Liabilities, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), participations in Swingline Loans and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce un-reallocated portions or to secure other obligations shall, so long as no Event of Default then exists, be released promptly following (i) the elimination of the applicable un-reallocated portion or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, the assignment of such Defaulting Lender’s Loans and Commitments to a Replacement Lender)) or (ii) the determination by Administrative Agent and the L/C Lenders that there exists excess Cash Collateral (which, in any event, shall exist at any time that the aggregate amount of Cash Collateral exceeds the Minimum Collateral Amount); provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Credit Documents and the other applicable provisions of the Credit Documents, and (y) Borrower and the L/C Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated un-reallocated portions or other obligations.

SECTION 2.17. Designation of Foreign Subsidiary Borrowers. The Borrower may at any time and from time to time on and after the Amendment No. 3 Extension Effective Date designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower upon 30 days’ prior notice to the Administrative Agent by delivery to the Administrative Agent of a Borrower Subsidiary Agreement executed by such Eligible Foreign Subsidiary and the Borrower, and upon such delivery such Eligible Foreign Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement until the Borrower shall have executed and delivered to the Administrative Agent a Borrower Subsidiary Termination with respect to such Foreign Subsidiary Borrower, whereupon such Eligible Foreign Subsidiary shall cease to be a Foreign Subsidiary Borrower. Notwithstanding the preceding sentence, no Borrower Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Foreign Subsidiary Borrower shall be outstanding hereunder, provided that such Borrower Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. The parties hereto acknowledge and agree that prior to or substantially concurrently with any Eligible Foreign Subsidiary becoming a Foreign Subsidiary Borrower hereunder, (i) such Eligible Foreign Subsidiary shall become a Credit Party and Section 9.11(a) shall otherwise be satisfied with respect to such Eligible Foreign Subsidiary, (ii) to the extent not previously pledged, all Equity Interests owned by Credit Parties issued by such Eligible Foreign Subsidiary shall be pledged in favor of the Collateral Agent, (iii) the Administrative Agent and the requesting Revolving Lenders shall have received all documentation and other information with respect to such Foreign Subsidiary Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, in each case, that has been reasonably requested by the Administrative Agent or the Revolving Lenders at least five (5) Business Days in advance of such Eligible Foreign Subsidiary becoming a Foreign Subsidiary Borrower, (iv) each Revolving Lender requesting a Note at least three (3) Business Days in advance of such Eligible Foreign Subsidiary becoming a Foreign Subsidiary Borrower shall have received a Note signed by such Foreign Subsidiary Borrower and (v) such Eligible Foreign Subsidiary shall have appointed the Borrower as agent for service of process in the United States prior to becoming a Foreign Subsidiary Borrower. As soon as practicable upon receipt of a Borrower Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Revolving Lender with Amendment No. 3 Revolving Commitments. The Administrative Agent, the Collateral Agent and Borrower shall have the ability to make such technical and conforming amendments and modifications to this Agreement and the other Credit Documents and execute, deliver, file or record any releases as shall be necessary or appropriate (as determined by Administrative Agent and Borrower) to effectuate the addition or removal of any Foreign Subsidiary Borrower in accordance with this Section 2.17 and without the consent of any other Lender. Any Revolving Lender may designate one or more of its affiliates to make Amendment No. 3 Revolving Loans to such Foreign Subsidiary Borrower.

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01. Repayment of Loans.

(a) Revolving Loans and Swingline Loans. Borrower hereby promises to pay (i) to Administrative Agent for the account of each applicable Revolving Lender on each R/C Maturity Date, the entire outstanding principal amount of such Revolving Lender’s Revolving Loans of the applicable Tranche, and each such Revolving Loan shall mature on the R/C Maturity Date applicable to such Tranche and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the first R/C Maturity Date after such Swingline Loan is made and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided, however, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Term B Facility Loans. Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term B Facility Loans in repayment of the principal of such Term B Facility Loans, (i) on the last Business Day of each fiscal quarter (commencing with the first full fiscal quarter ending after the Closing Date), an aggregate amount equal to 0.25% of the aggregate principal amount of all Term B Facility Loans outstanding on the Closing Date (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) or Section 13.04(b)(B) or as provided in Section 2.12, in Section 2.13 or in Section 2.15) and (ii) the remaining principal amount of Term B Facility Loans on the Term B Facility Maturity Date.

(c) New Term Loans; Extended Term Loans; Other Term Loans. New Term Loans shall mature in installments as specified in the related Incremental Joinder Agreement pursuant to which such New Term Loans were made, subject, however, to Section 2.12(b). Extended Term Loans shall mature in installments as specified in the applicable Extension Amendment pursuant to which such Extended Term Loans were established, subject, however, to Section 2.13(a). Other Term Loans shall mature in installments as specified in the applicable Refinancing Amendment pursuant to which such Other Term Loans were established, subject, however, to Section 2.15(a).

SECTION 3.02. Interest.

(a) Borrower hereby promises to pay to Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made or maintained by such Lender to Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:

(i) during such periods as such Loan (including each Swingline Loan) is an ABR Loan, the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin applicable to such Loan,

(ii) during such periods as such Loan is a SOFR Loan, for each Interest Period relating thereto, Adjusted Term SOFR for such Loan for such Interest Period, plus the Applicable Margin applicable to such Loan,

(iii) during such periods as such Loan is a EURIBOR Loan, for each Interest Period relating thereto, the EURIBOR Rate for such Loan for such Interest Period, plus the Applicable Margin applicable to such Loan, and

(iv) during such periods as such Loan is a SONIA Loan, the Adjusted SONIA Rate for such Loan, plus the Applicable Margin applicable to such Loan.

(b) To the extent permitted by Law, upon the occurrence and during the continuance of an Event of Default under Section 11.01(b), 11.01(c), 11.01(g) or Section 11.01(h), all overdue Obligations shall automatically and without any action by any Person, bear interest at the Default Rate.

Interest which accrues under this paragraph shall be payable on demand.

(c) Accrued interest on each Loan shall be payable (i) in the case of each ABR Loan (including Swingline Loans), (x) quarterly in arrears on each Quarterly Date, (y) on the date of any repayment or prepayment in full of all outstanding ABR Loans of any Tranche of Loans (or of any Swingline Loan) (but only on the principal amount so repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, (ii) in the case of each SOFR Loan and EURIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, on each date occurring at three-month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment thereof or the conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or converted) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand and (iii) in the case of each SONIA Loan, (x) monthly on the numerically corresponding day in each calendar month after the Borrowing of such SONIA Loan (or, if there is no such numerically corresponding day in such month, then the last Business Day of such month), (y) on the date of any repayment or prepayment thereof or the conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or converted) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower.

(d) In connection with the use or administration of Term SOFR, SONIA or EURIBOR, as applicable, Administrative Agent will have the right to make Term SOFR Conforming Changes and/or Alternate Currency Conforming Changes, as applicable, from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing Term SOFR, SONIA, EURIBOR and/or Alternate Currency Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Term SOFR Conforming Changes and/or Alternate Currency Conforming Changes in connection with the use or administration of Term SOFR, EURIBOR or SONIA.

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01. Payments.

(a) All payments of principal, interest, Reimbursement Obligations and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Credit Parties under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its account at the Principal Office, not later than 2:00 p.m., New York time, on the date on which such payment shall become due (each such payment made after such time on such due date may, at the discretion of Administrative Agent, be deemed to have been made on the next succeeding Business Day). Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Sections 2.09 and 2.10, if applicable) to Administrative Agent (which shall so notify the intended recipient(s) thereof) or, in the case of Swingline Loans, to the Swingline Lender, the Class and Type of Loans, Reimbursement Obligations or other amounts payable by Borrower hereunder to which such payment is to be applied.

(c) Except to the extent otherwise provided in the third sentence of Section 2.03(h), each payment received by Administrative Agent or by any L/C Lender (directly or through Administrative Agent) under this Agreement or any Note for the account of any Lender shall be paid by Administrative Agent or by such L/C Lender (through Administrative Agent), as the case may be, to such Lender, in immediately available funds, (x) if the payment was actually received by Administrative Agent or by such L/C Lender (directly or through Administrative Agent), as the case may be, prior to 12:00 p.m. (Noon), New York time on any day, on such day and (y) if the payment was actually received by Administrative Agent or by such L/C Lender (directly or through Administrative Agent), as the case may be, after 12:00 p.m. (Noon), New York time, on any day, by 1:00 p.m., New York time, on the following Business Day (it being understood that to the extent that any such payment is not made in full by Administrative Agent or by such L/C Lender (through Administrative Agent), as the case may be, Administrative Agent or such Lender (through Administrative Agent), as applicable, shall pay to such Lender, upon demand, interest at the Federal Funds Effective Rate from the date such amount was required to be paid to such Lender pursuant to the foregoing clauses until the date Administrative Agent or such L/C Lender (through Administrative Agent), as applicable, pays such Lender the full amount).

(d) If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.

SECTION 4.02. Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, each payment of commitment fees under Section 2.05 in respect of Commitments of a particular Class shall be made for the account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders pro rata according to the amounts of their respective Commitments of such Class; (b) except as otherwise provided in Section 5.04, SOFR Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Revolving Commitments and Term Loan Commitments (in the case of the making of Loans) or their respective Revolving Loans and Term Loans (in the case of conversions and continuations of Loans); (c) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment or prepayment of principal of any Class of Revolving Loans or of any particular Class of Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans of such Class held by them; and (d) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment of interest on Revolving Loans and Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

SECTION 4.03. Computations. Interest on SOFR Loans and EURIBOR Loans, commitment fees and Letter of Credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans and SONIA Loans and Reimbursement Obligations shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable.

SECTION 4.04. Minimum Amounts. Except for mandatory prepayments made pursuant to Section 2.10 and conversions or prepayments made pursuant to Section 5.04, and Borrowings made to pay Reimbursement Obligations, each Borrowing, conversion and partial prepayment of principal of Loans shall be in an amount at least equal to (a) in the case of Term Loans, $5.0 million with respect to ABR Loans and $5.0 million with respect to SOFR Loans and in multiples of $100,000 in excess thereof or, if less, the remaining Term Loans and (b) in the case of Revolving Loans and Swingline Loans, $1.0 million with respect to ABR Loans and $1.0 million with respect to SOFR Loans, EURIBOR Loans and SONIA Loans and in multiples of $100,000 in excess thereof (borrowings, conversions or prepayments of or into Loans of different Types or, in the case of SOFR Loans and EURIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period) or, if less, the remaining Revolving Loans. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of SOFR Loans or EURIBOR Loans having the same Interest Period shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof and, if any SOFR Loans or EURIBOR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.

SECTION 4.05. Certain Notices. Notices by Borrower to Administrative Agent (or, in the case of repayment of the Swingline Loans, to the Swingline Lender) of terminations or reductions of the Commitments, of Borrowings, conversions, continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent (or, in the case of Swingline Loans, the Swingline Lender) by telephone not later than 1:00 p.m. (or in the case of a request for a same-day borrowing of, or conversion into, ABR Loans, 10:00 a.m.), New York time (promptly followed by written notice via facsimile or electronic mail), on at least the number of Business Days, U.S. Government Securities Business Days or TARGET Days, as applicable, prior to the date of the relevant termination, reduction, Borrowing, conversion, continuation or prepayment or the first day of such Interest Period specified in the table below (unless otherwise agreed to by Administrative Agent in its sole discretion), provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests.

NOTICE PERIODS

Notice	Number of Business Days or U.S. Securities Business Days Prior

Termination or reduction of Commitments	3 Business Days

Borrowing of, or conversions into, ABR Loans	same day

Optional prepayment of ABR Loans	1 Business Day

Borrowing or optional prepayment of, conversions into, continuations as, or duration of Interest Periods for, SOFR Loans	3 U.S. Government Securities Business Days

Borrowing or optional prepayment of, conversions into SONIA Loans	5 Business Days

Borrowing or optional prepayment of, conversions into, continuations as, or duration of Interest Periods for, EURIBOR Loans	3 Business Days

Borrowing or repayment of Swingline Loans	same day

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced. Each such notice of Borrowing, conversion, continuation or prepayment shall specify the Class of Loans to be borrowed, converted, continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, converted, continued or prepaid and the date of borrowing, conversion, continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that Borrower fails to select the Type of Loan within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a SOFR Loan or a EURIBOR Loan) will be automatically converted into an ABR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an ABR Loan) will remain as, or (if not then outstanding) will be made as, an ABR Loan. In the event that Borrower has elected to borrow or convert Loans into SOFR Loans or EURIBOR Loans but fails to select the duration of any Interest Period for any SOFR Loans or EURIBOR Loans within the time period and otherwise as provided in this Section 4.05, such SOFR Loan or EURIBOR Loan shall have an Interest Period of one month.

SECTION 4.06. Non-Receipt of Funds by Administrative Agent.

(a) Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans, EURIBOR Loans or SONIA Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Effective Rate, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to ABR Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the L/C Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Lenders, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the L/C Lenders, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Federal Funds Effective Rate. A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

SECTION 4.07. Right of Setoff, Sharing of Payments; Etc.

(a) If any Event of Default shall have occurred and be continuing, each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), subject to obtaining the prior written consent of Administrative Agent, to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Credit Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Credit Party), in which case it shall promptly notify such Credit Party thereof; provided, however, that such Lender’s failure to give such notice shall not affect the validity thereof; and provided further that no such right of setoff, banker’s lien or counterclaim shall apply to any funds held for further distribution to any Governmental Authority.

(b) Each of the Lenders agrees that, if it should receive (other than pursuant to Section 2.09(b), Section 2.10(b), Section 2.11, Section 2.12, Section 2.13, Section 2.15, Article V, Section 13.04 or Section 13.05(d) or as otherwise specifically provided herein or in the Engagement Letter) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents (including any guarantee), or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Reimbursement Obligations or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Borrower consents to the foregoing arrangements.

(c) Borrower agrees that any Lender so purchasing such a participation may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

(e) Notwithstanding anything to the contrary contained in this Section 4.07, in the event that any Defaulting Lender exercises any right of setoff, (i) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, each L/C Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01. Increased Costs.

(a) If any Change in Law shall:

(i) subject any Lender to any Tax (except for any (A) Covered Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, any Note, any Letter of Credit or any Lender’s participation therein, any L/C Document or any Loan made by it, any deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender, in each case, that is not otherwise included in the determination of Term SOFR hereunder; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to materially increase the cost to such Lender or L/C Lender of making, converting into, continuing or maintaining SOFR Loans (or of maintaining its obligation to make any SOFR Loans) or issuing, maintaining or participating in Letters of Credit (or maintaining its obligation to participate in or to issue any Letter of Credit), then, in any such case, Borrower shall, within 10 days of written demand therefor, pay such Lender or L/C Lender any additional amounts necessary to compensate such Lender or L/C Lender for such increased cost; provided that requests for additional compensation due to increased costs shall be limited to circumstances generally affecting the banking market and for which it is the general policy or practice of such requesting Lender to demand such compensation in similar circumstances under comparable provisions of other similar agreements. If any Lender or L/C Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through Administrative Agent, of the event by reason of which it has become so entitled.

(b) A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 submitted by such Lender or L/C Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error. Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations payable hereunder.

(c) In the event that any Lender shall have determined that any Change in Law affecting such Lender or any Lending Office of such Lender or the Lender’s holding company with regard to capital or liquidity requirements, does or shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of its obligations hereunder, the Commitments of such Lender, the Loans made by, or participations in Letters of Credit and Swingline Loans held by such Lender, or the Letters of Credit issued by such L/C Lender, to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission by such Lender to Borrower (with a copy to Administrative Agent) of a written request therefor (setting forth in reasonable detail the amount payable to the affected Lender and the basis for such request), Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that requests for additional compensation due to increased costs shall be limited to circumstances generally affecting the banking market and for which it is the general policy or practice of such requesting Lender to demand such compensation in similar circumstances under comparable provisions of other similar agreements.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the change in law giving rise to such increased costs incurred or reductions suffered and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02. Inability To Determine Interest Rate.

Subject to Section 5.07, if prior to the first day of any Interest Period:

(i) Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR for such Interest Period; or

(ii) the Required Lenders determine in good faith that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such SOFR Loans (in each case, “Impacted Loans”), then Administrative Agent shall give electronic mail or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereof. If such notice is given, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans, or if Borrower does not make such revocation, (x) any SOFR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to SOFR Loans shall be converted to, or continued as, ABR Loans and (z) any outstanding SOFR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by Administrative Agent (which Administrative Agent agrees to do if the circumstances giving rise to such notice cease to exist), no further SOFR Loans shall be made, or continued as such, nor shall Borrower have the right to convert Loans to, SOFR Loans.

SECTION 5.03. Illegality. Notwithstanding any other provision of this Agreement, in the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain SOFR Loans or issue Letters of Credit hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or continue, or to convert Loans of any other Type into, SOFR Loans or issue Letters of Credit shall be suspended until such time as such Lender or L/C Lender may again make and maintain SOFR Loans or issue Letters of Credit (in which case the provisions of Section 5.04 shall be applicable).

SECTION 5.04. Treatment of Affected Loans. If the obligation of any Lender to make SOFR Loans or to continue, or to convert ABR Loans into, SOFR Loans shall be suspended pursuant to Section 5.03, such Lender’s SOFR Loans shall be automatically converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such SOFR Loans (or on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s SOFR Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s SOFR Loans shall be applied instead to its ABR Loans; and

(ii) all Loans which would otherwise be made or continued by such Lender as SOFR Loans shall be made or continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be converted into SOFR Loans shall remain as ABR Loans.

If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the conversion of such Lender’s SOFR Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans are outstanding, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding SOFR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

SECTION 5.05. Compensation.

(a) Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (excluding any loss of profits or margin) which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any SOFR Loan, (2) default by Borrower in making a borrowing of, conversion into or continuation of SOFR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) Borrower making any prepayment other than on the date specified in the relevant prepayment notice, or (4) the conversion or the making of a payment or a prepayment (including any repayments or prepayments made pursuant to Sections 2.09 or 2.10 or as a result of an acceleration of Loans pursuant to Section 11.01 or as a result of the replacement of a Lender pursuant to Section 2.11 or 13.04(b)) of SOFR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (excluding any loss of profits or margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained; provided that no such amounts under this Section 5.05(a) shall be payable by Borrower in connection with any termination in accordance with Section 2.12(b) of any Interest Period of one month or shorter.

(b) Any Lender requesting compensation pursuant to this Section 5.05 will furnish to Administrative Agent and Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive. Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.

SECTION 5.06. Net Payments.

(a) All payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws require the deduction or withholding of any Tax in respect of any such payment by Administrative Agent, a Credit Party or any other applicable withholding agent, then (i) the applicable withholding agent shall be entitled to withhold or make such deductions as are determined by the applicable withholding agent to be required, (ii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (iii) to the extent that the withholding or deduction is made on account of Covered Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions are made (including withholding or deductions applicable to additional sums payable under this Section 5.06), the applicable Lender (or, in the case of payments made to Administrative Agent for its own account, Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made. Borrower shall furnish to Administrative Agent as soon as practicable after the date the payment of any Taxes by a Credit Party pursuant to this Section 5.06 documentation reasonably satisfactory to Administrative Agent evidencing such payment by the applicable Credit Party. The Credit Parties shall jointly and severally indemnify and hold harmless Administrative Agent and each Lender, and reimburse Administrative Agent or such Lender (as applicable) upon its written request, for the amount of any Covered Taxes payable or paid by such Lender or Administrative Agent or required to be withheld or deducted from a payment to such recipient (including Covered Taxes imposed or asserted on amounts payable under this Section 5.06) and for any other reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Covered Taxes were correctly or legally imposed. Such written request shall include a certificate of such Lender or Administrative Agent setting forth in reasonable detail the basis of such request and such certificate, absent manifest error, shall be conclusive.

(b) In addition, the Credit Parties agree to (and shall timely) pay, or at the option of Administrative Agent timely reimburse it for the payment of, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made under or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.11(a)) (Taxes payable pursuant to this Section 5.06(b) referred to as “Other Taxes”).

(c) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times prescribed by applicable Laws and at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (c)(ii), (iii) and (iv) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) agrees to the extent it is legally eligible to do so to deliver to Borrower and Administrative Agent on or prior to the date it becomes a party to this Agreement, and from time to time upon the reasonable request of Borrower or Administrative Agent, whichever of the following is applicable: (1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, two executed copies of (x) with respect to payments of interest under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) two executed copies of IRS Form W-8ECI; (3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate substantially in the form of Exhibit D-1 hereto to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a CFC related to Borrower as described in Section 881(c)(3)(C) of the Code and that no interest payments in connection with any Credit Documents are effectively connected with the Non-U.S. Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or (4) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where such Non-U.S. Lender is a partnership or a participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or D-3 hereto, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 hereto on behalf of each such direct and indirect partner.

(iii) Each Lender that is a U.S. Person shall deliver at the time(s) and in the manner(s) prescribed by applicable Law, on or prior to the date it becomes a party to this Agreement, and from time to time upon the reasonable request of Borrower or Administrative Agent, to Borrower and Administrative Agent (as applicable), a properly completed and duly executed IRS Form W-9, or any successor form, certifying that such Person is exempt from United States backup withholding.

(iv) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, and to determine the amount to deduct and withhold, if any, from such payment. For purposes of this Section 5.06(c)(iv), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(v) Any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made, if any.

(vi) Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify Borrower and Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to Administrative Agent pursuant to this Section 5.06(c).

(d) On or before the date Administrative Agent becomes a party to this Agreement, if Administrative Agent is a U.S. Person, it shall deliver to Borrower two executed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding. Otherwise, Administrative Agent (including any successor Administrative Agent that is not a U.S. Person) shall deliver two duly completed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of Lenders are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Credit Parties to be treated as a U.S. Person with respect to such payments (and the Credit Parties and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments, with the effect that the Credit Parties can make payments to Administrative Agent without deduction or withholding of any Tax imposed by the United States). Such Administrative Agent hereby assumes primary U.S. withholding for purposes of Chapters 3 and 4 of the Code, backup withholding and IRS Form 1099 information reporting obligations with respect to all amounts paid to it by the Credit Parties under the Credit Documents. Notwithstanding anything to the contrary in this Section 5.06(d), Administrative Agent shall not be required to provide any documentation that Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(e) Any Lender requiring Borrower to pay any Covered Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to this Section 5.06 agrees to use (at the Credit Parties’ expense) commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or to assign its rights and obligations hereunder to an Affiliate if, in the judgment of such Lender, the making of such change or assignment would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not be otherwise disadvantageous to such Lender.

(f) If Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of an overpayment of Taxes from a Governmental Authority with respect to an amount of Taxes actually paid to or on behalf of Administrative Agent or such Lender by Borrower or any other Credit Party pursuant to this Section 5.06, then Administrative Agent or such Lender shall notify Borrower of such refund and forward the proceeds of such refund (or relevant portion thereof) to Borrower (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund) as reduced by any reasonable expense or liability incurred by Administrative Agent or such Lender in connection with obtaining such refund (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrower, upon the request of Administrative Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.06(f) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person. Notwithstanding anything to the contrary in this Section 5.06(f), in no event will Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.06(f) the payment of which would place Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g) Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Covered Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Covered Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.05(a) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (g).

(h) Each party’s obligations under this Section shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(i) For the avoidance of doubt, for purposes of this Section 5.06, the term “Lender” includes any Swingline Lender and any L/C Lender and the term “applicable Law” includes FATCA.

SECTION 5.07. Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Credit Document:

(a) Reserved.

(b) Replacing Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of Alternate Base Rate based upon the Benchmark will not be used in any determination of Alternate Base Rate.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(e) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or EURIBOR), then Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f) Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, the EURIBOR Rate, the Adjusted SONIA Rate or any other Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to this Section 5.07, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Term SOFR Conforming Changes, Alternate Currency Conforming Changes or Benchmark Replacement Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(g) Definitions. As used in this Section 5.07:

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” shall mean, as of the First Amendment Effective Date, the Term SOFR Reference Rate; provided that if a replacement of the Benchmark has occurred pursuant to this Section 5.07, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor:

(i) [reserved]; and

(ii) for purposes of Section 5.07(b), the sum of (A) the alternate benchmark rate and (B) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Administrative Agent and Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (ii) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the applicability of statutory reserve adjustment provisions, and other technical, administrative or operational matters) that Administrative Agent determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

ARTICLE VI.

GUARANTEES

SECTION 6.01. The Guarantees. Each (a) Guarantor that is a Domestic Credit Party, jointly and severally with each other Guarantor, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration, demand or otherwise) of the principal of and interest and fees (including any interest, fees, costs, expenses, or charges that would accrue but for the provisions of the Bankruptcy Code or other applicable Debtor Relief Law after the filing of any bankruptcy or insolvency petition) on the Loans and Commitments made by the Lenders to, and the Notes held by each Lender of, Borrower, and (b) Domestic Credit Party, jointly and severally with each other Credit Party, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest, fees and all other amounts (including any interest, fees, costs, expenses or charges that would accrue but for the provisions of the Bankruptcy Code or other applicable Debtor Relief Law after the filing of any bankruptcy or insolvency petition) of all other Obligations from time to time owing to the Secured Parties by any other Credit Party under any Credit Document, any Credit Swap Contract entered into with a Swap Provider or any Secured Cash Management Agreement entered into with a Cash Management Bank, in each case now or hereinafter created, incurred or made, whether absolute or contingent, liquidated or unliquidated and strictly in accordance with the terms thereof; provided, that (i) the obligations guaranteed shall exclude obligations under any Swap Contract or Cash Management Agreements with respect to which the applicable Swap Provider or Cash Management Bank, as applicable, provides notice to Borrower that it does not want such Swap Contract or Cash Management Agreement, as applicable, to be secured, and (ii) as to each Guarantor that is a Domestic Credit Party the obligations guaranteed by such Guarantor hereunder shall not include any Excluded Swap Obligations in respect of such Guarantor (such obligations being guaranteed pursuant to clauses (a) and (b) above being herein collectively called the “Guaranteed Obligations” (it being understood that each Domestic Credit Party’s Guaranteed Obligations shall not include any Obligations with respect to which such Domestic Credit Party is the primary obligor)). Each Domestic Credit Party, jointly and severally with each other Credit Party, hereby agrees that if any other Credit Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Domestic Credit Party will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 6.02. Obligations Unconditional. The obligations of the Domestic Credit Parties under Section 6.01 shall constitute a guaranty of payment (and not of collection) and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for Payment in Full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any of the Domestic Credit Parties with respect to its respective guaranty of the Guaranteed Obligations which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Domestic Credit Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iii) the release of any other Credit Party pursuant to Section 6.08 or the applicable provisions of the Foreign Guaranty;

(iv) any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Credit Documents;

(v) any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(vi) any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vii) the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(viii) any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as Administrative Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Domestic Credit Party would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Domestic Credit Party hereby expressly waives any and all benefits which might otherwise be available to such Domestic Credit Party as a surety under applicable law, including, without limitation, California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433, and in the event that Nevada law applies to this Agreement or any portion hereof, Guarantors that are Domestic Credit Parties, and each of them, hereby waive the provisions of Section 40.430 of the Nevada Revised Statutes; or

(ix) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Domestic Credit Party as a guarantor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Domestic Credit Party as a guarantor of the Guaranteed Obligations, or of such Domestic Credit Party under the guarantee contained in this Article VI or of any security interest granted by any Domestic Credit Party in its capacity as a guarantor of the Guaranteed Obligations, whether in a proceeding under the Bankruptcy Code or under any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or in any other instance.

The Domestic Credit Parties hereby expressly waive diligence, presentment, demand of payment, protest, marshaling and all notices whatsoever, and any requirement that any Secured Party thereof exhaust any right, power or remedy or proceed against any Credit Party under this Agreement, the Notes, the Credit Swap Contracts or the Secured Cash Management Agreements or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Domestic Credit Parties waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between the Domestic Credit Parties and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Domestic Credit Parties hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against any Credit Party or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Domestic Credit Parties and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

For the avoidance of doubt, nothing in this Section 6.02 shall permit amendments to the Credit Documents or an acceleration of the Obligations other than as set forth in the Credit Documents.

SECTION 6.03. Reinstatement. The obligations of the Domestic Credit Parties under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Credit Party in respect of the Guaranteed Obligations is rescinded or avoided or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Domestic Credit Parties agree, jointly and severally with each other Credit Party, that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission, avoidance or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, bad faith or willful misconduct of, or material breach by, such Secured Party.

SECTION 6.04. Subrogation; Subordination. Each Domestic Credit Party hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation, contribution or otherwise, against any Credit Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of any Credit Party now or hereafter owing to any Domestic Credit Party by reason of any payment by such Domestic Credit Party under the Guarantee in this Article VI is hereby subordinated to the prior Payment in Full in cash of the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, each Domestic Credit Party agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of any other Credit Party to such Domestic Credit Party until the Obligations shall have been Paid in Full in cash. If an Event of Default has occurred and is continuing, and any amounts are paid to the Domestic Credit Parties in violation of the foregoing limitation, such amounts shall be collected, enforced and received by such Domestic Credit Party as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Domestic Credit Party under the other provisions of the guaranty contained herein.

SECTION 6.05. Remedies. The Domestic Credit Parties jointly and severally agree that, as between the Credit Parties and the Lenders, the obligations of any Credit Party under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable arising under the Bankruptcy Code or any other federal or state bankruptcy, insolvency or other law providing for protection from creditors) as against such other Credit Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the other Domestic Credit Parties for purposes of Section 6.01.

SECTION 6.06. Continuing Guarantee. The guarantee in this Article VI is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 6.07. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Domestic Credit Party under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Domestic Credit Party, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 6.08. Release of Guarantors. If, in compliance with the terms and provisions of the Credit Documents, (i) the Equity Interests of any Guarantor that is a Domestic Credit Party are directly or indirectly sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a Person or Persons, none of which is Borrower or a Restricted Subsidiary, (ii) any Restricted Subsidiary is designated as or becomes an Excluded Subsidiary (provided that, notwithstanding the foregoing, a Guarantor that is a Domestic Credit Party shall not be released from its Guarantee hereunder solely due to becoming an Excluded Subsidiary of the type described in clause (d) of the definition thereof due to a disposition of less than all of the Equity Interests of such Guarantor to an Affiliate of any Credit Party) or (iii) any Restricted Subsidiary that is a Domestic Credit Party and is merged, consolidated, liquidated or dissolved in accordance with Section 10.05 and is not the surviving entity of such transaction (a “Liquidated Subsidiary”), such Transferred Guarantor, Excluded Subsidiary or Liquidated Subsidiary, as applicable, upon the consummation of such sale, transfer, designation or such Person becoming an Excluded Subsidiary or merger, consolidation, dissolution or liquidation, as applicable, shall (without limiting the obligations of any surviving or successor entity to any Liquidated Subsidiary to become or remain a Guarantor) be automatically released from its obligations under this Agreement (including under Section 13.03 hereof) and the other Credit Documents, and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the pledge of Equity Interests in any Transferred Guarantor or any Unrestricted Subsidiary to Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, Collateral Agent shall take such actions as are necessary to effect and evidence each release described in this Section 6.08 in accordance with the relevant provisions of the Security Documents and this Agreement.

SECTION 6.09. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.09, or otherwise under the Guarantee, as it relates to such Domestic Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Payment in Full of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 6.09 constitute, and this Section 6.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 6.10. Right of Contribution. Each Domestic Credit Party hereby agrees that to the extent that a Credit Party (a “Funding Credit Party”) shall have paid more than its Fair Share (as defined below) of any payment made hereunder, such Domestic Credit Party shall be entitled to seek and receive contribution from and against any other Credit Party hereunder which has not paid its Fair Share of such payment. Each Domestic Credit Party’s right of contribution shall be subject to the terms and conditions of Section 6.04. The provisions of this Section 6.10 shall in no respect limit the obligations and liabilities of any Domestic Credit Party to the Secured Parties, and each Domestic Credit Party shall remain liable to the Secured Parties for the full amount guaranteed by such Domestic Credit Party hereunder. “Fair Share” shall mean, with respect to a Credit Party as of any date of determination, an amount equal to (i) the ratio of (A) the Adjusted Maximum Amount (as defined below) with respect to such Credit Party to (B) the aggregate of the Adjusted Maximum Amounts with respect to all Credit Parties multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Credit Parties under this Article VI in respect of the Guaranteed Obligations. “Adjusted Maximum Amount” shall mean, with respect to a Credit Party as of any date of determination, the maximum aggregate amount of the obligations of such Credit Party under this Article VI; provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Credit Party for purposes of this Section 6.10, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Credit Party. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Credit Party.

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01. Conditions to Initial Extensions of Credit.

The obligations of Lenders to make any initial extension of credit hereunder (whether by making a Loan or issuing a replacement and/or new Letter of Credit) are subject to the satisfaction of the following:

(a) Corporate Documents. Administrative Agent shall have received copies of the Organizational Documents of each Credit Party and evidence of all corporate or other applicable authority for each Credit Party (including resolutions or written consents and incumbency certificates) with respect to the execution, delivery and performance of such of the Credit Documents to which each such Credit Party is intended to be a party as of the Closing Date, certified as of the Closing Date as complete and correct copies thereof by a Responsible Officer of each Credit Party (or the member or manager or general partner of such Credit Party, as applicable).

(b) Officer’s Certificate. Administrative Agent shall have received an Officer’s Certificate of Borrower, dated the Closing Date, certifying that the conditions set forth in Sections 7.01(r) and 7.02 have been satisfied.

(c) Opinions of Counsel. Administrative Agent shall have received the following opinions, each of which shall be addressed to Administrative Agent, Collateral Agent and the Lenders, dated the Closing Date and covering such matters as Administrative Agent shall reasonably request in a manner customary for transactions of this type:

(i) an opinion of Jones Day, special counsel to the Credit Parties; and

(ii) opinions of local counsel to the Credit Parties in such jurisdictions as are set forth in Schedule 7.01.

(d) Notes. Administrative Agent shall have received copies of the Notes, duly completed and executed, for each Lender that requested a Note at least three (3) Business Days prior to the Closing Date.

(e) Credit Agreement. Administrative Agent shall have received this Agreement (a) executed and delivered by a duly authorized officer of each Credit Party and (b) executed and delivered by a duly authorized officer of each Person that is a Lender on the Closing Date.

(f) Filings and Lien Searches. Administrative Agent shall have received (i) UCC financing statements in form appropriate for filing in the jurisdiction of organization of each Credit Party, (ii) results of lien searches conducted in the jurisdictions in which the Credit Parties are organized and (iii)  security agreements or other agreements in appropriate form for filing in the United States Patent and Trademark Office and United States Copyright Office, in each case, with respect to intellectual property of the Credit Parties to the extent required pursuant to the Security Documents.

(g) Security Documents. (i) Administrative Agent shall have received the U.S. Security Agreement, the Hard Rock Collateral Assignment Consent and the Initial Perfection Certificate, in each case duly authorized, executed and delivered by the applicable Credit Parties, and (ii) Collateral Agent shall have received, to the extent required pursuant to the U.S. Security Agreement and not prohibited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws and/or any Gaming/Racing Licenses), (1) original certificates representing the certificated Pledged Securities (as defined in the U.S. Security Agreement) required to be delivered to Collateral Agent pursuant to the U.S. Security Agreement, accompanied by original undated stock powers executed in blank (in each case, except as set forth on Schedule 9.15), and (2) the promissory notes, intercompany notes, instruments, and chattel paper identified under the name of such Credit Parties in Schedule 6 to the Initial Perfection Certificate (other than such certificates, promissory notes, intercompany notes, instruments and chattel paper that constitute Excluded Property), accompanied by undated notations or instruments of assignment executed in blank (in each case, except as set forth on Schedule 9.15), and all of the foregoing shall be reasonably satisfactory to Administrative Agent in form and substance (in each case to the extent required to be delivered to Collateral Agent pursuant to the terms of the applicable Security Documents).

(h) Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing duly executed by Borrower.

(i) Financial Statements. Administrative Agent shall have received (i) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of Borrower and its Subsidiaries (excluding Gamesys and its Subsidiaries) for each of the three most recently completed fiscal years of Borrower ended at least 90 days before the Closing Date, (ii) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of Gamesys and its Subsidiaries for each of the three most recently completed fiscal years of Gamesys ended at least 90 days before the Closing Date, (iii) the unaudited consolidated balance sheets and related statements of operations and cash flows of Borrower and its Subsidiaries (excluding Gamesys and its Subsidiaries) for each fiscal quarter of Borrower ended after December 31, 2020 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days before the Closing Date and (iv) the unaudited consolidated balance sheets and related statements of operations and cash flows of Gamesys and its Subsidiaries for (x) the three-month period ended March 31, 2021 and (y) the six-month period ended June 30, 2021.

(j) Senior Unsecured Notes. (x) The Borrower shall have delivered (or shall have caused its Subsidiaries to deliver) a “transfer notice” under each of (i) the Escrow Agreement, made on August 20, 2021, between Premier Entertainment Sub, LLC and Premier Entertainment Finance Corp., as escrow issuers, Deutsche Bank AG, London Branch, as financial adviser, Deutsche Bank Trust Company Americas, as escrow agent, and U.S. Bank National Association as Trustee and (ii) the Escrow Agreement, made on August 20, 2021, between Premier Entertainment Sub, LLC and Premier Entertainment Finance Corp., as escrow issuers, Deutsche Bank Trust Company Americas, as escrow agent, and U.S. Bank National Association as Trustee, in connection with the Senior Unsecured Notes and (y) the Borrower shall have entered into (or will enter into substantially concurrently with the Closing Date), the First Supplemental Indenture, dated as of the date hereof, among the Borrower, Premier Entertainment Sub, LLC, Premier Entertainment Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee.

(k) Insurance. Administrative Agent shall have received evidence of insurance complying with the requirements of Sections 9.02(a) and (b) and certificates naming Collateral Agent as an additional insured and/or loss payee to the extent required pursuant to such Sections.

(l) Material Consents. All Material Consents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the reasonable judgment of the Lead Arrangers, restrains, prevents or imposes materially adverse conditions upon, the Transactions. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the transactions contemplated by this Agreement.

(m) Repayment of Borrower Indebtedness. Borrower and its Restricted Subsidiaries shall have effected (or will, on the Closing Date, effect) the repayment in full of all obligations and indebtedness of Borrower and its Restricted Subsidiaries in respect of the Existing Credit Agreement (other than with respect to the Existing Letters of Credit) and the Borrower’s outstanding 6.75% senior unsecured notes due 2027, including, without limitation, the termination of all outstanding commitments in effect under the Existing Credit Agreement, on customary terms and conditions and pursuant to documentation reasonably satisfactory to Administrative Agent. All Liens and guarantees in respect of such obligations shall have been terminated or released (or arrangements for such termination or release reasonably satisfactory to Administrative Agent shall have been made), and Administrative Agent shall have received (or will, on the Closing Date, receive) evidence thereof reasonably satisfactory to Administrative Agent and a “pay-off” letter or letters reasonably satisfactory to Administrative Agent with respect to such obligations and such UCC termination statements, mortgage releases and other instruments, in each case in proper form for recording, as Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such obligations (or arrangements for such termination or release reasonably satisfactory to Administrative Agent shall have been made).

(n) Solvency. Administrative Agent shall have received a certificate in the form of Exhibit G hereto from the chief financial officer or other equivalent officer of Borrower with respect to the Solvency of Borrower (on a consolidated basis with its Subsidiaries), immediately after giving effect to the consummation of the Transactions.

(o) Payment of Fees and Expenses. To the extent invoiced at least two (2) Business Days prior to the Closing Date (unless otherwise agreed by Borrower), all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses of Latham & Watkins LLP, and of special gaming and local counsel in any applicable jurisdiction, if any) of Administrative Agent, Lead Arrangers and (in the case of fees only) the Lenders required to be paid by this Agreement or by the Engagement Letter, in each case, payable to Administrative Agent, Lead Arrangers and/or Lenders in respect of the Transactions, shall have been, or shall substantially concurrently with the initial extension of credit hereunder be, paid to the extent due.

(p) Patriot Act. On or prior to the Closing Date, Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by Administrative Agent that Administrative Agent reasonably determines is required by regulatory authorities from the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

(q) Beneficial Ownership Certification. Administrative Agent shall have received, at least two (2) Business Days prior to the Closing Date (or such later date as agreed to by Administrative Agent), a Beneficial Ownership Certification in relation to Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to the extent requested not less than ten (10) Business Days prior to the Closing Date.

(r) Material Adverse Changes. Since December 31, 2020, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect.

(s) Scheme Condition. The Gamesys Scheme Effective Date has occurred.

(t) Repayment of Gamesys Indebtedness. Administrative Agent shall have received copies of the fully executed and effective payoff letter and deed of release, in each case, reasonably satisfactory to Administrative Agent, with respect to the repayment in full of Indebtedness of Gamesys and certain of its Subsidiaries required to be repaid in connection with the Gamesys Acquisition on or about October 4, 2021.

SECTION 7.02. Conditions to All Extensions of Credit. Subject to the limitations set forth in Section 1.07 with respect to any Incremental Commitments (and any Loans funded thereunder) and the applicable Incremental Joinder Agreement, the obligations of the Lenders to make any Loan or otherwise extend any credit to Borrower upon the occasion of each Borrowing or other extension of credit (whether by making a Loan or issuing a Letter of Credit) hereunder (including the initial borrowing) after the Closing Date is subject to the conditions precedent that:

(a) No Default or Event of Default; Representations and Warranties True. Both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof:

(i) no Default or Event of Default shall have occurred and be continuing (provided that this clause (i) shall be subject to Section 1.07 with respect to any Incremental Commitments (and any Loans funded thereunder) and the applicable Incremental Joinder Agreement);

(ii) each of the representations and warranties made by the Credit Parties in Article VIII or by each Credit Party in each of the other Credit Documents to which it is a party shall be true and correct in all material respects on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date) (provided that this clause (ii) shall be subject to Section 1.07 with respect to any Incremental Commitments (and any Loans funded thereunder) and the applicable Incremental Joinder Agreement); and

(iii) the sum of the aggregate amount of the outstanding Revolving Loans, plus the aggregate amount of the outstanding Swingline Loans plus the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments then in effect.

(b) Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing and/or Letter of Credit Request, as applicable, duly completed and complying with Section 4.05. Each Notice of Borrowing or Letter of Credit Request delivered by Borrower hereunder shall constitute a representation and warranty by Borrower that on and as of the date of such notice and on and as of the relevant borrowing date or date of issuance of a Letter of Credit (both immediately before and immediately after giving effect to such borrowing or issuance and the application of the proceeds thereof) that the applicable conditions in Section 7.02 have been satisfied.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents for itself and on behalf of its Restricted Subsidiaries and warrants to Administrative Agent, Collateral Agent and Lenders that, at and as of each Funding Date, in each case immediately before and immediately after giving effect to the transactions to occur on such date:

SECTION 8.01. Corporate Existence; Compliance with Law.

(a) Borrower and each Restricted Subsidiary (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization; (ii)(A) has all requisite corporate or other power and authority, and (B) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing (to the extent applicable) in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (ii)(B) and (iii) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b) Neither Borrower nor any Restricted Subsidiary nor any of its Property is in violation of, nor will the continued operation of Borrower’s or such Restricted Subsidiary’s Property as currently conducted violate, any Requirement of Law (including, without limitation, Gaming/Racing Laws, the Act and any zoning or building ordinance, code or approval or permits or any restrictions of record or agreements affecting the Real Property) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults would reasonably be expected to have a Material Adverse Effect.

(c) Neither Borrower nor any Guarantor is an EEA Financial Institution.

SECTION 8.02. Financial Condition; Etc. Borrower has delivered to Administrative Agent or made publicly available (a) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of Borrower and its Subsidiaries (excluding Gamesys and its Subsidiaries) for each of the three most recently completed fiscal years of Borrower, ended at least 90 days before the Closing Date, (b) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of Gamesys and its Subsidiaries for each of the three most recently completed fiscal years of Gamesys, ended at least 90 days before the Closing Date, (c) the unaudited consolidated balance sheets and related statements of operations and cash flows of Borrower and its Subsidiaries (excluding Gamesys and its Subsidiaries) for each fiscal quarter ending after December 31, 2020 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days prior to the Closing Date and (d) the unaudited consolidated balance sheets and related statements of operations and cash flows of Gamesys and its Subsidiaries for (x) the three-month period ended March 31, 2021 and (y) the six-month period ended June 30, 2021. All of said financial statements, including in each case the related schedules and notes, are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position of Borrower and its Subsidiaries (excluding Gamesys and its Subsidiaries) or Gamesys and its Subsidiaries, as applicable, as of the date of said balance sheets and the results of their operations for the periods covered thereby, subject (in the case of interim statements) to normal period-end audit adjustments and the absence of footnotes.

SECTION 8.03. Litigation. Except as set forth on Schedule 8.03, there is no Proceeding (other than any normal overseeing reviews of any Gaming/Racing Authority) pending against, or to the knowledge of any Responsible Officer of Borrower, threatened in writing against, Borrower or any of the Restricted Subsidiaries or any of their respective Properties before any Governmental Authority or private arbitrator that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) as of the Closing Date only, challenges the validity or enforceability of any of the Credit Documents.

SECTION 8.04. No Breach; No Default.

(a) None of the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (x) any Organizational Document of any Credit Party or (y) any applicable Requirement of Law (including, without limitation, any Gaming/Racing Law) or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party or result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to (i)(y), (i)(z), (ii) or (iii) which would not reasonably be expected to result in a Material Adverse Effect.

(b) After giving effect to the Transactions to be consummated on the Closing Date, none of Borrower or any Restricted Subsidiary is in default in any material respect under any Material Gaming/Racing Agreement or any Gaming/Racing License.

(c) No Default or Event of Default has occurred and is continuing.

SECTION 8.05. Action. Borrower and each Restricted Subsidiary has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under each Credit Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by Borrower and each Restricted Subsidiary of each Credit Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes, and each of the Credit Documents to which it is a party when executed and delivered by such Credit Party will constitute, its legal, valid and binding obligation, enforceable against each Credit Party, as applicable, in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 8.06. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Borrower or any Restricted Subsidiary of the Credit Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions, except for: (i) authorizations, approvals or consents of, and filings or registrations with any Governmental Authority or any securities exchange previously obtained, made, received or issued, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (iii) the filings referred to in Section 8.14, (iv) waiver by the Gaming/Racing Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify and are not banks or licensed lending institutions, (v) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (vi) any required approvals (including prior approvals) of the requisite Gaming/Racing Authorities that any Agent, Lender or participant is required to obtain from, or any required filings with, requisite Gaming/Racing Authorities to exercise their respective rights and remedies under this Agreement and the other Credit Documents (as set forth in Section 13.13).

SECTION 8.07. ERISA, Foreign Employee Benefit Matters and Labor Matters.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 8.07, as of the Closing Date, no ERISA Entity maintains or contributes to any Pension Plan. Each Company is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect). The aggregate liabilities of any ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Plan is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Plan, other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Restricted Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except to the extent that would not reasonably be expected to have a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued, in each case, except to the extent that would not reasonably be expected to have a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or to the knowledge of any Responsible Officer of Borrower, threatened against Borrower or any of its Restricted Subsidiaries with respect to any Foreign Plan that would reasonably be expected to result in a Material Adverse Effect.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes or other labor disputes against Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of Borrower, threatened and (ii) the hours worked by and payments made to employees of Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable loan dealing with such matters.

SECTION 8.08. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) (collectively, the “Tax Returns”) required to be filed with any taxing authority by, or with respect to, Borrower and each of the Restricted Subsidiaries have been timely filed in accordance with all applicable Laws and each Tax Return is accurate and complete; and (ii) Borrower and each of the Restricted Subsidiaries has timely paid all Taxes shown as due and payable on Tax Returns that have been so filed or that are otherwise due and payable (including in its capacity as a withholding agent), other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves (for the avoidance of doubt, taking into account any indemnity with respect to such Taxes provided by a third party to the Borrower or any of its Restricted Subsidiaries) have been provided in accordance with GAAP. Neither Borrower nor any of the Restricted Subsidiaries has received written notice of any proposed or pending Tax assessment, audit or deficiency against Borrower or such Restricted Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Credit Party is party to any tax sharing agreement (other than the Tax Sharing Agreement).

SECTION 8.09. Investment Company Act. Neither Borrower nor any of the Restricted Subsidiaries is an “investment company,” or a company “controlled” by an “investment company” required to be regulated under the Investment Company Act of 1940, as amended.

SECTION 8.10. Environmental Matters. Except as set forth on Schedule 8.10 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each of Borrower and the Restricted Subsidiaries and each of their businesses, operations and Real Property is in compliance with, and each has no liability under any Environmental Law; (ii) each of Borrower and the Restricted Subsidiaries has obtained, maintained and complied with all Permits required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under any Environmental Law, all such Permits are valid and in good standing and, under the currently effective business plans of Borrower and the Restricted Subsidiaries, no expenditures or operational adjustments are currently reasonably expected to be required in order to renew or modify such Permits; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, used for waste disposal by Borrower or any of the Restricted Subsidiaries, or any of their respective predecessors in interest that, in any of these situations, would reasonably be expected to result in liability to Borrower or any of the Restricted Subsidiaries under any Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, threatened, against Borrower or any of the Restricted Subsidiaries, including any Environmental Action relating either to the operations of Borrower or the Restricted Subsidiaries or to real property currently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, used for waste disposal by Borrower or any of the Restricted Subsidiaries; (v) none of Borrower or any of the Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any legally binding order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of Borrower or any of the Restricted Subsidiaries is conducting or financing any Response Action pursuant to any Environmental Law with respect to any location; (vi) no circumstances exist that would reasonably be expected to (a) form the basis of an Environmental Action against Borrower or any of the Restricted Subsidiaries, or any of their Real Property, facilities or assets or (b) cause any such Real Property, facilities or assets to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law and (vii) no Lien has been recorded or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of Borrower or any of the Restricted Subsidiaries.

SECTION 8.11. Use of Proceeds.

(a) Borrower will use the proceeds of:

(i) Term B Facility Loans made on the Closing Date to finance a portion of the Transactions and for general corporate purposes; and

(ii) Revolving Loans (including Incremental Revolving Loans) made on and after the Closing Date and Term Loans (including Incremental Term Loans) made after the Closing Date for working capital, capital expenditures, Permitted Acquisitions (and other Acquisitions not prohibited hereunder), permitted Investments, general corporate purposes and for any other purposes not prohibited by this Agreement.

(b) Neither Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any extension of credit (including any Loans) and no Letters of Credit hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X. The pledge of any Equity Interests by any Credit Party pursuant to the U.S. Security Agreement does not violate such regulations.

SECTION 8.12. Subsidiaries.

(a) Schedule 8.12(a) sets forth a true and complete list of the following: (i) all the Subsidiaries of Borrower as of the Closing Date; (ii) the name and jurisdiction of incorporation or organization of each such Subsidiary as of the Closing Date; and (iii) as to each such Subsidiary, the percentage and number of each class of Equity Interests of such Subsidiary owned by Borrower and its respective Subsidiaries as of the Closing Date.

(b) Schedule 8.12(b) sets forth a true and complete list of all the Immaterial Subsidiaries as of the Closing Date.

(c) Schedule 8.12(c) sets forth a true and complete list of all the Unrestricted Subsidiaries as of the Closing Date.

SECTION 8.13. Ownership of Property; Liens. (a) Borrower and each of the Restricted Subsidiaries has good and valid title to, or a valid (with respect to Real Property and Vessels) leasehold interest in (or subleasehold interest in or other right to occupy), all material assets and Property (including Mortgaged Real Property and Mortgaged Vessels) (tangible and intangible) owned or occupied by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), except for minor defects in title that do not interfere in any material respect with the ability of Borrower or any Restricted Subsidiary to conduct its business as currently conducted or to utilize such assets and Properties for their intended purposes and (b) all such assets and Property are subject to no Liens other than Permitted Liens. All of the assets and Property owned by, leased to or used by Borrower and each of the Restricted Subsidiaries in its respective businesses are in good operating condition and repair in all material respects (ordinary wear and tear and casualty and force majeure excepted) except in each case where the failure of such asset to meet such requirements would not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.14. Security Interest; Etc.

(a) Subject to applicable Gaming/Racing Laws, the Security Documents, once executed and delivered, will create, in favor of Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, a valid and enforceable security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth herein or in the Agreed Security Principles or the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein), and (i) with respect to each Domestic Credit Party, upon (x) filing of financing statements in the offices of the Secretaries of State of such Domestic Credit Party’s jurisdiction of organization or formation or recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes) and (y) the taking of possession or control by Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to Collateral Agent to the extent possession or control by Collateral Agent is required by the U.S. Security Agreement and (ii), with respect to each Foreign Credit Party and each other grantor of any Collateral pursuant to any Foreign Security Document, upon taking of the actions contemplated by the applicable Security Documents, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth herein or in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein) superior to and prior to the rights of all third Persons and subject to no Liens other than Permitted Liens.

(b) Each Ship Mortgage, once executed and delivered by a Domestic Credit Party, will create, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable preferred mortgage upon the applicable Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code, subject to no Liens other than Permitted Liens.

Notwithstanding anything herein (including this Section 8.14) or in any other Credit Document to the contrary, neither Borrower nor any other Credit Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary other than a Foreign Credit Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to this Agreement or any other Credit Document.

SECTION 8.15. Licenses and Permits. Borrower and each of its Restricted Subsidiaries hold all material governmental permits, licenses, franchises, certificates, waivers, authorizations, consents and approvals (including Gaming/Racing Licenses) necessary for Borrower and its Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. None of the Permits has been modified in any way since the Closing Date in a manner that would reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Restricted Subsidiaries has received written notice that any Gaming/Racing Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would reasonably be expected to have a Material Adverse Effect.

SECTION 8.16. Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Credit Party to any Secured Party prior to the Closing Date in connection with this Agreement and the other Credit Documents, but in each case excluding all projections and general industry or economic data, when taken as a whole and giving effect to all supplements and updates, do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. The pro forma financial information furnished pursuant to Section 7.01(i)(v) was prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Credit Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections.

SECTION 8.17. Solvency. As of the Closing Date, immediately prior to and immediately following the consummation of the Transactions occurring on the Closing Date, Borrower (on a consolidated basis with its Restricted Subsidiaries) is and will be Solvent (after giving effect to Section 6.07).

SECTION 8.18. Senior Obligations. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Priority Lien Debt,” or “Senior Secured Financing” (or any comparable term) under, and as defined in, and entitled to the subordination and/or intercreditor, as applicable, provisions of any Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt and Ratio Debt that is purported to be subordinated to the Obligations.

SECTION 8.19. Intellectual Property. Borrower and each of its Restricted Subsidiaries owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes (collectively, “Intellectual Property”) (including, as of the Closing Date, all Intellectual Property listed in Schedules 8(a), 8(b) and 8(c) to the Initial Perfection Certificate) that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect and, as of the Closing Date, all registrations listed in Schedules 8(a), 8(b) and 8(c) to the Initial Perfection Certificate are valid and in full force and effect, except where the invalidity of such registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that Borrower or any of its Restricted Subsidiaries infringes or conflicts with the asserted rights of any other Person under any material Intellectual Property, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that any such material Intellectual Property owned or licensed by Borrower or any of its Restricted Subsidiaries or which Borrower or any of its Restricted Subsidiaries otherwise has the right to use is invalid or unenforceable, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.20. Gaming/Racing Agreements. As of the Closing Date, a true, correct and complete copy (including any amendments, modifications, supplements or waivers) of each of the Material Gaming/Racing Agreements has been furnished to Administrative Agent and all such Contractual Obligations are in full force and effect. Except as would not reasonably be expected to have a Material Adverse Effect, (i) no Credit Party or any of their Restricted Subsidiaries are in default under any Material Gaming/Racing Agreement, and (ii) to Borrower’s knowledge, no other party to any such Contractual Obligation is in default thereunder.

SECTION 8.21. [Reserved].

SECTION 8.22. Insurance. Borrower and each of its Restricted Subsidiaries are insured by insurers of recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks (other than wind and flood damage) and in such amounts as are prudent and customary in the businesses in which it is engaged, except to the extent that such insurance is not available on commercially reasonable terms. Borrower and each of its Restricted Subsidiaries maintain all insurance required by Flood Insurance Laws (but shall not, for the avoidance of doubt, be required to obtain insurance with respect to wind and flood damage unless and to the extent required by such Flood Insurance Laws).

SECTION 8.23. Real Estate.

(a) Schedule 8.23(a) sets forth a true, complete and correct list of all Material Real Property owned and all Material Real Property leased by Borrower or any of its Restricted Subsidiaries as of the Closing Date, including a brief description thereof, including, in the case of leases, the street address (to the extent available) and landlord name. Borrower has delivered to Collateral Agent true, complete and correct copies of all such leases.

(b) Except as set forth on Schedule 8.23(b), as of the Closing Date, to the best of knowledge of any Responsible Officer of Borrower no Taking has been commenced or is contemplated with respect to all or any portion of the Material Real Property or for the relocation of roadways providing access to such Material Real Property that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

SECTION 8.24. Leases.

(a) [Reserved].

(b) Borrower and its Restricted Subsidiaries have paid all payments required to be made by it under all leases of Material Real Property where any of the Collateral is or may be located from time to time (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or such Restricted Subsidiary, as the case may be, and any amounts that are due but not yet delinquent), except where failure to make such payments would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date and thereafter, each of the leases of Material Real Property is in full force and effect and will be or is, as applicable, the legal, valid, binding and enforceable against the Credit Party party thereto, in accordance with its terms, in each case, except as such enforceability may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) None of the leases of Material Real Property have been amended, modified or assigned in any manner that would reasonably be expected to result in a Material Adverse Effect. Borrower has not received written notice of any existing breach, default, event of default or, to the best of knowledge of any Responsible Officer of Borrower, event that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by any Credit Party to any of the leases of Material Real Property that would reasonably be expected to have a Material Adverse Effect.

SECTION 8.25. Mortgaged Real Property. Except as set forth on Schedule 8.25(a) or as would not reasonably be expected to have a Material Adverse Effect, with respect to each Mortgaged Real Property, as of the Closing Date (a) there has been issued a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Real Property to the extent required by applicable Requirements of Law and there is no outstanding citation, notice of violation or similar notice indicating that the Mortgaged Real Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness and (b) except as set forth on Schedule 8.25(b), there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property and no Responsible Officer of Borrower has actual knowledge of any state of facts existing which could give rise to any such claim other than those that would not reasonably be expected to have a Material Adverse Effect; provided, however, that with respect to any Mortgaged Real Property in which Borrower or a Restricted Subsidiary has a leasehold estate, the foregoing certifications shall be to Borrower’s knowledge only.

SECTION 8.26. Material Adverse Effect. Since December 31, 2020, there shall not have occurred any event or circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 8.27. Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and, to the knowledge of Borrower or its Subsidiaries, their respective officers, directors and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower or its Subsidiaries being designated as a Sanctioned Person. None of (a) Borrower, any Subsidiary or, to the knowledge of Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE IX.

AFFIRMATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with Administrative Agent, Collateral Agent and Lenders that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary until the Obligations have been Paid in Full):

SECTION 9.01. Existence; Business Properties.

(a) Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (in the case of Borrower, in the United States), except in a transaction permitted by Section 10.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, approvals, patents, copyrights, trademarks and trade names (including Gaming/Racing Licenses) material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all Gaming/Racing Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and at all times maintain and preserve all of its property and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and force majeure excepted) except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 9.01(b) shall prevent (i) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving any Company or any other transaction in accordance with Section 10.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, Permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Company reasonably determines are not useful or necessary to its business.

(c) Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 9.02. Insurance.

(a) Borrower and its Restricted Subsidiaries shall maintain with financially sound and reputable insurers (determined at the time such insurance is obtained) not Affiliates of Borrower insurance on its Property in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar business and operating similar properties in localities where Borrower or the applicable Restricted Subsidiary operates; and furnish to Administrative Agent, promptly upon written request (but not more than one time in any fiscal year unless an Event of Default has occurred and is continuing or upon the expiration or replacement (other than any expiration or replacement in connection with annual renewals) of any individual policy), information as to the insurance carried; provided that Borrower and its Restricted Subsidiaries shall not be required to maintain insurance with respect to wind and flood damage on any property for any insurance coverage period unless, and to the extent, such insurance is required by an applicable Requirement of Law. Subject to Section 9.15, Collateral Agent shall be named as an additional insured on all third-party liability insurance policies of the Domestic Credit Parties (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions), and Collateral Agent shall be named as mortgagee/loss payee on all property insurance policies of each such Domestic Credit Party.

(b) Each Domestic Credit Party shall deliver to Administrative Agent on behalf of the Secured Parties, (i) on or prior to the Closing Date, a certificate dated on or prior (but close) to the Closing Date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of any notice from any insurer of cancellation of a material policy or material change in coverage from that existing on the Closing Date, a copy of such notice (or, if no copy is available, notice thereof), and (iii) promptly after such information has been received in written form by Borrower or any of its Restricted Subsidiaries, information as to any claim for an amount in excess of $25.0 million with respect to any property and casualty insurance policy maintained by Borrower or any of its Restricted Subsidiaries.

(c) If any portion of any Mortgaged Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, of any similar or equivalent Law, requirement, policy or practice applicable to any Foreign Credit Party, then Borrower shall, or shall cause the applicable Credit Party to, on and after the date that such Mortgaged Real Property is required to be subject to Mortgage, (i) to the extent required pursuant to the Flood Insurance Laws or any Requirement of Law applicable to any Foreign Credit Party, maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Insurance Laws or any Requirement of Law applicable to any Foreign Credit Party and (ii) deliver to Administrative Agent evidence of such compliance in form and substance reasonably acceptable to Administrative Agent.

(d) In the event that the proceeds of any insurance claim are paid after Collateral Agent has exercised its right to foreclose after an Event of Default has occurred and is continuing, such proceeds shall be paid to Collateral Agent to satisfy any deficiency remaining after such foreclosure. Collateral Agent shall retain its interest in the policies required to be maintained pursuant to this Section 9.02 during any redemption period.

SECTION 9.03. Taxes; Performance of Obligations.

Borrower and each of its Restricted Subsidiaries shall timely file all material Tax Returns required to be filed by it and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (including in its capacity as a withholding agent), before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower and each of its Subsidiaries shall have set aside on its books adequate reserves (for the avoidance of doubt, taking into account any indemnity with respect to such Tax, assessment, charge, levy or claim provided by a third party to the Borrower or any of its Restricted Subsidiaries) have been provided in accordance with GAAP.

SECTION 9.04. Financial Statements, Etc. Borrower shall deliver to Administrative Agent for distribution by Administrative Agent to the Lenders (unless a Lender expressly declines in writing to accept):

(a) Quarterly Financials. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of Borrower beginning with the first fiscal quarter ended after the Closing Date (other than the last fiscal quarter in any fiscal year), (x) a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (y) management’s discussion and analysis of the important operational and financial developments of Borrower and the Subsidiaries during such fiscal quarter;

(b) Annual Financials. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower beginning with the first fiscal year ended after the Closing Date, (x) consolidated balance sheets of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and, in the case of each such consolidated financial statements, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, other than resulting from (I) an upcoming maturity date within twelve (12) months under any Indebtedness, or (II) any prospective or actual default of any financial covenant or event of default under Section 10.08(a) or any other financial covenant with respect to the credit facilities hereunder or any other Indebtedness, and (y) management’s discussion and analysis of the important operational and financial developments of Borrower and the Subsidiaries during such fiscal year;

(c) Auditor’s Certificates; Compliance Certificate. (i) Concurrently with the delivery of the financial statements referred to in Section 9.04(b), a certificate (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines or to the extent not available on commercially reasonable terms as determined in consultation with Administrative Agent) of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default relating to the Financial Maintenance Covenant, if applicable, except as specified in such certificate; and (ii) at the time it furnishes each set of financial statements pursuant to Section 9.04(a) or Section 9.04(b), a certificate of a Responsible Officer of Borrower in the form of Exhibit U hereto (I) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Companies have taken and propose to take with respect thereto) and (II) setting forth in reasonable detail the computations necessary to determine whether Borrower and its Restricted Subsidiaries are in compliance with Section 10.08(a) as of the end of the respective fiscal quarter or fiscal year, if applicable, and, if such Compliance Certificate demonstrates an Event of Default under Section 10.08(a), Borrower may deliver, together with such Compliance Certificate, notice of its intent to cure such Event of Default pursuant to Section 11.03;

(d) Notice of Default. Promptly after any Responsible Officer of any Company knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto;

(e) Environmental Matters. Written notice of any Environmental Action, Release of Hazardous Material, condition, circumstance, occurrence or event arising under Environmental Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) Annual Budgets. As soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Borrower and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), which shall be accompanied by a certificate of a Responsible Officer stating that such projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such projections are incorrect or misleading in any material respect;

(g) Auditors’ Reports. Promptly upon receipt thereof, copies of all annual, interim or special reports issued to Borrower or any Restricted Subsidiary by independent certified public accountants in connection with each annual, interim or special audit of Borrower’s or such Restricted Subsidiary’s books made by such accountants, including any management letter commenting on Borrower’s or such Restricted Subsidiary’s internal controls issued by such accountants to management in connection with their annual audit; provided, however, that such reports shall only be made available to Administrative Agent and to those Lenders who request such reports through Administrative Agent;

(h) Lien Matters; Casualty and Damage to Collateral.

(i) Promptly upon Borrower obtaining knowledge thereof, prompt written notice of (i)  the incurrence of any Lien (other than a Permitted Lien) on the Collateral or any part thereof, (ii) any Casualty Event or other insured damage to any material portion of the Collateral or (iii)  the occurrence of any other event that in Borrower’s judgment is reasonably likely to materially adversely affect the aggregate value of the Collateral; and

(ii) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(b), a certificate of a Responsible Officer of Borrower setting forth the information required pursuant to Schedules 1(a), 1(b), 2, 3(a), 3(b), 4, 5, 6, 7, 8(a), 8(b), 8(c), 9, 10, and 11 to the Perfection Certificate or confirming that there has been no change in such information since the date of the Initial Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 9.04(h)(ii);

(i) Notice of Material Adverse Effect. Written notice of the occurrence of any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(j) ERISA Information. Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(k) Litigation. Promptly after Borrower’s knowledge thereof, notice of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against Borrower or any of its Restricted Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect;

(l) Gaming/Racing Regulatory Matters. Promptly, and in any event within five Business Days after (i) receipt by any officer of Borrower or any Restricted Subsidiary of any written notice or communication of any Gaming/Racing Authority that could reasonably be interpreted (as determined by Borrower in its good faith judgment) to cast doubt on whether a required Gaming/Racing License may be obtained when required or, with respect to issued Gaming/Racing Licenses, that states that such Gaming/Racing Authority is considering revoking or modifying such Gaming/Racing License (in whole or in part) in any respect materially adverse to the Lenders or (ii) a Responsible Officer of Borrower having obtained knowledge that any party to any Material Gaming/Racing Agreement (other than Borrower or any of its Subsidiaries) is in default thereunder in a manner that could reasonably be expected to result in a Material Adverse Effect, written notice thereof.

(m) Beneficial Ownership Certification. If prior to delivery of any financial statements pursuant to Section 9.04(b) Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, concurrently with delivery of such financial statements Borrower shall deliver a Beneficial Ownership Certification or notice of any change in the information provided in the Beneficial Ownership Certification most recently provided pursuant to this Section 9.04(m) that would result in a change to the list of beneficial owners identified therein.

(n) Patriot Act. Promptly following Administrative Agent’s or any Lender’s request therefor, all documentation and other information that Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(o) Miscellaneous. Promptly, such financial information, reports, documents and other information with respect to Borrower or any of its Restricted Subsidiaries as Administrative Agent or the Required Lenders may from time to time reasonably request; provided that, notwithstanding the foregoing, nothing in this Section 9.04 shall require delivery of financial information, reports, documents or other information which constitutes attorney work product or is subject to confidentiality agreements or to the extent disclosure thereof would reasonably be expected to result in loss of attorney client privilege with respect thereto.

Notwithstanding the foregoing, the obligations in Section 9.04(a) and 9.04(b) may be satisfied with respect to financial information of Borrower and the Subsidiaries by furnishing Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that in the case of Section 9.04(b), such Form 10-K is furnished together with an auditor’s report and opinion satisfying the requirements of Section 9.04(b).

Concurrently with the delivery of Section 9.04 Financials, in the event that, in the aggregate, the Unrestricted Subsidiaries account for greater than 10.0% of the Consolidated EBITDA of Borrower and its Subsidiaries on a consolidated basis with respect to the Test Period ended on the last day of the period covered by such financial statements, Borrower shall provide revenues, net income, Consolidated EBITDA (including the component parts thereof), Consolidated Net Indebtedness, Consolidated First Lien Net Indebtedness and cash and Cash Equivalents on hand of (x) Borrower and its Restricted Subsidiaries, on the one hand, and (y) the Unrestricted Subsidiaries, on the other hand (with Consolidated EBITDA to be determined for such Unrestricted Subsidiaries as if references in the definition of Consolidated EBITDA were deemed to be references to the Unrestricted Subsidiaries).

Reports and documents required to be delivered pursuant to Section 9.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such reports and/or documents, or provides a link thereto on Borrower’s website on the Internet at the website address specified below Borrower’s name on the signature hereof or such other website address as provided in accordance with Section 13.02; or (ii) on which such reports and/or documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website (including the website of the SEC) or whether sponsored by Administrative Agent); provided that: Borrower shall provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such reports and/or documents and Administrative Agent shall post such reports and/or documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such reports and/or documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide the compliance certificate required by Section 9.04(c)(ii) to Administrative Agent in the form of an original paper copy or a .pdf or facsimile copy of the original paper copy.

Borrower hereby acknowledges that (a) Administrative Agent will make available to the Lenders and the L/C Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the L/C Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided however, that to the extent such Borrower Materials constitute information of the type subject to Section 13.10, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 9.05. Maintaining Records; Access to Properties and Inspections. Borrower and its Restricted Subsidiaries shall keep proper books of record and account in which entries true and correct in all material respects and in material conformity with GAAP and all material Requirements of Law are made. Borrower and its Restricted Subsidiaries will, subject to applicable Gaming/Racing Laws, permit any representatives designated by Administrative Agent or any Lender to visit and inspect the financial records and the property of Borrower or such Restricted Subsidiary at reasonable times, upon reasonable notice and as often as reasonably requested, and permit any representatives designated by Administrative Agent or any Lender to discuss the affairs, finances and condition of such Restricted Subsidiaries with the officers thereof and independent accountants therefor (provided Borrower has the opportunity to participate in such meetings); provided that, in the absence of a continuing Default or Event of Default, only one such inspection by such representatives (on behalf of Administrative Agent and/or any Lender) shall be permitted in any fiscal year (and such inspection shall be at Administrative Agent and/or such Lenders’ expense, as applicable). Notwithstanding anything to the contrary in this Agreement, no Company will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Administrative Agent (or its designated representative) or any Lender is then prohibited by law or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 9.06. Use of Proceeds. Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 8.11. Borrower will not request any Borrowing or Letter of Credit, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, any Letter of Credit or the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, the United Kingdom or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 9.07. Compliance with Environmental Law.

(a) Borrower and its Restricted Subsidiaries shall (i) comply with Environmental Law, and will keep or cause all Real Property to be kept free of any Liens imposed under Environmental Law; (ii) make an appropriate response to any Environmental Action involving or affecting Borrower and its Restricted Subsidiaries; and (iii) in the event of any Hazardous Material at, on, under or emanating from any Real Property which could result in liability under or a violation of any Environmental Law, undertake, and/or cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, any action required pursuant to Environmental Law to mitigate and eliminate such condition, except in the case of each of the foregoing clauses (i) through (iii) where the failure to take such action could not reasonably be expected to have a Material Adverse Effect, provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP;

(b) At the written request of Administrative Agent, in its reasonable discretion, Borrower and its Restricted Subsidiaries shall provide, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at Administrative Agent’s request) concerning any Real Property now or hereafter owned, leased or operated by Borrower or any of its Restricted Subsidiaries, conducted by an environmental consulting firm proposed by such Credit Party and approved by Administrative Agent in its reasonable discretion indicating the presence or absence of Hazardous Material on, at under or emanating from such Real Property or noncompliance with Environmental Law and the potential cost of any required action in connection therewith; provided, however, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) Administrative Agent has a reasonable belief that circumstances exist that present an imminent risk to human health or the environment or has reasonably determined that circumstances may exist that could be expected to form the basis of a material Environmental Action against Borrower or any Restricted Subsidiary or any Real Property of Borrower or any of its Restricted Subsidiaries; if Borrower or any of its Restricted Subsidiaries fails to provide the same within sixty (60) days after such request was made (or in such longer period as may be approved by Administrative Agent, in its reasonable discretion), Administrative Agent may but is under no obligation to conduct the same, and Borrower or its Restricted Subsidiary shall grant and hereby grants to Administrative Agent and its agents, advisors and consultants access at reasonable times, and upon reasonable notice to Borrower, to such Real Property, subject to the rights of tenants, to undertake such an assessment, all at Borrower’s cost and expense. Administrative Agent will take commercially reasonable efforts to obtain from the firm conducting any such assessment usual and customary agreements to secure liability insurance and to treat its work as confidential and shall promptly provide Borrower with all documents relating to such assessment.

SECTION 9.08. Pledge or Mortgage of Real Property and Vessels.

(a) Subject to compliance with applicable Gaming/Racing Laws, if, after the Closing Date any Credit Party shall acquire any Property (other than (1) any Real Property, any Vessel or Replacement Vessel (other than leasehold interests in any Vessel or Replacement Vessel), (2) any Property that is subject to a Lien permitted under Section 10.02(i) or Section 10.02(k) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Property and to the extent such prohibition is not superseded by the applicable provisions of the UCC or other applicable Law or (3) Excluded Property), including, without limitation, pursuant to any Permitted Acquisition, or as to which Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, such Credit Party shall (subject to the Agreed Security Principles and any applicable provisions set forth in the Security Documents with respect to limitations on grant of security interests in certain types of assets or Collateral and limitations or exclusions from the requirement to perfect Liens on such assets or Collateral) promptly (i) execute and deliver to Collateral Agent such amendments to the Security Documents, or such new or additional Security Documents or such other documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent, for the benefit of the Secured Parties, security interests in such Property and (ii) take all actions necessary or advisable to grant to Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws)), subject to no Liens other than Permitted Liens, in each case, to the extent such actions are required by the Security Documents; provided, that notwithstanding the foregoing, (x) the Credit Parties shall not be required to take such actions with respect to any leasehold interest in any Vessel or Replacement Vessel entered into after the date hereof which leasehold interest has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) of less than $20.0 million and (y) the Credit Parties shall not be required to take such actions with respect to any leasehold interest in any Vessel or Replacement Vessel entered into after the Closing Date that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) in excess of $20.0 million if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the lessor under such lease has not consented to the granting of a Lien to secure the Obligations, except that such actions shall be required with respect to any such leasehold interest in any Vessel or Replacement Vessel that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) in excess of $20.0 million if such leasehold interest (i) is obtained pursuant to a sale and leaseback transaction by a Credit Party involving a Vessel or Replacement Vessel that constituted Collateral immediately prior to such sale and leaseback transaction or (ii) is obtained pursuant to an “opco/propco” transaction with a real estate investment trust or similar owner or investor in real property.

(b) If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee or leasehold interest in Real Property that is either (1) located in the United States or (2) located outside of the United States but owned or leased by Gamesys or one of its Restricted Subsidiaries, in each case, which Real Property (or, in the case of a leasehold, such leasehold interest or estate) has a fair market value in excess of $20.0 million or (y) develops a Gaming/Racing Facility or any property or assets ancillary to, or to be used in connection with, a Gaming/Racing Facility or other improvements thereon on any fee or leasehold interest in Real Property that is either (1) located in the United States or (2) located outside of the United States but owned or leased by Gamesys or one of its Restricted Subsidiaries, in each case, which Real Property (including the reasonably anticipated fair market value of the Gaming/Racing Facility or property or assets ancillary thereto, or to be used in connection therewith and developed thereon or other improvements to be developed thereon) has a fair market value in excess of $20.0 million, determined on an as-developed basis, in each case, with respect to which a Mortgage was not previously entered into in favor of Collateral Agent (in each case, other than to the extent such Real Property is subject to a Lien permitted under Section 10.02(i) or 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Real Property), such Credit Party shall promptly notify Collateral Agent and, if requested by the Required Lenders or Collateral Agent, within sixty (60) days of such request (in each case, or such longer period that is reasonably acceptable to Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new Mortgage on such additional Real Property and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a valid, perfected, mortgage Lien, subject only to Permitted Liens, including the following:

(1) A Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, in form for recording in the recording office of the jurisdiction where such Mortgaged Real Property is situated, together with such other documentation as shall be required to create a valid mortgage Lien under applicable law, which Mortgage and other documentation shall be reasonably satisfactory to Collateral Agent and shall be effective to create in favor of Collateral Agent for the benefit of the Secured Parties a valid, perfected, Mortgage Lien on such Mortgaged Real Property subject to no Liens other than Permitted Liens; and

(2) with respect to each Mortgage and each Mortgaged Real Property, (x) to the extent reasonably requested by the Required Lenders or Collateral Agent, for further delivery to each Lender, each of the items set forth in Section 9.15(a)(i)(F) at least seven (7) Business Days prior to the date of delivery of such Mortgage and, (y) in each case to the extent reasonably requested by the Required Lenders or Collateral Agent, each of the items set forth in Sections 9.15(a)(i)(B) through 9.15(a)(i)(E);

provided, that notwithstanding the foregoing, the Credit Parties shall not be required to grant a Mortgage on any leasehold interest in any Real Property entered into after the date hereof that would otherwise be required to be subject to a leasehold mortgage pursuant to clause (b) of this Section 9.08 if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the landlord under such lease has not consented to the granting of a Mortgage, except that leasehold Mortgages shall be required on any such leasehold interest in Real Property that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or property or assets ancillary thereto, or to be used in connection therewith and developed thereon or other improvements to be developed thereon) in excess of $20.0 million if such leasehold interest (i) is obtained pursuant to a sale and leaseback transaction by a Credit Party involving Real Property that constituted Collateral immediately prior to such sale and leaseback transaction or (ii) is obtained pursuant to an “opco/propco” transaction with a real estate investment trust or similar owner or investor in real property; provided further, that, notwithstanding the foregoing, the delivery of the items required under this Section 9.08(b) shall not be required prior to the date that is in the case of Real Property owned or leased by a Credit Party on the Closing Date, ninety (90) days after the Closing Date (or such later date as agreed by Administrative Agent).

(c) If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee interest in any Vessel or a Replacement Vessel with a fair market value in excess of $20.0 million (other than Excluded Property) or (y) develops a Gaming/Racing Facility or any property or assets ancillary to, or to be used in connection with, a Gaming/Racing Facility, or other improvements thereon, with a fair market value in excess of $20.0 million (other than Excluded Property), determined on an as-developed basis, on any such Vessel or a Replacement Vessel, in each case, with respect to which a Ship Mortgage or other similar instrument was not previously entered into in favor of Collateral Agent (other than to the extent such Vessel or Replacement Vessel is subject to a Lien permitted under Section 10.02(i) or 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Vessel or Replacement Vessel), such Credit Party shall promptly notify Collateral Agent and, if requested by the Required Lenders or Collateral Agent, within sixty (60) days of such request (or such longer period that is reasonably acceptable to Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Ship Mortgage or other similar instrument, if applicable, or to create a new Ship Mortgage or other similar instrument on such Vessel or Replacement Vessel and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a legal, valid and enforceable first preferred ship mortgage under Chapter 313 of Title 46 of the United States Code (if applicable thereto) or other applicable Law subject only to Permitted Liens, including the following:

(1) a Ship Mortgage or other similar instrument reasonably satisfactory to Collateral Agent, granting in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage on each such Vessel or Replacement Vessel under Chapter 313 of Title 46 of the United States Code or other applicable Law subject only to Permitted Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such Vessel or Replacement Vessel; and

(2) with respect to each Ship Mortgage or other similar instrument and each such Vessel or Replacement Vessel, in each case to the extent reasonably requested by the Required Lenders or Collateral Agent, certificates of insurance as required by each Ship Mortgage or other similar instrument, if applicable, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage or other similar instrument;

provided, that notwithstanding the foregoing, the delivery of the items required under this Section 9.08(c) shall not be required prior to the date that is in the case of Vessels or Replacement Vessels owned by a Credit Party on the Closing Date, ninety (90) days after the Closing Date (or such later date as agreed by Administrative Agent).

(d) Notwithstanding anything contained in Sections 9.08(a), (b) and (c) to the contrary, in each case, it is understood and agreed that no Lien(s), Mortgage(s) and/or Ship Mortgage(s) in favor of Collateral Agent on any after acquired Property of the applicable Credit Party shall be required to be granted or delivered at such time as provided in such Sections (as applicable) as a result of such Lien(s), Mortgage(s) and/or Ship Mortgage(s) being prohibited by the applicable Gaming/Racing Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals.

(e) With respect to Lien(s), Mortgage(s) and/or Ship Mortgage(s) relating to any Property acquired (or leased) by any Credit Party after the Closing Date or any Property of any Additional Credit Party or with respect to any Guarantee of any Additional Credit Party, in each case that were not granted or delivered pursuant to Section 9.08(d) or to the second paragraph in Section 9.11, as the case may be, at such time as Borrower reasonably believes such prohibition no longer exists, Borrower shall (and with respect to any items requiring approval from Gaming/Racing Authorities, Borrower shall use commercially reasonable efforts to seek the approval from the applicable Gaming/Racing Authorities for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee and, if such approval is so obtained), comply with Sections 9.08(a), 9.08(b) and/or 9.08(c) or with Section 9.11, as the case may be.

(f) Notwithstanding anything to the contrary in this Agreement, any Security Document or any other Credit Document, (A) Administrative Agent may grant extensions of time or waivers of requirements for the grant or perfection of security interests in or the obtaining of insurance (including title insurance) and surveys with respect to particular assets (including extensions beyond the Closing Date for the grant or perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents, (B) Liens required to be granted from time to time pursuant to this Agreement and the other Credit Documents, or any other requirements of, this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between Administrative Agent and Borrower, (C) the requirements of this Section 9.08 with respect to Foreign Credit Parties shall be subject to the Agreed Security Principles, and (D) Administrative Agent and Borrower may make such modifications to the Agreed Security Principles and the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to Administrative Agent), as are reasonable or necessary in connection with any project or transactions otherwise permitted hereunder or the addition of guarantees or Collateral of any Foreign Credit Party required by this Agreement and the other Credit Documents.

SECTION 9.09. Security Interests; Further Assurances.

(a) Each Credit Party shall, promptly, upon the reasonable request of Collateral Agent, and so long as such request (or compliance with such request) does not violate any Gaming/Racing Law or, if necessary, is approved by the applicable Gaming/Racing Authority (which Borrower hereby agrees to use commercially reasonable efforts to obtain), at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Collateral Agent reasonably necessary or desirable to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral covered or purported to be covered thereby (subject to any applicable provisions set forth herein and in the Security Documents with respect to limitations on grant of security interests in certain types of Collateral and limitations or exclusions from the requirement to perfect Liens on such Collateral and any applicable Requirements of Law including, without limitation, any Gaming/Racing Laws) subject to no Liens other than Permitted Liens; provided that, notwithstanding anything to the contrary herein or in any other Credit Document, in no event shall any Company be required to enter into control agreements with respect to its deposit accounts, securities accounts or commodity accounts. In the case of the exercise by Collateral Agent or the Lenders or any other Secured Party of any power, right, privilege or remedy pursuant to any Credit Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, Borrower and each of its Restricted Subsidiaries shall use commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that Collateral Agent or the Lenders may be so required to obtain. If Collateral Agent reasonably determines that it is required by applicable Requirement of Law to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA. Notwithstanding the foregoing, the requirements of this Section 9.09 with respect to Foreign Credit Parties shall be subject to the Agreed Security Principles.

(b) The Borrower shall cause the Equity Interests issued by each Credit Party which are owned by another Credit Party to be pledged in favor of the Collateral Agent pursuant to a Security Document in form and substance reasonably satisfactory to the Collateral Agent and governed by the laws of the jurisdiction of organization of the Credit Party that has issued such Equity Interests (except to the extent such Equity Interests would otherwise constitute Excluded Property (as defined in the U.S. Security Agreement) or “Excluded Assets” or any similar defined term in any Credit Document or would be excluded from the requirement to grant a security interest thereon pursuant to Section 11(g) of the Agreed Security Principles, in each case, because the pledge or assignment thereof, or grant of a security interest therein, would constitute a violation of any applicable Requirements of Law (including any Gaming/Racing Laws) or require the consent of any Governmental Authority (including any Gaming/Racing Authority) which has not been obtained); provided that, at the election of the Collateral Agent, the Equity Interests issued by any Credit Party organized in Canada or any province thereof which are owned by a Domestic Credit Party may be pledged pursuant to the U.S. Security Agreement.

SECTION 9.10. Gaming/Racing Agreements.

(c) Borrower shall, or shall cause another Credit Party or Restricted Subsidiary to, provide to Administrative Agent (i) notice of its intention to execute and deliver any renewal, amendment, modification, replacement or supplement of or to any Material Gaming/Racing Agreement, in each case, that would materially adversely affect the interests of the Lenders, at least five days prior to entering into any such renewal, amendment, modification, replacement or supplement (or such later time as agreed to by Administrative Agent) (enclosing in such notice a copy of the then current drafts of all documentation related to such Material Gaming/Racing Agreement renewal, amendment, modification, replacement or supplement), (ii) copies of any other renewal, amendment, modification, replacement or supplement to any Material Gaming/Racing Agreement promptly after execution thereof and (iii) upon and after such notice, such information regarding such renewal, amendment, modification, replacement or supplement to any Material Gaming/Racing Agreement as Administrative Agent shall reasonably request.

(d) Borrower and each Restricted Subsidiary shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under each Material Gaming/Racing Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (ii) promptly notify Administrative Agent in writing of the giving of any notice of any default or termination by any party under any Material Gaming/Racing Agreement of which it is aware and (iii) use commercially reasonable efforts to exercise their rights and remedies under each Material Gaming/Racing Agreement in order to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the other party under each Material Gaming/Racing Agreement, except in the case of each of clauses (i) and (iii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 9.11. Additional Credit Parties.

(a) Upon (i) any Credit Party creating or acquiring any Subsidiary that is a Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date, (ii) any Restricted Subsidiary of a Credit Party ceasing to be an Excluded Subsidiary or (iii) any Revocation that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary (other than any Excluded Subsidiary) of a Credit Party (such Restricted Subsidiary referenced in clause (i), (ii) or (iii) above, an “Additional Credit Party”), such Credit Party shall, assuming and to the extent that it does not violate any Gaming/Racing Law or assuming and to the extent it obtains the approval of the Gaming/Racing Authority to the extent such approval is required by applicable Gaming/Racing Laws (which Borrower hereby agrees to use commercially reasonable efforts to obtain), (A) cause each such Restricted Subsidiary to promptly (but in any event within 45 days (or 95 days, in the event of any Discharge of any Indebtedness in connection with the acquisition of any such Subsidiary) after the later of such event described in clause (i), (ii) or (iii) above or receipt of such approval (or such longer period of time as Administrative Agent may agree to in its sole discretion), execute and deliver all such agreements, guarantees, documents and certificates (including Joinder Agreements or the Foreign Guaranty, as applicable, any amendments to the Credit Documents and a Perfection Certificate (solely in the case of Domestic Subsidiaries)) as Administrative Agent may reasonably request in order to have such Restricted Subsidiary become a Guarantor and (B) promptly (I) execute and deliver to Collateral Agent such amendments to or additional Security Documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Restricted Subsidiary which are owned by any Credit Party (other than Excluded Property), (II) deliver to Collateral Agent the certificates (if any) representing such Equity Interests together with in the case of such Equity Interests, undated stock powers endorsed in blank, (III) cause such new Restricted Subsidiary to take such actions necessary or advisable (including executing and delivering a Joinder Agreement (solely in the case of Domestic Subsidiaries) or new or additional Security Documents) to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the collateral described in (subject to any requirements set forth herein and in the Security Documents with respect to limitations on grant of security interests in certain types of assets or Collateral and limitations or exclusions from the requirement to perfect Liens on such Collateral and excluding acts with respect to perfection of security interests and Liens not required under, or excluded from the requirements under, this Agreement and the Security Documents) the Security Documents and all other Property of such Restricted Subsidiary (other than Excluded Property) in accordance with the provisions of Section 9.08 hereof with respect to such new Restricted Subsidiary, or by Law or as may be reasonably requested by Collateral Agent, and (IV) deliver to Collateral Agent all legal opinions reasonably requested by Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date with respect to such Guarantor; provided, however, that Borrower shall use its commercially reasonable efforts to obtain such approvals for any Mortgage(s), Ship Mortgage(s) and Lien(s) (including pledge of the Equity Interests of such Subsidiary) to be granted by such Restricted Subsidiary and for the Guarantee of such Restricted Subsidiary as soon as reasonably practicable; and provided further, any Mortgages or Ship Mortgages required to be delivered pursuant to this Section 9.11 shall be delivered within sixty (60) days (or such later date as Administrative Agent may agree to in its sole discretion) after the later of acquisition thereof or receipt of applicable approvals. All of the foregoing actions shall be at the sole cost and expense of the Credit Parties and, in the case of Foreign Credit Parties, shall be subject to the Agreed Security Principles.

(b) Without limiting clause (a) above, Borrower shall ensure that, subject to and on terms consistent with the Credit Documents and the Agreed Security Principles, the Guarantor Coverage Test is satisfied (i) on the date that is 120 days after the Closing Date (or such later date as agreed by Administrative Agent), by reference to the most recent audited financial statements delivered pursuant to Section 9.04(b) or, if none have been delivered prior to such date, such other financial statements for the most recently completed Test Period prior to such test date for which the Borrower has sufficient available information to be able to determine the Guarantor Coverage Test; and (ii) thereafter, on the date on which the annual financial statements (the “Annual Financial Statements”) are required to be delivered pursuant to Section 9.04(b) to Administrative Agent in respect of each fiscal year ending after the date on which the Guarantor Coverage Test is required to be satisfied in accordance with clause (i) above, by reference to such Annual Financial Statements.

(c) If, in accordance with the provisions of clause (b)(ii) above, the Guarantor Coverage Test is not satisfied on any test date referred to in clause (b)(ii) above, Borrower shall cause, as soon reasonably practicable, and in any event, within 120 days of such test date (or such later date as agreed by Administrative Agent), such other Restricted Subsidiaries (as Borrower may elect in its sole discretion) that are organized in Specified Jurisdictions (as defined in the Agreed Security Principles) (or, with the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), such other jurisdictions) to, subject to and on terms consistent with the Credit Documents and the Agreed Security Principles, become Guarantors to ensure that the Guarantor Coverage Test is satisfied (calculated as if such Guarantors had been Guarantors at such test date). If Borrower has satisfied its obligations under the preceding sentence within such 120 days of such test date (or such later date as agreed by Administrative Agent), no Default, Event of Default or other breach of the Credit Documents shall arise in respect thereof).

(d) Notwithstanding the foregoing in this Section 9.11 to the contrary, it is understood and agreed that no Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee of the applicable Additional Credit Party shall be required to be granted or delivered at such time as provided in the paragraph above in this Section 9.11 as a result of such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee being prohibited by the applicable Gaming/Racing Authorities, any other applicable Governmental Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee.

SECTION 9.12. Limitation on Designations of Unrestricted Subsidiaries.

(a) Borrower may, on or after the Closing Date, designate any Subsidiary of Borrower (other than any Subsidiary that owns, leases or operates any portion (other than de minimis assets) of a Core Property) as an “Unrestricted Subsidiary” under this Agreement (a “Designation”), only if (other than in the case of any newly formed Subsidiary of an Unrestricted Subsidiary, which shall be automatically be deemed an Unrestricted Subsidiary):

(i) no Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation;

(ii) Borrower would be permitted under this Agreement to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the fair market value of the assets of such Subsidiary (net of any liabilities of such Subsidiary that will not constitute liabilities of any Credit Party or Restricted Subsidiary after such Designation) owned by Borrower and/or any of the Restricted Subsidiaries on such date;

(iii) after giving effect to such Designation, Borrower shall be in compliance with the Financial Maintenance Covenant (regardless of whether then applicable) on a Pro Forma Basis as of the most recent Calculation Date; and

(iv) such Subsidiary shall also have been designated as an “Unrestricted Subsidiary” under the Senior Unsecured Notes.

Upon any such Designation after the Closing Date, Borrower and its Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the Designation Amount.

(b) Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(i) all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement; and

(ii) prior to the Specified Consent Date, any designation of such Subsidiary as an “Unrestricted Subsidiary” shall have been revoked under the Senior Unsecured Notes.

(c) All Designations and Revocations occurring after the Closing Date must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of Section 9.12(a) (in the case of any such Designations) and of Section 9.12(b) (in the case of any such Revocations).

(d) If Borrower designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 9.12, the Obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect and all Liens granted by such Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests and debt obligations of such Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent. At Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). Any such foregoing actions taken by Administrative Agent and/or Collateral Agent shall be at the sole cost and expense of Borrower.

Notwithstanding anything to the contrary set forth in this Agreement, at any time after the Revocation of the Unrestricted Subsidiary designation of Bally’s Chicago OpCo, Borrower shall not designate Bally’s Chicago OpCo as an Unrestricted Subsidiary.

SECTION 9.13. Limitation on Designation of Immaterial Subsidiaries.

(a) At Borrower’s election, Borrower may at any time, designate a Restricted Subsidiary as an Immaterial Subsidiary, but only to the extent that such designation is consistent with the definition of “Immaterial Subsidiary”. Upon any Immaterial Subsidiary’s (whether designated as such on the Closing Date or thereafter pursuant to the preceding sentence) ceasing to satisfy any of the requirements set forth in the definition of such term, Borrower shall notify Administrative Agent thereof and shall take the actions required pursuant to Section 9.11 (or 9.12, if such Subsidiary, upon ceasing to be an Immaterial Subsidiary, shall be designated as an Unrestricted Subsidiary in accordance with Section 9.12) and the applicable Subsidiary shall cease to be an Immaterial Subsidiary.

(b) Any designation of a Subsidiary as an Immaterial Subsidiary, or revocation of any such designation, must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer executing such certificate certifying compliance with the foregoing provisions of Section 9.13(a).

(c) If Borrower designates a Guarantor as an Immaterial Subsidiary in accordance with this Section 9.13, the Obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect and all Liens granted by such Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests and debt obligations of such Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent. At Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). Any such foregoing actions taken by Administrative Agent and/or Collateral Agent shall be at the sole cost and expense of Borrower.

SECTION 9.14. Ratings. Borrower shall use commercially reasonable efforts to obtain and maintain at all times on and after the Closing Date (i) a public corporate family rating of Borrower and a rating of the Term B Facility Loans, in each case from Moody’s, and (ii) a public corporate credit rating of Borrower and a rating of the Term B Facility Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by Borrower of customary rating agency fees, cooperation with information and data requests by Moody’s and S&P in connection with their ratings process and the participation by senior management of Borrower in a ratings presentation to Moody’s and S&P).

SECTION 9.15. Post-Closing Matters. Borrower will cause to be delivered or performed, as applicable, each of the following:

(a) Mortgage Matters. On or before the date that is ninety (90) days after the Closing Date (or such later date as is permitted by Administrative Agent in its sole discretion):

(i) Mortgaged Real Property. Administrative Agent shall have received with respect to each Mortgaged Real Property identified on Schedule 1.01(C): (A) a Mortgage reasonably satisfactory to Administrative Agent and in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, which Mortgage shall, when recorded, be effective to create in favor of Collateral Agent on behalf of the Secured Parties a valid, enforceable and perfected first priority Lien (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws)) on such Mortgaged Real Property subordinate to no Liens other than Permitted Liens, (B) with respect to each Mortgage, legal opinions, each of which shall be addressed to Administrative Agent, Collateral Agent and the Lenders, dated the effective date of such Mortgage and covering such matters as Administrative Agent shall reasonably request, including, but not limited to, the enforceability of such Mortgage and the due authorization, execution and delivery of such Mortgage, in a manner customary for transactions of this type and otherwise in form and substance reasonably satisfactory to Administrative Agent, (C) with respect to each Mortgage, a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first priority Lien on the Mortgaged Real Property described therein, free of any other Liens except Permitted Liens, in amounts and in form and substance reasonably acceptable to Administrative Agent, together with such endorsements, coinsurance and reinsurance as Administrative Agent may reasonably request, (D) such surveys (including existing surveys together with affidavits of no-change) sufficient for the title company to remove all standard survey exceptions from the mortgage title policy relating to such Mortgaged Real Property and issue the survey-related endorsements otherwise in form and substance reasonably satisfactory to Administrative Agent, (E) with respect to each Mortgage and/or each Mortgaged Real Property, such fixture filings, insurance certificates, consents, estoppels, memoranda of lease, Governmental Real Property Disclosure Requirements, certificates, affidavits, instruments, returns and other documents as shall be deemed reasonably necessary by Administrative Agent, in each case, in form and substance reasonably acceptable to Administrative Agent and (F) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Mortgaged Real Property, and if such Mortgaged Real Property is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and the applicable Credit Party relating thereto together with evidence of insurance as required pursuant to Section 9.02(c), in each case under this clause (F), in form and substance reasonably satisfactory to each Revolving Lender.

(b) Additional Post-Closing Deliverables. Each of the documents and other agreements set forth on Schedule 9.15 shall be delivered or performed, as applicable, within the respective time frames specified therein (or, in each case, such later date as is permitted by Administrative Agent in its sole discretion).

ARTICLE X.

NEGATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with Administrative Agent, Collateral Agent and Lenders (or in the case of Section 10.08, with the Revolving Lenders) that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary until the Obligations have been Paid in Full):

SECTION 10.01. Indebtedness. Borrower and its Restricted Subsidiaries will not incur any Indebtedness, except:

(a) (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, and (ii) Indebtedness incurred under the Ares Credit Facility (and Permitted Refinancing thereof);

(b) Indebtedness outstanding ~~on the Closing Date~~as of February 11, 2026 and listed on Schedule 10.01, and any Permitted Refinancings thereof;

(c) Indebtedness (i) under any Swap Contracts (including, without limitation, any Interest Rate Protection Agreements); provided that such Swap Contracts are entered into for bona fide hedging activities and not for speculative purposes and (ii) subject to the consent of the Administrative Agent (acting at the direction of the Required Lenders), under any Specified Swap Contracts;

(d) intercompany Indebtedness of Borrower and the Restricted Subsidiaries to Borrower or other Restricted Subsidiaries to the extent permitted pursuant to Section 10.04;

(e) Indebtedness representing deferred compensation to employees of Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(f) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds, completion guarantees and letters of credit provided by Borrower or any of its Restricted Subsidiaries in the ordinary course of its business (including to support Borrower’s or any of its Restricted Subsidiaries’ applications for Gaming/Racing Licenses or for the purposes referenced in this clause (f));

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(h) Indebtedness (other than Indebtedness referred to in Section 10.01(b)) in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate principal amount not to exceed at any time outstanding, the greater of $~~235.0~~16.3 million and ~~37.5~~10.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended and, without duplication, Permitted Refinancings thereof;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) guarantees by Borrower or Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by Borrower or any Restricted Subsidiary under this Section 10.01, provided that, if any such guarantee is incurred by a Credit Party in respect of Indebtedness incurred by a Non-Credit Party, such guarantee shall only be permitted if constituting an Investment that is permitted under Section 10.04;

(k) Indebtedness of a Person that becomes a Subsidiary of Borrower or any of its Restricted Subsidiaries after the date hereof in connection with a Permitted Acquisition or other Acquisition permitted hereunder; provided, however, that such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof, and Permitted Refinancings thereof;

(l) Indebtedness that has been Discharged;

(m) Escrowed Indebtedness;

(n) unsecured Indebtedness of the kind described in clause (d) of the definition of “Indebtedness” so long as, in the case of any such Indebtedness other than earn-out obligations, at the time of incurrence thereof, subject to Section 1.07, (i) no Event of Default shall have occurred and be continuing after giving effect thereto and (ii) ~~Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Maintenance Covenant (regardless of whether then applicable)~~immediately after giving effect thereto, the Consolidated First Lien Net Leverage Ratio will not exceed 5.00 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date;

(o) Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt and Permitted Refinancings of any of the foregoing;

(p) Indebtedness of Joint Ventures in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not, at any time outstanding, exceed the greater of $~~94.0~~16.3 million and ~~15~~10.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended, and, without duplication, any Permitted Refinancings thereof;

(q) Indebtedness of Borrower or any Restricted Subsidiary in an aggregate principal amount outstanding at any time not to exceed the greater of $~~235.0~~32.6 million and ~~37.5~~20.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (provided~~,~~  that Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(q) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof) and, without duplication, Permitted Refinancings thereof;

(r) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(s) (i) Investments under Section 10.04(k), 10.04(l) and 10.04(m), in each case, consisting of guarantees, and (ii) from and after the Specified Consent Date, Investments consisting of the Twin River Lincoln Collection Guaranty;

(t) (A) Indebtedness of Borrower or any Restricted Subsidiaries in respect of one or more series of senior unsecured notes or loans, senior secured first lien notes or loans, senior secured junior lien notes or loans or subordinated notes or loans that may be secured by the Collateral on a pari passu or junior basis with the Obligations, as applicable, that are issued or made pursuant to an indenture, a loan agreement or a note purchase agreement or otherwise (other than pursuant to this Agreement) (any such Indebtedness, “Ratio Debt”); provided that, in each case, subject to Section 1.07, (i) the aggregate principal amount of Ratio Debt issued or incurred pursuant to this Section 10.01(t) on such date shall not exceed the Ratio Debt Amount as of such date; (ii) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Ratio Debt; (iii) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the requirements of this clause (iii)) and, in the case of Ratio Debt that is secured by the Collateral on a pari passu basis with the Obligations, except for amortization payments in an amount per annum not to exceed 1.00% of the original aggregate principal amount of such Ratio Debt, if such Ratio Debt is (x) secured on a pari passu basis with the Obligations, such Ratio Debt shall have a maturity date and Weighted Average Life to Maturity (without giving effect to prepayments that reduce scheduled amortization) no shorter than any then-existing Tranche of Term Loans or (y) secured on a second lien (or other junior lien) basis or is unsecured, such Ratio Debt shall satisfy the definition of Permitted Junior Debt Conditions (other than clause (iv) thereof); (iv) if such Ratio Debt is secured (x) on pari passu basis with the Obligations, the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement or (y) on a second lien (or other junior lien) basis to the Obligations, the holders of such Indebtedness (or their representative) shall be party to the Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with Administrative Agent; (v) any Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(t)(A) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof; and may only be guaranteed by any Credit Party to the extent such guarantee constitutes an Investment that is permitted under Section 10.04; and (vi) except as set forth in clauses (i) – (v) of this paragraph (t), the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of any Ratio Debt shall be (as determined by Borrower in good faith) substantially identical to the terms of the Revolving Commitments or the Term B Facility Loans, as applicable, as existing on the date of incurrence of such Ratio Debt except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any Ratio Debt, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any such Indebtedness that is unsecured, are customary for issuances of “high yield” securities (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any such Ratio Debt, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to Borrower (as determined by Borrower in good faith), when taken as a whole, than the terms of the Term B Facility Loans or the Revolving Facility, as the case may be (except for covenants or other provisions applicable only to periods after the Final Maturity Date applicable to the Term B Facility Loans or the Revolving Facility, as applicable) (it being understood that any Ratio Debt may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis (only in respect of Ratio Debt that ranks pari passu with the Obligations) or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Ratio Debt with the proceeds of permitted refinancing Indebtedness)), or (y) are (1) added to the Term B Facility Loans or Revolving Facility, as applicable, or (2) applicable only after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness) (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Ratio Debt, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Class); and (~~vii) if such Ratio Debt is secured on pari passu basis with the Obligations and is in the form of term loan debt, then if the All-In Yield applicable to such Ratio Debt is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Facility Loans, plus 50 basis points per annum, then the interest rate with respect to the Term B Facility Loans shall be increased so as to cause the then applicable All-In Yield under this Agreement on the Term B Facility Loans to equal the All-In Yield then applicable to such Ratio Debt, minus 50 basis points; provided, however, that any increase in All-In Yield due to such Ratio Debt having a higher “Adjusted Term SOFR floor” or “Alternate Base Rate floor” shall, as the election of Borrower, be reflected solely as an increase to the applicable Adjusted Term SOFR floor or Alternate Base Rate floor, as applicable, for the Term B Facility; and (~~B) any Permitted Refinancing in respect thereof that satisfies clause (A)(iv) and (A)(vi) above;

(u) ~~Indebtedness constituting (or the proceeds of which constitute) Development Expenses in an aggregate principal amount not to exceed $200.0 million at any time outstanding so long as no Event of Default shall have occurred and be continuing immediately after giving effect thereto and, without duplication, Permitted Refinancings thereof;~~[reserved];

(v) Indebtedness of Restricted Subsidiaries that are Non-Credit Parties in an aggregate amount not to exceed the greater of $~~110.0~~16.3 million and ~~17.5~~10.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such time, so long as such Indebtedness is not guaranteed by any Credit Party (provided, that Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(v) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof) and, without duplication, Permitted Refinancings thereof;

(w) Indebtedness consisting of promissory notes issued by Borrower to present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) to finance the purchase or redemption of Equity Interests of Borrower permitted by Section 10.06(f); provided that (i) such Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to Administrative Agent (it being understood that, subject to the dollar limitation described below, such subordination provisions shall permit the payment of interest and principal in cash if no Event of Default has occurred and is continuing) and (ii) the aggregate amount of all cash payments (whether principal or interest) made by Borrower in respect of such notes, when combined with the aggregate amount of Restricted Payments made pursuant to Section 10.06(f), shall not exceed in any fiscal year of Borrower the greater of $~~31.0~~8.2 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (with unused amounts in any fiscal year being carried over to succeeding fiscal years);

(x) Indebtedness incurred by Borrower or the Restricted Subsidiaries in (i) a Permitted Acquisition, (ii) any other Investment expressly permitted hereunder or (iii) any Asset Sale, in the case of each of the foregoing clauses (i), (ii) and (iii), constituting customary indemnification obligations or customary obligations in respect of purchase price or other similar adjustments;

(y) Indebtedness in an amount equal to 100% of the Net Available Proceeds of any issuance or sale of Equity Interests or capital contribution (other than in connection with any Permitted Equity Issuances pursuant to Section 11.03) received by Borrower to the extent not otherwise utilized in this Article X;

(z) the Senior Unsecured Notes and Permitted Refinancings thereof;

(aa) ~~intercompany Indebtedness incurred in connection with any Permitted Reorganization Transactions~~[reserved];

(bb) (i) guarantees by Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) and Gaming/Racing Leases or of other obligations that do not constitute Indebtedness for borrowed money, in each case entered into by Borrower or any Subsidiary in the ordinary course of business and (ii) Permitted Non-Recourse Guarantees; and

(cc) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (bb) above.

For purposes of determining compliance with this Section 10.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 10.01 and the calculation of the Incremental Loan Amount and Ratio Debt Amount, if the use of proceeds from any incurrence, issuance or assumption of Indebtedness is to fund the refinancing of any Indebtedness, then such refinancing shall be deemed to have occurred substantially simultaneously with such incurrence, issuance or assumption so long as (1) such refinancing occurs on the same Business Day as such incurrence, issuance or assumption, (2) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same Business Day as such incurrence, issuance or assumption (and such proceeds are ultimately used in the consummation of such offer or otherwise used to refinance Indebtedness), (3) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption, discharge or defeasance on the same Business Day as such incurrence, issuance or assumption or (4) the proceeds thereof are otherwise set aside to fund such refinancing pursuant to procedures reasonably agreed with Administrative Agent. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

~~For purposes of determining compliance with this Section 10.01, if and for so long as the Interactive Unrestricted Subsidiaries are Unrestricted Subsidiaries of Borrower, an incurrence of any Indebtedness by an Interactive Unrestricted Subsidiary shall be deemed to be an incurrence of Indebtedness by one of Borrower’s Restricted Subsidiaries that is a Non-Credit Party.~~

SECTION 10.02. Liens. Neither Borrower nor any Restricted Subsidiary shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for Taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings and for which (i) adequate reserves have been established in accordance with GAAP or (ii) an indemnity with respect to such Taxes, assessments or governmental charges or levies has been provided by a third party to ~~the~~ Borrower or any of its Restricted Subsidiaries;

(b) Liens in respect of property of Borrower or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ liens, maritime liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue for a period of sixty (60) days or (ii) for amounts that are overdue for a period in excess of sixty (60) days that are being contested in good faith by appropriate proceedings (inclusive of amounts that remain unpaid as a result of bona fide disputes with contractors, including where the amount unpaid is greater than the amount in dispute), so long as adequate reserves have been established in accordance with GAAP;

(c) Liens ~~securing Indebtedness incurred pursuant to Section 10.01(b) and~~ listed on Schedule 10.02; provided, however, that (i) such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than (x) any such Property subject thereto ~~on the Closing Date~~as of February 11, 2026, (y) after-acquired property that is affixed or incorporated into Property covered by such Lien and (z) proceeds and products thereof, and (ii) the amount of Indebtedness secured by such Liens does not increase, except as contemplated by Section 10.01(b);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, sub-division maps, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole; provided that upon request by Borrower, Administrative Agent shall, in its reasonable discretion, direct Collateral Agent on behalf of the Secured Parties to subordinate its Mortgage on any related Real Property to such easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions, sub-division maps, leases, reciprocal easement agreements and other similar charges or encumbrances in such form as is reasonably satisfactory to Administrative Agent and Borrower;

(e) Liens arising out of judgments or awards not resulting in an Event of Default;

(f) Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, rental obligations (limited, in the case of rental obligations, to security deposits and deposits to secure obligations for taxes, insurance, maintenance and similar obligations), utility services, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (iv) Liens on deposits made to secure Borrower’s or any of its Subsidiaries’ Gaming/Racing License applications or to secure the performance of surety or other bonds issued in connection therewith; provided, however, that to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents or, in the case of clause (iii), proceeds of insurance policies;

(g) Leases with respect to the assets or properties of any Credit Party or its respective Subsidiaries, in each case entered into in the ordinary course of such Credit Party’s or Subsidiary’s business so long as each of the Leases entered into after the date hereof with respect to Real Property constituting Collateral are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Credit Parties and their respective Subsidiaries, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the Properties of the Credit Parties and their respective Subsidiaries, taken as a whole; provided that upon the request of Borrower, Collateral Agent shall enter into a customary subordination and non-disturbance and attornment agreement in connection with any such Lease;

(h) Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or such Restricted Subsidiary in the ordinary course of business and (ii) that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Credit Party in the ordinary course of business, but in the case of this clause (ii) not to exceed $1.0 million in the aggregate at any one time;

(i) Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations (and refinancings or renewals thereof), in each case, incurred pursuant to Section 10.01(h); provided, however, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired, constructed, improved or leased at the time of the incurrence of such Indebtedness (plus, in the case of refinancings, any Increased Amounts) and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations (or in the case of refinancings which were previously financed pursuant to such Purchase Money Obligations or Capital Lease Obligations) (and directly related assets, including proceeds and replacements thereof) and do not encumber any other Property of Borrower or any Restricted Subsidiary (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation, whether drawn at one time or from time to time and individual financings provided by one lender may be cross-collateralized to other financings provided by such lender);

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on assets of a Person existing at the time such Person is acquired or merged or amalgamated with or into or consolidated with Borrower or any Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien;

(l) in addition to Liens otherwise permitted by this Section 10.02, other Liens incurred with respect to any Indebtedness or other obligations of Borrower or any of its Subsidiaries; provided, however, that the aggregate principal amount of such Indebtedness secured by such Liens at any time outstanding shall not exceed the greater of $~~204.0~~32.6 million and ~~32.5~~20.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended;

(m) licenses or sublicenses of Intellectual Property granted by Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(n) (i) Liens pursuant to the Credit Documents, including, without limitation, Liens related to Cash Collateralizations~~;~~, (ii) Liens securing the Ares Credit Facility (and Permitted Refinancings thereof), in each case, permitted under Section 10.01(a)(ii) and subject to the Pari Passu Intercreditor Agreement or any Second Lien Intercreditor Agreement, as and to the extent applicable, and (iii) Liens securing Credit Swap Contracts and Secured Cash Management Agreements, in each case, ranking pari passu or junior to the Lien securing the Obligations and subject to the Pari Passu Intercreditor Agreement or any Second Lien Intercreditor Agreement, as and to the extent applicable;

(o) Permitted Vessel Liens;

(p) Liens arising under or imposed by applicable Gaming/Racing Laws and/or Gaming/Racing Authorities; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;

(q) (i) Liens pursuant to any Gaming/Racing Leases or any other leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property, any gaming assets and/or other property of the lessee under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord; provided that, without limiting the provisions of Section 9.08, Borrower shall cause the Obligations to be secured by a junior Lien on any such personal property pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent, (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease and (iii) in the case of any Real Property that constitutes a leasehold interest, any mortgages, Liens, security interest, restrictions, encumbrances or any other matters of record to which the fee simple interest (or any superior leasehold interest) is subject (and with respect to which none of the Credit Parties shall have any obligation whatsoever);

(r) ~~Liens to secure Indebtedness incurred pursuant to Section 10.01(v); provided that such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than any Non-Credit Party and any Equity Interests in any Non-Credit Party;~~[reserved];

(s) Prior Mortgage Liens with respect to the applicable Mortgaged Real Property so long as such Liens do not secure Indebtedness;

(t) Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease Indebtedness that was permitted to so be repaid and on any cash and Cash Equivalents held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof;

(u) Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business;

(v) Liens on the Collateral securing (i) Permitted First Priority Refinancing Debt and subject to the Pari Passu Intercreditor Agreement and (ii) Permitted Second Priority Refinancing Debt and subject to the Second Lien Intercreditor Agreement (as “Second Priority Liens”);

(w) Liens securing Ratio Debt~~,~~ (other than such Ratio Debt described in clause (d)(iii) of the definition of “Ratio Debt Amount”), and Permitted Refinancings thereof, in each case, permitted under Section 10.01(t) and subject to the Pari Passu Intercreditor Agreement or the Second Lien Intercreditor Agreement (in the case of Liens intended to be subordinated to the Liens securing the Obligations, as “Second Priority Liens”), as and to the extent applicable;

(x) Liens solely on any cash earnest money deposits or escrows made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or Investment (including any other Acquisition) not prohibited by this Agreement;

(y) in the case of any non-Wholly Owned Subsidiary or Joint Venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(z) Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(aa) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of Borrower and its Subsidiaries taken as a whole;

(bb) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

(cc) Liens created by the applicable Transfer Agreement;

(dd) Liens ~~arising pursuant to Indebtedness incurred pursuant to Section 10.01(u); provided that such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than the Property financed by the Indebtedness incurred pursuant to Section 10.01(u) and proceeds and products thereof;~~securing Development Expenses;

(ee) Liens to secure Indebtedness incurred pursuant to Section 10.01(p); provided that such Liens do not encumber any Property other than the Property of any Joint Venture and the Equity Interests in the applicable Joint Venture;

(ff) Liens on Property of any Restricted Subsidiary that is not a Credit Party and in the Equity Interests of any applicable Non-Credit Party which Liens secure Indebtedness of Non-Credit Parties permitted under Section 10.01 or Permitted Non-Recourse Guarantees;

(gg) rights of first refusal under the Hard Rock Licensing Agreement (as in effect on the date hereof); ~~and~~

(hh) subject to the consent of the Administrative Agent (acting at the direction of the Required Lenders), Liens on any Property held by the Borrower or any Restricted Subsidiary pursuant to a Specified Swap Contract; and

(ii) ~~(hh)~~ without duplication, Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 10.02; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) any unpaid accrued interest and premium (including tender premiums) thereon and an amount necessary to pay associated underwriting discounts, defeasance costs, fees, commissions and expenses related to such refinancing, refunding, extension, renewal or replacement, and (z) Indebtedness secured by Liens ranking junior to the Liens securing the Obligations may not be refinanced pursuant to this clause (~~hh~~ii) with Liens ranking pari passu to the Liens securing the Obligations.

In connection with the granting of Liens of the types described in clauses (c), (d), (g), (i), (k), (l), (m), (n)(ii), (n)(iii), (o), (p), (q), (~~r), (~~s), (t), (v), (w), (aa), (bb), (dd), (ee), (ff) ~~and~~, (gg), (hh) and (ii) of this Section 10.02 by Borrower ~~of~~or any of its Restricted Subsidiaries, Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by entering into or amending appropriate lien subordination, non-disturbance, attornment or intercreditor agreements).

In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

SECTION 10.03. [Reserved].

SECTION 10.04. Investments, Loans and Advances. Neither Borrower nor any Restricted Subsidiary will, directly or indirectly, make any Investment, except for the following:

(a) Investments and commitments to make Investments outstanding ~~on the Closing Date~~as of February 11, 2026 and identified on Schedule 10.04 and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Capital Stock);

(b) Investments in cash and Cash Equivalents;

(c) Borrower and its Restricted Subsidiaries may enter into Swap Contracts and Specified Swap Contracts to the extent permitted by Section 10.01(c);

(d) Investments (i) by Borrower in any Restricted Subsidiary, (ii) by any Restricted Subsidiary in Borrower and (iii) by a Restricted Subsidiary in another Restricted Subsidiary (provided that Investments pursuant to clauses (i) and (iii) by Credit Parties in Non-Credit Parties after February 11, 2026 shall not exceed (x) $~~100.0~~36.2 million in the aggregate outstanding at any time plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment); provided that, in each case, any intercompany loan (it being understood and agreed that intercompany receivables or advances made in the ordinary course of business do not constitute loans) in excess of $10.0 million individually shall be evidenced by a promissory note and, to the extent that the payee, holder or lender of such intercompany loan is a Credit Party, such promissory note shall be pledged (and delivered) by such Credit Party to Collateral Agent on behalf of the Secured Parties;

(e) Borrower and its Restricted Subsidiaries may sell or transfer assets to the extent permitted by Section 10.05;

(f) Investments in securities of trade creditors or customers or suppliers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or suppliers or in settlement of delinquent or overdue accounts in the ordinary course of business or Investments acquired by Borrower as a result of a foreclosure or security enforcement by Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(g) Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale (or transfer or disposition not constituting an Asset Sale) made in compliance with Section 10.05;

(h) Investments consisting of (i) moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors, managers and employees in the ordinary course of business, (ii) loans or advances to officers, directors, managers and employees in connection with such Persons’ purchase of Equity Interests of Borrower (provided that the amount of such loans and advances described in this clause (h)(ii) shall be contributed to Borrower in cash as common equity) and (iii) other loans or advances to officers, directors, managers and employees for any other purpose not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under the foregoing clauses (ii) and (iii) shall not exceed $35.0 million in the aggregate at any time outstanding;

(i) Permitted Acquisitions;

(j) extensions of trade credit (including to gaming customers) and prepayments of expenses in the ordinary course of business;

(k) in addition to Investments otherwise permitted by this Section 10.04, other Investments by Borrower or any of its Restricted Subsidiaries after February 11, 2026 in an amount not to exceed the sum of, subject to Section 1.07, (i) the greater of $~~313.0~~32.6 million and ~~50~~20% of Consolidated EBITDA at the time of determination for the Test Period most recently ended during the term of this Agreement plus (ii) the Initial Restricted Payment Base Amount as of such date plus (iii) the Specified 10.04(k) Investment Returns received on or prior to such date plus (iv) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(l) in addition to Investments otherwise permitted by this Section 10.04, Investments by Borrower or any of its Restricted Subsidiaries after February 11, 2026; provided that, subject to Section 1.07, (i) the amount of such Investments to be made pursuant to this Section 10.04(l) do not exceed the Available Amount determined at the time such Investment is made, (ii) immediately before and after giving effect thereto, no Event of Default has occurred and is continuing and (iii) except for Investments made in reliance on clauses (e), (f) or (g)(i) of the definition of “Available Amount”, immediately after giving effect thereto Borrower shall be in compliance on a Pro Forma Basis with the Financial Maintenance ~~Covenant~~Covenants (regardless of whether then applicable) as of the most recent Calculation Date;

(m) additional Investments so long as, at the time such Investment is made and after giving effect thereto, subject to Section 1.07, (x) no Event of Default has occurred and is continuing, (y) the Consolidated Total Secured Net Leverage Ratio is less than or equal to ~~4.90~~2.50 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date and (z) immediately after giving effect to such ~~Investment~~Investments, Borrower shall be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (regardless of whether then applicable) as of the most recent Calculation Date;

(n) payments with respect to any Qualified Contingent Obligations, so long as, at the time such Qualified Contingent Obligation was incurred or, if earlier, the agreement to incur such Qualified Contingent Obligations was entered into, such Investment was permitted under this Agreement;

(o) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged, amalgamated or consolidated with or into Borrower or a Restricted Subsidiary, in each case in accordance with the terms of this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence (or were committed) on the date of such acquisition, merger, amalgamation or consolidation;

(p) Investments in the nature of pledges or deposits (i) with respect to leases or utilities provided to third parties in the ordinary course of business or (ii) under Sections 10.02(f), (j), (t) ~~or~~, (x) or (hh);

(q) advances of payroll payments to employees of Borrower and the Restricted Subsidiaries in the ordinary course of business;

(r) the occurrence of a Reverse Trigger Event under any applicable Transfer Agreement;

(s) Investments in Joint Ventures or other non-Wholly Owned Subsidiaries of Borrower or any of its Restricted Subsidiaries taken together with all other Investments made after February 11, 2026 pursuant to this clause (s) that are at that time outstanding not to exceed the sum of (i) the greater of $~~110.0~~16.3 million and ~~17.5~~10.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(t) Investments in Unrestricted Subsidiaries taken together with all other Investments made after February 11, 2026 pursuant to this clause (t) that are at that time outstanding not to exceed the sum of (i) the greater of $~~94.0~~16.3 million and ~~15~~10.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(u) Guarantees by Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) and Gaming/Racing Leases or of other obligations that do not constitute Indebtedness, in each case entered into by Borrower or any Restricted Subsidiary in the ordinary course of business;

(v) Investments to the extent that payment for such Investments is made with Equity Interests in Borrower (other than Disqualified Capital Stock);

(w) any Investment (i) deemed to exist as a result of a Person distributing a note or other intercompany debt or other Property to a parent of such Person (to the extent there is no cash consideration or services rendered for such distribution) and (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of Borrower and its Subsidiaries;

(x) Investments in Joint Ventures established to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within, in close proximity to or otherwise for the benefit of any Property of Borrower and its Restricted Subsidiaries (as reasonably determined by Borrower) (provided that Investments made after February 11, 2026 pursuant to this clause (x) shall not exceed the sum of (i) the greater of $~~110.0~~28.5 million and 17.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) in the aggregate outstanding at any time, plus (ii) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment);

(y) Restricted Payments permitted by Section 10.06 and Junior Prepayments permitted by Section 10.09;

(z) Investments in connection with the Transactions;

(aa) Investments consisting of the Gamesys Acquisition;

(bb) Investments consisting of purchases and acquisitions of inventory, supplies, materials, equipment, contract rights or licenses of intellectual property, in each case in this Section 10.04(bb) in the ordinary course of business;

(cc) Investments required by a Gaming/Racing Authority or made in lieu of payment of a tax or in consideration of a reduction in tax; and

(dd) Permitted Non-Recourse Guarantees and the granting of Liens on the Equity Interests of Non-Credit Parties and Joint Ventures to secure Indebtedness and other obligations of Non-Credit Parties and Joint Ventures and Permitted Non-Recourse Guarantees~~;~~ .

~~(ee) Investments constituting a Permitted Reorganization Transaction; and~~

~~(ff) from and after the Specified Consent Date, the Twin River Lincoln Collection Guaranty.~~

Any Investment in any person other than a Credit Party that is otherwise permitted by this Section 10.04 may be made through intermediate Investments in Restricted Subsidiaries that are not Credit Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything to the contrary set forth in this Agreement, in no event shall (i) any Credit Party be permitted to make any Investment of Material Property in any Non-Credit Party, (ii) Borrower or any Restricted Subsidiary make any Investment of Material Property in any Unrestricted Subsidiary; provided that, for purposes of this paragraph, the term “Investment” shall not include any Non-Credit Party developing or acquiring (other than from Borrower or any Restricted Subsidiary) Intellectual Property for use in the business of such Non-Credit Party; provided, further¸ that the foregoing shall not prohibit any Non-Credit Party from owning any Material Property for a moment in time as part of a step plan for a transaction otherwise permitted under the Credit Documents, or (iii) Borrower or any Restricted Subsidiary make any Investment in any Unrestricted Subsidiary unless such Investment is made pursuant to Section 10.04(l) (provided that such Investments in Unrestricted Subsidiaries made in reliance on Section 10.04(l) may not exceed $125,000,000 at any one time outstanding) or Section 10.04(t); provided that, notwithstanding anything to the contrary herein, the limitations set forth in this clause (iii) shall not apply to, and shall not limit, the ability for the Borrower and its Subsidiaries to consummate Project Marathon so long as the Borrower and its Subsidiaries receive gross cash proceeds of at least EUR 1,500,000,000 from the consummation thereof and, for the avoidance of doubt, this clause (iii) shall not apply to the consummation of Project Marathon so long as the Borrower and its Subsidiaries receive gross cash proceeds of at least EUR 1,500,000,000 from the consummation thereof.

SECTION 10.05. Mergers, Consolidations and Sales of Assets. Neither Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation (other than solely to change the jurisdiction of organization or type of organization (to the extent in compliance with the applicable provisions of the applicable Security Documents)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any substantial part of its business, property or assets, except for:

(a) expenditures to make Capital Expenditures, Expansion Capital Expenditures and expenditures of Development Expenses by Borrower and the Restricted Subsidiaries;

(b) sales or dispositions of used, worn out, obsolete or surplus Property or Property no longer used or useful in the business of Borrower by Borrower and the Restricted Subsidiaries in the ordinary course of business and the abandonment or other sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole; and the termination or assignment of Contractual Obligations to the extent such termination or assignment does not have a Material Adverse Effect; and sales or transfers of inventory in the ordinary course of business;

(c) Asset Sales by Borrower or any Restricted Subsidiary ~~(prior to the Specified Consent Date, other than any Asset Sales of (1) any interest (other than de minimis assets and other assets that are not material and do not consist of owned or leased Real Property of the Twin River Casino, Gaming/Racing Licenses that are necessary for the ownership, lease or operation of the Twin River Casino or any other asset integral or material to, or necessary for, the operation of the Twin River Casino) in any fee or leasehold interest in, or the operations of, Twin River Casino or (2) the Equity Interests in any Person that directly or indirectly owns any of the Property referred to in the foregoing clause (1))~~; provided that (i) at the time of such Asset Sale, no Event of Default then exists or would arise therefrom (except for any Asset Sale subject to a binding commitment that was executed at a time when no Event of Default then existed or would result therefrom), (ii) Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of ~~(x)~~ cash or Cash Equivalents ~~or (y) Permitted Business Assets~~ (in each case, free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of this clause (c)(ii)~~(x)~~, the following shall be deemed to be cash: (A) any liabilities (as shown on Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Borrower or such Restricted Subsidiary from such transferee that are converted by Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition, (C) any Designated Non-Cash Consideration received after February 11, 2026 in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received after February 11, 2026 pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $~~141.0~~24.5 million and ~~22.5~~15.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii);

(d) Liens permitted by Section 10.02, Investments may be made to the extent permitted by ~~Sections~~Section 10.04, Restricted Payments may be made to the extent permitted by Section 10.06 and Junior Prepayments may be made to the extent permitted by Section 10.09;

(e) Borrower and the Restricted Subsidiaries may dispose of cash and Cash Equivalents;

(f) Borrower and the Restricted Subsidiaries may lease (as lessor or sublessor) real or personal property to the extent permitted under Section 10.02;

(g) licenses and sublicenses by Borrower or any of its Restricted Subsidiaries of software and Intellectual Property in the ordinary course of business shall be permitted;

(h) (A) Borrower or any Restricted Subsidiary may transfer or lease Property to or acquire or lease Property from Borrower or any Restricted Subsidiary; provided that the sum of (x) the aggregate fair market value of all Property transferred by Credit Parties to Restricted Subsidiaries that are Non-Credit Parties under this clause (A) plus (y) all lease payments made by Credit Parties to Restricted Subsidiaries that are Non-Credit Parties in respect of leasing of property by Credit Parties from Restricted Subsidiaries that are Non-Credit Parties shall not exceed $50.0 million in any fiscal year of Borrower; (B) any Restricted Subsidiary may merge, amalgamate or consolidate with or into Borrower (as long as Borrower is the surviving Person) or any Guarantor (as long as the surviving Person is, or becomes substantially concurrently with such merger, amalgamation or consolidation, a Guarantor); (C) any Restricted Subsidiary may merge, amalgamate or consolidate with or into any other Restricted Subsidiary (so long as, if either Restricted Subsidiary is a Guarantor, the surviving Person is, or becomes substantially concurrently with such merger, amalgamation or consolidation, a Guarantor); and (D) any Restricted Subsidiary may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any Person other than to Borrower or any other Restricted Subsidiary or any other owner of Equity Interests in such Restricted Subsidiary unless such Asset Sale is otherwise permitted pursuant to this Section 10.05); provided, however, that, in each case with respect to clauses (A), (B) and (C) of this Section 10.05(h) (other than in the case of a transfer to a Non-Credit Party permitted under clause (A) above), the Lien on such property granted in favor of Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of this Agreement and the applicable Security Documents;

(i) voluntary terminations of Swap Contracts, Specified Swap Contracts and other assets or contracts in the ordinary course of business;

(j) conveyances, sales, leases, transfers or other dispositions which do not constitute Asset Sales;

(k) any taking by a Governmental Authority of assets or property, or any part thereof, under the power of eminent domain or condemnation;

(l) Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of property subject to a Casualty Event;

(m) Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) any transfer of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility in connection with the occurrence of a Trigger Event;

(o) (i) the lease, sublease or license of any portion of any Property to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses (collectively, the “Venue Easements,” and together with any such leases, subleases or licenses, collectively the “Venue Documents”); provided that no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operations of Borrower and the Restricted Subsidiaries taken as a whole; provided further that upon request by Borrower, Collateral Agent on behalf of the Secured Parties shall provide the tenant, subtenant or licensee under any Venue Document with a subordination, non-disturbance and attornment agreement in form reasonably satisfactory to Collateral Agent and the applicable Credit Party;

(p) the dedication of space or other dispositions of Property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project; provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the operations of Borrower and the Restricted Subsidiaries;

(q) dedications or dispositions of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any Real Property held by Borrower or the Restricted Subsidiaries or the public at large that would not reasonably be expected to interfere in any material respect with the operations of Borrower and the Restricted Subsidiaries; provided that upon request by Borrower, Administrative Agent shall, in its reasonable discretion, direct Collateral Agent on behalf of the Secured Parties to subordinate its Mortgage on such Real Property to such easement, right of way, right of access or similar agreement in such form as is reasonably satisfactory to Administrative Agent and Borrower;

(r) any disposition of Equity Interests in a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than Borrower and the Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(s) dispositions of non-core assets acquired in connection with a Permitted Acquisition or other permitted Investment; provided, that (i) the amount of non-core assets that are disposed of in connection with any such Permitted Acquisition or other permitted Investment pursuant to this Section 10.05(s) does not exceed 25% of the aggregate purchase price for such Permitted Acquisition or other permitted Investment and (ii) to the extent that any such Permitted Acquisition or other permitted Investment is financed with the proceeds of Indebtedness of Borrower or its Restricted Subsidiaries, then any proceeds from such Permitted Acquisition or other permitted Investment shall be used to prepay such Indebtedness (to the extent otherwise permitted hereunder) or the Loans in accordance with Section 2.10 hereof;

(t) other dispositions of assets made after February 11, 2026 with a fair market value of not more than the greater of $~~31.0~~8.2 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended;

(u) the Transactions; ~~and~~

(v) ~~the Permitted Reorganization Transactions and any disposition of assets made~~for so long as BCI is an Unrestricted Subsidiary any issuance or sale by BCI of its Equity Interests to any Person in connection ~~therewith.~~with any Bally’s Chicago Offering; and

(w) subject to the consent of the Administrative Agent (acting at the direction of the Required Lenders), any conveyance, sale or other disposition of the Equity Interests of any Person to any Person in connection with the obligations of the Borrower or any Restricted Subsidiary under any Specified Swap Contract.

To the extent any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 10.05 (including, for the avoidance of doubt, pursuant to any transaction permitted by or referred to in Section 10.04(d)) or in connection with a transaction approved by the Required Lenders, in each case, to a Person other than a Credit Party, such Collateral shall, except as set forth in the proviso to Section 10.05(h), be sold, transferred, distributed, contributed or otherwise disposed of free and clear of the Liens created by the Security Documents, and Collateral Agent shall take all actions reasonably requested by Borrower in order to effect the foregoing at the sole cost and expense of Borrower and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). To the extent any such sale, transfer, contribution, distribution or other disposition results in a Guarantor no longer constituting a Subsidiary of Borrower, the Obligations of such Guarantor and all obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect, and each of Administrative Agent and Collateral Agent shall take such actions, at the sole expense of Borrower, as are requested by Borrower in connection with such termination.

Notwithstanding anything to the contrary set forth in this Agreement, in no event shall (i) any Credit Party be permitted to sell, transfer or otherwise dispose of Material Property (or of Equity Interests in any Restricted Subsidiary that owns Material Property) to any Non-Credit Party or (ii) Borrower or any Restricted Subsidiary sell, transfer or otherwise dispose of Material Property to any Unrestricted Subsidiary; provided that, for purposes of this paragraph, “sell”, “transfer” and “dispose of” shall not include: (a) any Non-Credit Party developing or acquiring (other than from Borrower or any Restricted Subsidiary) Intellectual Property for use in the business of such Non-Credit Party; provided, further¸ that the foregoing shall not prohibit any Non-Credit Party from owning any Material Property for a moment in time as part of a step plan for a transaction otherwise permitted under the Credit Documents.

SECTION 10.06. Restricted Payments. Neither Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, declare or make any Restricted Payment at any time, except, without duplication:

(a) [reserved];

(b) any Restricted Subsidiary of Borrower may declare and make Restricted Payments to Borrower or any Wholly Owned Subsidiary of Borrower which is a Restricted Subsidiary;

(c) any Restricted Subsidiary of Borrower, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as Borrower or its respective Restricted Subsidiary that owns such Equity Interest or interests in the Person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof);

(d) Borrower and its Restricted Subsidiaries may engage in transactions to the extent permitted by Section 10.05;

(e) Borrower and its Restricted Subsidiaries may make Restricted Payments in respect of Disqualified Capital Stock issued in compliance with the terms hereof;

(f) Borrower may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of any Company upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan, employment agreement, severance agreement or like agreement; provided, however, that the aggregate amount of payments under this clause (f) when combined with the aggregate amount of cash payments made by Borrower in respect of notes issued in reliance on Section 10.01(w) shall not exceed in any fiscal year of Borrower the greater of $~~31.0~~16.3 million and ~~5~~10.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (with unused amounts in any fiscal year being carried over to the immediately succeeding fiscal ~~years~~year);

(g) Borrower and its Restricted Subsidiaries may (i) repurchase Equity Interests to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or rights in respect thereof and (ii) make payments in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of Borrower or any of its Subsidiaries or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests;

(h) Borrower and its Restricted Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Equity Interests, or payments or distributions to dissenting stockholders pursuant to applicable law;

(i) Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount after February 11, 2026 not to exceed the Initial Restricted Payment Base Amount as of the date of such Restricted Payment;

(j) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, and (ii~~) except for Restricted Payments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (regardless of whether then applicable) as of the most recent Calculation Date and (iii~~) except for Restricted Payments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.50 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount after February 11, 2026 not to exceed the Available Amount determined at the time such Restricted Payment is made;

(k) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, and (ii~~) immediately after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (regardless of whether then applicable) as of the most recent Calculation Date and (iii~~) immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed ~~4.50~~2.00 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make additional Restricted Payments;

(l) ~~to the extent constituting Restricted Payments, Borrower may make payments to counterparties under Swap Contracts entered into in connection with the issuance of convertible or exchangeable debt~~[reserved];

(m) Borrower and the Restricted Subsidiaries may make Restricted Payments that are made in an amount equal to the amount of Excluded Contributions previously received and that Borrower elects to apply under this clause (m) and do not increase the Available Amount; and

(n) Borrower and the Restricted Subsidiaries may make payments of amounts necessary to repurchase or retire Equity Interests of Borrower or any Subsidiary in the event of an Equity Holder Disqualification of the holder thereof or to the extent required by any Gaming/Racing Authority in order to avoid the suspension, revocation or denial of a Gaming/Racing License by any Gaming/Racing Authority; provided that, in the case of any such repurchase or retirement of Equity Interests of Borrower or any Subsidiary, if such efforts do not jeopardize any Gaming/Racing License, Borrower or any such Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser for such Equity Interests and no suitable purchaser acceptable to the applicable Gaming/Racing Authority and Borrower was willing to purchase such Equity Interests on terms acceptable to the holder thereof within a time period acceptable to such Gaming/Racing Authority; and

(o) ~~Borrower and the Restricted Subsidiaries may make Restricted Payments constituting a Permitted Reorganization Transaction.~~

Notwithstanding anything to the contrary set forth in this Agreement, (i) in no event shall any Credit Party be permitted to make any Restricted Payment of Material Property other than to Borrower or any other Credit Party; provided that, for purposes of this paragraph, the term “Restricted Payment” shall not include any Non-Credit Party developing or acquiring (other than from Borrower or any Restricted Subsidiary) Intellectual Property for use in the business of such Non-Credit Party; provided, further¸ that the foregoing shall not prohibit any Non-Credit Party from owning any Material Property for a moment in time as part of a step plan for a transaction otherwise permitted under the Credit Documents and (ii) Borrower and the Restricted Subsidiaries shall not make any Restricted Payments in reliance on Sections 10.06(f), (i), (j), (k), (m) or (o) prior to the first date on or after the Amendment No. 3 Extension Effective Date on which the Consolidated Total Net Leverage Ratio is less than or equal to 0.50:1.00 below the Consolidated Total Net Leverage Ratio on the Amendment No. 3 Extension Effective Date.

SECTION 10.07. Transactions with Affiliates. Neither Borrower nor any of its Restricted Subsidiaries shall enter into any transaction involving aggregate consideration in excess of $25.0 million, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Restricted Subsidiary); provided, however, that notwithstanding the foregoing, Borrower and its Restricted Subsidiaries:

(a) may enter into indemnification and employment and severance agreements and arrangements with directors, officers and employees (including employee compensation, benefit plans or arrangements and health, disability or similar insurance plans) and may pay customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, board managers and employees of Borrower and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Borrower and its Restricted Subsidiaries;

(b) may enter into the Transactions and the transactions described in Borrower’s SEC filings ~~prior to the Closing Date~~ or listed on Schedule 10.07 hereto as in effect ~~on the Closing Date~~as of February 11, 2026 or any amendment thereto so long as such amendment is not adverse to the Lenders in any material respect;

(c) may make Investments and Restricted Payments permitted hereunder;

(d) may enter into the transactions contemplated by each applicable Transfer Agreement;

(e) may enter into customary expense sharing and tax sharing arrangements entered into between Borrower, the Restricted Subsidiaries, Joint Ventures and Unrestricted Subsidiaries in the ordinary course of business pursuant to which such Unrestricted Subsidiaries and Joint Ventures shall reimburse Borrower or the applicable Restricted Subsidiaries for certain shared expenses and taxes;

(f) may enter into transactions upon fair and reasonable terms no less favorable to Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that with respect to any transaction (or series of related transactions) involving consideration of more than $25.0 million, such transaction shall be approved by the majority of the disinterested members of the board of directors of Borrower;

(g) may enter into any transactions between or among Borrower and its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) and Joint Ventures that are entered into in the ordinary course of business of Borrower and its Subsidiaries and Joint Ventures and, in the good faith judgment of Borrower are necessary or advisable in connection with the ownership or operation of the business of Borrower and its Subsidiaries and Joint Ventures, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements;

(h) may enter into transactions with Persons who have entered into an agreement, contract or arrangement with Borrower or any of its Restricted Subsidiaries to manage, own or operate a Gaming/Racing Facility because Borrower and its Restricted Subsidiaries have not received the requisite Gaming/Racing Licenses or are otherwise not permitted to manage, own or operate such Gaming/Racing Facility under applicable Gaming/Racing Laws; provided that such transactions shall have been approved by a majority of the directors of Borrower;

(i) may enter into transactions with any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director or directors of Borrower;

(j) may enter into transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(k) may enter into transactions pursuant to the Tax Sharing Agreement;

(l) may issue Equity Interests in Borrower to any Person; and

(m) Permitted Non-Recourse Guarantees and the pledge of Equity Interests in Non-Credit Parties and Joint Ventures to secure Indebtedness and other obligations of Non-Credit Parties and Joint Ventures and Permitted Non-Recourse Guarantees~~; and~~.

~~(n) may enter into transactions constituting Permitted Reorganization Transactions.~~

SECTION 10.08. Financial Covenant. Solely for the benefit of the Lenders under each Revolving Facility, without the consent of the Required Revolving Lenders:

(a) Subject to the May 2026 Conditional Waiver (as modified by Amendment No. 5), Borrower shall not permit the Consolidated First Lien Net Leverage Ratio as of the last day of any fiscal quarter of Borrower commencing with the first fiscal quarter ending after the Amendment No. 3 Extension Effective Date and each fiscal quarter thereafter to exceed the Applicable Financial Covenant Level; provided that the provisions of this Section 10.08(a) shall not be applicable to any such fiscal quarter if on the last day of such fiscal quarter the aggregate principal amount of Revolving Loans, Swingline Loans and Letters of Credit (excluding up to $2.5 million of issued and outstanding undrawn Letters of Credit) that are issued and/or outstanding is equal to or less than 25% of the Total Revolving Commitments.

~~(b) No later than the date that is five (5) Business Days after the Twin River Lincoln Transaction Closing Date (or such longer period of time as the Administrative Agent may agree to in its sole discretion), Borrower shall cause the Unrestricted Subsidiary designation of Bally’s Chicago to be revoked, Bally’s Chicago to be designated as a Restricted Subsidiary and to become a Credit Party. Upon such Revocation, Borrower shall cause Bally’s Chicago to otherwise comply with Sections 9.08 and 9.11 within the time periods set forth therein.~~

~~(c) Without the prior written consent of the Required Revolving Lenders and the Required Tranche Lenders for the Amendment No. 3 Revolving Facility, from and after the Amendment No. 3 Extension Effective Date:~~

~~(i) Borrower and the Restricted Subsidiaries shall not incur any Incremental Commitments or Indebtedness under Section 10.01(t), in each case, in reliance on the Shared Fixed Incremental Amount in an amount in excess of the greater of (i) $325,000,000 and (ii) 50% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period;~~

~~(ii) Borrower and the Restricted Subsidiaries shall not incur any Incremental Commitments in reliance on the Incremental Incurrence-Based Amount that are secured on a pari passu basis with the Obligations if the Consolidated First Lien Net Leverage Ratio would exceed 3.00:1.00, calculated on a Pro Forma Basis after giving effect thereto, including the application of proceeds thereof, as of the last day of the most recently ended Test Period; provided that, for such purpose, (1) in the case of any Incremental Revolving Commitment, such calculation shall be made assuming a full drawing of such Incremental Revolving Commitment and (2) such calculation shall be made without netting the cash proceeds of any Borrowing under such Incremental Commitment;~~

~~(iii) Borrower and the Restricted Subsidiaries shall not incur any Indebtedness under Section 10.01(t) in reliance on the Ratio Incurrence-Based Amount that is secured on a pari passu basis with the Obligations if the Consolidated First Lien Net Leverage Ratio would exceed 3.00:1.00, calculated on a Pro Forma Basis after giving effect thereto, including the application of proceeds thereof, as of the last day of the most recently ended Test Period; provided that, for such purpose, (1) in the case of any revolving Indebtedness incurred in reliance thereon, such calculation shall be made assuming a full drawing of such revolving Indebtedness and (2) such calculation shall be made without netting the cash proceeds of any such Indebtedness;~~

~~(iv) Borrower and the Restricted Subsidiaries shall not make any Restricted Payments in reliance on Section 10.06(k) if immediately after giving effect thereto the Consolidated Total Net Leverage Ratio would exceed 4.25 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date;~~

~~(v)  Borrower and the Restricted Subsidiaries shall not make any Restricted Payments in reliance on Sections 10.06(f), (i), (j), (k), (m) or (o) prior to the first date on or after the Amendment No. 3 Extension Effective Date on which the Consolidated Total Net Leverage Ratio is less than or equal to 0.50:1.00 below the Consolidated Total Net Leverage Ratio on the Amendment No. 3 Extension Effective Date;~~

~~(vi) at any time after the Revocation of the Unrestricted Subsidiary designation of Bally’s Chicago, Borrower shall not designate Bally’s Chicago as an Unrestricted Subsidiary;~~

~~(vii)  Borrower shall not designate any Restricted Subsidiary that owns any Material Intellectual Property at the date of such designation as an Unrestricted Subsidiary;~~

~~(viii)  no Credit Party shall transfer any Material Intellectual Property to any Unrestricted Subsidiary; provided that there shall be no prohibition on transferring Material Intellectual Property to an Unrestricted Subsidiary in connection with Project Marathon; and~~

~~(ix) the Borrower and the Restricted Subsidiaries shall not make any Investments in any Unrestricted Subsidiary unless such an Investment is made pursuant to Section 10.04(l) (provided that such Investments in Unrestricted Subsidiaries made in reliance on Section 10.04(l) may not exceed $125,000,000 at any one time outstanding) or Section 10.04(t); provided that, notwithstanding anything to the contrary herein, the limitations set forth in this Section 10.08(c)(ix) shall not apply to, and shall not limit, the ability for the Borrower and its Subsidiaries to consummate Project Marathon so long as the Borrower and its Subsidiaries receive gross cash proceeds of at least EUR1,500,000,000 from the consummation thereof and, for the avoidance of doubt, this Section 10.08(c)(ix) shall not apply to the consummation of Project Marathon so long as the Borrower and its Subsidiaries receive gross cash proceeds of at least EUR1,500,000,000 from the consummation thereof (provided that nothing in this proviso shall limit the terms of Section 10.04).~~

For the avoidance of doubt, only the consent of the Required Revolving Lenders ~~(and in the case of clauses (b) and (c) the consent of the Required Revolving Lenders and the Required Tranche Lenders for the Amendment No. 3 Revolving Facility)~~ shall be required to (and only the Required Revolving Lenders ~~(and in the case of clauses (b) and (c) the consent of the Required Revolving Lenders and the Required Tranche Lenders for the Amendment No. 3 Revolving Facility)~~ shall have the ability to) amend, waive or modify the covenants set forth in this Section 10.08 (including any amendment or modification of any defined terms as used in this Section 10.08).

SECTION 10.09. Certain Payments of Indebtedness; Amendments to Certain Agreements.

(a) None of Borrower or any of its Restricted Subsidiaries will, nor will they permit any Restricted Subsidiary to voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the date that is one year prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest and mandatory prepayments shall be permitted) the Senior Unsecured Notes, any Indebtedness under any Disqualified Capital Stock or Other Junior Indebtedness or make any payment in violation of any subordination terms or intercreditor agreement applicable to any such Indebtedness (such payments, “Junior Prepayments”), except:

(i) Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount after February 11, 2026 not to exceed the Initial Restricted Payment Base Amount as of the date of such Junior Prepayments;

(ii) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, (ii) except for Junior Prepayments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (regardless of whether then applicable) as of the most recent Calculation Date and (iii) except for Junior Prepayments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.90 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount after February 11, 2026 not to exceed the Available Amount determined at the time such Junior Prepayment is made;

(iii) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, (ii) immediately after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (regardless of whether then applicable) as of the most recent Calculation Date and (iii) immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.75 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make additional Junior Prepayments;

(iv) a Permitted Refinancing of any such Indebtedness (including through exchange offers and similar transactions);

(v) the conversion of any such Indebtedness to Equity Interests (or exchange of any such Indebtedness for Equity Interests) of Borrower or any direct or indirect parent of Borrower (other than Disqualified Capital Stock);

(vi) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof;

(vii) exchanges of Indebtedness issued in private placements and resold in reliance on Regulation S or Rule 144A for Indebtedness having substantially equivalent terms pursuant to customary exchange offers;

(viii) prepayment, redemption, purchase, defeasance or satisfaction of Indebtedness of Persons acquired pursuant to, or Indebtedness assumed in connection with, Permitted Acquisitions or Investments (including any other Acquisition) not prohibited by this Agreement;

(ix) [reserved];

(x) Junior Prepayments in respect of intercompany Indebtedness owing to Borrower or its Restricted Subsidiaries will be permitted to the extent consistent with the subordination terms of any applicable intercompany subordinated promissory note documenting such intercompany Indebtedness;

(xi) prepayments, redemptions, purchases, defeasance or satisfaction of Disqualified Capital Stock with the proceeds of any issuance of Disqualified Capital Stock permitted to be issued hereunder or in exchange for Disqualified Capital Stock or other Equity Interests permitted to be issued hereunder;

(xii) Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount after February 11, 2026 not to exceed an amount equal to the amount of Excluded Contributions previously received and that Borrower elects to apply under this clause (xii) and do not increase the Available Amount; and

(xiii) Borrower and the Restricted Subsidiaries may make payments of amounts necessary to repurchase, repay or retire Indebtedness of Borrower or any Subsidiary in the event of a Disqualification of the holder thereof or to the extent required by any Gaming/Racing Authority in order to avoid the suspension, revocation or denial of a Gaming/Racing License by any Gaming/Racing Authority; provided that, in the case of any such repurchase, repayment or retirement of Indebtedness of Borrower or any Subsidiary, if such efforts do not jeopardize any Gaming/Racing License, Borrower or any such Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser or assignee for such Indebtedness and no suitable purchaser or assignee acceptable to the applicable Gaming/Racing Authority and Borrower was willing to purchase or acquire such Indebtedness on terms acceptable to the holder thereof within a time period acceptable to such Gaming/Racing Authority~~; and~~.

~~(xiv) Borrower and its Restricted Subsidiaries may make Junior Prepayments in connection with the Permitted Reorganization Transactions.~~

(b) Borrower shall not, and shall not permit any Restricted Subsidiary to amend, modify or change (X) in any manner materially adverse to the interests of the Lenders (i) its certificate of incorporation, by-laws, operating, management or partnership agreement or other Organizational Documents or the Tax Sharing Agreement or (ii) any term or condition of any Other Junior Indebtedness Documentation unless in the case of any Other Junior Indebtedness Documentation, such amendment, modification or change would qualify as a Permitted Refinancing of such Other Junior Indebtedness or would otherwise be permitted to be incurred under Section 10.01 on such terms at such time or (Y) any Material Gaming/Racing Agreement or Comfort Letter if any such amendment, modification of change would (i) be materially less favorable to the interests of Borrower or its Restricted Subsidiaries, as determined by Borrower in its good faith judgment or (ii) materially adversely affect the rights, remedies or eligibility of the Secured Parties under the Credit Documents.

SECTION 10.10. Limitation on Certain Restrictions Affecting Subsidiaries. None of Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than any Excluded Subsidiary) of Borrower to (i) pay dividends or make any other distributions on such Restricted Subsidiary’s Equity Interests or any other interest or participation in its profits owned by Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness or any other obligation owed to Borrower or any of its Restricted Subsidiaries, (ii) make Investments in or to Borrower or any of its Restricted Subsidiaries, (iii) transfer any of its Property to Borrower or any of its Restricted Subsidiaries or (iv) in the case of any Guarantor, guarantee the Obligations hereunder or, in the case of any Credit Party, subject its portion of the Collateral to the Liens securing the Obligations in favor of the Secured Parties, except that each of the following shall be permitted:

(a) any such encumbrances or restrictions existing under or by reason of (~~w~~v) any Gaming/Racing Lease (and any guarantee or support arrangement in respect thereof), (~~x~~w) applicable Law (including any Gaming/Racing Law and any regulations, order or decrees of any Gaming/Racing Authority or other applicable Governmental Authority) or the Regulatory Agreement (as clarified and supplemented by the Comfort Letters and in effect on the Closing Date or as amended thereafter as permitted by this Agreement), (~~y~~x) the Credit Documents, (y) the documents governing the Ares Credit Facility and any Permitted Refinancing thereof (so long as the restrictions in any such Permitted Refinancing, taken as a whole, are no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than those applicable to the Senior Unsecured Notes on the Amendment No. 5 Effective Date) or (z) the Senior Unsecured Notes and any Permitted Refinancing thereof (so long as the restrictions in any such Permitted Refinancing, taken as a whole, are no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than those applicable to the Senior Unsecured Notes on the Closing Date);

(b) restrictions on the transfer of Property, or the granting of Liens on Property, in each case, subject to Permitted Liens;

(c) customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of any Company;

(d) restrictions on the transfer of any Property, or the granting of Liens on Property, subject to a contract with respect to an Asset Sale or other transfer, sale, conveyance or disposition permitted under this Agreement;

(e) restrictions contained in the existing Indebtedness listed on Schedule 10.01 and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced;

(f) restrictions contained in Indebtedness of Persons acquired pursuant to, or assumed in connection with, Permitted Acquisitions or other Acquisitions not prohibited hereunder after the Closing Date and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced, and any restrictions referred to in this clause (f) are limited to the Persons or assets being acquired and of the Subsidiaries of such Persons and their assets;

(g) with respect to clauses (i), (ii) and (iii) above, restrictions contained in any Indebtedness permitted hereunder, in each case, taken as a whole, to the extent not materially more restrictive than those contained in this Agreement;

(h) customary restrictions in joint venture arrangements or management contracts; provided, that such restrictions are limited to the assets of such joint ventures and the Equity Interests of the Persons party to such joint venture arrangements or the assignment of such management contract, as applicable;

(i) customary non-assignment provisions or other customary restrictions arising under licenses, leases and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to the assets subject to such licenses, leases and contracts and the Equity Interests of the Persons party to such licenses and contracts;

(j) restrictions contained in Indebtedness of Excluded Subsidiaries incurred pursuant to Section 10.01 and Permitted Refinancings thereof; provided that such restrictions apply only to the Excluded Subsidiaries incurring such Indebtedness and their Subsidiaries (and the assets thereof and Equity Interests in such Excluded Subsidiaries);

(k) restrictions contained in Indebtedness used to finance, or incurred for the purpose of financing, Expansion Capital Expenditures and/or Development Projects and Permitted Refinancings thereof, provided, that such restrictions apply only to the asset (or the Person owning such asset) being financed pursuant to such Indebtedness; and

(l) restrictions contained in subordination provisions applicable to intercompany debt owed by the Credit Parties; provided, that such intercompany debt is subordinated to the Obligations on terms at least as favorable to the Lenders as the subordination of such intercompany debt to any other obligations.

SECTION 10.11. Limitation on Lines of Business. Neither Borrower nor any Restricted Subsidiary shall directly or indirectly engage to any material extent (determined on a consolidated basis) in any line or lines of business activity other than Permitted Business.

SECTION 10.12. Limitation on Changes to Fiscal Year. Neither Borrower nor any Restricted Subsidiary shall change its fiscal year end to a date other than December 31 of each year (provided that any Restricted Subsidiary acquired or formed, or Person designated as an Unrestricted Subsidiary, in each case, after the Closing Date may change its fiscal year to match the fiscal year of Borrower).

SECTION 10.13. Limitations on Bally’s NY Permitted Holdco and Bally’s Chicago UnSub.

(a) Neither Borrower nor any of its Restricted Subsidiaries shall permit any Bally’s NY Permitted Holdco or any Bally’s Chicago UnSub to (x) incur, assume or become liable in respect of any Indebtedness, (y) create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof or (z) incur any Contingent Obligations, in each case, without the consent of the Administrative Agent (acting at the direction of the Required Lenders), except:

(i) intercompany Indebtedness owed to Borrower or any Restricted Subsidiary (or, in the case of BCI, owed to Bally’s Chicago Holding);

(ii) Indebtedness of the type described in Section 10.01(e), (f), (g), (i) or (r);

(iii) Liens of the type described in Section 10.02(a), (b), (d), (e), (f), (g), (h), (j), (p) or (u); and

(iv) with respect to any Bally’s NY Permitted Holdco, Contingent Obligations in respect of Indebtedness incurred by Bally’s NY Holding or any Subsidiary thereof as well as Liens on the Equity Interests of Bally’s NY Holding owned by any Bally’s Permitted Holdco securing such Contingent Obligations, in each case to the extent required pursuant to the financing documents in respect of such Indebtedness and so long as such Indebtedness is non-recourse to Borrower and its Restricted Subsidiaries;

(b) Borrower shall not permit any Bally’s Chicago UnSub to create any consensual encumbrance or restriction on the ability of any Bally’s Chicago UnSub to pay dividends or make any other distributions, in each case, without the consent of the Administrative Agent (acting at the direction of the Required Lenders), except for encumbrances and restrictions of the type described in Section 10.10(a)(v) or (a)(w).

(c) Borrower shall not permit any Bally’s Chicago UnSub to hold, as of the last day of any Quarter, any cash or Cash Equivalents without the consent of the Administrative Agent (acting at the direction of the Required Lenders), except:

(i) BCI may hold cash and Cash Equivalents in an amount (in addition to that permitted pursuant to the succeeding clauses (ii) and (iii)) not to exceed $5.0 million;

(ii) BCI may hold cash and Cash Equivalents reasonably expected by BCI to be required to maintain its corporate existence and to pay salary, bonus and other benefits payable to, and indemnities provided on behalf of, its officers, employees, directors or consultants, as well as payment of taxes, directors’ fees, general operating and overhead costs, in each case incurred in the ordinary course of business; and

(iii) BCI may hold cash and Cash Equivalents in an amount equal to third-party equity capital raised by BCI, plus amounts received from distributions from Bally’s Chicago OpCo that are reasonably anticipated to be used for the repayment of intercompany Indebtedness owed by BCI to Bally’s Chicago Holding.

SECTION 10.14. Canadian Defined Benefit Plans. Without the prior written consent of the Administrative Agent, no Credit Party shall maintain, sponsor, administer, contribute to, participate in or assume or incur any liability under or in respect of any Canadian Defined Benefit Plan, unless (i) the Canadian Defined Benefit Plan is a “multi-employer pension plan” as that term is defined in the Pension Benefits Act (Ontario) or an equivalent plan under pension standards legislation of another applicable Canadian jurisdiction, and (ii) the funding obligations of a Credit Party under any such plan are limited to remitted fixed contributions in the ordinary course in accordance with the terms of such plan and/or any applicable collective bargaining agreement or participation agreement (and, for certainty, no Credit Party would have any funding obligations under such plan in respect of any unfunded liabilities or in the event of employer withdrawal).

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) any representation or warranty made or deemed made by or on behalf of Borrower or any other Credit Party pursuant to any Credit Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty or statement of fact made or deemed made by or on behalf of Borrower or any other Credit Party in any report, certificate, financial statement or other instrument furnished pursuant to any Credit Document, shall prove to have been false or misleading (i) in any material respect, if such representation and warranty is not qualified as to “materiality,” “Material Adverse Effect” or similar language, or (ii) in any respect, if such representation and warranty is so qualified, in each case when such representation or warranty is made, deemed made or furnished;

(b) default shall be made in the payment of (i) any principal of any Loan or the reimbursement with respect to any Reimbursement Obligation when and as the same shall become due and payable (whether at the stated maturity upon prepayment or repayment or by acceleration thereof or otherwise) or (ii) any interest on any Loans when and as the same shall become due and payable, and such default under this clause (ii) shall continue unremedied for a period of five (5) Business Days;

(c) default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 9.01(a) (with respect to Borrower only) or 9.04(d) or in Article X (subject to, in the case of the financial covenant in Section 10.08(a), the cure rights contained in Section 11.03); provided that any default under Section 10.08 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Loans and/or any Revolving Commitments, until the date on which the Revolving Loans have been accelerated, and the Revolving Commitments have been terminated, in each case, by the Required Revolving Lenders pursuant to this Section 11.01; provided further, that in the event of a Financial Covenant Event of Default, upon Administrative Agent’s receipt of a written notice from Borrower that Borrower intends to exercise the cure right contained in Section 11.03 until the Cure Expiration Date, neither the Lenders nor Administrative Agent nor Collateral Agent shall exercise any rights or remedies under this Section 11.01 available during the continuance of a Financial Covenant Event of Default;

(e) default shall be made in the due observance or performance by Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in any Credit Document (other than those specified in Section 11.01(b), 11.01(c) or 11.01(d)) and, unless such default has been waived, such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof from Administrative Agent to Borrower and (ii) a Responsible Officer of Borrower obtaining knowledge thereof;

(f) Borrower or any of the Restricted Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice but giving effect to applicable grace periods) to cause, such Indebtedness (other than Qualified Contingent Obligations) to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity; provided, however, that (x) clauses (i) and (ii) shall not apply to any offer to repurchase, prepay or redeem Indebtedness of a Person acquired in an Acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such Acquisition, (y) any event or condition causing or permitting the holders of any Indebtedness to cause such Indebtedness to be converted into Qualified Capital Stock (including any such event or condition which, pursuant to its terms may, at the option of Borrower, be satisfied in cash in lieu of conversion into Qualified Capital Stock) shall not constitute an Event of Default pursuant to this paragraph (f) and (z) it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $100.0 million at any one time;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in either case under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, in each case seeking (i) relief in respect of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary), or of a substantial part of the property or assets of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary); (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or for a substantial part of the property or assets of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary); or (iii) the winding-up or liquidation of Borrower or of any of the Restricted Subsidiaries (other than any Subject Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 11.01(g); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or for a substantial part of the property or assets of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) in any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);

(i) one or more judgments for the payment of money in an aggregate amount in excess of $100.0 million (to the extent not covered by third party insurance) shall be rendered against Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action (to the extent such action is not effectively stayed) shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of the Restricted Subsidiaries to enforce any such judgment;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(k) with respect to any material Collateral, any security interest or Lien purported to be created by the applicable Security Document shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the first priority Liens and rights, powers and privileges in each case purported to be created and granted under such Security Document in favor of Collateral Agent, or shall be asserted in writing by any Credit Party or any Affiliate thereof not to be a valid, perfected security interest in or Lien on the Collateral covered thereby, in each case, except (x) to the extent that any such perfection or priority is not required pursuant to this Agreement or the Security Documents or any loss thereof results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and (y) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(l) any Guarantee shall cease to be in full force and effect or any of the Guarantors or Affiliates thereof repudiates in writing, or attempts in writing to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with any transaction permitted pursuant to Sections 9.12 or 10.05);

(m) any Credit Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny in writing that it has any liability or obligation for the payment of principal or interest purported to be created under any Credit Document;

(n) there shall have occurred a Change of Control;

(o) there shall have occurred a License Revocation by any Gaming/Racing Authority, which License Revocation (in the aggregate with any other License Revocations then in existence) relates to operations of Borrower and/or the Restricted Subsidiaries that in the most recent Test Period accounted for ten percent (10%) or more of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries (it being agreed that any License Revocation by a Rhode Island Gaming/Racing Authority shall be deemed to relate to operations accounting for greater than the 10% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries); provided, however, that such License Revocation continues for at least forty-five (45) consecutive days after the earlier of (x) the date of cessation of the affected operations as a result of such License Revocation and (y) the date that none of Borrower, nor any of its Restricted Subsidiaries nor the Lenders receive the net cash flows generated by any such operations; or

(p) the provisions of any Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement shall, in whole or in part, following such Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement being entered into, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms; then, and in every such event (other than (i) an event described in Section 11.01(g) or 11.01(h) with respect to Borrower and (ii) a Financial Covenant Event of Default unless the Revolving Loans have been accelerated, and the Revolving Commitments have been terminated, in each case, by the Required Revolving Lenders pursuant to the final paragraph of this Section 11.01), and at any time thereafter during the continuance of such event, Administrative Agent, at the request of the Required Lenders, shall, by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document (other than Credit Swap Contracts and Secured Cash Management Agreements), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document (other than Credit Swap Contracts and Secured Cash Management Agreements) to the contrary notwithstanding; (iii) exercise any other right or remedy provided under the Credit Documents or at law or in equity and (iv) direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower, to pay) to Collateral Agent at the Principal Office such additional amounts of cash, to be held as security by Collateral Agent for L/C Liabilities then outstanding, equal to the aggregate L/C Liabilities then outstanding; and in any event described in Section 11.01(g) or 11.01(h) above with respect to Borrower, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.

Notwithstanding the foregoing, during any period during which a Financial Covenant Event of Default has occurred and is continuing, Administrative Agent may with the consent of, and shall at the request of, the Required Revolving Lenders take any of the foregoing actions described in the immediately preceding paragraph solely as they relate to the Revolving Lenders (versus the Lenders), the Revolving Commitments (versus the Commitments), the Revolving Loans and/or the Swingline Loans (versus the Loans), and the Letters of Credit.

Notwithstanding the foregoing, to the extent required by the terms of any Gaming/Racing Lease, (a)  Administrative Agent shall provide any Landlord under such Gaming/Racing Lease with copies of notices issued by Administrative Agent or the Lenders of any event or occurrence under the Credit Documents that enables or permits the Lenders (or Administrative Agent) to accelerate the maturity of the Indebtedness outstanding under the Credit Documents and (b) in the event of a default by Borrower or any of its Restricted Subsidiaries in the performance of any of their respective Obligations under any of the Credit Documents, including, without limitation, any default in the payment of any sums payable under any such agreement, then, in each and every such case, subject to applicable Gaming/Racing Laws and the terms of such Gaming/Racing Lease, such Landlord shall have the right, but not the obligation, to cure or remedy the default or defaults or cause the default or defaults to be cured or remedied (to the extent susceptible to cure or remedy) prior to the end of any applicable notice and cure periods set forth in such Credit Documents, and any such tender of payment or performance by such Landlord shall be accepted by Administrative Agent, Collateral Agent and Lenders and shall constitute payment and/or performance by the applicable Company for purposes of the Credit Documents.

SECTION 11.02. Application of Proceeds. The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Collateral Agent of its remedies, or otherwise received after acceleration of the Loans, shall be applied, in full or in part, together with any other sums then held by Collateral Agent pursuant to this Agreement, promptly by Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to Administrative Agent and Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent or Collateral Agent in connection therewith and all amounts for which Administrative Agent or Collateral Agent, as applicable is entitled to indemnification pursuant to the provisions of any Credit Document;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization and of any receiver of any part of the Collateral appointed pursuant to the applicable Security Documents including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of the Obligations;

(d) Fourth, to Administrative Agent for the account of the L/C Lenders, to Cash Collateralize that portion of L/C Liabilities comprised of the aggregate undrawn amount of Letters of Credit; and

(e) Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 11.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Credit Swap Contracts shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be. Each Cash Management Bank or Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent and Collateral Agent pursuant to the terms of Article XII hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 11.03. Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 11.01, in the event of any Event of Default under any covenant set forth in Section 10.08(a) and until the expiration of the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder (the “Cure Expiration Date”), Borrower may engage in a Permitted Equity Issuance and Borrower may apply the amount of the Equity Issuance Proceeds thereof to increase Consolidated EBITDA with respect to such applicable fiscal quarter (such fiscal quarter, a “Default Quarter”); provided that such Equity Issuance Proceeds (i) are actually received by Borrower from and after the first day of the Default Quarter and no later than the Cure Expiration Date, and (ii) do not exceed the aggregate amount necessary to cause Borrower to be in compliance with Section 10.08(a) for the applicable period; provided further, that Borrower shall not be permitted to engage in any more than (A) two Permitted Equity Issuances pursuant to this Section 11.03 in any period of four consecutive fiscal quarters or (B) five Permitted Equity Issuances pursuant to this Section 11.03 during the term of this Agreement. The parties hereby acknowledge that (i) this Section 11.03 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 10.08(a) and shall not result in any adjustment to Consolidated EBITDA other than for purposes of compliance with Section 10.08(a) on the last day of a given Test Period (and not, for avoidance of doubt, for purposes of determining pricing, any basket sizes, the permissibility of any transaction or compliance on a Pro Forma Basis with Section 10.08(a) for any other purposes of this Agreement), (ii) there shall be no pro forma or other reduction of the amount of Indebtedness (or cash netting) by the amount of any Permitted Equity Issuance made pursuant to this Section 11.03 for purposes of determining compliance with the Financial Maintenance Covenant for the Default Quarter and (iii) no Revolving Lender, Swingline Lender or L/C Lender shall be required to fund any Revolving Loan or Swingline Loan or issue any Letter of Credit, as applicable, during the period from delivery of written notice of Borrower’s intention to exercise its cure rights under this Section 11.03 for a Default Quarter until the date Borrower exercises such right for such Default Quarter.

ARTICLE XII.

AGENTS

SECTION 12.01. Appointment. Each of the Lenders hereby irrevocably appoints Deutsche Bank to act on its behalf as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents (including as “trustee” or “mortgage trustee” under the Ship Mortgages), and authorizes Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent or Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, in accordance with regulatory requirements of any Gaming/Racing Authority consistent with the intents and purposes of this Agreement and the other Credit Documents. Deutsche Bank is hereby appointed Auction Manager hereunder, and each Lender hereby authorizes the Auction Manager to act as its agent in accordance with the terms hereof and of the other Credit Documents; provided, that Borrower shall have the right to select and appoint a replacement Auction Manager from time to time by written notice to Administrative Agent, and any such replacement shall also be so authorized to act in such capacity. Each Lender agrees that the Auction Manager shall have solely the obligations in its capacity as the Auction Manager as are specifically described in this Agreement and shall be entitled to the benefits of Article XII, as applicable. Each of the Lenders hereby irrevocably authorize each of the Agents (other than Administrative Agent, Collateral Agent and the Auction Manager) to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of the provisions of this Article XII, except to the extent set forth in this Section 12.01, Section 12.06 and Section 12.07(b). It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each reference in this Article XII to Collateral Agent shall include Collateral Agent in its capacity as “trustee” or “mortgage trustee” under the Ship Mortgages.

SECTION 12.02. Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties with respect to any Credit Party, any Lender or any other Person, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or, such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 13.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default is given in writing to such Agent by Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Adjusted Term SOFR” or any comparable definition thereof or rates referred to in the definition thereof or with respect to any comparable or successor rate thereto.

Each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) acknowledges that Administrative Agent and/or Collateral Agent may act as the representative of other classes of indebtedness under the Pari Passu Intercreditor Agreement and the Second Lien Intercreditor Agreement.

SECTION 12.04. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that an Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

SECTION 12.06. Resignation of Administrative Agent and Collateral Agent

(a) Administrative Agent and Collateral Agent may at any time give notice of their resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and Collateral Agent gives notice of their resignation (or such earlier day as shall be agreed by the Required Lenders and Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing)) (the “Resignation Effective Date”), then the retiring Administrative Agent and Collateral Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent and Collateral Agent is a Defaulting Lender pursuant to clauses (iii) or (v) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and Collateral Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by Administrative Agent or Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent and Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent shall instead be made by or to each Secured Party directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent and Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent and Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent and Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s and Collateral Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 13.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, their sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent or Collateral Agent.

(d) Any L/C Lender may at any time give notice of its resignation to Borrower and Administrative Agent. Any resignation by Deutsche Bank as Administrative Agent and Collateral Agent pursuant to this Section shall also constitute its resignation as L/C Lender and Swingline Lender. Any L/C Lender that resigns as an L/C Lender shall retain all the rights, powers, privileges and duties of an L/C Lender hereunder with respect to all of its Letters of Credit outstanding as of the effective date of its resignation as L/C Lender and all L/C Liability with respect thereto, including the right to require the Revolving Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Sections 2.03(e) and (f). If any Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.01(e)(iv). Upon the appointment by Borrower of a successor L/C Lender or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Lender or Swingline Lender, as applicable, (b) the retiring L/C Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Lender shall issue letters of credit in substitution for the Letters of Credit of the retiring L/C Lender, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Lender to effectively assume the obligations of the retiring L/C Lender with respect to such Letters of Credit.

(e) To the extent required by applicable Gaming/Racing Laws or the conditions of any Gaming/Racing License, Administrative Agent and Collateral Agent shall notify the applicable Gaming/Racing Authorities of any change in Administrative Agent or Collateral Agent. Borrower shall provide advice and assistance to Administrative Agent and Collateral Agent in making such notifications.

SECTION 12.07. Nonreliance on Agents and Other Lenders.

(a) Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender acknowledges that in connection with Borrower Loan Purchases, (i) Borrower may purchase or acquire Term Loans hereunder from the Lenders from time to time, subject to the restrictions set forth in the definition of Eligible Assignee and in Section 13.05(d), (ii) Borrower currently may have, and later may come into possession of, information regarding such Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into an assignment of such Loans hereunder (“Excluded Information”), (iii) such Lender has independently and without reliance on any other party made such Lender’s own analysis and determined to enter into an assignment of such Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iv) Borrower shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Borrower, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Borrower in the Standard Terms and Conditions set forth in the applicable assignment agreement. Each Lender further acknowledges that the Excluded Information may not be available to Administrative Agent, Auction Manager or the other Lenders hereunder.

SECTION 12.08. Indemnification. The Lenders agree to reimburse and indemnify each Agent in its capacity as such ratably according with its “percentage” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Borrower or any of its Subsidiaries; provided, however, that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (x) resulting from the gross negligence, or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) relating to or arising out of the Engagement Letter. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 12.08 shall survive the payment of all Obligations.

SECTION 12.09. No Other Duties. Anything herein to the contrary notwithstanding, none of Administrative Agent, Collateral Agent, Lead Arrangers or Syndication Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, an L/C Lender, the Swingline Lender, the Auction Manager or a Lender hereunder.

SECTION 12.10. Holders. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 12.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Sections 2.03, 2.05 and 13.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender (and each Secured Party by accepting the benefits of the Collateral) to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.03, 2.05 and 13.03.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

SECTION 12.12. Collateral Matters.

(a) Each Lender (and each other Secured Party by accepting the benefits of the Collateral) authorizes and directs Collateral Agent to enter into the Security Documents for the benefit of the Secured Parties and to hold and enforce the Liens on the Collateral on behalf of the Secured Parties. Collateral Agent is hereby authorized on behalf of all of the Secured Parties, without the necessity of any notice to or further consent from any Secured Party, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. The Lenders (and each other Secured Party by accepting the benefits of the Collateral) hereby authorize Collateral Agent to take the actions set forth in Section 13.04(g). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.12.

(b) Collateral Agent shall have no obligation whatsoever to the Lenders, the other Secured Parties or any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to Collateral Agent pursuant to the applicable Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in Section 12.01 or in this Section 12.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral or any part thereof, or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Collateral Agent’s own interest in the Collateral or any part thereof as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to the Lenders or the other Secured Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 12.13. Withholding Tax. To the extent required by any applicable Requirement of Law, an Agent may withhold from any payment to any Lender, an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.06, each Lender shall indemnify the relevant Agent, and shall make payable in respect thereof within ten (10) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the IRS or any other Governmental Authority as a result of the failure of the Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder. For the avoidance of doubt, for purposes of this Section 12.13, the term “Lender” includes any Swingline Lender and any L/C Lender.

SECTION 12.14. Secured Cash Management Agreements and Credit Swap Contracts. Except as otherwise expressly set forth herein or in any Security Document, no Cash Management Bank or Swap Provider that obtains the benefits of Section 11.02, Article VI or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article XII to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Credit Swap Contracts unless Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be.

SECTION 12.15. ERISA.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)  the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)  such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Credit Documents or any documents related hereto or thereto).

SECTION 12.16. Erroneous Payments.

(a) If Administrative Agent notifies a Lender, L/C Lender or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Lender or Secured Party (any such Lender, L/C Lender, Secured Party or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender, L/C Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, L/C Lender or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, L/C Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 12.16(b)(ii).

(c) Each Lender, L/C Lender or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Lender or Secured Party under any Credit Document, or otherwise payable or distributable by Administrative Agent to such Lender, L/C Lender or Secured Party from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender or L/C Lender at any time, (i) such Lender or L/C Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to a Platform as to which Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Lender shall deliver any Notes evidencing such Loans to Borrower or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender or L/C Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Lender shall cease to be a Lender or L/C Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Lender and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Lender or Secured Party under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.16 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or Obligations by, or the replacement of, a Lender or L/C Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01. Waiver. No failure on the part of Administrative Agent, Collateral Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

SECTION 13.02. Notices.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic mail). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, telecopy or facsimile number or (subject to Section 13.02(b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party, any Agent, L/C Lender, and the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof;

(ii)  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof or, in the case of any assignee Lender, the applicable Assignment Agreement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.02(b) below, shall be effective as provided in such Section 13.02(b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender pursuant to Article II, Article III or Article IV if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address (as described in the foregoing clause (i)) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each Credit Party, each Agent, each L/C Lender and the Swingline Lender may change its respective address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, each L/C Lender and the Swingline Lender.

(d) Reliance by Agents and Lenders. Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Letter of Credit Requests) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Indemnitee from all Losses resulting from the reliance by such Indemnitee on each notice purportedly given by or on behalf of Borrower (except to the extent resulting from such Indemnitee’s own gross negligence, bad faith or willful misconduct or material breach of any Credit Document) and believed by such Indemnitee in good faith to be genuine. All telephonic notices to and other communications with Administrative Agent or Collateral Agent may be recorded by Administrative Agent or Collateral Agent, as the case may be, and each of the parties hereto hereby consents to such recording.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Agent Parties”) have any liability to Borrower, any other Credit Party, any Lender, any L/C Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Credit Document by, such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any other Credit Party, any Lender, any L/C Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 13.03. Expenses, Indemnification, Etc.

(a) The Credit Parties, jointly and severally, agree to pay or reimburse:

(i) Agents for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, expenses and disbursements of Latham & Watkins LLP, counsel to Administrative Agent and Collateral Agent, and one special gaming and local counsel in each applicable jurisdiction) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension and syndication of credit (including the Loans and Commitments) hereunder and (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Credit Document (whether or not consummated or effective) requested by the Credit Parties;

(ii)  each Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses of such Agent or Lender (provided that any legal expenses shall be limited to the reasonable and documented fees, expenses and disbursements of one primary legal counsel for Lenders and Agents taken as a whole selected by Administrative Agent and of one special gaming and local counsel in each applicable material jurisdiction reasonably deemed necessary by Agents (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties)) in connection with (1) any enforcement or collection proceedings resulting from any Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) following the occurrence and during the continuance of an Event of Default, the enforcement of any Credit Document, and (3) the enforcement of this Section 13.03; and

(iii) Administrative Agent or Collateral Agent, as applicable but without duplication, for all reasonable and documented costs, expenses, assessments and other charges (including reasonable and documented fees and disbursements of one counsel in each applicable material jurisdiction) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.

Without limiting the rights of any Agent under this Section 13.03(a), each Agent, promptly after a request of Borrower from time to time, will advise Borrower of an estimate of any amount anticipated to be incurred by such Agent and reimbursed by Borrower under this Section 13.03(a).

(b) The Credit Parties, jointly and severally, hereby agree to indemnify each Agent, each Lender and their respective Affiliates and their and their respective Affiliates’, directors, trustees, officers, employees, representatives, advisors, partners and agents (each, an “Indemnitee”) from, and hold each of them harmless against, any and all Losses incurred by, imposed on or asserted against any of them directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents (including the Transactions), any breach by any Credit Party of any representation, warranty, covenant or other agreement contained in any Credit Document in connection with any of the Transactions, the use or proposed use of any of the Loans or Letters of Credit, the issuance of or performance under any Letter of Credit or, the use of any collateral security for the Obligations (including the exercise by any Agent or Lender of the rights and remedies or any power of attorney with respect thereto or any action or inaction in respect thereof), including all amounts payable by any Lender pursuant to Section 12.08 or any actual or threatened Proceeding relating to any of the foregoing, regardless of whether any such Indemnitee is a party thereto (and regardless of whether such matter is initiated by you, your equity holders, creditors or any other third party or by Borrower or any of its Subsidiaries or Affiliates), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, but excluding (i) any such Losses arising from the gross negligence, bad faith or willful misconduct or material breach of any Credit Documents by such Indemnitee or its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) any such Losses relating to any dispute between and among Indemnitees that does not involve an act or omission by any Company or any of their respective Affiliates (other than any claims against Administrative Agent, Collateral Agent, any Lead Arranger, any other agent or bookrunner named on the cover page hereto, Swingline Lender or any L/C Lender, in each case, acting in such capacities or fulfilling such roles); provided, however, this Section 13.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. For purposes of this Section 13.03(b), a “Related Indemnified Person” of an Indemnitee shall mean (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers, trustees, partners or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (3) the respective agents or advisors of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling person in this sentence pertains to a controlled Affiliate or controlling person involved in the performance of the Indemnitee’s obligations under the facilities.

Without limiting the generality of the foregoing, the Credit Parties, jointly and severally, will indemnify each Agent, each Lender and each other Indemnitee from, and hold each Agent, each Lender and each other Indemnitee harmless against, any Losses incurred by, imposed on or asserted against any of them arising under any Environmental Law as a result of (i) the past, present or future operations of any Company (or any predecessor-in-interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor-in-interest) to the extent such Losses arise from or relate to (A) the parties’ relationship under the Credit Documents (including the exercise of remedies thereunder); (B) any Company’s (or such predecessor-in-interest’s) ownership, operation, lease or use of such site or facility; or (C) any aspect of the respective business or operations of any Company (or predecessor-in-interest), and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any presence, Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility to the extent such Losses arise from or relate to (A) the parties’ relationship under the Credit Documents (including the exercise of remedies thereunder); (B) any Company’s (or such predecessor-in-interest’s) ownership, operation, lease or use of such site or facility; or (C) any aspect of the respective business or operations of any Company (or predecessor-in-interest), and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, including any such Release or threatened Release that shall occur during any period when any Agent or Lender shall be in possession of any such site or facility following the exercise by such Agent or Lender, as the case may be, of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence.

To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any Law or public policy or otherwise, the Credit Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all indemnified liabilities incurred by any of the Persons indemnified hereunder.

To the fullest extent permitted by applicable Law, no party hereto shall assert, and the parties hereto hereby waive, any claim against any Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity and reimbursement obligations to the extent set forth in this Section 13.03 (including the Credit Parties’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder). No Indemnitee referred to in subsection (b)    above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or material breach of any Credit Document by such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

SECTION 13.04. Amendments and Waiver.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, modified, changed or waived, unless such amendment, modification, change or waiver is in writing signed by each of the Credit Parties that is party thereto and the Required Lenders (or Administrative Agent with the consent of the Required Lenders); provided, however, that no such amendment, modification, change or waiver shall (and any such amendment, modification, change or waiver set forth below in clauses (i) through (viii) of this Section 13.04(a) shall only require the approval of the Agents and/or Lenders whose consent is required therefor pursuant to such clauses):

(i) extend the date for any scheduled payment of principal on any Loan or Note or extend the stated maturity of any Letter of Credit beyond any R/C Maturity Date (unless such Letter of Credit is required to be cash collateralized or otherwise backstopped (with a letter of credit on customary terms) to Administrative Agent’s and applicable L/C Lender’s reasonable satisfaction (and the obligations of the Revolving Lenders to participate in such Letters of Credit pursuant to Section 2.03(f) are terminated upon the fifth Business Day preceding the applicable R/C Maturity Date) or the participations therein are required to be assumed by Revolving Lenders that have Revolving Commitments which extend beyond such R/C Maturity Date (and the other Revolving Lenders are released from their obligations under such participations)) or extend the termination date of any of the Commitments, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or fees thereon, or forgive or reduce the principal amount thereof, without the consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any Default or Event of Default or of any mandatory prepayment of the Loans or mandatory reduction in Commitments shall not constitute a postponement of any date scheduled for the payment of principal or interest or an extension or increase of any Commitment and any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction);

(ii) release (x) all or substantially all of the Collateral (except as provided in this Agreement or the Security Documents) under all the Security Documents or (y) all or substantially all of the Guarantors from the Guarantees (except as expressly provided in this Agreement), without the consent of each Lender;

(iii) amend, modify, change or waive (x) any provision of Section 11.02 or this Section 13.04 without the consent of each Lender, (y) any other provision of any Credit Document or any other provision of this Agreement that expressly provides that the consent of all Lenders or all affected Lenders is required, without the consent of each Lender directly and adversely affected thereby or (z) any provision of any Credit Document that expressly provides that the consent of the Required Tranche Lenders of a particular Tranche or Required Revolving Lenders is required, without the consent of the Required Tranche Lenders of each applicable Tranche or the Required Revolving Lenders, as the case may be (in each case, except for technical amendments with respect to additional extensions of credit (including Extended Term Loans or Extended Revolving Loans) pursuant to this Agreement which afford the benefits or protections to such additional extensions of credit of the type provided to the Term Loans and/or the Revolving Commitments and Revolving Loans, as applicable);

(iv) (x) reduce the percentage specified in the definition of Required Lenders or Required Tranche Lenders or otherwise amend the definition of Required Lenders or Required Tranche Lenders without the consent of each Lender or (y) reduce the percentage specified in the definition of Required Revolving Lenders or otherwise amend the definition of Required Revolving Lenders without the consent of each Revolving Lender (provided that, (x) no such consent shall be required for technical amendments with respect to additional extensions of credit (including Extended Term Loans and Extended Revolving Loans) pursuant to this Agreement, and (y) with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, Required Tranche Lenders and/or Required Revolving Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date);

(v) amend, modify, change or waive Section 4.02 or Section 4.07(b) in a manner that would alter the pro rata sharing of payments required thereby, without the consent of each Lender directly and adversely affected thereby (except for technical amendments with respect to additional extensions of credit (including Extended Term Loans or Extended Revolving Loans) pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and/or the Revolving Commitments and Revolving Loans, as applicable);

(vi) impose any greater restriction on the ability of any Lender under a Tranche to assign any of its rights or obligations hereunder without the written consent of the Required Tranche Lenders for such Tranche;

(vii) (A) amend, modify or waive any provision of Section 10.08 (and related definitions as used in such Section, but not as used in other Sections of this Agreement), (B) amend, modify or waive any Default or Event of Default resulting from a breach of Section 10.08, (C) amend, modify or waive any provision of the last paragraph of Section 11.01 or (D) amend, modify or waive the provisions of Section 7.02 solely as they relate to the Revolving Loans and Letters of Credit, without the written consent of the Required Revolving Lenders and, notwithstanding anything to the contrary set forth in this Section 13.04, only the written consent of such Lenders shall be necessary to permit any such amendment, modification or waiver; provided, however, that the consent of the Required Lenders shall be required to waive, amend or modify the requirement to be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (and Section 10.08(a) and related definitions as used for such purpose) for purposes of Sections 9.12(a)(iii), 10.01(n)(ii), 10.04(l), 10.04(m), 10.06(j), 10.06(k), 10.09(a)(ii) and 10.09(a)(iii); or

(viii) subordinate any Lien securing the Obligations to Liens securing any other Indebtedness or subordinate the Obligations in right of payment to any other Indebtedness, in each case, without the written consent of each Lender, other than in connection with (A) a debtor-in-possession facility or (B) the use of Cash Collateral in an insolvency proceeding, for which the consent of the Required Lenders only shall be required.

provided, further, that no such amendment, modification, change or waiver shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the total Commitments or Total Revolving Commitments or a waiver of a mandatory prepayment shall not constitute an increase of the Commitment of any Lender), (B) without the consent of each L/C Lender, amend, modify, change or waive any provision of Section 2.03 or alter such L/C Lender’s rights or obligations with respect to Letters of Credit, (C) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (D) without the consent of any applicable Agent, amend, modify, change or waive any provision as same relates to the rights or obligations of such Agent or (E) amend, modify, change or waive Section 2.10(b) in a manner that by its terms adversely affects the rights in respect of prepayments due to Lenders holding Loans of one Tranche differently from the rights of Lenders holding Loans of any other Tranche without the prior written consent of the Required Tranche Lenders of each adversely affected Tranche (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement (including Extended Term Loans or Extended Revolving Loans) so that such additional extensions may share in the application of prepayments (or commitment reductions) with any Tranche of Term Loans or Revolving Loans, as applicable); provided, however, the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Tranches, of any portion of such prepayment which is still required to be made is not altered. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates), nor shall the date for any scheduled payment of any such amounts be postponed, without the consent of such Defaulting Lender (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (y), notwithstanding the fact that such amendment or modification actually results in such a reduction) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender (other than in the case of a consent by Administrative Agent to permit Borrower and its Subsidiaries to purchase Revolving Commitments (and Revolving Loans made pursuant thereto) of Defaulting Lenders in excess of the amount permitted pursuant to Section 13.04(h)).

In addition, notwithstanding the foregoing, the Engagement Letter may only be amended or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.

(b) If, (x) in connection with any proposed amendment, modification, change or waiver of or to any of the provisions of this Agreement, the consent of the Required Lenders (or in the case of a proposed amendment, modification, change or waiver affecting a particular Class or Tranche, the Lenders holding a majority of the Loans and Commitments with respect to such Class or Tranche) is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, or (y) any Lender declines to consent to an extension of its Loans or Commitments under Section 2.13, Borrower shall have the right, to either:

(A) replace each such non-consenting Lender or Lenders (or, at the option of Borrower, if such non-consenting Lender’s consent is required or requested, as applicable, with respect to a particular Class or Tranche of Loans (or related Commitments), to replace only the Classes or Tranches of Commitments and/or Loans of such non-consenting Lender with respect to which such Lender’s individual consent is required, or requested, as applicable (such Classes or Tranches, the “Affected Classes”)) with one or more Replacement Lenders, so long as, at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, change or waiver; provided, further, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case L/C Interests of, the Replaced Lender (or, at the option of Borrower if the respective Lender’s consent is required or requested with respect to less than all Classes or Tranches of Loans (or related Commitments), the Commitments, outstanding Loans and L/C Interests of the Affected Classes), (ii) at the time of any replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by the Replacement Lender), (B) all Reimbursement Obligations (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being acquired and (C) all accrued, but theretofore unpaid, fees and other amounts owing to the Lender with respect to the Loans being so assigned and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (ii) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by the Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a SOFR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, and the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans, Commitments and L/C Interests of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within one (1) Business Day (or such shorter period as is acceptable to Administrative Agent) after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment; or

(B) terminate such non-consenting Lender’s Commitment and/or repay Loans held by such Lender (or, if such non-consenting Lender’s consent is required or requested, as applicable, with respect to a particular Class or Tranche of Loans, the Commitment and Loans of the Affected Class) and, if applicable, Cash Collateralize its applicable R/C Percentage of the L/C Liability, in either case, upon one (1) Business Day’s (or such shorter period as is acceptable to Administrative Agent) prior written notice to Administrative Agent at the Principal Office (which notice Administrative Agent shall promptly transmit to each of the Lenders). Any such prepayment of the Loans or termination of the Commitments of such Lender shall be made together with accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) (or if the applicable consent requires or requests approval of all Lenders of a particular Class or Tranche but not all Lenders, then Borrower shall terminate all Commitments and/or repay all Loans, in each case together with payment of all accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) under such Class or Tranche), so long as in the case of the repayment of Revolving Loans of any Lender pursuant to this Section 13.04(b)(B), (A) the Revolving Commitment of such Lender is terminated concurrently with such repayment and (B) such Lender’s R/C Percentage of all outstanding Letters of Credit is Cash Collateralized or backstopped by Borrower in a manner reasonably satisfactory to Administrative Agent and the L/C Lenders. Immediately upon any repayment of Loans by Borrower pursuant to this Section 13.04(b)(B), such Loans repaid or acquired pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.

(c) Administrative Agent and Borrower may (without the consent of Lenders) amend any Credit Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Revolving Commitments, Incremental Term Loans, Other Term Loans, Other Revolving Commitments, Extended Term Loans and Extended Revolving Commitments. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Credit Document. In addition, upon the effectiveness of any Refinancing Amendment, Administrative Agent, Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Loan Commitments). Administrative Agent and Borrower may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the terms of any Refinancing Amendment. Administrative Agent and Collateral Agent may enter into (i) amendments to this Agreement and the other Credit Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to Section 2.13 or incurred pursuant to Sections 2.12 or 2.15, (ii) such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.13, Section 2.12 or Section 2.15 and (iii) such technical amendments as may be necessary to establish separate tranches or sub-tranches if the terms of a portion (but not all) of an existing Tranche is amended in accordance with Section 13.04(a).

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (i) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans (or any Tranche thereof in the case of additional Term Loans) and the Revolving Loans and Revolving Commitments (or any Tranche of Revolving Loans and Revolving Commitments in the case of additional Revolving Loans or Revolving Commitments) and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Tranche Lenders and/or Required Revolving Lenders, as applicable.

(e) Notwithstanding anything to the contrary herein, (i) upon five (5) Business Days’ prior written notice to the Lenders, any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender, unless the Required Lenders shall have objected within such five (5) Business Day period) solely to effect administrative changes or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Mortgaged Real Property based on surveys), (ii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested or required by Gaming/Racing Authorities or Gaming/Racing Laws and (iii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) to permit any changes requested or required by any Governmental Authority that are not materially adverse to the Lenders (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies). Notwithstanding anything to the contrary herein, (A) additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments), (B) Collateral Agent shall (and each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) hereby authorize Collateral Agent to) enter into the Pari Passu Intercreditor Agreement upon the request of Borrower in connection with the incurrence of Permitted First Priority Refinancing Debt, or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi)), as applicable (or any amendments and supplements thereto in connection with the incurrence of additional Permitted First Priority Refinancing Debt, or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi))), and (C) Collateral Agent shall (and each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) hereby authorize Collateral Agent to) enter into the Second Lien Intercreditor Agreement upon the request of Borrower in connection with the incurrence of Permitted Second Priority Refinancing Debt, or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi), as applicable (or any amendments or supplements thereto in connection with the incurrence of additional Permitted Second Priority Refinancing Debt, or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi)))). Each Lender agrees to be bound by the terms of the Pari Passu Intercreditor Agreement and the Second Lien Intercreditor Agreement, from and after the effectiveness thereof, as if directly a party thereto.

(f) Notwithstanding anything to the contrary herein, the applicable Credit Party or Credit Parties and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, without the consent of any other Person, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable Requirements of Law or to release any Collateral which is not required under the Security Documents.

(g) Notwithstanding anything to the contrary herein, Administrative Agent and Collateral Agent shall (A) release any Lien granted to or held by Administrative Agent or Collateral Agent upon any Collateral (i) upon Payment in Full of the Obligations (other than (x) obligations under any Swap Contracts as to which acceptable arrangements have been made to the satisfaction of the relevant counterparties and (y) Cash Management Agreements not yet due and payable), (ii) upon the sale, transfer, distribution, contribution or other disposition of Collateral to the extent required pursuant to the last paragraph in Section 10.05 (and Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry) to any Person other than a Credit Party, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders to the extent required by Section 13.04(a)), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 6.08, (v) constituting Equity Interests in or property of an Unrestricted Subsidiary, (vi) subject to Liens permitted under Sections 10.02(i) or 10.02(k), in each case, to the extent the documents governing such Liens do not permit such Collateral to secure the Obligations, or (vii) as otherwise may be provided herein or in the relevant Security Documents, and (B) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by Borrower with respect to leases entered into by Borrower and its Restricted Subsidiaries, to the extent requested by Borrower and not materially adverse to the interests of the Lenders (including, without limitation, the Hard Rock SNDA (Retail Lease) and the Hard Rock SNDA (Restaurant Lease)) or, with respect to any Gaming/Racing Lease, to the extent requested by the applicable Landlord.

(h) If any Lender is a Defaulting Lender, Borrower shall have the right to terminate such Defaulting Lender’s Revolving Commitment and repay the Loans related thereto as provided below so long as Borrower Cash Collateralizes or backstops such Defaulting Lender’s applicable R/C Percentage of the L/C Liability to the reasonable satisfaction of the L/C Lender and Administrative Agent; provided that such terminations of Revolving Commitments shall not exceed 20% of the sum of (x) the initial aggregate principal amount of the Revolving Commitments on the Closing Date plus (y) the initial aggregate principal amount of all Incremental Revolving Commitments incurred after the Closing Date and prior to such date of determination; provided, further, that Borrower and its Subsidiaries may terminate additional Revolving Commitments and repay the Loans related thereto pursuant to this Section 13.04(h) with the consent of Administrative Agent. At the time of any such termination and/or repayment, and as a condition thereto, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender provided pursuant to such Revolving Commitments, (B) all Reimbursement Obligations (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternate Currency) owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being repaid and terminated or acquired, as the case may be, and (C) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being so repaid, as the case may be and all other obligations of Borrower owing to such Replaced Lender (other than those relating to Loans or Commitments not being terminated or repaid) shall be paid in full to such Defaulting Lender concurrently with such termination. At such time, unless the respective Lender continues to have outstanding Loans or Commitments hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 4.02, 5.01, 5.03, 5.05, 5.06 and 13.03), which shall survive as to such repaid Lender. Immediately upon any repayment of Loans by Borrower pursuant to this Section 13.04(h), such Loans repaid pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.

SECTION 13.05. Benefit of Agreement; Assignments; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document (it being understood that a merger or consolidation not prohibited by this Agreement shall not constitute an assignment or transfer) without the prior written consent of all of the Lenders and provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments, Loans or related Obligations hereunder except as provided in Section 13.05(b)) and the participant shall not constitute a “Lender” hereunder; and provided, further, that no Lender shall transfer, assign or grant any participation (x) to a natural person, (y) to a Person that is a Disqualified Lender as of the applicable Trade Date (unless consented to by Borrower) or (z) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document; provided that such participation may provide that such Lender will not, without the consent of the participant, agree to any amendment, waiver or other modification described in Sections 13.04(a)(i) or (a)(ii) that directly affects such participant. In the case of any such participation, except as described below, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto). Borrower agrees that each participant shall be entitled to the benefits of Sections 5.01, and 5.06 (subject to the obligations and limitations of such Sections, including Section 5.06(c) (it being understood that the documentation required under Section 5.06(c) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.05, provided that such participant (A) shall be subject to the provisions of Section 2.11 as if it were an assignee under paragraph (b) of this Section 13.05; and (B) shall not be entitled to receive any greater payment under Section 5.01 or 5.06, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 4.07 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) No Lender (or any Lender together with one or more other Lenders) may assign all or any portion of its Commitments, Loans and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Loans and Obligations) hereunder, except to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) with the consent of (x) Administrative Agent, (y) so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, Borrower and (z) in the case of an assignment of Revolving Loans or Revolving Commitments, the consent of the Swingline Lender and each L/C Lender (each such consent not to be unreasonably withheld or delayed); provided that (1) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, the aggregate amount of the Commitments or Loans subject to such assignment shall not be less than (i) in the case of Revolving Commitments or Revolving Loans, $5.0 million, and (ii) in the case of Term Loan Commitments or Term Loans, $250,000; (2) no such consent of Borrower shall be necessary in the case of (i) an assignment of Revolving Loans or Revolving Commitments by a Revolving Lender to another Revolving Lender or a lending Affiliate thereof that is engaged in providing revolving loan financing in the ordinary course of business, or (ii) an assignment of Term Loans by a Lender to another Lender or an Affiliate or Approved Fund of a Lender and (3) Borrower shall be deemed to have consented to any such assignment with respect to a Term Loan unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof. Each assignee shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided that (I) Administrative Agent shall, unless it otherwise agrees in its sole discretion, receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (II) no such transfer or assignment will be effective until recorded by Administrative Agent on the Register pursuant to Section 2.08, and (III) such assignments may be made on a pro rata basis among Commitments and/or Loans (and related Obligations). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.05, whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations. To the extent of any assignment permitted pursuant to this Section 13.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans (provided that such assignment shall not release such Lender of any claims or liabilities that may exist against such Lender at the time of such assignment). At the time of each assignment pursuant to this Section 13.05(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall provide to Borrower and Administrative Agent in accordance with Section 5.06(c) the appropriate IRS Forms (and, if applicable, a U.S. Tax Compliance Certificate) as described in Section 5.06(c), as applicable.

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging or assigning a security interest in its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment of a security interest to a Federal Reserve Bank or other central banking authority. No pledge pursuant to this Section 13.05(c) shall release the transferor Lender from any of its obligations hereunder or permit the pledgee to become a lender hereunder without otherwise complying with Section 13.05(b).

(d) Notwithstanding anything to the contrary contained in this Section 13.05 or any other provision of this Agreement, Borrower and its Subsidiaries may, but shall not be required to, purchase outstanding Term Loans pursuant to (x) the Auction Procedures established for each such purchase in an auction managed by Auction Manager and (y) through open market purchases, subject solely to the following conditions:

(i) (x) with respect to any Borrower Loan Purchase pursuant to the Auction Procedures, at the time of the applicable Purchase Notice (as defined in Exhibit O hereto), no Event of Default has occurred and is continuing or would result therefrom, and (y) with respect to any Borrower Loan Purchase consummated through an open market purchase, at the Trade Date of the applicable assignment, no Event of Default has occurred and is continuing or would result therefrom;

(ii) immediately upon any Borrower Loan Purchase, the Term Loans purchased pursuant thereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document;

(iii) with respect to each Borrower Loan Purchase, Administrative Agent shall receive (x) if such Borrower Loan Purchase is consummated pursuant to the Auction Procedures, a fully executed and completed Borrower Assignment Agreement effecting the assignment thereof, and (y) if such Borrower Loan Purchase is consummated pursuant to an open market purchase, a fully executed and completed Open Market Assignment and Assumption Agreement effecting the assignment thereof;

(iv) Borrower may not use the proceeds of any Revolving Loan to fund the purchase of outstanding Term Loans pursuant to this Section 13.05(d); and

(v) neither Borrower nor any of its Subsidiaries will be required to represent or warrant that they are not in possession of non-public information with respect to Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any purchase permitted by this Section 13.05(d).

The assignment fee set forth in Section 13.05(b) shall not be applicable to any Borrower Loan Purchase consummated pursuant to this Section 13.05(d).

(e) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to Administrative Agent an assignment agreement substantially in the form of Exhibit J hereto (an “Affiliated Lender Assignment and Assumption”);

(ii) Affiliated Lenders will not (i) receive information provided solely to Lenders by Administrative Agent or any Lender and will not be permitted to receive notice nor attend or participate in conference calls or meetings attended solely by the Lenders and Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders or (ii) challenge Administrative Agent and the Lenders’ attorney client privilege;

(iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the principal amount of all Term Loans at such time outstanding (determined after giving effect to any substantially simultaneous cancellations thereof) (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(iv) as a condition to each assignment pursuant to this clause (e), Administrative Agent shall have been provided a notice in the form of Exhibit J to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against Administrative Agent, in its capacity as such;

(v) Affiliated Lenders will not be required to represent or warrant that they are not in possession of non-public information with respect to Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 13.05(e); and

(vi) any Term Loans acquired by any Affiliated Lender may (but shall not be required to), with the consent of Borrower, be contributed to Borrower or any of its Restricted Subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Law, be retired and cancelled promptly upon such contribution) and which may be converted into or exchanged for debt or equity securities that are permitted to be issued by such Person at such time; provided that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Tranche shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans of such Tranche pursuant to Section 3.01 shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled.

(f) Notwithstanding anything in Section 13.04 or the definition of “Required Lenders” or “Required Tranche Lenders,” to the contrary, for purposes of determining whether the Required Lenders or the Required Tranche Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) subject to Section 13.05(g), consented (or not consented) to any plan of reorganization pursuant to the Bankruptcy Code, (iii) otherwise acted on any matter related to any Credit Document, or (iv) directed or required Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require Administrative Agent, Collateral Agent or any Lender to take (or refrain from taking) any such action and:

(i) all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or the Required Tranche Lenders have taken any actions; and

(ii) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders;

provided that, notwithstanding the foregoing, in respect of this Section 13.05(f), such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document that (1) requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be or (2) would affect any Affiliated Lender (in its capacity as a Lender) in a manner disproportionate to the effect on any Lender of the same Tranche that is not an Affiliated Lender or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, provided, further, that no amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document shall (i) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to the other Lenders of the same Tranche that are not Affiliated Lenders, (ii) increase the Commitments or obligations of any Affiliated Lender, (iii) extend the due dates for payments of interest and scheduled amortization (including at maturity) of any Term Loans owed to any Affiliated Lender, (iv) reduce the amounts owing to any Affiliated Lender or (v) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder in each case without the consent of such Affiliated Lender.

(g) Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against Borrower or any other Credit Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in Administrative Agent’s sole discretion, unless Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term B Facility Lenders of the same Class that are not Affiliated Lenders.

(h) Notwithstanding anything in Section 13.04 or the definition of “Required Lenders” to the contrary, any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis, in each case, provided that, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 13.04.

(i) [reserved].

(j) [reserved].

(k) (i) No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by Borrower of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (k)(i) shall not be void, but the other provisions of this clause (k) shall apply, and nothing in this subsection (k) shall limit any rights or remedies available to the Credit Parties at law or in equity with respect to any Disqualified Lender and any Person that makes an assignment or participation to a Disqualified Lender in violation of this clause (k)(i).

(ii) If any assignment or participation is made to any Disqualified Lender without Borrower’s prior written consent in violation of clause (k)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of Borrower owing to such Disqualified Lender in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Borrower, Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, (2) if such Disqualified Lender does vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) Administrative Agent shall have the right, and Borrower hereby expressly authorizes Administrative Agent, to provide the list of Disqualified Lenders to each Lender specifically requesting the same.

SECTION 13.06. Survival. The obligations of the Credit Parties under Sections 5.01, 5.05, 5.06, 13.03 and 13.19, the obligations of each Guarantor under Section 6.03, and the obligations of the Lenders under Sections 5.06 and 12.08, in each case shall survive the repayment of the Loans and the other Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or L/C Interest (and any related Obligations) hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.

SECTION 13.07. Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 13.08. Counterparts; Interpretation; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Engagement Letter, which are not superseded and survive solely as to the parties thereto (to the extent provided therein). This Agreement shall become effective when the Closing Date shall have occurred, and this Agreement shall have been executed and delivered by the Credit Parties and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.09. Governing Law; Submission to Jurisdiction; Waivers; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS (EXCEPT AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH IN SUCH OTHER CREDIT DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY AGENT, ANY LENDER, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13.10. Confidentiality. Each Agent and each Lender agrees to keep information obtained by it pursuant to the Credit Documents confidential in accordance with such Agent’s or such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or such Lender’s Affiliates and its and its Affiliates’ respective employees, representatives, directors, partners, attorneys, auditors, agents, professional advisors or trustees who are advised of the confidential nature thereof and instructed to keep such information confidential or to any direct or indirect creditor or contractual counterparty in swap agreements or such creditor’s or contractual counterparty’s professional advisor (so long as such creditor, contractual counterparty or professional advisor to such contractual counterparty agrees in writing to be bound by the provisions of this Section 13.10) (it being understood that the disclosing Agent or Lender shall be responsible for such Person’s compliance with this paragraph), (b) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section 13.10 or (y) presently is or hereafter becomes available to such Agent or such Lender on a non-confidential basis from a Person not an Affiliate of such Agent or such Lender not known to such Agent or such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited or impracticable) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission or self-regulatory organization (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Agent or such Lender is subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Agent or such Lender; provided that prior notice thereof is furnished to Borrower, (e) to pledgees under Section 13.05(c), assignees, participants, prospective assignees or prospective participants, in each case who agree in writing to be bound by the provisions of this Section 13.10 or by provisions at least as restrictive as the provisions of this Section 13.10 (it being understood that any electronically recorded agreement from any Person listed above in this clause (e) in respect to any electronic information (whether posted or otherwise distributed on IntraLinks or any other electronic distribution system) shall satisfy the requirements of this clause (e)), (f) in connection with the exercise of remedies hereunder or under any Credit Document or to the extent required in connection with any litigation with respect to the Loans or any Credit Document, (g) to market data collectors, similar service providers to the lending industry and service providers to such Agent or such Lender in connection with the Transactions, the Commitments, the administration and management of this Agreement, the other Credit Documents and any related documents and for purposes of general portfolio, benchmarking and market data analysis, (h) to any other party hereto or (i) with Borrower’s prior written consent.

SECTION 13.11. Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

SECTION 13.12. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 13.13. Gaming/Racing Laws and Liquor Laws. (a) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, this Agreement and the other Credit Documents are subject to the Gaming/Racing Laws and the laws involving the sale, distribution and possession of alcoholic beverages and/or tobacco, as applicable (the “Liquor Laws”). Without limiting the foregoing, Administrative Agent, each other Agent, each Lender and each participant acknowledges that (i) it is the subject of being called forward by any Gaming/Racing Authority or any Liquor Authority, in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Credit Documents, including with respect to the entry into and ownership and operation of the Gaming/Racing Facilities (including hosting lottery, betting, wagering, or other gaming activities thereon), the possession or control of gaming equipment, alcoholic beverages, a Gaming/Racing License, a liquor license and receipt of payments based on earnings, profits or receipts from gaming, may be exercised only to the extent, and in the manner, that the exercise thereof does not violate any applicable Gaming/Racing Laws, Material Gaming/Racing Agreements with Governmental Authorities, and Liquor Laws and, only to the extent that required approvals, including prior approvals, are obtained from the requisite Governmental Authorities.

(b) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, Administrative Agent, each other Agent, each Lender and each participant agrees to cooperate with each Gaming/Racing Authority and each Liquor Authority (and, in each case, to be subject to Section 2.11) in connection with the administration of their regulatory jurisdiction over Borrower and the other Credit Parties, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming/Racing Authorities and/or Liquor Authorities relating to Administrative Agent, any other Agent, any of the Lenders or participants, Borrower and its Subsidiaries or to the Credit Documents. Further, each Credit Party hereby expressly authorizes Administrative Agent, the Collateral Agent, each other Agent, each Lender and each participant to cooperate with the applicable Gaming/Racing Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over Borrower and its Subsidiaries, including, without limitation, to the extent not inconsistent with the internal policies of such Agent, Lender or participant and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such applicable Gaming/Racing Authorities and Liquor Authorities relating to the Agents, Lenders, participants or Borrower or any Subsidiary thereof, or the Credit Documents. The parties hereto acknowledge that the provisions of this subsection (b) shall not be for the benefit of any Credit Party or any other Person other than the Agents, the Lenders and the participants.

(c) If during the continuance of an Event of Default under this Agreement or any of the Credit Documents it shall become necessary, or in the opinion of Administrative Agent, advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found suitable under any Gaming/Racing Laws as a condition to receiving the benefit of any Collateral encumbered by the Credit Documents or otherwise to enforce the rights of the Agents and the Lenders under the Credit Documents, Borrower and the other Credit Parties hereby agree to consent to the application for such license or finding of suitability and to execute such further documents as may be required in connection with the evidencing of such consent.

(d) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, to the extent any provision of this Agreement or any other Credit Document excludes any assets from the scope of the Collateral, or from any requirement to take any action to make effective or perfect any security interest in favor of Collateral Agent or any other Secured Party in the Collateral, the representations, warranties and covenants made by Borrower or any Restricted Subsidiary in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent or any other Secured Party (including, without limitation, Article VIII of this Agreement) shall be deemed not to apply to such assets.

(e) No use of the term “operate” in this Agreement or any other Credit Document is intended to imply that any Person other than the State of Rhode Island (acting through the Division) operates the lotteries as provided in Section 15 of Article VI of the Rhode Island Constitution.

SECTION 13.14. Hard Rock License Agreement Matters.

(a) Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, until such time as Collateral Agent institutes an action to foreclose its Lien on the Hard Rock License Agreement in accordance with the terms of the Hard Rock License Agreement or Borrower or Premier Entertainment becomes (either voluntarily or involuntarily) subject to a bankruptcy, revenues from operation of the Hard Rock Hotel and Casino Biloxi shall be used first to satisfy the obligations of Premier Entertainment under the Hard Rock License Agreement to Hard Rock Hotel Licensing, Inc. before payment of any other obligation (including any obligation to the Secured Parties) of Premier Entertainment.

(b)   Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, in the event of an Event of Default, a receiver may be appointed for Premier Entertainment and such receiver shall be authorized to cure all defaults of Premier Entertainment under the Hard Rock License Agreement. The receiver shall be subject to the approval of Hard Rock Hotel Licensing, Inc., which approval shall not be unreasonably withheld, conditioned or delayed.

SECTION 13.15. USA Patriot Act and Beneficial Ownership Regulation. Each Lender that is subject to the Act (as hereinafter defined) or the Beneficial Ownership Regulation to the extent required hereby, notifies Borrower and the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes the name and address of Borrower and the Guarantors and other information that will allow such Lender to identify Borrower and the Guarantors in accordance with the Act and/or the Beneficial Ownership Regulation, and Borrower and the Guarantors agree to provide such information (or, with respect to the Beneficial Ownership Regulation, a certification that Borrower or any Guarantor qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) from time to time to any Lender.

SECTION 13.16. Waiver of Claims. Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Credit Parties hereby agree that Borrower shall not acquire any rights as a Lender under this Agreement as a result of any Borrower Loan Purchase and may not make any claim as a Lender against any Agent or any Lender with respect to the duties and obligations of such Agent or Lender pursuant to this Agreement and the other Credit Documents; provided, however, that, for the avoidance of doubt, the foregoing shall not impair Borrower’s ability to make a claim in respect of a breach of the representations or warranties or obligations of the relevant assignor in a Borrower Loan Purchase, including in the standard terms and conditions set forth in the assignment agreement applicable to a Borrower Loan Purchase.

SECTION 13.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent and the Lenders are arm’s-length commercial transactions between Borrower, each other Credit Party and their respective Affiliates, on the one hand, and Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent and the Lenders, on the other hand, (B) each of Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Credit Party or any of their respective Affiliates, or any other Person (except as expressly set forth in any commitment letters or engagement letters between Administrative Agent, Collateral Agent, such Lead Arranger, the Syndication Agent or such Lender and Borrower or such Credit Party or Affiliate thereof) and (B) neither Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent nor any Lender has any obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents or in other written agreements between Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent or any Lender on one hand and Borrower, any other Credit Party or any of their respective Affiliates on the other hand; and (iii) Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of Borrower, the other Credit Parties and their respective Affiliates, and neither Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent, nor any Lender has any obligation to disclose any of such interests to Borrower, any other Credit Party or any of their respective Affiliates. Each Credit Party agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent and the Lenders, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other. To the fullest extent permitted by law, each of Borrower and each other Credit Party hereby waives and releases any claims that it may have against Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby (other than any agency or fiduciary duty expressly set forth in any commitment letter or engagement letter referenced in clause (ii)(A)).

SECTION 13.18. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents or the Swap Contracts or (with respect to the exercise of rights against the collateral) Cash Management Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, without the prior written consent of Administrative Agent. The provisions of this Section 13.18 are for the sole benefit of the Agents and Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

SECTION 13.19. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 13.19 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this Section 13.19 shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate. If the Maximum Rate is calculated pursuant to this Section 13.19, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 13.19, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, Administrative Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 13.20. Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any Agent, any L/C Lender or any Lender, or any Agent, any L/C Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and the Agents’, the L/C Lender’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Credit Document shall continue in full force and effect, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent or L/C Lender, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. In such event, each Credit Document shall be automatically reinstated (to the extent that any Credit Document was terminated) and Borrower shall take (and shall cause each other Credit Party to take) such action as may be requested by Administrative Agent, the L/C Lenders and the Lenders to effect such reinstatement.

SECTION 13.21. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 13.22. Acknowledgement Regarding Any Supported QFCs. From and after the Specified Consent Date:

(a) To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 13.23. Parallel Debt. Notwithstanding any other provision of this Agreement and solely for the purpose of taking, maintaining, protecting and/or enforcing any Collateral created and governed, or expressed to be created and governed pursuant to Greek law or any other applicable foreign Law (as determined by the Collateral Agent), each Credit Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent, as creditor in its own right and not as agent, representative or trustee of the other Secured Parties, sums equal to and in the currency of each amount payable by that Credit Party to each of the other Secured Parties under each of the Credit Documents, Credit Swap Contracts and Secured Cash Management Agreements as and when that amount falls due for payment under the relevant Credit Document, Credit Swap Contract and Secured Cash Management Agreement.

(b) The Collateral Agent shall have its own independent right to demand payment of the amounts payable by a Credit Party under this Section 13.23, irrespective of any discharge of that Credit Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in proceedings commenced pursuant to any Debtor Relief Laws affecting that Credit Party, to preserve their entitlement to be paid those amounts.

(c) Any amount due and payable by a Credit Party to the Collateral Agent under this Section 13.23 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment of the corresponding amount under the other provisions of the Credit Documents, Credit Swap Contracts and Secured Cash Management Agreements, as applicable, and any amount due and payable by a Credit Party to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment of the corresponding amount under this Section 13.23.

(d) The rights of the Secured Parties (other than the Collateral Agent) to receive payment of amounts payable by each Credit Party under the Credit Documents, the Credit Swap Contracts and/or the Secured Cash Management Agreements, as applicable, are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 13.23.

(e) For the purpose of this Section 13.23, the Collateral Agent acts in its own name and not as an agent or a trustee or representative of the Secured Parties, and its claims in respect of the parallel debt shall not be held on trust. The security interest granted under the Credit Documents to the Collateral Agent to secure the parallel debt is granted to the Collateral Agent in its capacity as creditor of the parallel debt and shall not be held on trust.

(f) A defect affecting the Collateral Agent’s claim under this Section 13.23 against any Credit Party will not affect any claim and/or obligation of the other Lenders under the Credit Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BALLY’S CORPORATION

By:
Name:
Title:

Address for Notices for Borrower and each Subsidiary Guarantor:

Bally’s Corporation 100 Twin River Road Lincoln, Rhode Island 02865 Attention: General Counsel Facsimile No.: (401) 727-4770

[Signature Page to Bally’s Corporation Credit Agreement]

SUBSIDIARY GUARANTORS:

[ ● ]

By:
Name:
Title:

[Signature Page to Bally’s Corporation Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Deutsche Bank AG New York Branch 60 Wall Street New York, NY 10005 Attn: Brandon Egozi Telephone No.: (904) 645-1375 Email: brandon.egozi@db.com

[Signature Page to Bally’s Corporation Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Deutsche Bank AG New York Branch 60 Wall Street New York, NY 10005 Attn: Brandon Egozi Telephone No.: (904) 645-1375 Email: brandon.egozi@db.com

[Signature Page to Bally’s Corporation Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Swingline Lender

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Deutsche Bank AG New York Branch 60 Wall Street New York, NY 10005 Attn: Brandon Egozi Telephone No.: (904) 645-1375 Email: brandon.egozi@db.com

[Signature Page to Bally’s Corporation Credit Agreement]

[ ● ], as a Lender

By:
Name:
Title:

Address for Notices:

Contact Person: [ ● ]
Facsimile No.: [ ● ]
Telephone No.: [ ● ]
Email: [ ● ]

[Signature Page to Bally’s Corporation Credit Agreement]

ANNEX A-1

REVOLVING COMMITMENTS

Lender	Closing Date Revolving Commitment	Amendment No. 3 Revolving Commitment	L/C Commitment
Deutsche Bank AG New York Branch	$0	$90,000,000.00	$75,000,000.00
Goldman Sachs Bank USA	$0	$80,000,000.00	N/A
Barclays Bank PLC	$0	$80,000,000.00	N/A
Citizens Bank, N.A.	$0	$80,000,000.00	N/A
Truist Bank	$0	$80,000,000.00	N/A
Wells Fargo Bank, National Association	$80,000,000.00	$0	N/A
Capital One, National Association	$80,000,000.00	$0	N/A
Fifth Third Bank	$0	$50,000,000.00	N/A
Total Revolving Commitments:	$160,000,000.00	$460,000,000.00	$75,000,000.00

ANNEX A-2

TERM B FACILITY COMMITMENTS

Lender	Term B Facility Commitment
Goldman Sachs Bank USA	$1,945,000,000.00
Total Term B Facility Commitments:	$1,945,000,000.00

ANNEX B-1

APPLICABLE FEE PERCENTAGE FOR CLOSING DATE REVOLVING FACILITY LOANS

AND AMENDMENT NO. 3 REVOLVING FACILITY LOANS

Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Fee Percentage
Level I	Greater than or equal to 4.75 to 1.00	0.50%
Level II	Less than 4.75 to 1.00	0.375%

ANNEX B-2

APPLICABLE MARGIN FOR REVOLVING LOANS AND

SWINGLINE LOANS

CLOSING DATE REVOLVING COMMITMENTS

		Applicable Margin
		Revolving Loans and Swingline Loans
Pricing Level	Consolidated Total Net Leverage Ratio	SOFR	ABR
Level I	Greater than or equal to 4.75 to 1.00	3.25%	2.25%
Level II	Less than 4.75 to 1.00 but greater than or equal to 4.25 to 1.00	3.00%	2.00%
Level III	Less than 4.25 to 1.00	2.75%	1.75%

AMENDMENT NO. 3 REVOLVING COMMITMENTS

		Applicable Margin
		Revolving Loans and Swingline Loans
Pricing Level	Consolidated Total Net Leverage Ratio	SOFR, SONIA and EURIBOR	ABR
Level I	Greater than or equal to 5.25 to 1.00	5.00%	4.00%
Level II	Less than 5.25 to 1.00 but greater than or equal to 4.75 to 1.00	4.50%	3.50%
Level III	Less than 4.75 to 1.00 but greater than or equal to 4.25 to 1.00	4.25%	3.25%
Level IV	Less than 4.25 to 1.00	4.00%	3.00%

In the event that the Borrower and the applicable Lenders amend the Credit Agreement to extend the maturity date of all or a portion of the Term B Facility Loans pursuant to Section 2.13(a) of the Credit Agreement, and such extension results in an Applicable Margin for such extended Term B Facility Loans that are SOFR Loans on the effective date of the Extension Amendment effectuating such extension that is more than 0.50% higher than the Applicable Margin for SOFR Loans, SONIA Loans and EURIBOR Loans under the Amendment No. 3 Revolving Facility set forth in Level I above, then (i) the Applicable Margin for SOFR Loans, SONIA Loans and EURIBOR Loans in Level I above shall be increased to the Applicable Margin that is 0.50% below the Applicable Margin for the extended Term B Facility Loans that are SOFR Loans, (ii) the Applicable Margin for SOFR Loans, SONIA Loans and EURIBOR Loans in Level II above shall be increased to the Applicable Margin that is 0.50% below the Applicable Margin for SOFR Loans, SONIA Loans and EURIBOR Loans set forth in clause (i) for Level I, (iii) the Applicable Margin for SOFR Loans, SONIA Loans and EURIBOR Loans in Level III above shall be increased to the Applicable Margin that is 0.25% below the Applicable Margin for SOFR Loans, SONIA Loans and EURIBOR Loans set forth in clause (ii) for Level II, (iv) the Applicable Margin for SOFR Loans, SONIA Loans and EURIBOR Loans in Level IV above shall be increased to the Applicable Margin that is 0.25% below the Applicable Margin for SOFR Loans, SONIA Loans and EURIBOR Loans set forth in clause (iii) for Level III and (v) the Applicable Margin for ABR Loans in Levels I, II, III and IV above shall be increased correspondingly. For the avoidance of doubt, this paragraph shall apply only to the Amendment No. 3 Revolving Facility and shall not apply to the Closing Date Revolving Facility.

Exhibit B

Amended Compliance Certificate

[attached]

EXHIBIT U

FORM OF COMPLIANCE CERTIFICATE

_______________, _______________

The undersigned, a Responsible Officer of Bally’s Corporation, a Delaware corporation (“Borrower”), hereby certifies in such capacity (and not in any individual capacity) to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This Compliance Certificate is delivered to you pursuant to Section 9.04(c) of the Credit Agreement, dated as of October 1, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other parties party thereto. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.1

2. I have reviewed, or caused to be reviewed under my supervision, the consolidated financial statements of the Borrower and its Subsidiaries dated as of _____________ and for the _____________ period[s] then ended [and such consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes)]2.

3. As of the date hereof, no Default has occurred and is continuing [except, _______]3.

4. [Set forth in Schedule 1 (and the annexes referred to therein) to this Compliance Certificate are computations necessary to determine whether Borrower and its Restricted Subsidiaries are in compliance with the financial covenant contained in Section 10.08(a) of the Credit Agreement as of the end of the fiscal [quarter] [year] ended __________________.]4 [Set forth in Annexes I through IV are computations of Consolidated Net Indebtedness, Consolidated First Lien Net Indebtedness, Consolidated Net Income, Consolidated EBITDA and Consolidated Interest Expense for the periods set forth therein.]5

[1]	In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule or Annex attached to this executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of this executed Compliance Certificate.

[2]	To be included only for Compliance Certificates delivered in connection with quarterly financial statements delivered pursuant to Section 9.04(a).

[3]	If a Default has occurred and is continuing, describe the Default in reasonable detail and describe the actions that the Companies have taken and propose to take with respect thereto.

[4]	To be included only if financial covenant contained in Section 10.08(a) of the Credit Agreement is applicable as of the Statement Date.

[5]	To be included if financial covenant contained in Section 10.08(a) of the Credit Agreement is inapplicable as of the Statement Date.

Exhibit U-1

[5. The amount of outstanding Indebtedness incurred after the Closing Date, the proceeds of which, as of the Statement Date (as defined below), were pending application and were required or intended to be used to fund (i) Expansion Capital Expenditures of Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness (but only for so long as such Indebtedness constitutes Development Expenses), is $_________________.]6

[6. The cost savings, operating expense reductions, other operating improvements and synergies set forth in Schedule 2 to this Compliance Certificate are reasonably expected to be realized within eighteen (18) months of the taking of such specified actions (or in the case of a Specified Transaction, within eighteen (18) months of the closing date of such Specified Transaction) and are reasonably identifiable and factually supportable in the good faith judgment of Borrower.]7

[7. The amounts set forth on Schedule 3 to this Compliance Certificate are hereby designated as Specified 10.04(k) Investment Returns.]

8. Set forth on Schedule 4 to this Compliance Certificate is a calculation of the Initial Restricted Payment Base Amount.

9. [Set forth on Schedule 5 to this Compliance Certificate are calculations of revenues, net income, Consolidated EBITDA (including the component parts thereof), Consolidated Net Indebtedness, Consolidated First Lien Net Indebtedness and cash and Cash Equivalents on hand of (x) Borrower and its Restricted Subsidiaries, on the one hand, and (y) the Unrestricted Subsidiaries, on the other hand (with Consolidated EBITDA to be determined for such Unrestricted Subsidiaries as if references in the definition of Consolidated EBITDA were deemed to be references to the Unrestricted Subsidiaries).]8

10. [[Attached hereto is a Beneficial Ownership Certification][the following change[s] in the information provided in the Beneficial Ownership Certification most recently delivered pursuant to Section 9.04(m) of the Credit Agreement have occurred resulting in a change to the list of beneficial owners described therein ]]9

11. [Set forth on Schedule 6 to this Compliance Certificate are the calculations of Liquidity (as defined in the May 2026 Conditional Waiver).]10

[6]	Include as applicable if Development Expenses of the type in clause (a) in the definition thereof are being deducted from Consolidated Net Indebtedness, subject to the limitations provided in the definition of “Development Expenses” in the Credit Agreement.

[7]	If cost savings, operating expense reductions, other operating improvements and synergies are included in Line (d) of Annex III of Schedule 1 to this Compliance Certificate, include reasonable detail thereof as Schedule 2 to this Compliance Certificate.

[8]	To be included in the event that, in the aggregate, the Unrestricted Subsidiaries account for greater than 10.0% of the Consolidated EBITDA of Borrower and its Subsidiaries on a consolidated basis with respect to the Test Period ended on the Statement Date.

[9]	To be included only for Compliance Certificates delivered in connection with annual financial statements delivered pursuant to Section 9.04(b) of the Credit Agreement and only if as of such date Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

[10]	To be included during the Covenant Waiver Period (as defined in the May 2026 Conditional Waiver) only.

[Signature Page Follows]

Exhibit U-2

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

BALLY’S CORPORATION

By:
Name:
Title:

[Signature Page to Compliance Certificate]

Exhibit U-3

Schedule 1

to

Compliance Certificate

For the Fiscal Quarter / Fiscal Year ended _________________________ (“Statement Date”) ($ in 000’s)

The “Applicable Test Period” is the four fiscal quarter period ending on the Statement Date.

Section 10.08 – Maximum Consolidated First Lien Net Leverage Ratio:

A.	Consolidated First Lien Net Indebtedness (see Annex I) as of the Statement Date: $____________

B.	Consolidated EBITDA (see Annex III) for the Applicable Test Period: $ ____________________

C.	Consolidated First Lien Net Leverage Ratio (Line I.A ÷ Line I.B): _________________ to 1.00

Maximum permitted:

for ~~the first complete~~any fiscal quarter ending after the ~~Closing~~

~~Date through the fiscal quarter ending December 31, 2022, 5.50:~~

~~1.00; for the fiscal quarter ending March 31, 2023 and~~

~~each~~Amendment No. 3 Extension Effective Date and prior to the consummation of Project Marathon, 4.50: 1.00; and for any

fiscal quarter thereafter, ~~5.00~~4.00: 1.00.~~10~~11

In compliance:	[Yes][No]

[10][11]	The provisions of Section 10.08(a) of the Credit Agreement (and this Schedule I) shall not be applicable to any such fiscal quarter if on the last day of such fiscal quarter the aggregate principal amount of Revolving Loans, Swingline Loans and Letters of Credit (excluding up to $2.5 million of issued and outstanding undrawn Letters of Credit) that are issued and/or outstanding is equal to or less than ~~30~~25% of the Total Revolving Commitments.

Exhibit U-4

Annex I

Consolidated Net Indebtedness and Consolidated First Lien Net Indebtedness as of the Statement Date

(a)	The aggregate amount of all Indebtedness of Borower and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged and any Escrowed Indebtedness) on the Statement Date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of (a) Indebtedness for borrowed money, (b) obligations in respect of Capital Leases, (c) purchase money Indebtedness, (d) Indebtedness evidenced by promissory notes and similar instruments and (e) Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in footnote 11 hereto)~~[11]~~[12]	$[___,____,______ ]
minus

(b)	Unrestricted Cash: the sum of (z) unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries (regardless of whether held in a Collateral Account) plus (y) cash and Cash Equivalents of Borrower and its Restricted Subsidiaries that are restricted in favor of the Obligations (which may include cash and Cash Equivalents securing other Indebtedness secured by Lien on the Collateral); provided, however, that in no event shall Unrestricted Cash be less than zero;	$[___,____,______ ]
minus

(c)	Development Expenses (z) of the type described in clause (a) of the definition of “Development Expenses” set forth in the Credit Agreement and (y) to the extent paid using Unrestricted Cash or the proceeds of Indebtedness that was previously included in clause (a) of the definition of “Development Expenses” set forth in the Credit Agreement, of the type described in clause (b) of the definition of “Development Expenses” set forth in the Credit Agreement (excluding Development Expenses that consist of Unrestricted Cash that was deducted from Consolidated Net Indebtedness pursuant to Line (b) above, if any)~~[12]~~[13]:	$[___,____,______ ]
Consolidated Net Indebtedness:	Difference of (a) - (b) – (c), as adjusted pursuant to footnote 13 hereto~~[13]~~[14] =	$[___,____,______ ]
Consolidated First Lien Net Indebtedness:	Consolidated Net Indebtedness that is secured by any Lien on property or assets of Borrower or any Restricted Subsidiary that is pari passu with, or senior to, the Lien securing the Obligations =	$[___,____,______ ]

[11][12]	Consolidated Net Indebtedness shall not include Contingent Obligations; provided, however, that if and when any Contingent Obligation that does not constitute Consolidated Net Indebtedness is demanded for payment from Borrower or any of its Restricted Subsidiaries, then the amount of such Contingent Obligation shall be included in such calculations of Consolidated Net Indebtedness.

[12][13]	Not to exceed $200.0 million. Subject to the limitations provided in the definition of “Development Expenses” in the Credit Agreement.

13[14]	Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (i) of the definition thereof. The amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than Borrower or any of its Restricted Subsidiaries. The amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Subsidiary of Borrower that is not a Guarantor and which Indebtedness is not guaranteed by any Credit Party in an amount in excess of the proportion of such Indebtedness that would not be so excluded shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (d) thereof.

Exhibit U-5

Annex II

Consolidated Net Income for the Applicable Test Period

(a)		Aggregate of the net income of Borrower and its Restricted Subsidiaries for the Applicable Test Period, on a consolidated basis, determined in accordance with GAAP:~~[14]~~[15]	$[__,__,__]
plus
(b)		The sum of (without duplication, and to the extent deducted in calculating Line (a) above):
	(i)	Any loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale outside the ordinary course of business or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries:	$[__,__,__]
	(ii)	Any extraordinary loss (together with any related provision for taxes thereon):	$[__,__,__]
	(iii)	Any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805:	$[__,__,__]
	(iv)	Any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by the Credit Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, or otherwise in respect of, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments:	$[__,__,__]
	(v)	Any loss due to the cumulative effect of a change in accounting principles:	$[__,__,__]
	(vi)	Any expenses or reserves for liabilities to the extent that Borrower or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements:	$[__,__,__]

[14][15]	The net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to Borrower’s economic ownership interest therein.

Exhibit U-6

	(vii)	Losses, to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence, expenses with respect to liability or casualty events or business interruption:	$[__,__,__]
	(viii)	Losses resulting solely from fluctuations in currency values and the related tax effects, and charges relating to Accounting Standards Codification Nos. 815 and 820:	$[__,__,__]
minus
(c)		The sum of (without duplication):
	(i)	Any gain (together with any related provision for taxes thereon) realized in connection with (i) any asset sale outside the ordinary course of business or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries:	$[__,__,__]
	(ii)	Any extraordinary gain (together with any related provision for taxes thereon):	$[__,__,__]
	(iii)	The net income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event:	$[__,__,__]
	(iv)	The undistributed earnings of any Restricted Subsidiary of Borrower that is not a Guarantor to the extent that, on the date of determination the payment of cash dividends or similar cash distributions by such Restricted Subsidiary (or loans or advances by such subsidiary to any parent company) are not permitted by the terms of any Contractual Obligation (other than under any Credit Document) or Requirement of Law applicable to such Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been waived:	$[__,__,__]
	(v)	Any gain due to the cumulative effect of a change in accounting principles:	$[__,__,__]

Exhibit U-7

(vi)	Gains resulting solely from fluctuations in currency values and the related tax effects, and charges relating to Accounting Standards Codification Nos. 815 and 820:	$[__,__,__]
plus	(without duplication)
(d)	The amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary thereof in respect of the Applicable Test Period by the Persons referred to in Line (c)(iii) above (or to the extent converted into cash):	$[__,__,__]
plus	(without duplication)
(e)	The amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary (not subject to a restriction described in Line (c)(iv) above) thereof in respect of the Applicable Test Period by such Restricted Subsidiaries referred to in Line (c)(iv) above (or to the extent converted into cash):	$[__,__,__]
minus	(without duplication)
(f)	The amount of any liabilities added back pursuant to Line (b)(vi) above during a prior period for which it has been determined during the Applicable Test Period that Borrower or any of its Restricted Subsidiaries is not actually indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to Line (b)(vi) above):	$[__,__,__]
minus
(g)	The amount of any losses added back during a prior period pursuant to Line (b)(vii) above that were not so reimbursed within 365 days:	$[__,__,__]
Consolidated Net Income: (a) + sum of (b)(i) through (b)(viii) – sum of (c)(i) through (c)(vi) + (d) + (e) (f) – (g)~~[15]~~[16] =		$[__,__,__]

[15][16]	Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under any Gaming/Racing Lease (and any Guarantee or support arrangement in respect thereof) in the applicable Test Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under any such Gaming/Racing Lease (and any Guarantee or support arrangement in respect thereof) not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of such Gaming/Racing Lease (and any Guarantee or support arrangement in respect thereof); provided that any “true-up” of rent paid in cash pursuant to such Gaming/Racing Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

Exhibit U-8

Annex III

Consolidated EBITDA for the Applicable Test Period

(a)		Consolidated Net Income for the Applicable Test Period (see Annex II hereto):	$[__,__,__]
plus
(b)		The sum of (without duplication, and in each case to the extent deducted in calculating Consolidated Net Income):
	(i)	Provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes and for state taxes payable in lieu of income taxes of Borrower and its Restricted Subsidiaries for the Applicable Test Period (in each case of this Line (b)(i), other than gaming taxes under Title 29 of the Delaware Code or otherwise in effect in the State of Delaware):	$[__,__,__]
	(ii)	Consolidated Interest Expense (net of interest income (other than interest income in respect of notes receivable and similar items)) of Borrower and its Restricted Subsidiaries for the Applicable Test Period, whether paid or accrued and whether or not capitalized (see Annex IV hereto):	$[__,__,__]
	(iii)	Any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument:	$[__,__,__]
	(iv)	Depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior Test Period):	$[__,__,__]
	(v)	Any Pre-Opening Expenses:	$[__,__,__]
	(vi)	The amount of any restructuring costs, charges, accruals, expenses or reserves (including those relating to severance, relocation costs, contract termination costs and one-time compensation charges), costs and expenses incurred in connection with any non-recurring strategic initiatives, integration costs, referendum costs and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and costs associated with establishing new facilities (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period):	$[__,__,__]

Exhibit U-9

	(vii)	Any unusual or non-recurring costs, charges, accruals, reserves or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business) and non-recurring litigation expenses) (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period):	$[__,__,__]
	(viii)	Any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Acquisition or Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful:	$[__,__,__]
	(ix)	Any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments:	$[__,__,__]
	(x)	License fees paid by Borrower to the State of Delaware as described in Section 4819(d), Title 29 of the Delaware Code;	$[__,__,__]
	(xi)	Any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;	$[__,__,__]
	(xii)	Professional fees paid to consultants to assist the Credit Parties to preserve tax refunds resulting from prior net operating losses;	$[__,__,__]
	(xiii)	To the extent included in calculating such Consolidated Net Income, non-cash items decreasing such Consolidated Net Income for the Applicable Test Period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period (other than amortization of a prepaid cash item that was paid in a prior period), (A) Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period pursuant to Line (c)(iv) below to such extent):	$[__,__,__]
minus

Exhibit U-10

(c)		The sum of each of the following (without duplication):	$[__,__,__]
	(i)	To the extent included in calculating Consolidated Net Income, non-cash items increasing Consolidated Net Income for the Applicable Test Period, other than (A) any non-cash items to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (B) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period:	$[__,__,__]
	(ii)	To the extent included in calculating such Consolidated Net Income, the amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments:	$[__,__,__]
	(iii)	To the extent included in calculating such Consolidated Net Income, any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for the Applicable Test Period:	$[__,__,__]
	(iv)	To the extent not deducted in calculating such Consolidated Net Income, cash payments in such Test Period in respect of non-cash charges Borrower previously elected to add back pursuant to Line (b)(xiii) above:	$[__,__,__]
plus		(without duplication)
(d)		The amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of Borrower) during the Applicable Test Period (or with respect to Specified Transactions, are reasonably expected to be initiated within eighteen (18) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of the Applicable Test Period), net of the amount of actual benefits realized during the Applicable Test Period from such actions:~~[16]~~, [17,18]	$[__,__,__]

16	~~Provided, that, (i) such actions shall be taken within eighteen (18) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (ii) no cost savings, operatingexpense reductions, other operating improvements and synergies shall be added pursuant to this Line (d) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the Applicable Test Period, and (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this Line (d) to the extent more than eighteen (18) months have elapsed after the specified action taken (or in the case of a Specified Transaction, more than eighteen (18) months have elapsed after the date of such Specified Transaction) in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies.~~

17	The aggregate amount of additions made to Consolidated EBITDA for the Applicable Test PeriodProvided, that, (i) such actions shall be taken within eighteen (18) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (ii) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this Line (d) ~~and Section 1.05(c) of the Credit Agreement shall not (i) exceed 25.0% of~~to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the Applicable Test Period ~~(before giving effect to this Line (d) and Section 1.05(c) of the Credit Agreement) or (ii) be duplicative of one another~~, and (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this Line (d) to the extent more than eighteen (18) months have elapsed after the specified action taken (or in the case of a Specified Transaction, more than eighteen (18) months have elapsed after the date of such Specified Transaction) in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies.

18	The aggregate amount of additions made to Consolidated EBITDA for the Applicable Test Period pursuant to this Line (d) and Section 1.05(c) of the Credit Agreement shall not (i) exceed 25.0% of Consolidated EBITDA for the Applicable Test Period (before giving effect to this Line (d) and Section 1.05(c) of the Credit Agreement) or (ii) be duplicative of one another.

Exhibit U-11

plus	(without duplication)
(e)	To the extent not included in Consolidated Net Income or, if otherwise excluded from Consolidated EBITDA due to the operation of Line (c)(iii) above, the amount of insurance proceeds received during the Applicable Test Period or after the Applicable Test Period and on or prior to the date the calculation is made with respect to the Applicable Test Period, attributable to any property which has been closed or had operations curtailed for the Applicable Test Period:~~[18]~~[19]	$[__,__,__]
plus	(without duplication)
(f)	Cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in the Applicable Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to Line (c) above for any previous Test Period and not added back:	$[__,__,__]
Consolidated EBITDA:~~19,~~ [20,21] (a) + sum of (b)(i) through (b)(xiii) – sum of (c)(i) through (c)(iv) + (d) + (e) + (f) =		$[__,__,__]

[19]	~~Consolidated EBITDA shall be further adjusted (without duplication) pursuant to clauses (A) through (H) of the definition thereof in the Credit Agreement.~~

[20]	Consolidated EBITDA shall be ~~deemed to be $152.2 million for the fiscal quarter ended on June 30, 2020; $162.3 million for the fiscal quarter ended on September 30, 2020; $148.5 million for the fiscal quarter ended on December 31, 2020; and $163.4 million for the fiscal quarter ended March 31, 2021.~~further adjusted (without duplication) pursuant to clauses (A) through (H) of the definition thereof in the Credit Agreement.

21	Consolidated EBITDA shall be deemed to be $152.2 million for the fiscal quarter ended on June 30, 2020; $162.3 million for the fiscal quarter ended on September 30, 2020; $148.5 million for the fiscal quarter ended on December 31, 2020; and $163.4 million for the fiscal quarter ended March 31, 2021.

Exhibit U-12

Annex IV

Consolidated Interest Expense for the Applicable Test Period Consolidated Interest Expense

(a)	Interest expense of Borrower and its Restricted Subsidiaries for the Applicable Test Period as determined on a consolidated basis in accordance with GAAP:	$[__,__,__]
plus
(b)	To the extent deducted in arriving at Consolidated Net Income for the Applicable Test Period and without duplication, the sum of:	$[__,__,__]
(i)	The interest portion of payments on Capital Leases:	$[__,__,__]
(ii)	Amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs:	$[__,__,__]
(iii)	Arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums:	$[__,__,__]
(iv)	Commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing:	$[__,__,__]
(v)	Interest with respect to Indebtedness that has been Discharged and any Escrowed Indebtedness:	$[__,__,__]
(vi)	The accretion or accrual of discounted liabilities during such period:	$[__,__,__]
(vii)	Interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments:	$[__,__,__]
(viii)	Net payments made under Swap Contracts relating to interest rates with respect to the Applicable Test Period:	$[__,__,__]
(ix)	Any costs associated with breakage in respect of hedging agreements for interest rates:	$[__,__,__]
(x)	All interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP:	$[__,__,__]
(xi)	Fees and expenses associated with the consummation of the Transactions:	$[__,__,__]
(xii)	Annual or quarterly agency and trustee fees paid to Administrative Agent and the agent or trustee under any other Indebtedness permitted under the Credit Agreement:	$[__,__,__]
(xiii)	Costs and fees associated with obtaining Swap Contracts and fees payable thereunder:	$[__,__,__]
Consolidated Interest Expense: (a) + sum of (b)(i) through (b)(xiii) =		$[__,__,__]

Exhibit U-13

[Schedule 2

to

Compliance Certificate]

[To describe cost savings, operating expense reductions, other operating improvements and synergies in reasonable detail if applicable]

Exhibit U-14

[Schedule 3

to

Compliance Certificate]

[To describe Specified 10.04(k) Investment Returns designated during the Applicable Test Period]

Exhibit U-15

Schedule 4

to

Compliance Certificate

Initial Restricted Payment Base Amount

(a)	The greater of $~~156.6~~16.3 million and ~~25~~10.0% of Consolidated EBITDA calculated at the time of such determination on a Pro Forma Basis as of the end of the Applicable Test Period:	$[__,__,__]
minus
(b)	The amount of Investments made after February 11, 2026 under Section 10.04(k)(ii) of the Credit Agreement on or prior to the Applicable Test Period:	$[__,__,__]
minus
(c)	The amount of Restricted Payments made after February 11, 2026 under Section 10.06(i) of the Credit Agreement on or prior to the Applicable Test Period:	$[__,__,__]
minus
(d)	The amount of Junior Prepayments made after February 11, 2026 under Section 10.09(a)(i) of the Credit Agreement on or prior to the Applicable Test Period:	$[__,__,__]
Initial Restricted Payment Base Amount: (a) - (b) - (c) - (d):		$[__,__,__]

Description of each of the items set forth in Lines (b), (c) and (d) above:

[__________]

Exhibit U-16

Schedule [5]

to

Compliance Certificate

Unrestricted Subsidiary Calculations

Exhibit U-17

[Schedule 6
to

Compliance Certificate]

(a)	Unrestricted Cash	$[ _____,_______, ]
plus
(b)	Unutilized R/C Commitments of all Revolving Lenders	$[ _____,_______, ]
Liquidity		$[ _____,_______, ][22]

[22]	As of the last day of each fiscal quarter during the Covenant Waiver Period, Liquidity shall not be less than (x) for the fiscal quarters ending March 31, 2026, June 30, 2026 and September 30, 2026, $325.0 million and (y) for the fiscal quarter ending December 31, 2026, $300.0 million.

Exhibit U-18